Jason Duffy
Vice President

Insurance & Risk Management
FMR LLC
88 Black Falcon, First Floor, East Side, STE 167, V7E,
Boston, MA, 02210
Phone: 617-563-9480
jason.duffy@fmr.com

Fidelity INVESTMENTS

June 23, 2021

U.S. Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, NW
Washington, DC 20543

RE: Fidelity Investments Mutual Funds (FMR LLC)
Rule 17g Compliance Filing
Fidelity Bond Coverage Period: July 1, 2020 – July 1, 2021

To Whom It May Concern:

We submit the following excess bond policies on behalf of Fidelity Investments Mutual Funds for $50,000,000 excess of $100,000,000 in coverage:

American International Reinsurance Company, LTD.
Policy No: 33089944 (Equity and High Income Funds)
Policy No: 33089946 (Fixed Income & Asset Allocation Funds)
Participation: $6M part of $50M x $100M

XL Specialty Insurance Company
Policy No: ELU168506-20 (Equity and High Income Funds)
Policy No: ELU168490-20 (Fixed Income & Asset Allocation Funds)
Participation: $5M part of $50M x $100M

Ironshore Insurance Services
Policy No: FI4NAB095D001 (Equity and High Income Funds)
Policy No: FI4NAB095H001 (Fixed Income & Asset Allocation Funds)
Participation: $5M part of $50M x $100M

Freedom Specialty Insurance Company
Policy No: XJO2008785 (Equity and High Income Funds)
Policy No: XJO2008786 (Fixed Income & Asset Allocation Funds)
Participation: $10M part of $50M x $100M

Twin City Fire Insurance Co. (The Hartford)
Policy No: 08 FI 0252161-20 (Equity and High Income Funds)
Policy No: 08 FI 0252157-20 (Fixed Income & Asset Allocation Funds)
Participation: $10M part of $50M x $100M

Houston Casualty Company
Policy No: 24-MGU-20-A49810 (Equity and High Income Funds)
Policy No: 24-MGU-19-A49807 (Fixed Income & Asset Allocation Funds)
Participation: $8M part of $50M x $100M

London: Antares AUL 1274
Policy No: B080113016P20 (Equity and High Income Funds)
Policy No: B080113012P20 (Fixed Income & Asset Allocation Funds)
Participation: $6M part of $50M x $100M

The lead bond insurance policy, statement confirming payment of premiums, resolution of a majority of independent trustees approving coverage, joint insured bond statement and the Fidelity Bond Insurance Recovery Agreement have been submitted. The accession number is 0000880195-21-000029.

Sincerely,

Jason R. Duffy

Enc.

POLICYHOLDER NOTICE

In accordance with American International Reinsurance Company, Ltd’s Customer Complaint Handling Policy, if there is ever an occasion when our service does not meet your expectations please contact us using the appropriate contact details below and provide the Policy Number and the name of the Policyholder/Insured to help us address your complaint expeditiously. Any complaint should be sent to:

AIG Bermuda Compliance
27 Richmond Road,
Pembroke HM 08
Bermuda
Email: aigbermudacompliance@aig.com

We will promptly acknowledge the complaint and review the facts and circumstances to determine the appropriate resolution as soon as reasonably practicable.

American International Reinsurance Company, Ltd.

27 Richmond Road
Pembroke HM 08, Bermuda
Telephone Number: 441-295-7827
Facsimile Number: 441-292-8099

PREMIER EXCESS II

NOTICES: DEPENDING ON THE TERMS, CONDITIONS AND EXCLUSIONS OF THE FOLLOWED POLICY, THIS POLICY (1) MAY ONLY PROVIDE COVERAGE FOR LOSS FROM CLAIMS FIRST MADE OR FIRST MADE AND REPORTED DURING ITS

POLICY PERIOD; (2) MAY HAVE ITS LIMITS OF LIABILITY REDUCED BY THE PAYMENT OF DEFENSE COSTS AND/OR CLAIMS EXPENSES; AND (3) MAY NOT IMPOSE A DUTY TO DEFEND ON THE INSURER. PLEASE READ THE FOLLOWED

POLICY AND THIS POLICY CAREFULLY AND DISCUSS THE COVERAGE PROVIDED THEREUNDER AND HEREUNDER WITH

YOUR INSURANCE AGENT OR BROKER.

DECLARATIONS

POLICY NUMBER: 33089944

ITEM 1:	NAMED INSURED:	Fidelity Equity and High Income Funds
	NAMED INSURED ADDRESS:	c/o FMR LLC
200 Summer Street
Mailzone V7E
Boston, MA 02210
U.S.A.

ITEM 2:	POLICY PERIOD: July 1, 2020 to July 1, 2021
(12:01 a.m. Standard/Prevailing time at the address stated in Item 1)

ITEM 3:	LIMIT OF LIABILITY: $6,000,000 Part of $50,000,000 U.S. dollars in the aggregate
EXCESS OF TOTAL UNDERLYING LIMITS OF: $100,000,000 U.S. dollars

ITEM 4:	UNDERLYING POLICIES:

INSURER:		POLICY NUMBER:		UNDERLYING LIMIT:	POLICY PERIOD:
PRIMARY POLICY:
National Union Fire Insurance Company		01-436-46-90		$15,000,000	07/01/2020 to 07/01/2021
of Pittsburgh, Pa.
EXCESS POLICIES:
Federal Insurance Company		82484869		$10,000,000 Excess of	07/01/2020 to 07/01/2021
$15,000,000
Everest Reinsurance Company		FL5FD00012-201		$10,000,000 Excess of	07/01/2020 to 07/01/2021
$25,000,000
ICI Mutual Insurance Company		87153320	B	$15,000,000 Excess of	07/01/2020 to 07/01/2021

ITEM 5: PREMIUM: $17,814		U.S. dollars
103287	(03 10)		Page 1 of 2

AMERICAN INTERNATIONAL REINSURANCE COMPANY, LTD.
27 Richmond Road
Pembroke, HM08
Bermuda

  All rights reserved.

ITEM 6: ADDRESSES FOR ALL NOTICES UNDER THIS POLICY:

A. Claims Address:	Via e-mail to:	fl_catexcessclaims@aig.com; or
	Via Easy-Link Fax:	866.230.8517
	Via mail to:	AIG Property Casualty
Financial Lines Claims – Cat Excess Liability
PO Box 25947
Shawnee Mission, KS 66225

B. Insurer Address:	27 Richmond Road, Pembroke HM 08, Bermuda

ITEM 7:	ENDORSEMENTS EFFECTIVE AT INCEPTION:

NUMBER	TITLE	FORM NUMBER
1	Economic Sanctions Endorsement	117163
2	Quota Share Participation Endorsement	103303
3	Tie-In of Limits Endorsement	Manuscript
4	Amendment to IV Rights Endorsement	Manuscript
5	Fidelity Special Amendatory Endorsement	Manuscript

ITEM 8:	BROKER:	Willis (Bermuda) Limited
	BROKER ADDRESS:	Wellesley House
90 Pitts Bay Road
Pembroke HM08

103287 (03 10)

AMERICAN INTERNATIONAL REINSURANCE COMPANY, LTD.

27 Richmond Road Pembroke, HM08 Bermuda

  All rights reserved.

PREMIER EXCESS II

In consideration of premium paid, the Insurer, the Named Insured and all insureds under this Policy (Named Insured and all insureds under this Policy are, collectively, the “Insureds”) agree as follows:

I. INSURING AGREEMENT

This Policy shall provide coverage in accordance with the same terms, conditions and exclusions of the Followed Policy, as modified by and subject to the terms, conditions and exclusions of this Policy. Notwithstanding the foregoing, this Policy shall not provide coverage broader than that provided by any Underlying Policy, or any policy issued by any participating quota share insurer, unless such broader coverage is specifically agreed to herein or in a written endorsement attached hereto.

II. LIMIT OF LIABILITY AND EROSION RECOGNITION

The Limit of Liability is the aggregate limit of the Insurer's liability for all coverage under this Policy. The Insurer’s coverage obligations under this Policy attach to the Insurer only after the Total Underlying Limits have been exhausted through payments of covered loss by, on behalf of or in the place of the Underlying Insurers pursuant to the terms and conditions of the Underlying Policies. This Policy shall continue in force as primary insurance only upon the exhaustion of the Total Underlying Limits and satisfaction of any applicable retention by reason of such payments. This Policy shall recognize erosion of an Underlying Limit of an Underlying Policy through payment of covered loss by others pursuant to the terms and conditions of the Underlying Policy. Payments made under any amendatory endorsement required by any jurisdiction in the United States of America (“U.S.A.”) or sub-limit of liability shall be deemed to apply toward exhaustion of the limits of liability of the Underlying Policies, but this Policy shall not follow such amendatory endorsement or sub-limit of liability. The risk of uncollectibility of any part of the Total Underlying Limits, for any reason, is expressly retained by the Insureds, and is neither insured under this Policy nor assumed by the Insurer.

III. NOTICES

Where the Followed Policy requires or permits notice to that insurer, the Insureds have the same obligations to notify, and the Insurer has the same rights to notification under this Policy, except that with respect to this Policy, any notice to the Insurer must be directed as follows: (i) for notices of claims and/or circumstances, by mail or e-mail to the Claims Address; and (ii) for all other notices, by mail to the Insurer Address.

IV. RIGHTS

The Insurer shall have the same rights, privileges and protections afforded to the insurer of the Followed Policy in accordance with the terms, conditions and exclusions of the Followed Policy. The Insurer shall maintain full and complete claims control as respects its portion of any claim or loss arising under this Policy. The Insurer shall also have the right, in its sole discretion, but not the obligation, to effectively associate with the Insureds in the defense and settlement of any claim that appears to be reasonably likely to involve the Insurer. The Insureds shall provide the Insurer with such information and cooperation as the Insurer may reasonably request and shall not do anything that prejudices the Insurer’s position or potential rights of recovery, including, but not limited to, terminating any Underlying Policy.

V. RELIANCE

The Insurer has issued this Policy in reliance upon the completeness and accuracy of the applications, warranty statements, the binders for the Underlying Policies, any attachments thereto and any other information submitted, the entirety of which shall be deemed attached hereto and made a part hereof.

VI. CHANGES AND CANCELLATION

If, subsequent to the issuance of the Followed Policy, the terms, conditions or exclusions of an Underlying Policy are modified, the Insureds must notify the Insurer in writing, as soon as practicable, of such modifications. If such modifications: (i) expand the coverage of an Underlying Policy, (ii) change the policyholder name or address, or (iii) modify premium, this Policy shall not follow those changes unless the Insurer agrees to such modification in writing, which shall be at the sole discretion of the Insurer. The Named Insured agrees to pay any additional premium the Insurer may require for such modification(s). This Policy shall follow the cancellation terms of the Followed Policy except that in the event the Insurer cancels this Policy for non-payment of premium, this Policy shall be void as of the inception date of the Policy Period.

103288(3/10)

1 of 2

AMERICAN INTERNATIONAL REINSURANCE COMPANY, LTD.
27 Richmond Road
Pembroke, HM08
Bermuda

  All rights reserved.

PREMIER EXCESS II POLICY - Continued

VII. CHOICE OF LAW

The following shall always apply to this Policy:

A.	the procedural law of the venue selected under Clause VIII. ARBITRATION, Sub-Clause C. 1. or C. 2., below; and
B.	Clause IX. PUNITIVE DAMAGES, below, shall be construed and enforced solely in accordance with the laws of Bermuda.
VIII.	ARBITRATION
	A.	It is agreed that any dispute arising out of or in connection with this Policy, including any question regarding its
		existence,	interpretation, validity or termination, shall be referred to and fully and finally resolved solely by arbitration.
	B.	This Policy shall follow the terms of the Followed Policy with respect to arbitration only when said terms require the
		dispute	to proceed either in Hamilton, Bermuda, London, England, or Toronto or Vancouver, Canada.
	C.	In the event the Followed Policy does not provide for arbitration in the locations set forth in Sub-Clause B., above,
		the	arbitration shall take place in one of the following venues:
		1.	Hamilton, Bermuda under the Bermuda International Conciliation and Arbitration Act 1993 (exclusive of the Conciliation Part of such Act), as may be amended and supplemented, which Act is deemed incorporated by reference hereto; or
		2.	London, England or Toronto or Vancouver, Canada under the English Arbitration Act 1996, as may be amended and supplemented, which Act is deemed incorporated by reference hereto.
	D.	Where an Insured and the Insurer are parties to the dispute, the Insured shall make the selection referenced in
		Sub-Clause	C., above. Where the Insurer and a party deriving rights through or asserting rights on behalf of an
		Insured	are parties to the dispute, the Insurer shall make the selection referenced in Sub-Clause C., above.
	E.	The number of arbitrators shall be three (such arbitrators are, collectively, the “Arbitration Board”).
	F.	Each party shall bear the costs of its own arbitrator. The remaining cost of arbitration shall be borne equally by the parties.
	G.	All awards made by the Arbitration Board shall be final and no right of appeal shall lie from any award rendered by
		the	Arbitration Board.
IX.	PUNITIVE DAMAGES

This Policy shall cover punitive damages to the same extent punitive damages are covered under the Followed Policy. However, if the coverage provision for punitive damages of any Underlying Policy is solely contingent on the insurability of such damages under applicable law, then this Policy shall provide coverage for punitive damages.

X. SERVICE OF SUIT AND JURISDICTION

Notwithstanding any provision of the Followed Policy or any Underlying Policy, this Policy shall not conform to the law of any jurisdiction in the U.S.A. The Insurer does not consent to the service of suit in the U.S.A. or the jurisdiction of any federal, territorial or state court in the U.S.A.

Solely for the purpose of effectuating arbitration under Clause VIII. ARBITRATION, above, or enforcing an award entered in such arbitration, the Insurer, at the request of the Insured, will submit to the jurisdiction of a court of competent jurisdiction within the U.S.A. and will comply with all requirements necessary to give such court jurisdiction. Nothing in this Clause X. SERVICE OF SUIT AND JURISDICTION, constitutes, or should be understood to constitute, a waiver of the Insurer’s rights to commence a suit in any court of competent jurisdiction in the U.S.A, to remove a suit to a United States District Court, or to seek a transfer of a suit to another court as permitted by the laws of the U.S.A. or any jurisdiction in the U.S.A. It is further agreed that service of process in such suit may be made upon the Insurer’s General Counsel at 175 Water Street, 18th Floor, New York, New York 10038, and that in any suit instituted against the Insurer to effectuate arbitration or enforce an award entered in such arbitration, both of which solely as provided for under Clause VIII. ARBITRATION, above, the Insurer will abide by the final decision of such court or of any appellate court in the event of any appeal. Further, pursuant to any statute of any jurisdiction in the U.S.A. that makes provision therefor, the Insurer hereby designates the Superintendent, Commissioner, or Director of Insurance, or other officer specified for that purpose in the statute, or his or her successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any suit instituted by the Insured within the scope of this CLAUSE X. SERVICE OF SUIT AND JURISDICTION, and hereby designates the above referenced General Counsel as the person to whom the said officer is authorized to mail such process or a true copy thereof.

IN WITNESS WHEREOF, the Insurer has caused this Policy to be signed by its Authorized Representative.

103288(3/10)

2 of 2

  All rights reserved.

ENDORSEMENT # 1

This endorsement, effective July 1, 2020 (at 12:01 a.m. Prevailing Time at the address shown in Item 1 of the Declarations)

forms a part of Policy No. 33089944 issued to Fidelity Equity and High Income Funds by American International Reinsurance Company, Ltd.

ECONOMIC SANCTIONS ENDORSEMENT

It is hereby agreed that this Policy, Memorandum of Insurance or Certificate is amended by the addition of the following:

The Insurer, Company or Reinsurer (hereinafter “Insurer”) shall not be deemed to provide cover and the Insurer shall not be liable to pay any claim or provide any benefit hereunder to the extent that the provision of such cover, payment of such claim or provision of such benefit would expose the Insurer, its parent company or its ultimate controlling entity to any sanction, prohibition or restriction under United Nations resolutions or the trade or economic sanctions, laws or regulations of the European Union or the United States of America.

All other terms, conditions and exclusions remain unchanged.

__________________________________________
AUTHORIZED REPRESENTATIVE

117163 (12/13)

AMERICAN INTERNATIONAL REINSURANCE COMPANY, LTD.

27 Richmond Road Pembroke, HM08 Bermuda

©All rights reserved.

ENDORSEMENT # 2
This endorsement, effective July 1, 2020 (at 12:01 a.m. Prevailing Time at the address shown in Item 1 of the
Declarations)
forms a part of Policy No. 33089944 issued to Fidelity Equity and High Income Funds by American International Reinsurance Company, Ltd.

QUOTA SHARE PARTICIPATION ENDORSEMENT
In consideration of the premium paid, it is hereby understood and agreed that Item 3: Limit of Liability of the
Declarations is deleted and replaced with the following:
ITEM 3. LIMIT OF LIABILITY: US$6,000,000 quota share part of US$50,000,000 excess of
US$100,000,000 aggregate for all Coverages combined (including Defense Costs).
It is further understood and agreed that Section II. TERMS AND CONDITIONS, Clause C. FOLLOWING FORM,
paragraph 2 is amended by the addition of the following:

This Policy shall pay only 12% of all covered Loss excess of US$100,000,000 subject to a maximum aggregate Limit of Liability of US$6,000,000. The obligation of American International Reinsurance Company, Ltd. to pay for Loss is several and not joint of the obligation of any other participating quota share insurer or any other insurer.

All other terms, conditions and exclusions remain unchanged.

103303(11/09)

AMERICAN INTERNATIONAL REINSURANCE COMPANY, LTD.

27 Richmond Road Pembroke, HM08 Bermuda

  All rights reserved.

ENDORSEMENT # 3

This endorsement, effective July 1, 2020 (at 12:01 a.m. Prevailing Time at the address shown in Item 1 of the Declarations)

forms a part of Policy No. 33089944 issued to Fidelity Equity and High Income Funds by American International Reinsurance Company, Ltd.

TIE-IN LIMITS ENDORSEMENT

In consideration of the premium charged, it is hereby understood and agreed that the combined Limits of Liability of the Insurer for all claims both under this Policy, and also under Policy No. 33089945 issued to Fidelity Equity and High Income Funds by American International Reinsurance Company, Ltd., shall be $6,000,000.

Accordingly, the Limits of Liability for Loss under this Policy shall be reduced by Loss incurred under Policy No. 33089945 because the Limits of Liability under Policy No. 33089945 are part of and not in addition to the Limits of Liability of this Policy.

Nothing in this endorsement shall be construed to increase the Insurer’s Limits of Liability set for in the Declarations page of Policy No. 33089945 which shall remain the maximum liability of the Insurer for claims under such Policy, or the Insurer’s Limits of Liability under this Policy as set forth in Item 3 of the Declarations, which shall remain the maximum liability of the Insurer for claims under this Policy.

It is further understood and agreed that the Insurer shall not recognize any erosion of the Underlying Limits due to Loss paid by any Underlying Insurers under such insurer’s respective Underlying Policy, as a result of the operation of this Tie-In Limits Endorsement or similar Tie-In Limits endorsement of any Underlying Insurers.

All other terms, conditions and exclusions remain unchanged.

Manuscript

AMERICAN INTERNATIONAL REINSURANCE COMPANY, LTD.

27 Richmond Road Pembroke, HM08 Bermuda

  All rights reserved.

ENDORSEMENT # 4

This endorsement, effective July 1, 2020 (at 12:01 a.m. Prevailing Time at the address shown in Item 1 of the Declarations)

forms a part of Policy No. 33089944 issued to Fidelity Equity and High Income Funds by American International Reinsurance Company, Ltd.

AMEND SECTION IV. RIGHTS ENDORSEMENT

It is hereby understood and agreed that Section IV. RIGHTS is deleted and replaced with the following:

IV. RIGHTS

The Insurer shall have the same rights, privileges and protections afforded to the insurer of the Followed Policy in accordance with the terms, conditions and exclusions of the Followed Policy. The Insurer shall maintain full and complete claims control as respects its portion of any claim or loss arising under this Policy. The Insurer shall also have the right, in its sole discretion, but not the obligation, to effectively associate with the Insureds in the defense and settlement of any claim that appears to be reasonably likely to involve the Insurer. The Insureds shall provide the Insurer with such information and cooperation as the Insurer may reasonably request and shall not do anything that prejudices the Insurer’s position or potential rights of recovery, including, but not limited to, terminating any Underlying Policy. However, the failure of an Insured to comply with this provision shall not impair another Insured Person’s right to coverage.

All other terms, conditions and exclusions remain unchanged.

Manuscript

AMERICAN INTERNATIONAL REINSURANCE COMPANY, LTD.

27 Richmond Road Pembroke, HM08 Bermuda

  All rights reserved.

ENDORSEMENT # 5

This endorsement, effective July 1, 2020 (at 12:01 a.m. Prevailing Time at the address shown in Item 1 of the Declarations)

forms a part of Policy No. 33089944 issued to Fidelity Equity and High Income Funds by American International Reinsurance Company, Ltd.

FIDELITY SPECIAL AMENDATORY ENDORSEMENT

In consideration of the premium charged, it is hereby understood and agreed that this policy is amended as follows:

1.	Clause I. INSURING AGREEMENT is deleted in its entirety and replaced with the following:
	I.	INSURING AGREEMENT
	This	Policy shall provide coverage in accordance with the same terms, conditions and exclusions of the Followed
	Policy,	as modified by and subject to the terms, conditions and exclusions of this Policy.
2.	Clause II. LIMIT OF LIABILITY AND EROSION RECOGNITION is deleted in its entirety and replaced with the following:
	II.	LIMIT OF LIABILITY AND EROSION RECOGNITION
	The	Limit of Liability is the aggregate limit of the Insurer's liability for all coverage under this Policy. The Insurer’s
	coverage	obligations under this Policy attach to the Insurer only after the Total Underlying Limits have been
	exhausted	through payments by, on behalf of or in the place of the Underlying Insurers of covered Loss under
	the	Underlying Policies. This Policy shall continue in force as primary insurance only upon the exhaustion of the
	Total	Underlying Limits and satisfaction of any applicable retention by reason of such payments. This Policy
	shall	recognize erosion of an Underlying Limit of an Underlying Policy through payment by others of covered
	Loss	under the Underlying Policies. Payments made under any amendatory endorsement required by any
	jurisdiction	in the United States of America (“U.S.A.”) or sub-limit of liability shall be deemed to apply toward
	exhaustion	of the limits of liability of the Underlying Policies, but this Policy shall not follow such amendatory
	endorsement	or sub-limit of liability. The risk of uncollectibility of any part of the Total Underlying Limits, for any
	reason,	is expressly retained by the Insureds, and is neither insured under this Policy nor assumed by the
Insurer.
3.	Clause V. RELIANCE is deleted in its entirety and replaced with the following
	V.	RELIANCE
	The	Insurer has issued this Policy in reliance upon the completeness and accuracy of the applications, warranty
	statements,	the binders for the Underlying Policies, any attachments thereto and any other information
	submitted,	the entirety of which shall be deemed attached hereto and made a part hereof, subject to any
	severability	provision in the Followed Policy.

All other terms, conditions and exclusions remain unchanged.

__________________________________________
AUTHORIZED REPRESENTATIVE

Manuscript

AMERICAN INTERNATIONAL REINSURANCE COMPANY, LTD.

27 Richmond Road Pembroke, HM08 Bermuda

©All rights reserved.

POLICYHOLDER NOTICE

In accordance with American International Reinsurance Company, Ltd’s Customer Complaint Handling Policy, if there is ever an occasion when our service does not meet your expectations please contact us using the appropriate contact details below and provide the Policy Number and the name of the Policyholder/Insured to help us address your complaint expeditiously. Any complaint should be sent to:

AIG Bermuda Compliance
27 Richmond Road,
Pembroke HM 08
Bermuda
Email: aigbermudacompliance@aig.com

We will promptly acknowledge the complaint and review the facts and circumstances to determine the appropriate resolution as soon as reasonably practicable.

American International Reinsurance Company, Ltd.

27 Richmond Road
Pembroke HM 08, Bermuda
Telephone Number: 441-295-7827
Facsimile Number: 441-292-8099

PREMIER EXCESS II

NOTICES: DEPENDING ON THE TERMS, CONDITIONS AND EXCLUSIONS OF THE FOLLOWED POLICY, THIS POLICY (1) MAY ONLY PROVIDE COVERAGE FOR LOSS FROM CLAIMS FIRST MADE OR FIRST MADE AND REPORTED DURING ITS

POLICY PERIOD; (2) MAY HAVE ITS LIMITS OF LIABILITY REDUCED BY THE PAYMENT OF DEFENSE COSTS AND/OR CLAIMS EXPENSES; AND (3) MAY NOT IMPOSE A DUTY TO DEFEND ON THE INSURER. PLEASE READ THE FOLLOWED

POLICY AND THIS POLICY CAREFULLY AND DISCUSS THE COVERAGE PROVIDED THEREUNDER AND HEREUNDER WITH

YOUR INSURANCE AGENT OR BROKER.

			DECLARATIONS

POLICY NUMBER: 33089946

ITEM 1:	NAMED INSURED:		Fidelity Fixed Income and Asset Allocation Funds
	NAMED INSURED ADDRESS:		c/o FMR LLC
			200 Summer Street
			Mail Zone V7E
			Boston, MA 02210
			U.S.A.

ITEM 2:	POLICY PERIOD: July 1, 2020 to July 1, 2021
(12:01 a.m. Standard/Prevailing time at the address stated in Item 1)

ITEM 3:	LIMIT OF LIABILITY: $6,000,000 Part of $50,000,000 U.S. dollars in the aggregate
EXCESS OF TOTAL UNDERLYING LIMITS OF: $100,000,000 U.S. dollars

ITEM 4:	UNDERLYING POLICIES:

INSURER:			POLICY NUMBER:		UNDERLYING LIMIT:	POLICY PERIOD:
PRIMARY POLICY:
National Union Fire Insurance Company			01-436-46-90		$15,000,000	07/01/2020 to 07/01/2021
of Pittsburgh, Pa.
EXCESS POLICIES:
Federal Insurance Company			82484869		$10,000,000 Excess of	07/01/2020 to 07/01/2021
					$15,000,000
Everest Reinsurance Company			FL5FD00012-201		$10,000,000 Excess of	07/01/2020 to 07/01/2021
					$25,000,000
ICI Mutual Insurance Company			87153320	B	$15,000,000 Excess of	07/01/2020 to 07/01/2021
					$35,000,000
Allied World Assurance Company, AG			C014840/010		$15,000,000 Excess of	07/01/2020 to 07/01/2021
					$50,000,00
Travelers Casualty and Surety Company			106547262		$10,000,000 Excess of	07/01/2020 to 07/01/2021
of America					$65,000,000
Continental Insurance Company			287042220		$10,000,000 Excess of	07/01/2020 to 07/01/2021
					$75,000,000
Quota Share Layer of $15,000,000 (*)					Excess of $85,000,000
*Starr Indemnity & Liability Company			1000059071201		$10,000,000	07/01/2020 to 07/01/2021
*AXIS Insurance Company			P-001-000158021-01		$5,000,000	07/01/2020 to 07/01/2021
FOLLOWED POLICY:
National Union Fire Insurance Company			01-436-46-90		$15,000,000	07/01/2020 to 07/01/2021
of Pittsburgh, Pa.

ITEM 5:	PREMIUM: $17,814 U.S. dollars
103287		(03 10)	Page 1 of 2

AMERICAN INTERNATIONAL REINSURANCE COMPANY, LTD.
27 Richmond Road
Pembroke, HM08
Bermuda

  All rights reserved.

ITEM 6: ADDRESSES FOR ALL NOTICES UNDER THIS POLICY:

A. Claims Address:	Via e-mail to:	fl_catexcessclaims@aig.com; or
	Via Easy-Link Fax:	866.230.8517
	Via mail to:	AIG Property Casualty
Financial Lines Claims – Cat Excess Liability
PO Box 25947
Shawnee Mission, KS 66225

B. Insurer Address:	27 Richmond Road, Pembroke HM 08, Bermuda

ITEM 7:	ENDORSEMENTS EFFECTIVE AT INCEPTION:

NUMBER	TITLE	FORM NUMBER
1	Economic Sanctions Endorsement	117163
2	Quota Share Participation Endorsement	103303
3	Tie-In of Limits Endorsement	Manuscript
4	Amendment to IV Rights Endorsement	Manuscript
5	Fidelity Special Amendatory Endorsement	Manuscript

ITEM 8:	BROKER:	Willis (Bermuda) Limited
	BROKER ADDRESS:	Wellesley House
90 Pitts Bay Road
Pembroke HM08

103287 (03 10)

AMERICAN INTERNATIONAL REINSURANCE COMPANY, LTD.
27 Richmond Road
Pembroke, HM08
Bermuda

  All rights reserved.

PREMIER EXCESS II

In consideration of premium paid, the Insurer, the Named Insured and all insureds under this Policy (Named Insured and all insureds under this Policy are, collectively, the “Insureds”) agree as follows:

I. INSURING AGREEMENT

This Policy shall provide coverage in accordance with the same terms, conditions and exclusions of the Followed Policy, as modified by and subject to the terms, conditions and exclusions of this Policy. Notwithstanding the foregoing, this Policy shall not provide coverage broader than that provided by any Underlying Policy, or any policy issued by any participating quota share insurer, unless such broader coverage is specifically agreed to herein or in a written endorsement attached hereto.

II. LIMIT OF LIABILITY AND EROSION RECOGNITION

The Limit of Liability is the aggregate limit of the Insurer's liability for all coverage under this Policy. The Insurer’s coverage obligations under this Policy attach to the Insurer only after the Total Underlying Limits have been exhausted through payments of covered loss by, on behalf of or in the place of the Underlying Insurers pursuant to the terms and conditions of the Underlying Policies. This Policy shall continue in force as primary insurance only upon the exhaustion of the Total Underlying Limits and satisfaction of any applicable retention by reason of such payments. This Policy shall recognize erosion of an Underlying Limit of an Underlying Policy through payment of covered loss by others pursuant to the terms and conditions of the Underlying Policy. Payments made under any amendatory endorsement required by any jurisdiction in the United States of America (“U.S.A.”) or sub-limit of liability shall be deemed to apply toward exhaustion of the limits of liability of the Underlying Policies, but this Policy shall not follow such amendatory endorsement or sub-limit of liability. The risk of uncollectibility of any part of the Total Underlying Limits, for any reason, is expressly retained by the Insureds, and is neither insured under this Policy nor assumed by the Insurer.

III. NOTICES

Where the Followed Policy requires or permits notice to that insurer, the Insureds have the same obligations to notify, and the Insurer has the same rights to notification under this Policy, except that with respect to this Policy, any notice to the Insurer must be directed as follows: (i) for notices of claims and/or circumstances, by mail or e-mail to the Claims Address; and (ii) for all other notices, by mail to the Insurer Address.

IV. RIGHTS

The Insurer shall have the same rights, privileges and protections afforded to the insurer of the Followed Policy in accordance with the terms, conditions and exclusions of the Followed Policy. The Insurer shall maintain full and complete claims control as respects its portion of any claim or loss arising under this Policy. The Insurer shall also have the right, in its sole discretion, but not the obligation, to effectively associate with the Insureds in the defense and settlement of any claim that appears to be reasonably likely to involve the Insurer. The Insureds shall provide the Insurer with such information and cooperation as the Insurer may reasonably request and shall not do anything that prejudices the Insurer’s position or potential rights of recovery, including, but not limited to, terminating any Underlying Policy.

V. RELIANCE

The Insurer has issued this Policy in reliance upon the completeness and accuracy of the applications, warranty statements, the binders for the Underlying Policies, any attachments thereto and any other information submitted, the entirety of which shall be deemed attached hereto and made a part hereof.

VI. CHANGES AND CANCELLATION

If, subsequent to the issuance of the Followed Policy, the terms, conditions or exclusions of an Underlying Policy are modified, the Insureds must notify the Insurer in writing, as soon as practicable, of such modifications. If such modifications: (i) expand the coverage of an Underlying Policy, (ii) change the policyholder name or address, or (iii) modify premium, this Policy shall not follow those changes unless the Insurer agrees to such modification in writing, which shall be at the sole discretion of the Insurer. The Named Insured agrees to pay any additional premium the Insurer may require for such modification(s). This Policy shall follow the cancellation terms of the Followed Policy except that in the event the Insurer cancels this Policy for non-payment of premium, this Policy shall be void as of the inception date of the Policy Period.

103288(3/10)

1 of 2

AMERICAN INTERNATIONAL REINSURANCE COMPANY, LTD.
27 Richmond Road
Pembroke, HM08
Bermuda

  All rights reserved.

PREMIER EXCESS II POLICY - Continued

VII. CHOICE OF LAW

The following shall always apply to this Policy:

A.	the procedural law of the venue selected under Clause VIII. ARBITRATION, Sub-Clause C. 1. or C. 2., below; and
B.	Clause IX. PUNITIVE DAMAGES, below, shall be construed and enforced solely in accordance with the laws of Bermuda.
VIII.	ARBITRATION
	A.	It is agreed that any dispute arising out of or in connection with this Policy, including any question regarding its
		existence,	interpretation, validity or termination, shall be referred to and fully and finally resolved solely by arbitration.
	B.	This Policy shall follow the terms of the Followed Policy with respect to arbitration only when said terms require the
		dispute	to proceed either in Hamilton, Bermuda, London, England, or Toronto or Vancouver, Canada.
	C.	In the event the Followed Policy does not provide for arbitration in the locations set forth in Sub-Clause B., above,
		the	arbitration shall take place in one of the following venues:
		1.	Hamilton, Bermuda under the Bermuda International Conciliation and Arbitration Act 1993 (exclusive of the Conciliation Part of such Act), as may be amended and supplemented, which Act is deemed incorporated by reference hereto; or
		2.	London, England or Toronto or Vancouver, Canada under the English Arbitration Act 1996, as may be amended and supplemented, which Act is deemed incorporated by reference hereto.
	D.	Where an Insured and the Insurer are parties to the dispute, the Insured shall make the selection referenced in
		Sub-Clause	C., above. Where the Insurer and a party deriving rights through or asserting rights on behalf of an
		Insured	are parties to the dispute, the Insurer shall make the selection referenced in Sub-Clause C., above.
	E.	The number of arbitrators shall be three (such arbitrators are, collectively, the “Arbitration Board”).
	F.	Each party shall bear the costs of its own arbitrator. The remaining cost of arbitration shall be borne equally by the parties.
	G.	All awards made by the Arbitration Board shall be final and no right of appeal shall lie from any award rendered by
		the	Arbitration Board.
IX.	PUNITIVE DAMAGES

This Policy shall cover punitive damages to the same extent punitive damages are covered under the Followed Policy. However, if the coverage provision for punitive damages of any Underlying Policy is solely contingent on the insurability of such damages under applicable law, then this Policy shall provide coverage for punitive damages.

X. SERVICE OF SUIT AND JURISDICTION

Notwithstanding any provision of the Followed Policy or any Underlying Policy, this Policy shall not conform to the law of any jurisdiction in the U.S.A. The Insurer does not consent to the service of suit in the U.S.A. or the jurisdiction of any federal, territorial or state court in the U.S.A.

Solely for the purpose of effectuating arbitration under Clause VIII. ARBITRATION, above, or enforcing an award entered in such arbitration, the Insurer, at the request of the Insured, will submit to the jurisdiction of a court of competent jurisdiction within the U.S.A. and will comply with all requirements necessary to give such court jurisdiction. Nothing in this Clause X. SERVICE OF SUIT AND JURISDICTION, constitutes, or should be understood to constitute, a waiver of the Insurer’s rights to commence a suit in any court of competent jurisdiction in the U.S.A, to remove a suit to a United States District Court, or to seek a transfer of a suit to another court as permitted by the laws of the U.S.A. or any jurisdiction in the U.S.A. It is further agreed that service of process in such suit may be made upon the Insurer’s General Counsel at 175 Water Street, 18th Floor, New York, New York 10038, and that in any suit instituted against the Insurer to effectuate arbitration or enforce an award entered in such arbitration, both of which solely as provided for under Clause VIII. ARBITRATION, above, the Insurer will abide by the final decision of such court or of any appellate court in the event of any appeal. Further, pursuant to any statute of any jurisdiction in the U.S.A. that makes provision therefor, the Insurer hereby designates the Superintendent, Commissioner, or Director of Insurance, or other officer specified for that purpose in the statute, or his or her successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any suit instituted by the Insured within the scope of this CLAUSE X. SERVICE OF SUIT AND JURISDICTION, and hereby designates the above referenced General Counsel as the person to whom the said officer is authorized to mail such process or a true copy thereof.

IN WITNESS WHEREOF, the Insurer has caused this Policy to be signed by its Authorized Representative.

103288(3/10)

2 of 2

  All rights reserved.

ENDORSEMENT # 1

This endorsement, effective July 1, 2020 (at 12:01 a.m. Prevailing Time at the address shown in Item 1 of the Declarations)

forms a part of Policy No. 33089946 issued to Fidelity Fixed Income and Asset Allocation Funds by American International Reinsurance Company, Ltd.

ECONOMIC SANCTIONS ENDORSEMENT

It is hereby agreed that this Policy, Memorandum of Insurance or Certificate is amended by the addition of the following:

The Insurer, Company or Reinsurer (hereinafter “Insurer”) shall not be deemed to provide cover and the Insurer shall not be liable to pay any claim or provide any benefit hereunder to the extent that the provision of such cover, payment of such claim or provision of such benefit would expose the Insurer, its parent company or its ultimate controlling entity to any sanction, prohibition or restriction under United Nations resolutions or the trade or economic sanctions, laws or regulations of the European Union or the United States of America.

All other terms, conditions and exclusions remain unchanged.

__________________________________________
AUTHORIZED REPRESENTATIVE

117163 (12/13)

AMERICAN INTERNATIONAL REINSURANCE COMPANY, LTD.

27 Richmond Road Pembroke, HM08 Bermuda

©All rights reserved.

ENDORSEMENT # 2

This endorsement, effective July 1, 2020 (at 12:01 a.m. Prevailing Time at the address shown in Item 1 of the Declarations)

forms a part of Policy No. 33089946 issued to Fidelity Fixed Income and Asset Allocation Funds by American International Reinsurance Company, Ltd.

QUOTA SHARE PARTICIPATION ENDORSEMENT

In consideration of the premium paid, it is hereby understood and agreed that Item 3: Limit of Liability of the
Declarations is deleted and replaced with the following:

ITEM 3. LIMIT OF LIABILITY: US$6,000,000 quota share part of US$50,000,000 excess of
US$100,000,000 aggregate for all Coverages combined (including Defense Costs).

It is further understood and agreed that Section II. TERMS AND CONDITIONS, Clause C. FOLLOWING FORM,
paragraph 2 is amended by the addition of the following:

This Policy shall pay only 12% of all covered Loss excess of US$100,000,000 subject to a maximum aggregate Limit of Liability of US$6,000,000. The obligation of American International Reinsurance Company, Ltd. to pay for Loss is several and not joint of the obligation of any other participating quota share insurer or any other insurer.

All other terms, conditions and exclusions remain unchanged.

103303(11/09)

AMERICAN INTERNATIONAL REINSURANCE COMPANY, LTD.

27 Richmond Road Pembroke, HM08 Bermuda

  All rights reserved.

ENDORSEMENT # 3

This endorsement, effective July 1, 2020 (at 12:01 a.m. Prevailing Time at the address shown in Item 1 of the Declarations)

forms a part of Policy No. 33089946 issued to Fidelity Fixed Income and Asset Allocation Funds by American International Reinsurance Company, Ltd.

TIE-IN LIMITS ENDORSEMENT

In consideration of the premium charged, it is hereby understood and agreed that the combined Limits of Liability of the Insurer for all claims both under this Policy, and also under Policy No. 33089947 issued to Fidelity Fixed Income and Asset Allocation Funds by American International Reinsurance Company, Ltd., shall be $6,000,000.

Accordingly, the Limits of Liability for Loss under this Policy shall be reduced by Loss incurred under Policy No. 33089947 because the Limits of Liability under Policy No. 33089947 are part of and not in addition to the Limits of Liability of this Policy.

Nothing in this endorsement shall be construed to increase the Insurer’s Limits of Liability set for in the Declarations page of Policy No. 33089947 which shall remain the maximum liability of the Insurer for claims under such Policy, or the Insurer’s Limits of Liability under this Policy as set forth in Item 3 of the Declarations, which shall remain the maximum liability of the Insurer for claims under this Policy.

It is further understood and agreed that the Insurer shall not recognize any erosion of the Underlying Limits due to Loss paid by any Underlying Insurers under such insurer’s respective Underlying Policy, as a result of the operation of this Tie-In Limits Endorsement or similar Tie-In Limits endorsement of any Underlying Insurers.

All other terms, conditions and exclusions remain unchanged.

Manuscript

AMERICAN INTERNATIONAL REINSURANCE COMPANY, LTD.

27 Richmond Road Pembroke, HM08 Bermuda

  All rights reserved.

ENDORSEMENT # 4

This endorsement, effective July 1, 2020 (at 12:01 a.m. Prevailing Time at the address shown in Item 1 of the Declarations)

forms a part of Policy No. 33089946 issued to Fidelity Fixed Income and Asset Allocation Funds by American International Reinsurance Company, Ltd.

AMEND SECTION IV. RIGHTS ENDORSEMENT

It is hereby understood and agreed that Section IV. RIGHTS is deleted and replaced with the following:

IV. RIGHTS

The Insurer shall have the same rights, privileges and protections afforded to the insurer of the Followed Policy in accordance with the terms, conditions and exclusions of the Followed Policy. The Insurer shall maintain full and complete claims control as respects its portion of any claim or loss arising under this Policy. The Insurer shall also have the right, in its sole discretion, but not the obligation, to effectively associate with the Insureds in the defense and settlement of any claim that appears to be reasonably likely to involve the Insurer. The Insureds shall provide the Insurer with such information and cooperation as the Insurer may reasonably request and shall not do anything that prejudices the Insurer’s position or potential rights of recovery, including, but not limited to, terminating any Underlying Policy. However, the failure of an Insured to comply with this provision shall not impair another Insured Person’s right to coverage.

All other terms, conditions and exclusions remain unchanged.

Manuscript

AMERICAN INTERNATIONAL REINSURANCE COMPANY, LTD.

27 Richmond Road Pembroke, HM08 Bermuda

  All rights reserved.

ENDORSEMENT # 5

This endorsement, effective July 1, 2020 (at 12:01 a.m. Prevailing Time at the address shown in Item 1 of the Declarations)

forms a part of Policy No. 33089946 issued to Fidelity Fixed Income and Asset Allocation Funds by American International Reinsurance Company, Ltd.

FIDELITY SPECIAL AMENDATORY ENDORSEMENT

In consideration of the premium charged, it is hereby understood and agreed that this policy is amended as follows:

1.	Clause I. INSURING AGREEMENT is deleted in its entirety and replaced with the following:
	I.	INSURING AGREEMENT
	This	Policy shall provide coverage in accordance with the same terms, conditions and exclusions of the Followed
	Policy,	as modified by and subject to the terms, conditions and exclusions of this Policy.
2.	Clause II. LIMIT OF LIABILITY AND EROSION RECOGNITION is deleted in its entirety and replaced with the following:
	II.	LIMIT OF LIABILITY AND EROSION RECOGNITION
	The	Limit of Liability is the aggregate limit of the Insurer's liability for all coverage under this Policy. The Insurer’s
	coverage	obligations under this Policy attach to the Insurer only after the Total Underlying Limits have been
	exhausted	through payments by, on behalf of or in the place of the Underlying Insurers of covered Loss under
	the	Underlying Policies. This Policy shall continue in force as primary insurance only upon the exhaustion of the
	Total	Underlying Limits and satisfaction of any applicable retention by reason of such payments. This Policy
	shall	recognize erosion of an Underlying Limit of an Underlying Policy through payment by others of covered
	Loss	under the Underlying Policies. Payments made under any amendatory endorsement required by any
	jurisdiction	in the United States of America (“U.S.A.”) or sub-limit of liability shall be deemed to apply toward
	exhaustion	of the limits of liability of the Underlying Policies, but this Policy shall not follow such amendatory
	endorsement	or sub-limit of liability. The risk of uncollectibility of any part of the Total Underlying Limits, for any
	reason,	is expressly retained by the Insureds, and is neither insured under this Policy nor assumed by the
Insurer.
3.	Clause V. RELIANCE is deleted in its entirety and replaced with the following
	V.	RELIANCE
	The	Insurer has issued this Policy in reliance upon the completeness and accuracy of the applications, warranty
	statements,	the binders for the Underlying Policies, any attachments thereto and any other information
	submitted,	the entirety of which shall be deemed attached hereto and made a part hereof, subject to any
	severability	provision in the Followed Policy.

All other terms, conditions and exclusions remain unchanged.

__________________________________________
AUTHORIZED REPRESENTATIVE

Manuscript

AMERICAN INTERNATIONAL REINSURANCE COMPANY, LTD.

27 Richmond Road Pembroke, HM08 Bermuda

©All rights reserved.

AXA XL - Professional Insurance
100 Constitution Plaza, 17th Floor,
Hartford, CT 06103
Phone 860-246-1863, Fax 860-246-1899

January 28, 2021

Mary Coughlin
Willis Towers Watson Northeast Inc
Three Copley Place
Suite 300
Boston, MA 02116

Re: Fidelity Equity and High Income Funds
Excess Bond Liability Policy

Dear Mary,

Enclosed, please find the policy for Fidelity Equity and High Income Funds. Thank you for choosing AXA XL

Insurance. Please call if you have any questions or concerns.

Bill Caporale

ko

Bond Number: ELU168506-20
Renewal of Number: ELU162150-19

	EXCESS BOND	Executive Offices
70 Seaview Avenue
Stamford, CT 06902-6040
Telephone 877-953-2636

ITEM 1.	Name of Insured (herein called Insured):	Fidelity Equity and High Income Funds
	Principal Address:	c/o FMR LLC, 200 Summer Street, Mailzone V7E
Boston, MA 02210

ITEM 2.	Bond Period: from 12:01 a.m. Standard Time on July 01, 2020 to July 01, 2021
ITEM 3.	Aggregate Limit of Liability: $10,000,000 part Of $70,000,000
ITEM 4.	Single Loss Limit of Liability $10,000,000 part Of $70,000,000
ITEM 5.	Schedule of Underlying Coverage:

(A)	Primary Bond:
	(i)	Insurer: National Union Fire Insurance Company of Pittsburgh, Pa.
	(ii)	Bond or Policy Number: 01-436-46-90
	(iii)	Bond or Policy Period: July 01, 2020 to July 01, 2021
	(iv)	Limit(s) of Liability

Single Loss Limit of Liability $15,000,000
Aggregate Limit of Liability $15,000,000
(v) Single Loss Deductible or Retention

(B)	Excess Bond:
	(i)	Insurer: Federal Insurance Company
	(ii)	Bond or Policy Number: 82484869
	(iii)	Bond or Policy Period: July 01, 2020 to July 01, 2021
	(iv)	Limit(s) of Liability

Single Loss Limit of Liability $10,000,000
Aggregate Limit of Liability $10,000,000

(C)	Excess Bond:
	(i)	Insurer: Everest Reinsurance Company
	(ii)	Bond or Policy Number: FL5FD00012-201
	(iii)	Bond or Policy Period: July 01, 2020 to July 01, 2021
	(iv)	Limit(s) of Liability

Single Loss Limit of Liability $10,000,000
Aggregate Limit of Liability $10,000,000

(D)	Excess Bond:
	(i)	Insurer: ICI Mutual Insurance Company
	(ii)	Bond or Policy Number: 87153120D
	(iii)	Bond or Policy Period: July 01, 2020 to July 01, 2021
	(iv)	Limit(s) of Liability

Single Loss Limit of Liability $15,000,000
Aggregate Limit of Liability $15,000,000

FB 70 09 10 10

(E)	Excess Bond:
	(i)	Insurer: Allied World Assurance Company, AG
	(ii)	Bond or Policy Number: C014840/010
	(iii)	Bond or Policy Period: July 01, 2020 to July 01, 2021
	(iv)	Limit(s) of Liability
Single Loss Limit of Liability $15,000,000 Aggregate Limit of Liability $15,000,000
(F)	Excess Bond:
	(i)	Insurer: Travelers Casualty and Surety Company of America
	(ii)	Bond or Policy Number: 106547262
	(iii)	Bond or Policy Period: July 01, 2020 to July 01, 2021
	(iv)	Limit(s) of Liability
Single Loss Limit of Liability $10,000,000 Aggregate Limit of Liability $10,000,000
(G)	Excess Bond:
	(i)	Insurer: Continental Casualty Company
	(ii)	Bond or Policy Number: 287042220
	(iii)	Bond or Policy Period: July 01, 2020 to July 01, 2021
	(iv)	Limit(s) of Liability
Single Loss Limit of Liability $10,000,000 Aggregate Limit of Liability $10,000,000
(H)	Excess Bond:
	(i)	Insurer: AXIS Insurance Company
	(ii)	Bond or Policy Number: P-001-000158021-01
	(iii)	Bond or Policy Period: July 01, 2020 to July 01, 2021
	(iv)	Limit(s) of Liability
Single Loss Limit of Liability $5,000,000 Part Of $15,000,000 Aggregate Limit of Liability $5,000,000 Part Of $15,000,000
(I)	Excess Bond:
	(i)	Insurer: Starr Indemnity & Liability Company
	(ii)	Bond or Policy Number: 1000059071201
	(iii)	Bond or Policy Period: July 01, 2020 to July 01, 2021
	(iv)	Limit(s) of Liability
Single Loss Limit of Liability$10,000,000 Part Of $15,000,000 Aggregate Limit of Liability $10,000,000 Par Of $15,000,000
(J)	Excess Bond:
	(i)	Insurer: Lloyd's of London
	(ii)	Bond or Policy Number: B080113016P20
	(iii)	Bond or Policy Period: July 01, 2020 to July 01, 2021
	(iv)	Limit(s) of Liability
Single Loss Limit of Liability $6,000,000 Part Of $50,000,000 Aggregate Limit of Liability $6,000,000 Part Of $50,000,000

FB 70 09 10 10

Bond Number: ELU168506-20
Renewal of Number: ELU162150-19

(K)	Excess Bond:
	(i)	Insurer: National Casualty Company
	(ii)	Bond or Policy Number: XJO2008785
	(iii)	Bond or Policy Period: July 01, 2020 to July 01, 2021
	(iv)	Limit(s) of Liability
Single Loss Limit of Liability $10,000,000 Part Of $50,000,000 Aggregate Limit of Liability $10,000,000 Part Of $50,000,000
(L)	Excess Bond:
	(i)	Insurer: Twin City Fire Insurance Co
	(ii)	Bond or Policy Number: 08 FI 0252161 -20
	(iii)	Bond or Policy Period: July 01, 2020 to July 01, 2021
	(iv)	Limit(s) of Liability
Single Loss Limit of Liability $10,000,000 Part Of $50,000,000 Aggregate Limit of Liability $10,000,000 Part Of $50,000,000
(M)	Excess Bond:
	(i)	Insurer: US Specialty Insurance Company
	(ii)	Bond or Policy Number: 24-MGU-20-A49810
	(iii)	Bond or Policy Period: July 01, 2020 to July 01, 2021
	(iv)	Limit(s) of Liability
Single Loss Limit of Liability $8,000,000 Part Of $50,000,0000 Aggregate Limit of Liability $8,000,000 Par Of $50,000,000
(N)	Excess Bond:
	(i)	Insurer: American International Reinsurance Company, Ltd.
	(ii)	Bond or Policy Number: 33089944
	(iii)	Bond or Policy Period: July 01, 2020 to July 01, 2021
	(iv)	Limit(s) of Liability
Single Loss Limit of Liability $6,000,000 Part Of $50,000,000 Aggregate Limit of Liability $6,000,000 Part Of $50,000,000
(O)	Excess Bond:
	(i)	Insurer: Ironshore Indemnity Inc.
	(ii)	Bond or Policy Number: FI4NAB095D001
	(iii)	Bond or Policy Period: July 01, 2020 to July 01, 2021
	(iv)	Limit(s) of Liability
Single Loss Limit of Liability $5,000,000 Part Of $50,000,000 Aggregate Limit of Liability $5,000,000 Part Of $50,000,000
(P)	Excess Bond:
	(i)	Insurer: Federal Insurance Company
	(ii)	Bond or Policy Number: 81906761
	(iii)	Bond or Policy Period: July 01, 2020 to July 01, 2021
	(iv)	Limit(s) of Liability
Single Loss Limit of Liability $5,000,000 Part Of $70,000,000 Aggregate Limit of Liability $5,000,000 Part Of $70,000,000
(Q)	Excess Bond:
	(i)	Insurer: ICI Mutual Insurance Company
	(ii)	Bond or Policy Number: 87153220B
	(iii)	Bond or Policy Period: July 01, 2020 to July 01, 2021
	(iv)	Limit(s) of Liability

FB 70 09 10 10

Single Loss Limit of Liability $15,000,000 Part Of $70,000,000 Aggregate Limit of Liability $15,000,000 Part Of $70,000,000
(R)	Excess Bond:
	(i)	Insurer: Lloyd's of London
	(ii)	Bond or Policy Number: B080113017P20
	(iii)	Bond or Policy Period: July 01, 2020 to July 01, 2021
	(iv)	Limit(s) of Liability
Single Loss Limit of Liability $40,000,000 Part Of $70,000,000 Aggregate Limit of Liability $40,000,000 Part Of $70,000,000

ITEM 6.	Premium:
	Premium	$42,791.00
	Taxes, Surcharges or Fees	$0.00
	Total Policy Premium	$42,791.00

ITEM 7.	The liability of the Underwriter is subject to the terms of the following riders attached hereto:
	XS 71 00 05 14 XS 80 07 12 14

THESE DECLARATIONS AND THE POLICY, WITH THE ENDORSEMENTS, ATTACHMENTS, AND THE APPLICATION SHALL CONSTITUTE THE

ENTIRE AGREEMENT BETWEEN THE INSURER AND THE INSURED RELATING TO THIS INSURANCE.

FB 70 09 10 10

IN WITNESS

XL SPECIALTY INSURANCE COMPANY

REGULATORY OFFICE

505 EAGLEVIEW BOULEVARD, SUITE 100

DEPARTMENT: REGULATORY
EXTON, PA 19341-1120
PHONE: 800-688-1840

It is hereby agreed and understood that the following In Witness Clause supercedes any and all other In Witness clauses in this policy.

All other provisions remain unchanged.

IN WITNESS WHEREOF, the Insurer has caused this policy to be executed and attested, and, if required by state law, this policy shall not be valid unless countersigned by a duly authorized representative of the Insurer.

Joseph Tocco President	Toni Ann Perkins Secretary

LAD 400 0915 XLS

  2015 X.L. America, Inc. All Rights Reserved. May not be copied without permission.

NOTICE TO POLICYHOLDERS

U.S. TREASURY DEPARTMENT’S OFFICE OF FOREIGN ASSETS CONTROL

(“OFAC”)

No coverage is provided by this Policyholder Notice nor can it be construed to replace any provisions of your policy. You should read your policy and review your Declarations page for complete information on the coverages you are provided.

This Policyholder Notice provides information concerning possible impact on your insurance coverage due to the impact of U.S. Trade Sanctions1. Please read this Policyholder Notice carefully.

In accordance with the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) regulations, or any other U.S. Trade Sanctions applied by any regulatory body, if it is determined that you or any other insured, or any person or entity claiming the benefits of this insurance has violated

U.S. sanctions law, is a Specially Designated National and Blocked Person (“SDN”), or is owned or controlled by an SDN, this insurance will be considered a blocked or frozen contract. When an insurance policy is considered to be such a blocked or frozen contract, neither payments nor premium refunds may be made without authorization from OFAC. Other limitations on the premiums and payments also apply.

1 “U.S Trade Sanctions” may be promulgated by Executive Order, act of Congress, regulations from the

U.S. Departments of State, Treasury, or Commerce, regulations from the State Insurance Departments, etc.

PN CW 05 0519

©2019 X.L. America, Inc. All rights reserved. May not be copied without permission.

Includes copyrighted material of Insurance Services Office, Inc., with its permission.

NOTICE TO POLICYHOLDERS

PRIVACY POLICY

The AXA XL insurance group (the “Companies”), believes personal information that we collect about our customers, potential customers, and proposed insureds (referred to collectively in this Privacy Policy as “customers”) must be treated with the highest degree of confidentiality. For this reason and in compliance with the Title V of the Gramm-Leach-Bliley Act (“GLBA”), we have developed a Privacy Policy that applies to all of our companies. For purposes of our Privacy Policy, the term “personal information” includes all information we obtain about a customer and maintain in a personally identifiable way. In order to assure the confidentiality of the personal information we collect and in order to comply with applicable laws, all individuals with access to personal information about our customers are required to follow this policy.

Our Privacy Promise

Your privacy and the confidentiality of your business records are important to us. Information and the analysis of information is essential to the business of insurance and critical to our ability to provide to you excellent, cost-effective service and products. We understand that gaining and keeping your trust depends upon the security and integrity of our records concerning you. Accordingly, we promise that:

1.	We will follow strict standards of security and confidentiality to protect any information you share with us or information that we receive about you;
2.	We will verify and exchange information regarding your credit and financial status only for the purposes of underwriting, policy administration, or risk management and only with reputable references and clearinghouse services;
3.	We will not collect and use information about you and your business other than the minimum amount of information necessary to advise you about and deliver to you excellent service and products and to administer our business;
4.	We will train our employees to handle information about you or your business in a secure and confidential manner and only permit employees authorized to use such information to have access to such information;
5.	We will not disclose information about you or your business to any organization outside the XL Catlin insurance group of Companies or to third party service providers unless we disclose to you our intent to do so or we are required to do so by law;
6.	We will not disclose medical information about you, your employees, or any claimants under any policy of insurance, unless you provide us with written authorization to do so, or unless the disclosure is for any specific business exception provided in the law;
7.	We will attempt, with your help, to keep our records regarding you and your business complete and accurate, and will advise you how and where to access your account information (unless prohibited by law), and will advise you how to correct errors or make changes to that information; and
8.	We will audit and assess our operations, personnel and third party service providers to assure that your privacy is respected.

Collection and Sources of Information

We collect from a customer or potential customer only the personal information that is necessary for (a) determining eligibility for the product or service sought by the customer, (b) administering the product or service obtained, and (c) advising the customer about our products and services. The information we collect generally comes from the following sources:

  Submission – During the submission process, you provide us with information about you and your business, such as your name, address, phone number, e-mail address, and other types of personal identification information;
  Quotes – We collect information to enable us to determine your eligibility for the particular insurance product and to determine the cost of such insurance to you. The information we collect will vary with the type of insurance you seek;

PN CW 02 0119

© 2019 X.L. America, Inc. All Rights Reserved.
May not be copied without permission.

NOTICE TO POLICYHOLDERS

  Transactions – We will maintain records of all transactions with us, our affiliates, and our third party service providers, including your insurance coverage selections, premiums, billing and payment information, claims history, and other information related to your account;
  Claims – If you obtain insurance from us, we will maintain records related to any claims that may be made under your policies. The investigation of a claim necessarily involves collection of a broad range of information about many issues, some of which does not directly involve you. We will share with you any facts that we collect about your claim unless we are prohibited by law from doing so. The process of claim investigation, evaluation, and settlement also involves, however, the collection of advice, opinions, and comments from many people, including attorneys and experts, to aid the claim specialist in determining how best to handle your claim. In order to protect the legal and transactional confidentiality and privileges associated with such opinions, comments and advice, we will not disclose this information to you; and
  Credit and Financial Reports – We may receive information about you and your business regarding your credit. We use this information to verify information you provide during the submission and quote processes and to help underwrite and provide to you the most accurate and cost-effective insurance quote we can provide.

Retention and Correction of Personal Information

We retain personal information only as long as required by our business practices and applicable law. If we become aware that an item of personal information may be materially inaccurate, we will make reasonable effort to re-verify its accuracy and correct any error as appropriate.

Storage of Personal Information

We have in place safeguards to protect data and paper files containing personal information.

Sharing/Disclosing of Personal Information

We maintain procedures to assure that we do not share personal information with an unaffiliated third party for marketing purposes unless such sharing is permitted by law. Personal information may be disclosed to an unaffiliated third party for necessary servicing of the product or service or for other normal business transactions as permitted by law.

We do not disclose personal information to an unaffiliated third party for servicing purposes or joint marketing purposes unless a contract containing a confidentiality/non-disclosure provision has been signed by us and the third party. Unless a consumer consents, we do not disclose “consumer credit report” type information obtained from an application or a credit report regarding a customer who applies for a financial product to any unaffiliated third party for the purpose of serving as a factor in establishing a consumer’s eligibility for credit, insurance or employment. “Consumer credit report type information” means such things as net worth, credit worthiness, lifestyle information (piloting, skydiving, etc.) solvency, etc. We also do not disclose to any unaffiliated third party a policy or account number for use in marketing. We may share with our affiliated companies information that relates to our experience and transactions with the customer.

Policy for Personal Information Relating to Nonpublic Personal Health Information

We do not disclose nonpublic personal health information about a customer unless an authorization is obtained from the customer whose nonpublic personal information is sought to be disclosed. However, an authorization shall not be prohibited, restricted or required for the disclosure of certain insurance functions, including, but not limited to, claims administration, claims adjustment and management, detection, investigation or reporting of actual or potential fraud, misrepresentation or criminal activity, underwriting, policy placement or issuance, loss control and/or auditing.

PN CW 02 0119

© 2019 X.L. America, Inc. All Rights Reserved.
May not be copied without permission.

NOTICE TO POLICYHOLDERS

Access to Your Information

Our employees, employees of our affiliated companies, and third party service providers will have access to information we collect about you and your business as is necessary to effect transactions with you. We may also disclose information about you to the following categories of person or entities:

  Your independent insurance agent or broker;
  An independent claim adjuster or investigator, or an attorney or expert involved in the claim;
  Persons or organizations that conduct scientific studies, including actuaries and accountants;
  An insurance support organization;
  Another insurer if to prevent fraud or to properly underwrite a risk;
  A state insurance department or other governmental agency, if required by federal, state or local laws; or
  Any persons entitled to receive information as ordered by a summons, court order, search warrant, or subpoena.

Violation of the Privacy Policy

Any person violating the Privacy Policy will be subject to discipline, up to and including termination.

For more information or to address questions regarding this privacy statement, please contact your broker.

PN CW 02 0119

© 2019 X.L. America, Inc. All Rights Reserved.
May not be copied without permission.

NOTICE TO POLICYHOLDERS FRAUD NOTICE

Alabama

Any person who knowingly presents a false or fraudulent claim for payment of a loss or benefit or who knowingly presents false information in an application for insurance is guilty of a crime and may be subject to restitution fines or confinement in prison, or any combination thereof.

Arkansas

Any person who knowingly presents a false or fraudulent claim for payment of a loss or benefit or knowingly presents false information in an application for insurance is guilty of a crime and may be subject to fines and confinement in prison.

Colorado

It is unlawful to knowingly provide false, incomplete, or misleading facts or information to an insurance company for the purpose of defrauding or attempting to defraud the company. Penalties may include imprisonment, fines, denial of insurance, and civil damages. Any insurance company or agent of an insurance company who knowingly provides false, incomplete, or misleading facts or information to a policyholder or claimant for the purpose of defrauding or attempting to defraud the policyholder or claimant with regard to a settlement or award payable from insurance proceeds shall be reported to the Colorado Division of Insurance within the Department of Regulatory Agencies.

District of Columbia

WARNING: It is a crime to provide false or misleading information to an insurer for the purpose of defrauding the insurer or any other person. Penalties include imprisonment and/or fines. In addition, an insurer may deny insurance benefits if false information materially related to a claim was provided by the applicant.

Florida

Any person who knowingly and with intent to injure, defraud, or deceive any insurer files a statement of claim or an application containing any false, incomplete, or misleading information is guilty of a felony of the third degree.

Kansas

A "fraudulent insurance act" means an act committed by any person who, knowingly and with intent to defraud, presents, causes to be presented or prepares with knowledge or belief that it will be presented to or by an insurer, purported insurer, broker or any agent thereof, any written, electronic, electronic impulse, facsimile, magnetic, oral, or telephonic communication or statement as part of, or in support of, an application for the issuance of, or the rating of an insurance policy for personal or commercial insurance, or a claim for payment or other benefit pursuant to an insurance policy for commercial or personal insurance which such person knows to contain materially false information concerning any fact material thereto; or conceals, for the purpose of misleading, information concerning any fact material thereto.

Kentucky

Any person who knowingly and with intent to defraud any insurance company or other person files an application for insurance containing any materially false information or conceals, for the purpose of misleading, information concerning any fact material thereto commits a fraudulent insurance act, which is a crime.

Louisiana

Any person who knowingly presents a false or fraudulent claim for payment of a loss or benefit or knowingly presents false information in an application for insurance is guilty of a crime and may be subject to fines and confinement in prison.

Maine

It is a crime to knowingly provide false, incomplete or misleading information to an insurance company for the purpose of defrauding the company. Penalties may include imprisonment, fines, or denial of insurance benefits.

Maryland

Any person who knowingly or willfully presents a false or fraudulent claim for payment of a loss or benefit or who knowingly or willfully presents false information in an application for insurance is guilty of a crime and may be subject to fines and confinement in prison.

New Jersey	Any person who includes any false or misleading information on an application for an insurance policy is subject to criminal and civil penalties.
New Mexico	ANY PERSON WHO KNOWINGLY PRESENTS A FALSE OR FRAUDULENT CLAIM FOR PAYMENT OF A LOSS OR BENEFIT OR KNOWINGLY PRESENTS FALSE INFORMATION IN AN APPLICATION FOR INSURANCE IS GUILTY OF A CRIME

PN CW 01 0719	Page 1 of 3 © 2019 X.L. America, Inc. All Rights Reserved. May not be copied without permission.

NOTICE TO POLICYHOLDERS AND MAY BE SUBJECT TO CIVIL FINES AND CRIMINAL PENALTIES.
New York

General: All applications for commercial insurance, other than automobile insurance: Any person who knowingly and with intent to defraud any insurance company or other person files an application for insurance or statement of claim containing any materially false information, or conceals for the purpose of misleading, information concerning any fact material thereto, commits a fraudulent insurance act, which is a crime, and shall also be subject to a civil penalty not to exceed five thousand dollars and the stated value of the claim for each such violation.

All applications for automobile insurance and all claim forms: Any person who knowingly makes or knowingly assists, abets, solicits or conspires with another to make a false report of the theft, destruction, damage or conversion of any motor vehicle to a law enforcement agency, the department of motor vehicles or an insurance company, commits a fraudulent insurance act, which is a crime, and shall also be subject to a civil penalty not to exceed five thousand dollars and the value of the subject motor vehicle or stated claim for each violation.

Fire: Any person who knowingly and with intent to defraud any insurance company or other person files an application for insurance containing any false information, or conceals for the purpose of misleading, information concerning any fact material thereto, commits a fraudulent insurance act, which is a crime.

The proposed insured affirms that the foregoing information is true and agrees that these applications shall constitute a part of any policy issued whether attached or not and that any willful concealment or misrepresentation of a material fact or circumstances shall be grounds to rescind the insurance policy.

Ohio

Any person who, with intent to defraud or knowing that he is facilitating a fraud against an insurer, submits an application or files a claim containing a false or deceptive statement is guilty of insurance fraud.

Oklahoma

WARNING: Any person who knowingly, and with intent to injure, defraud or deceive any insurer, makes any claim for the proceeds of an insurance policy containing any false, incomplete or misleading information is guilty of a felony.

WARNING: All Workers Compensation Insurance:

Any person or entity who makes any material false statement or representation, who willfully and knowingly omits or conceals any material information, or who employs any device, scheme, or artifice, or who aids and abets any person for the purpose of:

1.	obtaining any benefit or payment,
2.	increasing any claim for benefit or payment, or
3.	obtaining workers' compensation coverage under this act, shall be guilty of a felony punishable pursuant to Section 1663 of Title 21 of the Oklahoma Statutes.

Pennsylvania

Any person who knowingly and with intent to defraud any insurance company or other person files an application for insurance or statement of claim containing any materially false information or conceals for the purpose of misleading, information concerning any fact material thereto commits a fraudulent insurance act, which is a crime and subjects such person to criminal and civil penalties.

Automobile Insurance: Any person who knowingly and with intent to injure or defraud any insurer files an application or claim containing any false, incomplete or misleading information shall, upon conviction, be subject to imprisonment for up to seven years and the payment of a fine of up to $15,000.

Puerto Rico

Any person who knowingly and with the intention of defrauding presents false information in an insurance application, or presents, helps, or causes the presentation of a fraudulent claim for the payment of a loss or any other benefit, or presents more than one claim for the same damage or loss, shall incur a

PN CW 01 0719	Page 2 of 3 © 2019 X.L. America, Inc. All Rights Reserved. May not be copied without permission.

NOTICE TO POLICYHOLDERS

felony and, upon conviction, shall be sanctioned for each violation by a fine of not less than five thousand dollars ($5,000) and not more than ten thousand dollars ($10,000), or a fixed term of imprisonment for three (3) years, or both penalties. Should aggravating circumstances [be] present, the penalty thus established may be increased to a maximum of five (5) years, if extenuating circumstances are present, it may be reduced to a minimum of two (2) years.

Rhode Island

Any person who knowingly presents a false or fraudulent claim for payment of a loss or benefit or knowingly presents false information in an application for insurance is guilty of a crime and may be subject to fines and confinement in prison.

Tennessee

All Commercial Insurance, Except As Provided for Workers’ Compensation It is a crime to knowingly provide false, incomplete or misleading information to an insurance company for the purpose of defrauding the company. Penalties include imprisonment, fines and denial of insurance benefits.

Workers’ Compensation: It is a crime to knowingly provide false, incomplete or misleading information to any party to a workers’ compensation transaction for the purpose of committing fraud. Penalties include imprisonment, fines and denial of insurance benefits.

Utah

Workers’ Compensation: Any person who knowingly presents false or fraudulent underwriting information, files or causes to be filed a false or fraudulent claim for disability compensation or medical benefits, or submits a false or fraudulent report or billing for health care fees or other professional services is guilty of a crime and may be subject to fines and confinement in state prison.

Virginia

It is a crime to knowingly provide false, incomplete or misleading information to an insurance company for the purpose of defrauding the company. Penalties include imprisonment, fines and denial of insurance benefits.

Washington

It is a crime to knowingly provide false, incomplete or misleading information to an insurance company for the purpose of defrauding the company. Penalties include imprisonment, fines and denial of insurance benefits.

West Virginia

Any person who knowingly presents a false or fraudulent claim for payment of a loss or benefit or knowingly presents false information in an application for insurance is guilty of a crime and may be subject to fines and confinement in prison.

All Other States

Any person who knowingly and willfully presents false information in an application for insurance may be guilty of insurance fraud and subject to fines and confinement in prison. (In Oregon, the aforementioned actions may constitute a fraudulent insurance act which may be a crime and may subject the person to penalties).

PN CW 01 0719

© 2019 X.L. America, Inc. All Rights Reserved.
May not be copied without permission.

XS 80 07 12 14
Endorsement No.: 1 Named Insured: Fidelity Equity and High Income Funds Policy No.: ELU168506-20	Effective: July 01, 2020 12:01 A.M. Standard Time Insurer: XL Specialty Insurance Company

EXCESS ENDORSEMENT

In consideration of the premium charged:

(1)	It is understood and agreed that the Limit of Liability for this Policy as set forth in Item 3 of the Declarations is the maximum amount payable, including Defense Expenses, by the Insurer under this Policy. Any provision of the Underlying Insurance indicating any ability or right to any reinstatement of such policy's limit of liability shall be inapplicable to this Policy, including any provision indicating a reinstatement of such policy's limit of liability during any extended discovery or reporting period. The Insurer shall not be liable to the Insureds or any other person or entity claiming through or in the name or right of the Insureds for any loss or other liability based upon, arising out of, directly or indirectly resulting from, in consequence of, or in any way involving the application or enforcement of any such provision of the Underlying Insurance.
(2)	It is understood and agreed that the Insurer is under no obligation to renew this Policy upon its expiration. Any provision of the Underlying Insurance indicating any automatic renewal of this Policy shall be inapplicable to this Policy. The Insurer shall not be liable to the Insureds or any other person or entity claiming through or in the name or right of the Insureds for any loss or other liability based upon, arising out of, directly or indirectly resulting from, in consequence of, or in any way involving the application or enforcement of any such provision of the Underlying Insurance.

All other terms, conditions and limitations of this Policy shall remain unchanged.

XS 80 07 12 14

  2015 X.L. America, Inc. All Rights Reserved. May not be copied without permission.

EXCESS POLICY COVERAGE FORM

THIS IS A CLAIMS MADE POLICY. EXCEPT AS OTHERWISE PROVIDED HEREIN, THIS POLICY ONLY APPLIES TO CLAIMS FIRST MADE DURING THE POLICY PERIOD. THE LIMIT OF LIABILITY AVAILABLE TO PAY DAMAGES OR SETTLEMENTS SHALL BE REDUCED AND MAY BE EXHAUSTED BY THE PAYMENT OF DEFENSE EXPENSES. THIS POLICY DOES NOT PROVIDE FOR ANY DUTY BY THE INSURER TO DEFEND ANY INSURED. PLEASE READ AND REVIEW THE POLICY CAREFULLY.

In consideration of the payment of the premium and in reliance on all statements made and information furnished to the Insurer identified in the Declarations (the Insurer) and to the issuer(s) of the Underlying Insurance, the Insurer and the insureds agree as follows:

I. INSURING AGREEMENT

The Insurer will provide coverage excess of the Underlying Insurance stated in ITEM 4 of the Declarations. Coverage hereunder will apply in conformance with the terms, conditions, endorsements and warranties of both the Primary Policy stated in ITEM 4 (A) of the Declarations and of any other Underlying Excess Policy stated in ITEM 4 (B) of the Declarations. The coverage hereunder will attach only after all of the Underlying Insurance has been exhausted by the actual payment of covered amounts under the Underlying Insurance by the applicable insurers thereunder or by any other source. To the extent that any terms, conditions, and endorsements of the Policy may be inconsistent with any terms, conditions, and endorsements of the Underlying Insurance, the terms, conditions, and endorsements of this Policy shall govern.

II. DEPLETION OF UNDERLYING LIMITS OF LIABILITY

The coverage hereunder shall attach only after the limits of all Underlying Insurance have been exhausted by payment of covered amounts. Subject to the terms, conditions, and endorsements of this Policy and the Underlying Insurance, this Policy will continue to apply to covered amounts as primary insurance in the event of the exhaustion of all of the limits of liability of such Underlying Insurance as the result of the actual payment of covered amounts by the applicable insurer thereunder or by any other source. Any risk of uncollectibility with respect to the Underlying Insurance will be expressly retained by the insureds and will not be assumed by the Insurer.

III. RIGHTS AND CLAIM PARTICIPATION

The Insurer shall have the same rights, privileges and protections afforded to the insurer(s) of the Underlying Insurance and may, at its sole discretion, elect to participate in the investigation, settlement and/or defense of any claim against the insureds even if the Underlying Insurance has not been exhausted. The insureds will provide such information and cooperation as is reasonably requested. The insureds shall not do anything that prejudices the Insurer’s position or potential rights of recovery, including, but not limited to, terminating any Underlying Insurance.

IV. LIMIT OF LIABILITY

The amount stated in ITEM 3 of the Declarations is the limit of liability of the Insurer and shall be the maximum amount payable, including defense expenses, by the Insurer under this Policy. Defense expenses are part of and not in addition to the limit of liability and the payment of such will reduce the limit of liability.

V.	NOTICE, ALTERATION, AND TERMINATION
(A)	Where the Underlying Insurance permits or requires notice to the Insurer, the insureds shall have the same obligations and rights to notify the Insurer under this Policy. All notices required under the Underlying Insurance policies and this Policy shall be sent to the address set forth in ITEM (5) of the Declarations: Attention Claim Department or by electronic mail to: proclaimnewnotices@xlgroup.com. Notice given to any underlying insurer will not be deemed notice to the Insurer.
(B)	No change in or modification of this Policy shall be effective unless made by endorsement. In the event of a change of any kind to any Underlying Insurance that broadens or expands coverage, this Policy will become subject to such change only if and to the extent that the Insurer consents to such change in writing and the insured pays any additional premium that may be required by the Insurer.
(C)	This Policy will terminate immediately upon the termination of any of the Underlying Insurance, whether cancelled by the insured or the applicable insurer. Notice of cancellation or non-renewal of any such policies duly given by any of the applicable insurers shall serve as notice of the cancellation or non-renewal of this Policy by the Insurer.

XS 71 00 05 14

AXA XL - Professional Insurance
100 Constitution Plaza, 17th Floor,
Hartford, CT 06103
Phone 860-246-1863, Fax 860-246-1899

February 10, 2021

Mary Coughlin
Willis Towers Watson Northeast Inc
Three Copley Place
Suite 300
Boston, MA 02116

Re: Fidelity Fixed Income and Asset Allocation Funds Excess Bond

Dear Mary,

Enclosed, please find the policy for Fidelity Fixed Income and Asset Allocation Funds. Thank you for choosing AXA XL Insurance. Please call if you have any questions or concerns.

Sincerely,

Bill Caporale

ko

Bond Number: ELU168490-20		XL Specialty Insurance Company
Renewal of Number: ELU162154-19
A Member of the XL America Companies

	EXCESS BOND	Executive Offices
70 Seaview Avenue
Stamford, CT 06902-6040
Telephone 877-953-2636
ITEM 1.	Name of Insured (herein called Insured):	Fidelity Fixed Income and Asset Allocation Funds
	Principal Address:	c/o FMR LLC, 200 Summer Street, Mailzone V7E
Boston, MA 02210

ITEM 2.	Bond Period: from 12:01 a.m. Standard Time on July 01, 2020 to July 01, 2021
ITEM 3.	Aggregate Limit of Liability: $5,000,000 Part of $50,000,000.00
ITEM 4.	Single Loss Limit of Liability $5,000,000 Part of $50,000,000
ITEM 5.	Schedule of Underlying Coverage:

(A)	Primary Bond or Policy:
	(ii)	Insurer: National Union Fire Insurance Company of Pittsburgh, Pa.
	(ii)	Bond or Policy Number: 01-436-46-90
	(iii)	Bond or Policy Period: July 01, 2020 to July 01, 2021
	(iv)	Limit(s) of Liability

Single Loss Limit of Liability: $15,000,000
Aggregate Limit of Liability: $15,000,000
(v) Single Loss Deductible or Retention: $400,000.00

(B)	Excess Bond or Policy:
	(i)	Insurer: Federal Insurance Company
	(ii)	Bond or Policy Number: 82484869
	(iii)	Bond or Policy Period: July 01, 2020 to July 01, 2021
	(iv)	Limit(s) of Liability

Single Loss Limit of Liability: $10,000,000
Aggregate Limit of Liability: $10,000,000

(C)	Excess Bond or Policy:
	(i)	Insurer: Everest Reinsurance Company
	(ii)	Bond or Policy Number: FL5FD00012-201
	(iii)	Bond or Policy Period: July 01, 2020 to July 01, 2021
	(iv)	Limit(s) of Liability
Single Loss Limit of Liability: $10,000,000 Aggregate Limit of Liability: $10,000,000
(D	Excess Bond or Policy:
(i) Insurer: ICI Mutual Insurance Company (ii) Bond or Policy Number: 87153120D
(iii) Bond or Policy Period: July 01, 20120 to July 01, 2021 (iv) Limit(s) of Liability

Single Loss Limit of Liability: $15,000,000
Aggregate Limit of Liability: $15,000,000

(E)	Excess Bond or Policy:
	(i)	Insurer: Allied World Assurance Company, AG
	(ii)	Bond or Policy Number: C014840/010
	(iii)	Bond or Policy Period: July 01, 2020 to July 01, 2021
	(iv)	Limit(s) of Liability
Single Loss Limit of Liability: $15,000,000 Aggregate Limit of Liability: $15,000,000

FB 70 09 10 10

(F)	Excess Bond or Policy:
	(i)	Insurer: Travelers Casualty and Surety Company of America
	(ii)	Bond or Policy Number: 106547262
	(iii)	Bond or Policy Period: July 01, 2020 to July 01, 2021
	(iv)	Limit(s) of Liability
Single Loss Limit of Liability: $10,000,000
Aggregate Limit of Liability: $10,000,000

(G	Excess Bond or Policy:
	(i)	Insurer: Continental Casualty Company
	(ii)	Bond or Policy Number: 287042220
	(iii)	Bond or Policy Period: July 01, 2020 to July 01, 2021
	(iv)	Limit(s) of Liability
Single Loss Limit of Liability: $10,000,000
Aggregate Limit of Liability: $10,000,000

(H	Excess Bond or Policy:
	(i)	Insurer: AXIS Insurance Company
	(ii)	Bond or Policy Number: MNN727586/01/2019
	(iii)	Bond or Policy Period: July 01, 2019 to July 01, 2020
	(iv)	Limit(s) of Liability
Single Loss Limit of Liability: $5,000,000 Part of $15,000,000
Aggregate Limit of Liability: $5,000,000 Part of $15,000,000

(I)	Excess Bond or Policy:
	(i)	Insurer: Starr Indemnity & Liability Company
	(ii)	Bond or Policy Number: P-001-000158021-01
	(iii)	Bond or Policy Period: July 01, 2020 to July 01, 2021
	(iv)	Limit(s) of Liability
Single Loss Limit of Liability: $10,000,000 Part of $15,000,000
Aggregate Limit of Liability: $10,000,000 Part of $15,000,000

(J)	Excess Bond or Policy:
	(i)	Insurer: Lloyd’s of London
	(ii)	Bond or Policy Number: B080113012P20
	(iii)	Bond or Policy Period: July 01, 2020 to July 01, 2021
	(iv)	Limit(s) of Liability
Single Loss Limit of Liability: $6,000,000 Part Of $50,000,000
Aggregate Limit of Liability: $6,000,000 Part Of $50,000,000

(K)	Excess Bond or Policy:
	(i)	Insurer: National Casualty Company
	(ii)	Bond or Policy Number: XJO2008786
	(iii)	Bond or Policy Period: July 01, 2020 to July 01, 2021
	(iv)	Limit(s) of Liability
Single Loss Limit of Liability: $10,000,000 Part of $50,000,000
Aggregate Limit of Liability: $10,000,000 Part of $50,000,000

(L)	Excess Bond or Policy:
	(i)	Insurer: Twin City Fire Insurance Co
	(ii)	Bond or Policy Number: 08 FI 0252157-20
	(iii)	Bond or Policy Period: July 01, 2020 to July 01, 2021
	(iv)	Limit(s) of Liability
Single Loss Limit of Liability: $10,000,000 Part of $50,000,000
Aggregate Limit of Liability: $10,000,000 Part of $50,000,000

(M	Excess Bond or Policy:
	(i)	Insurer: US Specialty Insurance Company
	(ii)	Bond or Policy Number: 24-MGU-20-A49807
	(iii)	Bond or Policy Period: July 01, 2020 to July 01, 2021
	(iv)	Limit(s) of Liability
Single Loss Limit of Liability: $8,000,000 Part Of $50,000,000
Aggregate Limit of Liability: $8,000,000 Part Of $50,000,000

DO 70 01 09 99			Page 2 of 3

Bond Number: ELU168490-20

XL Specialty Insurance Company

Renewal of Number: ELU162154-19

A Member of the XL America Companies

(N Excess Bond or Policy:

(i)	Insurer: American International Reinsurance Company
(ii)	Bond or Policy Number: 33089946
(iii)	Bond or Policy Period: July 01, 2020 to July 01, 2021
(iv)	Limit(s) of Liability
Single Loss Limit of Liability: $6,000,000 Part of $50,000,000 Aggregate Limit of Liability: $6,000,000 Part of $50,000,000

(O Excess Bond or Policy:
(i)	Insurer: Ironshore Indemnity Inc.
(ii)	Bond or Policy Number: FI4NAB095H001
(iii)	Bond or Policy Period: July 01, 2020 to July 01, 2021
(iv)	Limit(s) of Liability
Single Loss Limit of Liability: $5,000,000 Part of $50,000,000
Aggregate Limit of Liability: $5,000,000 Part of $50,000,000
ITEM 6.	Premium:
	Premium	$14,847.00
	Taxes, Surcharges or Fees	$0.00
	Total Policy Premium	$14,847.00

ITEM 7.	The liability of the Underwriter is subject to the terms of the following riders attached hereto:
	XS 71 00 05 14 XS 80 07 12 14	XL 80 23 07 02

THESE DECLARATIONS AND THE POLICY, WITH THE ENDORSEMENTS, ATTACHMENTS, AND THE APPLICATION SHALL CONSTITUTE THE

ENTIRE AGREEMENT BETWEEN THE INSURER AND THE INSURED RELATING TO THIS INSURANCE.

FB 70 09 10 10

IN WITNESS

XL SPECIALTY INSURANCE COMPANY

REGULATORY OFFICE

505 EAGLEVIEW BOULEVARD, SUITE 100

DEPARTMENT: REGULATORY
EXTON, PA 19341-1120
PHONE: 800-688-1840

It is hereby agreed and understood that the following In Witness Clause supercedes any and all other In Witness clauses in this policy.

All other provisions remain unchanged.

IN WITNESS WHEREOF, the Insurer has caused this policy to be executed and attested, and, if required by state law, this policy shall not be valid unless countersigned by a duly authorized representative of the Insurer.

Joseph Tocco President	Toni Ann Perkins Secretary

LAD 400 0915 XLS

  2015 X.L. America, Inc. All Rights Reserved. May not be copied without permission.

POLICYHOLDER DISCLOSURE

NOTICE OF TERRORISM

INSURANCE COVERAGE

Coverage for acts of terrorism is already included in your current policy. You are hereby notified that under the Terrorism Risk Insurance Act, as amended in 2015, the definition of act of terrorism has changed. As defined in Section 102(1) of the Act: The term “act of terrorism” means any act that is certified by the Secretary of the Treasury, in consultation with the Secretary of Homeland Security, and the Attorney General of the United States—to be an act of terrorism; to be a violent act or an act that is dangerous to human life, property, or infrastructure; to have resulted in damage within the United States, or outside the United States in the case of certain air carriers or vessels or the premises of a United States mission; and to have been committed by an individual or individuals as part of an effort to coerce the civilian population of the United States or to influence the policy or affect the conduct of the United States Government by coercion. Under your existing coverage, any losses resulting from certified acts of terrorism may be partially reimbursed by the United States Government under a formula established by federal law. Under this formula, the United States Government generally reimburses 85% through 2015; 84% beginning on January 1, 2016; 83% beginning on January 1, 2017; 82% beginning on January 1, 2018; 81% beginning on January 1, 2019; and 80% beginning on January 1, 2020, of covered terrorism losses exceeding the statutorily established deductible paid by the insurance company providing the coverage. However, your policy may contain other exclusions that may affect your coverage. The Terrorism Risk Insurance Act, as amended, contains a $100 billion cap that limits

U.S. Government reimbursement as well as insurers’ liability for losses resulting from certified acts of terrorism when the amount of such losses exceeds $100 billion in any one calendar year. If the aggregate insured losses for all insurers exceed $100 billion, your coverage may be reduced.

The portion of your annual premium that is attributable to coverage for acts of terrorism is: $ waived. Any premium waiver is only valid for the current Policy Period.

I ACKNOWLEDGE THAT I HAVE BEEN NOTIFIED THAT UNDER THE TERRORISM RISK INSURANCE ACT, AS AMENDED, ANY LOSSES RESULTING FROM CERTIFIED ACTS OF TERRORISM UNDER MY POLICY COVERAGE MAY BE PARTIALLY REIMBURSED BY THE UNITED STATES GOVERNMENT AND I HAVE BEEN NOTIFIED OF THE AMOUNT OF MY PREMIUM ATTRIBUTABLE TO SUCH COVERAGE.

Name of Insurer: XL Specialty Insurance Company

Policy Number: ELU168490-20

____________________________
Signature of Insured

____________________________
Print Name and Title

____________________________
Date

NOTICE TO POLICYHOLDERS

U.S. TREASURY DEPARTMENT’S OFFICE OF FOREIGN ASSETS CONTROL

(“OFAC”)

No coverage is provided by this Policyholder Notice nor can it be construed to replace any provisions of your policy. You should read your policy and review your Declarations page for complete information on the coverages you are provided.

This Policyholder Notice provides information concerning possible impact on your insurance coverage due to the impact of U.S. Trade Sanctions1. Please read this Policyholder Notice carefully.

In accordance with the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) regulations, or any other U.S. Trade Sanctions applied by any regulatory body, if it is determined that you or any other insured, or any person or entity claiming the benefits of this insurance has violated U.S. sanctions law, is a Specially Designated National and Blocked Person (“SDN”), or is owned or controlled by an SDN, this insurance will be considered a blocked or frozen contract. When an insurance policy is considered to be such a blocked or frozen contract, neither payments nor premium refunds may be made without authorization from OFAC. Other limitations on the premiums and payments also apply.

1 “U.S Trade Sanctions” may be promulgated by Executive Order, act of Congress, regulations from the

U.S. Departments of State, Treasury, or Commerce, regulations from the State Insurance Departments, etc.

PN CW 05 0519

©2019 X.L. America, Inc. All rights reserved. May not be copied without permission.

Includes copyrighted material of Insurance Services Office, Inc., with its permission.

NOTICE TO POLICYHOLDERS

PRIVACY POLICY

The AXA XL insurance group (the “Companies”), believes personal information that we collect about our customers, potential customers, and proposed insureds (referred to collectively in this Privacy Policy as “customers”) must be treated with the highest degree of confidentiality. For this reason and in compliance with the Title V of the Gramm-Leach-Bliley Act (“GLBA”), we have developed a Privacy Policy that applies to all of our companies. For purposes of our Privacy Policy, the term “personal information” includes all information we obtain about a customer and maintain in a personally identifiable way. In order to assure the confidentiality of the personal information we collect and in order to comply with applicable laws, all individuals with access to personal information about our customers are required to follow this policy.

Our Privacy Promise

Your privacy and the confidentiality of your business records are important to us. Information and the analysis of information is essential to the business of insurance and critical to our ability to provide to you excellent, cost-effective service and products. We understand that gaining and keeping your trust depends upon the security and integrity of our records concerning you. Accordingly, we promise that:

1.	We will follow strict standards of security and confidentiality to protect any information you share with us or information that we receive about you;
2.	We will verify and exchange information regarding your credit and financial status only for the purposes of underwriting, policy administration, or risk management and only with reputable references and clearinghouse services;
3.	We will not collect and use information about you and your business other than the minimum amount of information necessary to advise you about and deliver to you excellent service and products and to administer our business;
4.	We will train our employees to handle information about you or your business in a secure and confidential manner and only permit employees authorized to use such information to have access to such information;
5.	We will not disclose information about you or your business to any organization outside the XL Catlin insurance group of Companies or to third party service providers unless we disclose to you our intent to do so or we are required to do so by law;
6.	We will not disclose medical information about you, your employees, or any claimants under any policy of insurance, unless you provide us with written authorization to do so, or unless the disclosure is for any specific business exception provided in the law;
7.	We will attempt, with your help, to keep our records regarding you and your business complete and accurate, and will advise you how and where to access your account information (unless prohibited by law), and will advise you how to correct errors or make changes to that information; and
8.	We will audit and assess our operations, personnel and third party service providers to assure that your privacy is respected.

Collection and Sources of Information

We collect from a customer or potential customer only the personal information that is necessary for (a) determining eligibility for the product or service sought by the customer, (b) administering the product or service obtained, and (c) advising the customer about our products and services. The information we collect generally comes from the following sources:

  Submission – During the submission process, you provide us with information about you and your business, such as your name, address, phone number, e-mail address, and other types of personal identification information;
  Quotes – We collect information to enable us to determine your eligibility for the particular insurance product and to determine the cost of such insurance to you. The information we collect will vary with the type of insurance you seek;

PN CW 02 0119

© 2019 X.L. America, Inc. All Rights Reserved.
May not be copied without permission.

NOTICE TO POLICYHOLDERS

  Transactions – We will maintain records of all transactions with us, our affiliates, and our third party service providers, including your insurance coverage selections, premiums, billing and payment information, claims history, and other information related to your account;
  Claims – If you obtain insurance from us, we will maintain records related to any claims that may be made under your policies. The investigation of a claim necessarily involves collection of a broad range of information about many issues, some of which does not directly involve you. We will share with you any facts that we collect about your claim unless we are prohibited by law from doing so. The process of claim investigation, evaluation, and settlement also involves, however, the collection of advice, opinions, and comments from many people, including attorneys and experts, to aid the claim specialist in determining how best to handle your claim. In order to protect the legal and transactional confidentiality and privileges associated with such opinions, comments and advice, we will not disclose this information to you; and
  Credit and Financial Reports – We may receive information about you and your business regarding your credit. We use this information to verify information you provide during the submission and quote processes and to help underwrite and provide to you the most accurate and cost-effective insurance quote we can provide.

Retention and Correction of Personal Information

We retain personal information only as long as required by our business practices and applicable law. If we become aware that an item of personal information may be materially inaccurate, we will make reasonable effort to re-verify its accuracy and correct any error as appropriate.

Storage of Personal Information

We have in place safeguards to protect data and paper files containing personal information.

Sharing/Disclosing of Personal Information

We maintain procedures to assure that we do not share personal information with an unaffiliated third party for marketing purposes unless such sharing is permitted by law. Personal information may be disclosed to an unaffiliated third party for necessary servicing of the product or service or for other normal business transactions as permitted by law.

We do not disclose personal information to an unaffiliated third party for servicing purposes or joint marketing purposes unless a contract containing a confidentiality/non-disclosure provision has been signed by us and the third party. Unless a consumer consents, we do not disclose “consumer credit report” type information obtained from an application or a credit report regarding a customer who applies for a financial product to any unaffiliated third party for the purpose of serving as a factor in establishing a consumer’s eligibility for credit, insurance or employment. “Consumer credit report type information” means such things as net worth, credit worthiness, lifestyle information (piloting, skydiving, etc.) solvency, etc. We also do not disclose to any unaffiliated third party a policy or account number for use in marketing. We may share with our affiliated companies information that relates to our experience and transactions with the customer.

Policy for Personal Information Relating to Nonpublic Personal Health Information

We do not disclose nonpublic personal health information about a customer unless an authorization is obtained from the customer whose nonpublic personal information is sought to be disclosed. However, an authorization shall not be prohibited, restricted or required for the disclosure of certain insurance functions, including, but not limited to, claims administration, claims adjustment and management, detection, investigation or reporting of actual or potential fraud, misrepresentation or criminal activity, underwriting, policy placement or issuance, loss control and/or auditing.

PN CW 02 0119

© 2019 X.L. America, Inc. All Rights Reserved.
May not be copied without permission.

NOTICE TO POLICYHOLDERS

Access to Your Information

Our employees, employees of our affiliated companies, and third party service providers will have access to information we collect about you and your business as is necessary to effect transactions with you. We may also disclose information about you to the following categories of person or entities:

  Your independent insurance agent or broker;
  An independent claim adjuster or investigator, or an attorney or expert involved in the claim;
  Persons or organizations that conduct scientific studies, including actuaries and accountants;
  An insurance support organization;
  Another insurer if to prevent fraud or to properly underwrite a risk;
  A state insurance department or other governmental agency, if required by federal, state or local laws; or
  Any persons entitled to receive information as ordered by a summons, court order, search warrant, or subpoena.

Violation of the Privacy Policy

Any person violating the Privacy Policy will be subject to discipline, up to and including termination.

For more information or to address questions regarding this privacy statement, please contact your broker.

PN CW 02 0119

© 2019 X.L. America, Inc. All Rights Reserved.
May not be copied without permission.

NOTICE TO POLICYHOLDERS FRAUD NOTICE

Alabama

Any person who knowingly presents a false or fraudulent claim for payment of a loss or benefit or who knowingly presents false information in an application for insurance is guilty of a crime and may be subject to restitution fines or confinement in prison, or any combination thereof.

Arkansas

Any person who knowingly presents a false or fraudulent claim for payment of a loss or benefit or knowingly presents false information in an application for insurance is guilty of a crime and may be subject to fines and confinement in prison.

Colorado

It is unlawful to knowingly provide false, incomplete, or misleading facts or information to an insurance company for the purpose of defrauding or attempting to defraud the company. Penalties may include imprisonment, fines, denial of insurance, and civil damages. Any insurance company or agent of an insurance company who knowingly provides false, incomplete, or misleading facts or information to a policyholder or claimant for the purpose of defrauding or attempting to defraud the policyholder or claimant with regard to a settlement or award payable from insurance proceeds shall be reported to the Colorado Division of Insurance within the Department of Regulatory Agencies.

District of Columbia

WARNING: It is a crime to provide false or misleading information to an insurer for the purpose of defrauding the insurer or any other person. Penalties include imprisonment and/or fines. In addition, an insurer may deny insurance benefits if false information materially related to a claim was provided by the applicant.

Florida

Any person who knowingly and with intent to injure, defraud, or deceive any insurer files a statement of claim or an application containing any false, incomplete, or misleading information is guilty of a felony of the third degree.

Kansas

A "fraudulent insurance act" means an act committed by any person who, knowingly and with intent to defraud, presents, causes to be presented or prepares with knowledge or belief that it will be presented to or by an insurer, purported insurer, broker or any agent thereof, any written, electronic, electronic impulse, facsimile, magnetic, oral, or telephonic communication or statement as part of, or in support of, an application for the issuance of, or the rating of an insurance policy for personal or commercial insurance, or a claim for payment or other benefit pursuant to an insurance policy for commercial or personal insurance which such person knows to contain materially false information concerning any fact material thereto; or conceals, for the purpose of misleading, information concerning any fact material thereto.

Kentucky

Any person who knowingly and with intent to defraud any insurance company or other person files an application for insurance containing any materially false information or conceals, for the purpose of misleading, information concerning any fact material thereto commits a fraudulent insurance act, which is a crime.

Louisiana

Any person who knowingly presents a false or fraudulent claim for payment of a loss or benefit or knowingly presents false information in an application for insurance is guilty of a crime and may be subject to fines and confinement in prison.

Maine

It is a crime to knowingly provide false, incomplete or misleading information to an insurance company for the purpose of defrauding the company. Penalties may include imprisonment, fines, or denial of insurance benefits.

Maryland

Any person who knowingly or willfully presents a false or fraudulent claim for payment of a loss or benefit or who knowingly or willfully presents false information in an application for insurance is guilty of a crime and may be subject to fines and confinement in prison.

New Jersey	Any person who includes any false or misleading information on an application for an insurance policy is subject to criminal and civil penalties.
New Mexico	ANY PERSON WHO KNOWINGLY PRESENTS A FALSE OR FRAUDULENT CLAIM FOR PAYMENT OF A LOSS OR BENEFIT OR KNOWINGLY PRESENTS FALSE INFORMATION IN AN APPLICATION FOR INSURANCE IS GUILTY OF A CRIME

PN CW 01 0719	Page 1 of 3 © 2019 X.L. America, Inc. All Rights Reserved. May not be copied without permission.

NOTICE TO POLICYHOLDERS AND MAY BE SUBJECT TO CIVIL FINES AND CRIMINAL PENALTIES.
New York

General: All applications for commercial insurance, other than automobile insurance: Any person who knowingly and with intent to defraud any insurance company or other person files an application for insurance or statement of claim containing any materially false information, or conceals for the purpose of misleading, information concerning any fact material thereto, commits a fraudulent insurance act, which is a crime, and shall also be subject to a civil penalty not to exceed five thousand dollars and the stated value of the claim for each such violation.

All applications for automobile insurance and all claim forms: Any person who knowingly makes or knowingly assists, abets, solicits or conspires with another to make a false report of the theft, destruction, damage or conversion of any motor vehicle to a law enforcement agency, the department of motor vehicles or an insurance company, commits a fraudulent insurance act, which is a crime, and shall also be subject to a civil penalty not to exceed five thousand dollars and the value of the subject motor vehicle or stated claim for each violation.

Fire: Any person who knowingly and with intent to defraud any insurance company or other person files an application for insurance containing any false information, or conceals for the purpose of misleading, information concerning any fact material thereto, commits a fraudulent insurance act, which is a crime.

The proposed insured affirms that the foregoing information is true and agrees that these applications shall constitute a part of any policy issued whether attached or not and that any willful concealment or misrepresentation of a material fact or circumstances shall be grounds to rescind the insurance policy.

Ohio

Any person who, with intent to defraud or knowing that he is facilitating a fraud against an insurer, submits an application or files a claim containing a false or deceptive statement is guilty of insurance fraud.

Oklahoma

WARNING: Any person who knowingly, and with intent to injure, defraud or deceive any insurer, makes any claim for the proceeds of an insurance policy containing any false, incomplete or misleading information is guilty of a felony.

WARNING: All Workers Compensation Insurance:

Any person or entity who makes any material false statement or representation, who willfully and knowingly omits or conceals any material information, or who employs any device, scheme, or artifice, or who aids and abets any person for the purpose of:

1.	obtaining any benefit or payment,
2.	increasing any claim for benefit or payment, or
3.	obtaining workers' compensation coverage under this act, shall be guilty of a felony punishable pursuant to Section 1663 of Title 21 of the Oklahoma Statutes.

Pennsylvania

Any person who knowingly and with intent to defraud any insurance company or other person files an application for insurance or statement of claim containing any materially false information or conceals for the purpose of misleading, information concerning any fact material thereto commits a fraudulent insurance act, which is a crime and subjects such person to criminal and civil penalties.

Automobile Insurance: Any person who knowingly and with intent to injure or defraud any insurer files an application or claim containing any false, incomplete or misleading information shall, upon conviction, be subject to imprisonment for up to seven years and the payment of a fine of up to $15,000.

Puerto Rico

Any person who knowingly and with the intention of defrauding presents false information in an insurance application, or presents, helps, or causes the presentation of a fraudulent claim for the payment of a loss or any other benefit, or presents more than one claim for the same damage or loss, shall incur a

PN CW 01 0719	Page 2 of 3 © 2019 X.L. America, Inc. All Rights Reserved. May not be copied without permission.

NOTICE TO POLICYHOLDERS

felony and, upon conviction, shall be sanctioned for each violation by a fine of not less than five thousand dollars ($5,000) and not more than ten thousand dollars ($10,000), or a fixed term of imprisonment for three (3) years, or both penalties. Should aggravating circumstances [be] present, the penalty thus established may be increased to a maximum of five (5) years, if extenuating circumstances are present, it may be reduced to a minimum of two (2) years.

Rhode Island

Any person who knowingly presents a false or fraudulent claim for payment of a loss or benefit or knowingly presents false information in an application for insurance is guilty of a crime and may be subject to fines and confinement in prison.

Tennessee

All Commercial Insurance, Except As Provided for Workers’ Compensation It is a crime to knowingly provide false, incomplete or misleading information to an insurance company for the purpose of defrauding the company. Penalties include imprisonment, fines and denial of insurance benefits.

Workers’ Compensation: It is a crime to knowingly provide false, incomplete or misleading information to any party to a workers’ compensation transaction for the purpose of committing fraud. Penalties include imprisonment, fines and denial of insurance benefits.

Utah

Workers’ Compensation: Any person who knowingly presents false or fraudulent underwriting information, files or causes to be filed a false or fraudulent claim for disability compensation or medical benefits, or submits a false or fraudulent report or billing for health care fees or other professional services is guilty of a crime and may be subject to fines and confinement in state prison.

Virginia

It is a crime to knowingly provide false, incomplete or misleading information to an insurance company for the purpose of defrauding the company. Penalties include imprisonment, fines and denial of insurance benefits.

Washington

It is a crime to knowingly provide false, incomplete or misleading information to an insurance company for the purpose of defrauding the company. Penalties include imprisonment, fines and denial of insurance benefits.

West Virginia

Any person who knowingly presents a false or fraudulent claim for payment of a loss or benefit or knowingly presents false information in an application for insurance is guilty of a crime and may be subject to fines and confinement in prison.

All Other States

Any person who knowingly and willfully presents false information in an application for insurance may be guilty of insurance fraud and subject to fines and confinement in prison. (In Oregon, the aforementioned actions may constitute a fraudulent insurance act which may be a crime and may subject the person to penalties).

PN CW 01 0719

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May not be copied without permission.

XS 80 07 12 14
Endorsement No.: 1 Named Insured: Fidelity Fixed Income and Asset Allocation Funds Policy No.: ELU168490-20	Effective: July 01, 2020 12:01 A.M. Standard Time Insurer: XL Specialty Insurance Company

EXCESS ENDORSEMENT

In consideration of the premium charged:

(1)	It is understood and agreed that the Limit of Liability for this Policy as set forth in Item 3 of the Declarations is the maximum amount payable, including Defense Expenses, by the Insurer under this Policy. Any provision of the Underlying Insurance indicating any ability or right to any reinstatement of such policy's limit of liability shall be inapplicable to this Policy, including any provision indicating a reinstatement of such policy's limit of liability during any extended discovery or reporting period. The Insurer shall not be liable to the Insureds or any other person or entity claiming through or in the name or right of the Insureds for any loss or other liability based upon, arising out of, directly or indirectly resulting from, in consequence of, or in any way involving the application or enforcement of any such provision of the Underlying Insurance.
(2)	It is understood and agreed that the Insurer is under no obligation to renew this Policy upon its expiration. Any provision of the Underlying Insurance indicating any automatic renewal of this Policy shall be inapplicable to this Policy. The Insurer shall not be liable to the Insureds or any other person or entity claiming through or in the name or right of the Insureds for any loss or other liability based upon, arising out of, directly or indirectly resulting from, in consequence of, or in any way involving the application or enforcement of any such provision of the Underlying Insurance.

All other terms, conditions and limitations of this Policy shall remain unchanged.

XS 80 07 12 14

  2015 X.L. America, Inc. All Rights Reserved. May not be copied without permission.

XL 80 23 07 02
Endorsement No.: 2 Named Insured: Fidelity Fixed Income and Asset Allocation Funds Policy No.: ELU168490-20	Effective: July 01, 2020 12:01 A.M. Standard Time Insurer: XL Specialty Insurance Company

TIE IN LIMITS ENDORSEMENT

In consideration of the premium charged, in addition to this Policy, the Insurer or an affiliated company of the Insurer (any such affiliated company being included within the term "Insurer" for the purposes of this endorsement) has also agreed to issue to the person or entity named in Item 1 of the Declarations the following policy(ies) (such policy(ies), the “Other Policy(ies)”):

Other Policy(ies)

Excess Liability Policy (Mutual Funds, $5,000,000 Part of $50,000,000 x $100,000,000), Policy No.

ELU168469-20, Issued by: XL Specialty Insurance Company

It is expressly acknowledged by the person or entity named in Item 1 of the Declarations that the premium for these policies has been negotiated with the understanding that all policies would have shared limits of liability. Therefore, in consideration of the premium charged:

(1)	Any payment of loss or damages, including costs and expenses of defense, under this Policy will reduce the limit of liability available under the Other Policy(ies) for the defense and settlement of, or the payment of any liabilities in connection with, any claim or claims made under the Other Policy(ies).
(2)	Any payment of loss or damages, including costs and expenses of defense, under the Other Policy(ies) will reduce the Limit of Liability available under this Policy for the defense and settlement of, or the payment of any liabilities in connection with, any claim or claims made under this Policy during the Policy Period.
(3)	If the Insurer shall have paid loss or damages, including costs and expenses of defense, under this Policy and loss or damages, including costs and expenses of defense, under the Other Policy(ies) in an aggregate amount equaling $5,000,000 any and all obligations of the Insurer under this Policy will be completely fulfilled and extinguished, and the Insurer will have no further obligations of any kind or nature whatsoever under this Policy.

All other terms, conditions and limitations of this Policy shall remain unchanged.

XL 80 23 07 02

EXCESS POLICY COVERAGE FORM

THIS IS A CLAIMS MADE POLICY. EXCEPT AS OTHERWISE PROVIDED HEREIN, THIS POLICY ONLY APPLIES TO CLAIMS FIRST MADE DURING THE POLICY PERIOD. THE LIMIT OF LIABILITY AVAILABLE TO PAY DAMAGES OR SETTLEMENTS SHALL BE REDUCED AND MAY BE EXHAUSTED BY THE PAYMENT OF DEFENSE EXPENSES. THIS POLICY DOES NOT PROVIDE FOR ANY DUTY BY THE INSURER TO DEFEND ANY INSURED. PLEASE READ AND REVIEW THE POLICY CAREFULLY.

In consideration of the payment of the premium and in reliance on all statements made and information furnished to the Insurer identified in the Declarations (the Insurer) and to the issuer(s) of the Underlying Insurance, the Insurer and the insureds agree as follows:

I. INSURING AGREEMENT

The Insurer will provide coverage excess of the Underlying Insurance stated in ITEM 4 of the Declarations. Coverage hereunder will apply in conformance with the terms, conditions, endorsements and warranties of both the Primary Policy stated in ITEM 4 (A) of the Declarations and of any other Underlying Excess Policy stated in ITEM 4 (B) of the Declarations. The coverage hereunder will attach only after all of the Underlying Insurance has been exhausted by the actual payment of covered amounts under the Underlying Insurance by the applicable insurers thereunder or by any other source. To the extent that any terms, conditions, and endorsements of the Policy may be inconsistent with any terms, conditions, and endorsements of the Underlying Insurance, the terms, conditions, and endorsements of this Policy shall govern.

II. DEPLETION OF UNDERLYING LIMITS OF LIABILITY

The coverage hereunder shall attach only after the limits of all Underlying Insurance have been exhausted by payment of covered amounts. Subject to the terms, conditions, and endorsements of this Policy and the Underlying Insurance, this Policy will continue to apply to covered amounts as primary insurance in the event of the exhaustion of all of the limits of liability of such Underlying Insurance as the result of the actual payment of covered amounts by the applicable insurer thereunder or by any other source. Any risk of uncollectibility with respect to the Underlying Insurance will be expressly retained by the insureds and will not be assumed by the Insurer.

III. RIGHTS AND CLAIM PARTICIPATION

The Insurer shall have the same rights, privileges and protections afforded to the insurer(s) of the Underlying Insurance and may, at its sole discretion, elect to participate in the investigation, settlement and/or defense of any claim against the insureds even if the Underlying Insurance has not been exhausted. The insureds will provide such information and cooperation as is reasonably requested. The insureds shall not do anything that prejudices the Insurer’s position or potential rights of recovery, including, but not limited to, terminating any Underlying Insurance.

IV. LIMIT OF LIABILITY

The amount stated in ITEM 3 of the Declarations is the limit of liability of the Insurer and shall be the maximum amount payable, including defense expenses, by the Insurer under this Policy. Defense expenses are part of and not in addition to the limit of liability and the payment of such will reduce the limit of liability.

V.	NOTICE, ALTERATION, AND TERMINATION
(A)	Where the Underlying Insurance permits or requires notice to the Insurer, the insureds shall have the same obligations and rights to notify the Insurer under this Policy. All notices required under the Underlying Insurance policies and this Policy shall be sent to the address set forth in ITEM (5) of the Declarations: Attention Claim Department or by electronic mail to: proclaimnewnotices@xlgroup.com. Notice given to any underlying insurer will not be deemed notice to the Insurer.
(B)	No change in or modification of this Policy shall be effective unless made by endorsement. In the event of a change of any kind to any Underlying Insurance that broadens or expands coverage, this Policy will become subject to such change only if and to the extent that the Insurer consents to such change in writing and the insured pays any additional premium that may be required by the Insurer.
(C)	This Policy will terminate immediately upon the termination of any of the Underlying Insurance, whether cancelled by the insured or the applicable insurer. Notice of cancellation or non-renewal of any such policies duly given by any of the applicable insurers shall serve as notice of the cancellation or non-renewal of this Policy by the Insurer.

XS 71 00 05 14

IRONSHORE INDEMNITY INC.
(A Stock Company)
175 Berkeley Street
Boston, MA 02116
Toll Free: (877) IRON411

This Policy is issued by the stock insurance company listed above (herein "Insurer").

EXCESS LIABILITY INSURANCE POLICY DECLARATIONS

UNLESS OTHERWISE PROVIDED IN THE FOLLOWED POLICY, THIS POLICY IS A CLAIMS MADE POLICY WHICH COVERS ONLY

CLAIMS FIRST MADE AGAINST THE INSUREDS DURING THE POLICY PERIOD. PLEASE READ THIS POLICY CAREFULLY.

Policy No. FI4NAB095D001
Expiring No. 003198802

ITEM 1.	INSURED COMPANY PRINCIPAL ADDRESS:

Fidelity Equity & High Income Funds
c/o FMR LLC, 200 Summer Street, Mailzone
V7E, Boston, MA 02210

ITEM 2.	COVERAGE PROVIDED:		Excess Commercial Crime and Fidelity Insurance

ITEM 3.	FOLLOWED POLICY: FMR Funds Concentric Custom Bond
INSURER: National Union Fire Insurance Company of Pittsburgh, Pa.
POLICY NUMBER: 01-436-46-90

ITEM 4.	POLICY PERIOD

From July 01, 2020 12:01 A.M. To July 01, 2021 12:01 A.M.
(Local time at the address shown in ITEM 1.)

ITEM 5.

Premium:			Plus all applicable Taxes, Fees and Surcharges.
	Premium:		$12,860.00
	----------------------	-	----------------
	Total Amount Due:		$12,860.00
See Invoice for the date Premium is due and payable. Failure to pay the premium in full may result in voidance of coverage.

ITEM 6.	LIMIT OF LIABILITY/AGGREGATE LIMIT: $5,000,000 for all Loss under all Coverages combined.

ITEM 7.	UNDERLYING POLICY LIMITS/ATTACHMENT POINT: $100,000,000

Form: EXC.003; Edited (03.14.08)

ITEM 8. PENDING & PRIOR LITIGATION DATE: N/A

ITEM 9. NOTICE TO INSURER

A.	Notice of Claim, Wrongful Act or Loss:
Send to Company Indicated Above c/o Ironshore Insurance Services, LLC 28 Liberty Street 5th Floor New York, NY 10005
B.	All other notices:
Send to Company Indicated Above c/o Ironshore Insurance Services, LLC 28 Liberty Street 5th Floor New York, NY 10005

ITEM 10.	BROKER:
ADDRESS:

Mary Coughlin
WILLIS TOWERS WATSON NORTHEAST INC
Three Copley Place 100 Huntington Avenue
800 Boylston Street SUITE NO 300
Boston, MA 02116
LICENSE #: N/A

ITEM 11.	FORMS AND ENDORSEMENTS:

1. IRON.PN.001 (0513) OFAC Compliance Notice
2. TRIA.END.001 (0115) Cap on Losses from Certified Acts of Terrorism
3. EDO.008 (708) Quota Share Amendment of Declarations (Excess)
4. EXC.END.049 (0913) Tie-In Limits

THESE DECLARATIONS, TOGETHER WITH THE COMPLETED AND SIGNED APPLICATION, FOR THIS POLICY AND THE FOLLOWED POLICY, INCLUDING INFORMATION FURNISHED IN CONNECTION THEREWITH WHETHER DIRECTLY OR THROUGH PUBLIC FILING, AND THE POLICY FORM ATTACHED HERETO, CONSTITUTE THE INSURANCE POLICY.

Date:	January 13, 2021
	MO/DAY/YR	Authorized Representative

Form: EXC.003; Edited (03.14.08)

POLICYHOLDER DISCLOSURE STATEMENT UNDER THE TERRORISM RISK INSURANCE ACT OF 2002 AS AMENDED BY THE TERRORISM RISK INSURANCE PROGRAM REAUTHORIZATION ACT OF 2007 AND AS FURTHER AMENDED BY THE TERRORISM RISK

INSURANCE PROGRAM REAUTHORIZATION ACT OF 2015

Coverage for acts of terrorism is included in your policy. You are hereby notified that under the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization act of 2007, and as further amended by the Terrorism Risk Insurance Program Reauthorization Act of 2015, you have coverage for losses resulting from acts of terrorism, as defined in section 102(1) of the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2015. The term “act of terrorism” means any act that is certified by the Secretary of the Treasury—in consultation with the Secretary of Homeland Security, and the Attorney General of the United States—to be an act of terrorism; to be a violent act or an act that is dangerous to human life, property, or infrastructure; to have resulted in damage within the United States, or outside the United States in the case of certain air carriers or vessels or the premises of a United States mission; and to have been committed by an individual or individuals as part of an effort to coerce the civilian population of the United States or to influence the policy or affect the conduct of the United States Government by coercion.

YOU SHOULD KNOW THAT WHERE COVERAGE IS PROVIDED BY THIS POLICY FOR LOSSES RESULTING FROM CERTIFIED ACTS OF TERRORISM, SUCH LOSSES MAY BE PARTIALLY REIMBURSED BY THE UNITED STATES GOVERNMENT UNDER A FORMULA ESTABLISHED BY FEDERAL LAW. HOWEVER, YOUR POLICY MAY CONTAIN OTHER EXCLUSIONS WHICH MIGHT AFFECT YOUR COVERAGE, SUCH AS AN EXCLUSION FOR NUCLEAR EVENTS. UNDER THE FORMULA, THE UNITED STATES GOVERNMENT GENERALLY REIMBURSES A SPECIFIC PERCENTAGE OF COVERED TERRORISM LOSSES EXCEEDING THE STATUTORILY ESTABLISHED DEDUCTIBLE PAID BY THE INSURANCE COMPANY PROVIDING THE COVERAGE. THE PREMIUM CHARGED FOR THIS COVERAGE IS PROVIDED BELOW AND DOES NOT INCLUDE ANY CHARGES FOR THE PORTION OF LOSS THAT MAY BE COVERED BY THE FEDERAL GOVERNMENT UNDER THE ACT.

The portion of your annual premium that is attributable to coverage for acts of terrorism is $ 0.00 , and does not include any charges for the portion of losses covered by the United States Government under the Act.

I ACKNOWLEDGE THAT I HAVE BEEN NOTIFIED THAT THE TERRORISM RISK INSURANCE ACT, AS AMENDED, CONTAINS A SPECIFIC CAP THAT LIMITS U.S. GOVERNMENT REIMBURSEMENT AS WELL AS INSURER’S LIABILITY FOR LOSSES RESULTING FROM CERTIFIED ACTS OF TERRORISM WHEN THE AMOUNT OF SUCH LOSSES IN ANY ONE CALENDAR YEAR EXCEEDS THE CAP. IF THE AGGREGATE INSURED LOSSES FOR ALL INSURERS EXCEED THE CAP, YOUR COVERAGE MAY BE REDUCED. I HAVE ALSO BEEN NOTIFIED OF THE PORTION OF MY PREMIUM ATTRIBUTABLE TO SUCH COVERAGE.

Policyholder/Applicant’s Signature

Print Name

Date

Name of Insurer:

Policy Number:

IRONSHORE INDEMNITY INC.
(A Stock Company)
175 Berkeley Street
Boston, MA 02116
Toll Free: (877) IRON411

Policy Number: FI4NAB095D001

EXCESS LIABILITY INSURANCE POLICY

I.	INSURING AGREEMENT
	In	consideration of the payment of the premium and in reliance upon all statements made in the application for this
	Policy	and the Followed Policy, including the information furnished in connection therewith, whether directly or
	through	public filing, and subject to all terms, definitions, conditions, exclusions and limitations of this policy, the
	Insurer	agrees to provide insurance coverage to the Insureds in accordance with the terms, definitions, conditions,
	exclusions	and limitations of the Followed Policy, except as may be otherwise provided in this Policy.
II.	LOSS PAYABLE PROVISION
	It	is agreed the Insurer shall pay the Insured as defined in the Followed Policy for Loss by reason of exhaustion by
	payments	of all Underlying Policy Limits of all underlying policies by the underlying insurers issuing such underlying
	policies	and/or the Insureds, subject to i) the terms and conditions of the Followed Policy as that form is submitted to
	the	Insurer; ii) the Limit of Liability as stated in Item 6 of the Declarations; and iii) the terms and conditions of, and the
	endorsements	attached to, this Policy. In no event shall this policy grant broader coverage than would be provided by
	the	Followed Policy.
III.	DEFINITIONS
	A.	The Terms “Insurer” and “Followed Policy” shall have the meanings attributed to them in the Declarations.
	B.	The term "Insureds” means those individuals and entities insured by the Followed Policy.
	C.	The term "Policy Period" means the period set forth in Item 4 of the Declarations.
	D.	The term "Underlying Policy Limits/Attachment Point" means an amount equal to the aggregate of all limits of liability as set forth in Item 7 of the Declarations for all Underlying Policies, plus the uninsured retention, if any, applicable to the Underlying Policies.
IV.	POLICY TERMS
	A.	This policy is subject to the same representations contained in the Application for the Followed Policy and has the same terms, definitions, conditions, exclusions and limitations (except as regards the premium, the limits of liability, the policy period and as may be otherwise in this Policy) as are contained in the Followed Policy.
	B.	If during the Policy Period or any Discovery Period the terms, conditions, exclusions or limitations of the Followed Policy are changed in any manner, the Insureds shall as a condition precedent to their rights to coverage under this policy give to the Insurer written notice of the full particulars thereof and secure the Insurers affirmative consent to such modification before coverage will be effective.

Form: EXC.004; Edited (07.12.07)

C.	As a condition precedent to their rights under this policy, the Insureds shall give to the Insurer as soon as practicable written notice in accordance with the terms, conditions, definitions, exclusions and limitations of the Followed Policy.
D.	Notwithstanding any of the terms of this policy which might be construed otherwise, this policy shall drop down only in the event of reduction or exhaustion of the Underlying Limit and shall not drop down for any other reason including, but not limited to, uncollectibility (in whole or in part) of any Underlying Limits. The risk of uncollectibility of such Underlying Limits (in whole or in part) whether because of financial impairment or insolvency of an underlying insurer or for any other reason, is expressly retained by the Insureds and is not in any way or under any circumstances insured or assumed by the carrier.

Ironshore Indemnity Inc. by:

Form: EXC.004; Edited (07.12.07)

IRONSHORE INDEMNITY INC.
(A Stock Company)
175 Berkeley Street
Boston, MA 02116
Toll Free: (877) IRON411

Endorsement # 1

Policy Number: FI4NAB095D001		Effective Date of Endorsement: July 01, 2020
Insured Name: Fidelity Equity & High Income Funds

OFAC COMPLIANCE NOTICE

Payment of Loss under this Policy shall only be made in full compliance with all United States of America economic or trade sanction laws or regulations, including, but not limited to, sanctions, laws and regulations administered and enforced by the U.S. Treasury Department's Office of Foreign Assets Control ("OFAC").

IRON.PN.001 (0513)

IRONSHORE INDEMNITY INC.
(A Stock Company)
175 Berkeley Street
Boston, MA 02116
Toll Free: (877) IRON411

Endorsement # 2

Policy Number: FI4NAB095D001		Effective Date of Endorsement: July 01, 2020
Insured Name: Fidelity Equity & High Income Funds

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.
CAP ON LOSSES FROM CERTIFIED ACTS OF TERRORISM
(1)	If aggregate insured losses attributable to “Certified Acts of Terrorism” (as defined below) exceed $100
	billion	in a calendar year and the Insurer has met its insurer deductible under the Terrorism Risk Insurance
	Act	(“the Act”), the Insurer shall not be liable for the payment of any portion of such losses that exceeds
	$100	billion, and in such case insured losses up to that amount are subject to pro rata allocation in
	accordance	with procedures established by the Secretary of the Treasury.
(2)	The term “Certified Acts of Terrorism” means any act that is certified by the Secretary of the Treasury, in
	concurrence	with the provisions of the federal Terrorism Risk Insurance Act, to be an act of terrorism
	pursuant	to the Act. The criteria contained in the Act for a “certified act of terrorism” include the following:
	(a)	the act resulted in insured losses in excess of $5,000,000 in the aggregate, attributable to all types of insurance subject to the Act; and
	(b)	the act is a violent act or an act that is dangerous to human life, property or infrastructure and is committed by an individual or individuals, as part of an effort to coerce the civilian population of the United States or to influence the policy or affect the conduct of the United States Government by coercion.
(3)	The terms and limitations of any terrorism exclusion, or the inapplicability or omission of a terrorism
	exclusion,	do not serve to create coverage for any Loss that is otherwise excluded under the Policy.

ALL OTHER TERMS, CONDITIONS AND EXCLUSIONS OF THIS POLICY REMAIN UNCHANGED.

January 13, 2021
Authorized Representative	Date

TRIA.END.001 (0115) Includes copyrighted material of Insurance Services Office, Inc., with its permission Page 1 of 1

IRONSHORE INDEMNITY INC.
(A Stock Company)
175 Berkeley Street
Boston, MA 02116
Toll Free: (877) IRON411

Endorsement # 3

Policy Number: FI4NAB095D001		Effective Date of Endorsement: July 01, 2020
Insured Name: Fidelity Equity & High Income Funds

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

QUOTA SHARE AMENDMENT OF DECLARATIONS (EXCESS)

In consideration of the premium charged, it is hereby understood and agreed that:

1.	Item 6. of the Declarations is deleted and replaced by the following:

		Item 6.	Aggregate Quota Share Layer Limit of Liability:	$50,000,000

		Maximum aggregate Limit of Liability for all Claims made during the Policy Period.

		Subject to all of its terms and conditions, this Policy shall provide coverage for Claims in excess of the Underlying
		Insurance, up to the Insurer’s quota share participation of the aggregate maximum limit stated above. Any Loss within
		the Aggregate Quota Share Layer Limit of Liability stated above shall be paid pro rata by each of the insurers
		subscribing to this Aggregate Quota Share Layer Limit of Liability in accordance with the proportion set forth in the
		Participation Agreement entered into by each such insurer. The participation of such insurers is set forth below in Item
		7. of the Declarations. The obligations of such insurers who subscribe to the quota share arrangement are several and
		not joint, and are limited to the extent of their individual subscriptions. No subscribing insurers is responsible for the
		obligation of any co-subscribing insurer.

		The Insurer's participation is set forth at Item 12. of the Declarations. The Insurer has full claims and underwriting
		control of its portion of the quota share arrangement and no action or omission by any of the co-subscribing insurers
		shall bind the Insurer or be deemed a waiver of any coverage defense the Insurer has under this Policy or available at
		law. The Insurer shall act on its own behalf with respect to all other matters concerning this Policy, and no other insurer
		subscribing to the Policy may act on behalf of or bind the Insurer with respect to the Policy terms or any matter
		concerning the Policy. All notices by an Insured to the Insurer under this Policy shall be provided to the Insurer at the
		address specified in the Declarations.

2	.	The Declarations are amended by the addition of the following:

		Item 12.
		Insurer's Quota-Share Participation:	10%
		Insurer's Limit of Liability:	$5,000,000

EDO.008 (7/08)

The Insurer agrees to pay on behalf of the Insured under the Policy that proportion of covered Loss set forth above in the manner provided under Item 3. of the Declarations and in full conformance with all the terms and conditions of the Policy.
3.	Item 7. of the Declarations is amended by adding the following:

Quota Share Layer Attachment Point:	$100,000,000
Quota Share Participant	Policy Number		Limit of Liability
London/Lloyds Syndicates	B080113016	P20	$6,000,000 p/o $50,000,000 excess of
$100,000,000
Freedom Specialty Insurance Company	XJO2008785		$10,000,000 p/o $50,000,000 excess of
$100,000,000
Twin City Fire Insurance Co (The Hartford)	08 FI 0252161 -20		$10,000,000 p/o $50,000,000 excess of
$100,000,000
Houston Casualty Company (HCC)	24-MGU-20-A49810		$8,000,000 p/o $50,000,000 excess of
$100,000,000
American International Reinsurance	33089944		$6,000,000 p/o $50,000,000 excess of
Company, Ltd.			$100,000,000
Ironshore Indemnity Inc.	FI4NAB095D001		$5,000,000 p/o $50,000,000 excess of
$100,000,000
XL Specialty Insurance Company	ELU168511-20		$5,000,000 p/o $50,000,000 excess of
$100,000,000

4.	Item 5. of the Declarations is deleted and replaced by the following:

Item 5.	Total Quota Share Layer Premium:	$128,600
	Insurer's Quota-Share Participation Premium:	$12,860

The Total Quota Share Layer Premium is payable pro rata to each of the insurers subscribing to this Quota Share Layer in accordance with the proportion set forth in its Participation Agreement.

ALL OTHER TERMS, CONDITIONS AND EXCLUSIONS REMAIN UNCHANGED.

January 13, 2021
Authorized Representative	Date

EDO.008 (7/08)

IRONSHORE INDEMNITY INC.
(A Stock Company)
175 Berkeley Street
Boston, MA 02116
Toll Free: (877) IRON411

Endorsement # 4

Policy Number: FI4NAB095D001		Effective Date of Endorsement: July 01, 2020
Insured Name: Fidelity Equity & High Income Funds

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

TIE-IN LIMITS

It is hereby understood and agreed as follows:

Any payment of Loss under this Policy shall serve to reduce the Limit of Liability under Policy Number IA7NAB0949001. Any payment of Loss under Policy Number IA7NAB0949001 shall serve to reduce the Limit of Liability of this Policy. It is understood and agreed that only one Limit of Liability shall apply to any Loss that may be insured by this Policy and Policy Number IA7NAB0949001 and in no event will the Limit of Liability of this Policy and the Limit of Liability of Policy Number IA7NAB0949001 apply in the aggregate to any Loss arising from a Wrongful Act or Related Wrongful Acts.

ALL OTHER TERMS, CONDITIONS AND EXCLUSIONS OF THIS POLICY REMAIN UNCHANGED.

January 13, 2021
Authorized Representative	Date

EXC.END.049 (0913)

Liberty Mutual Group California Privacy Notice

Commercial Lines (excluding Workers’ Compensation)
(Effective January 1, 2020)

Liberty Mutual Group and its affiliates, subsidiaries, and partners (collectively “Liberty Mutual” or “we”, “us” and “our”) provide insurance to companies and other insurers. This Privacy Notice explains how we gather use, and share your data. This Privacy Notice applies to you if you are a Liberty Mutual commercial line insured or are a commercial line claimant residing in California. It does not apply to covered employees or claimants under Workers’ Compensation policies. If this notice does not apply to you, go to libertymutual.com/privacy to review the applicable Liberty Mutual privacy notice.

What Data Does Liberty Mutual Gather?

We may collect the following categories of data:

  Identifiers, including a real name, alias, postal address, unique personal identifier, online identifier, Internet Protocol address, email address, account name, Social Security Number, driver’s license number, or other similar identifiers;
  Personal information described in California Civil Code § 1798.80(e), such as your name, signature, Social Security Number, physical characteristics or description, address, telephone number, driver’s license or state identification card number, insurance policy number, education, employment, employment history, bank account number, financial information, medical information, or health insurance information;
  Protected classification characteristics, including age, race, color, national origin, citizenship, religion or creed, marital status, medical condition, physical or mental disability, sex (including gender, gender identity, gender expression, pregnancy or childbirth and related medical conditions), sexual orientation, or veteran or military status;
  Commercial information, including records of personal property, products or services purchased, obtained, or considered, or other purchasing or consuming histories and tendencies;
  Internet or other similar network activity, including browsing history, search history, information on a consumer’s interaction with a website, application, or advertisement;
  Professional or employment related information, including current or past job history or performance evaluations;
  Inferences drawn from other personal information, such as a profile reflecting a person’s preferences, characteristics, psychological trends, predispositions, behavior, attitudes, intelligence, abilities, and aptitudes;
  Risk data, including data about your driving and/or accident history; this may include data from consumer reporting agencies, such as your motor vehicle records and loss history information, health data, or criminal convictions; and
  Claims data, including data about your previous and current claims, which may include data regarding your health, criminal convictions, third party reports, or other personal data.

For information about the types of personal data we have collected about California consumers in the past twelve (12) months, please go to libertymutual.com/privacy and click on the link for the California Supplemental Privacy Policy.

How We Get the Personal Data:

We gather your personal data directly from you.
For example, you provide us with data when you:

§ ask about, buy insurance or file a claim

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We also gather your personal data from other people. For
example:

§ your insurance agent or broker

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§ pay your policy	§ your employer, association or business (if you are insured through them)

§ visit our websites, call us, or visit our office

§ our affiliates or other insurance companies about your transactions with them

§ consumer reporting agencies, Motor Vehicle Departments, and inspection services, to gather your credit history, driving record, claims history, or value and condition of your property

§ other public directories and sources

§ third parties, including other insurers, brokers and insurance support organizations who you have communicated with about your policy or claim, anti-fraud databases, sanctions lists, court judgments and other databases, government agencies, open electoral register or in the event of a claim, third parties including other parties to the claim witnesses, experts loss adjustors and claim handlers

§ other third parties who take out a policy with us and are required to provide your data such as when you are named as a beneficiary or where a family member has taken out a policy which requires your personal data

For information about how we have collected personal data in the past twelve (12) months, please go to libertymutual.com/privacy and click on the link for the California Supplemental Privacy Policy.

How Does Liberty Mutual Use My Data?

Liberty Mutual uses your data to provide you with our products and services, and as otherwise provided in this Privacy Notice. Your data may be used to:

Business Purpose		Data Categories
Market, sell and provide insurance. This includes		·	Identifiers
for example:		·	Personal Information
·	calculating your premium;	·	Protected Classification Characteristics
·	determining your eligibility for a quote;	·	Commercial Information
·	confirming your identity and service your	·	Internet or other similar network activity
	policy;	·	Professional or employment related information
		·	Inferences drawn from other personal information
		·	Risk data
		·	Claims data
Manage your claim. This includes, for example:		·	Identifiers
·	managing your claim, if any;	·	Personal Information
·	conducting claims investigations;	·	Protected Classification Characteristics
·	conducting medical examinations;	·	Commercial Information
·	conducting inspections, appraisals;	·	Internet or other similar network activity
·	providing roadside assistance;	·	Professional or employment related information
·	providing rental car replacement, or repairs;	·	Inferences drawn from other personal information
		·	Risk data

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		·	Claims data
Day to Day Business and Insurance Operations.		·	Identifiers
This includes, for example:		·	Personal Information
·	creating, maintaining, customizing and securing	·	Protected Classification Characteristics
	accounts;	·	Commercial Information
·	supporting day-to-day business and insurance	·	Internet or other similar network activity
	related functions;	·	Professional or employment related information
·	doing internal research for technology	·	Inferences drawn from other personal information
development;
·	marketing and creating products and services;	·	Risk data
·	conducting audits related to a current contact	·	Claims data
with a consumer and other transactions;
·	as described at or before the point of gathering
personal data or with your authorization;
Security and Fraud Detection. This includes for		·	Identifiers
example:		·	Personal Information
·	detecting security issues;	·	Protected Classification Characteristics
·	protecting against fraud or illegal activity, and	·	Commercial Information
	to comply with regulatory and law enforcement	·	Internet or other similar network activity
	authorities;	·	Professional or employment related information
·	managing risk and securing our systems, assets,	·	Inferences drawn from other personal information
	infrastructure and premises; roadside	·	Risk data
	assistance, rental car replacement, or repairs	·	Claims data
·	help to ensure the safety and security of Liberty
staff, assets and resources, which may include
physical and virtual access controls and access
rights management;
·	supervisory controls and other monitoring and
reviews, as permitted by law; and emergency
and business continuity management;
Regulatory and Legal Requirements. This includes		·	Identifiers
for example:		·	Personal Information
·	controls and access rights management;	·	Protected Classification Characteristics
·	to evaluate or conduct a merger, divestiture,	·	Commercial Information
	restructuring, reorganization, dissolution, or	·	Internet or other similar network activity
	other sale or transfer of some or all of Liberty’s	·	Professional or employment related information
	assets, whether as a going concern or as part of	·	Inferences drawn from other personal information
	bankruptcy, liquidation, or similar proceeding,	·	Risk data
	in which personal data held by Liberty is	·	Claims data
among the assets transferred;
·	exercising and defending our legal rights and
positions;
·	to meet Liberty contract obligations;
·	to respond to law enforcement requests and as
required by applicable law, court order, or
governmental regulations;
·	as otherwise permitted by law.

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Improve Your Customer Experience and Our		·	Identifiers
Products. This includes for example:		·	Personal Information
·	improve your customer experience, our	·	Commercial Information
	products and service;	·	Internet or other similar network activity
·	to provide, support, personalize and develop	·	Professional or employment related information
	our website, products and services;	·	Inferences drawn from other personal information
·	create and offer new products and services;	·	Risk data
		·	Claims data
Analytics to identify, understand and manage our		·	Identifiers
risks and products. This includes for example:		·	Personal Information
·	conducting analytics to better identify,	·	Protected Classification Characteristics
	understand and manage risk and our products;	·	Commercial Information
		·	Internet or other similar network activity
		·	Professional or employment related information
		·	Inferences drawn from other personal information
		·	Risk data
		·	Claims data
Customer service and technical support. This		·	Identifiers
includes for example:		·	Personal Information
·	answer questions and provide notifications;	·	Commercial Information
·	provide customer and technical support;	·	Internet or other similar network activity
		·	Professional or employment related information
		·	Inferences drawn from other personal information
		·	Risk data
		·	Claims data

How Does Liberty Mutual Share My Data?

Liberty Mutual does not sell your personal data as defined by the California Consumer Privacy Act.

Liberty Mutual shares personal data of California consumers with the following categories of third parties:

  Liberty Mutual affiliates;
  Service Providers;
  Public entities and institutions (e.g. regulatory, quasi-regulatory, tax or other authorities, law enforcement agencies, courts, arbitrational bodies, and fraud prevention agencies);
  Professional advisors including law firms, accountants, auditors, and tax advisors;
  Insurers, re-insurers, policy holders, and claimants; and
  As permitted by law.

Liberty Mutual shares the following categories of personal data regarding California consumers to service providers for business purposes:

Identifiers

Protected Classification Characteristics; Internet or other similar network activity;

Inferences drawn from other personal information; Professional, employment, and education information;

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Personal Data; Commercial Information; Claims Data; Risk Data;

For information about how we have shared personal information in the past twelve (12) months, please go to libertymutual.com/privacy and click on the link for the California Supplemental Privacy Policy.

What Privacy Rights Do I Have?

The California Consumer Privacy Act provides California residents with specific rights regarding personal information. These rights are subject to certain exceptions. Our response may be limited as permitted under law.

Access or Deletion

You may have the right to request that Liberty Mutual disclose certain information to you about our collection and use of your personal data in the twelve (12) months preceding such request, including a copy of the personal data we have collected. You also may have the right to request that Liberty Mutual delete personal data that Liberty Mutual collected from you, subject to certain exceptions.

Specifically, you have the right to request that we disclose the following to you, in each case for the twelve (12) month period preceding your request:

  the categories of personal data we have collected about you;
  the categories of sources from which the personal data was/is collected;
  our business or commercial purpose for collecting personal data;
  the categories of third parties with whom we share personal data;
  the specific pieces of data we have collected about you;
  the categories of personal data about you, if any, that we have disclosed for monetary or other valuable consideration, including the categories of third parties to which we have disclosed the data, by category or categories of personal data for each third party to which we disclosed the personal data; and
  the categories of personal data about you that we disclosed for a business purpose.

You can make a request by either:

Calling: 800-344-0197

Online: Mail:	libertymutualgroup.com/privacy-policy/data-request Liberty Mutual Insurance Company 175 Berkeley St., 6th Floor Boston, MA 02116 Attn: Privacy Office

You may also make a verifiable consumer request on behalf of your minor child.

You or your authorized agent may only make a verifiable consumer request for access or data deletion twice within a twelve (12) month period. The verifiable consumer request must provide sufficient information that allows Liberty Mutual to reasonably verify that you are the person about whom Liberty Mutual collected personal data or an authorized representative of such person; and describe your request with sufficient detail that allows Liberty Mutual to properly understand, evaluate, and respond to it. For more information about how Liberty Mutual will verify your identity and how an authorized agent may make a request on your behalf, go to libertymutual.com/privacy and click on the California Supplemental Privacy Policy.

Response Timing

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Liberty Mutual will respond to a verifiable consumer request within forty-five (45) days of its receipt. If more time is needed, Liberty Mutual will inform you of the reason and extension period in writing.

Any disclosures that will be provided will only cover the twelve (12) month period preceding our receipt of the verifiable consumer request. If Liberty Mutual is unable to fulfill your request, you will be provided with the reason that the request cannot be completed. For more information about how we will respond to requests, go to libertymutual.com/privacy and click on the California Supplemental Privacy Policy.

Rights to opt in and out of data selling

California consumers have the right to direct businesses not to sell your personal data (opt-out rights), and personal data of minors under 16 years of age will not be sold, as is their right, without theirs or their parents' opt-in consent. Liberty Mutual does not sell the personal data of consumers. For more information, go to libertymutual.com/privacy and click on the California Supplemental Privacy Policy.

No account needed

You do not need to create an account with Liberty Mutual to exercise your rights. Liberty Mutual will only use personal data provided in a request to review and comply with the request.

No discrimination

You have the right not to be discriminated against for exercising any of your CCPA rights. Unless permitted by the CCPA, exercising your rights will not cause Liberty Mutual to:

  Deny you goods or services;
  Charge you different prices or rates for goods or services, including through granting discounts or other benefits, or imposing penalties;
  Provide you a different level or quality of goods or services; or
  Suggest that you may receive a different price or rate for goods or services, or a different level or quality of goods or services.

Will Liberty Mutual Update This Privacy Notice?

We reserve the right to makes changes to this notice at any time and for any reason. The updated version of this policy will be effective once it is accessible. You are responsible for reviewing this policy to stay informed of any changes or updates.

Who Do I Contact Regarding Privacy?

If you have any questions or comments about this Notice or the Supplemental CCPA Notice, your rights, or are requesting the Notice in an alternative format, please do not hesitate to contact Liberty Mutual at:

Phone: Email: Postal Address:	800-344-0197 privacy@libertymutual.com Liberty Mutual Insurance Company 175 Berkeley St., 6th Floor Boston, MA 02116 Attn: Privacy Office

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IRONSHORE INDEMNITY INC.
(A Stock Company)
175 Berkeley Street
Boston, MA 02116
Toll Free: (877) IRON411

This Policy is issued by the stock insurance company listed above (herein "Insurer").

EXCESS LIABILITY INSURANCE POLICY DECLARATIONS

UNLESS OTHERWISE PROVIDED IN THE FOLLOWED POLICY, THIS POLICY IS A CLAIMS MADE POLICY WHICH COVERS ONLY

CLAIMS FIRST MADE AGAINST THE INSUREDS DURING THE POLICY PERIOD. PLEASE READ THIS POLICY CAREFULLY.

Policy No. FI4NAB095H001
Expiring No. 003199002

ITEM 1.	INSURED COMPANY PRINCIPAL ADDRESS:

Fidelity Fixed Income And Asset Allocation Funds
c/o FMR LLC, 200 Summer Street, Mailzone
V7E, Boston, MA 02210

ITEM 2.	COVERAGE PROVIDED:		Excess Commercial Crime And Fidelity Insurance

ITEM 3.	FOLLOWED POLICY: FMR Funds Concentric Custom Bond
INSURER: National Union Fire Insurance Company of Pittsburgh PA
POLICY NUMBER: 01-436-46-90

ITEM 4.	POLICY PERIOD

From July 01, 2020 12:01 A.M. To July 01, 2021 12:01 A.M.
(Local time at the address shown in ITEM 1.)

ITEM 5.

Premium:			Plus all applicable Taxes, Fees and Surcharges.
	Premium:		$12,860.00
	----------------------	-	----------------
	Total Amount Due:		$12,860.00
See Invoice for the date Premium is due and payable. Failure to pay the premium in full may result in voidance of coverage.

ITEM 6.	LIMIT OF LIABILITY/AGGREGATE LIMIT: $5,000,000 for all Loss under all Coverages combined.

ITEM 7.	UNDERLYING POLICY LIMITS/ATTACHMENT POINT: $100,000,000

Form: EXC.003; Edited (03.14.08)

ITEM 8. PENDING & PRIOR LITIGATION DATE: N/A

ITEM 9. NOTICE TO INSURER

A.	Notice of Claim, Wrongful Act or Loss:
Send to Company Indicated Above c/o Ironshore Insurance Services, LLC 28 Liberty Street 5th Floor New York, NY 10005
B.	All other notices:
Send to Company Indicated Above c/o Ironshore Insurance Services, LLC 28 Liberty Street 5th Floor New York, NY 10005

ITEM 10.	BROKER:
ADDRESS:

Mary Coughlin
WILLIS TOWERS WATSON NORTHEAST INC
Three Copley Place 100 Huntington Avenue
800 Boylston Street SUITE NO 300
Boston, MA 02116
LICENSE #: N/A

ITEM 11.	FORMS AND ENDORSEMENTS:

1. IRON.PN.001 (0513) OFAC Compliance Notice
2. TRIA.END.001 (0115) Cap on Losses from Certified Acts of Terrorism
3. EDO.008 (708) Quota Share Amendment of Declarations (Excess)
4. EXC.END.049 (0913) Tie-In Limits

THESE DECLARATIONS, TOGETHER WITH THE COMPLETED AND SIGNED APPLICATION, FOR THIS POLICY AND THE FOLLOWED POLICY, INCLUDING INFORMATION FURNISHED IN CONNECTION THEREWITH WHETHER DIRECTLY OR THROUGH PUBLIC FILING, AND THE POLICY FORM ATTACHED HERETO, CONSTITUTE THE INSURANCE POLICY.

Date:	January 13, 2021
	MO/DAY/YR	Authorized Representative

Form: EXC.003; Edited (03.14.08)

POLICYHOLDER DISCLOSURE STATEMENT UNDER THE TERRORISM RISK INSURANCE ACT OF 2002 AS AMENDED BY THE TERRORISM RISK INSURANCE PROGRAM REAUTHORIZATION ACT OF 2007 AND AS FURTHER AMENDED BY THE TERRORISM RISK

INSURANCE PROGRAM REAUTHORIZATION ACT OF 2015

Coverage for acts of terrorism is included in your policy. You are hereby notified that under the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization act of 2007, and as further amended by the Terrorism Risk Insurance Program Reauthorization Act of 2015, you have coverage for losses resulting from acts of terrorism, as defined in section 102(1) of the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2015. The term “act of terrorism” means any act that is certified by the Secretary of the Treasury—in consultation with the Secretary of Homeland Security, and the Attorney General of the United States—to be an act of terrorism; to be a violent act or an act that is dangerous to human life, property, or infrastructure; to have resulted in damage within the United States, or outside the United States in the case of certain air carriers or vessels or the premises of a United States mission; and to have been committed by an individual or individuals as part of an effort to coerce the civilian population of the United States or to influence the policy or affect the conduct of the United States Government by coercion.

YOU SHOULD KNOW THAT WHERE COVERAGE IS PROVIDED BY THIS POLICY FOR LOSSES RESULTING FROM CERTIFIED ACTS OF TERRORISM, SUCH LOSSES MAY BE PARTIALLY REIMBURSED BY THE UNITED STATES GOVERNMENT UNDER A FORMULA ESTABLISHED BY FEDERAL LAW. HOWEVER, YOUR POLICY MAY CONTAIN OTHER EXCLUSIONS WHICH MIGHT AFFECT YOUR COVERAGE, SUCH AS AN EXCLUSION FOR NUCLEAR EVENTS. UNDER THE FORMULA, THE UNITED STATES GOVERNMENT GENERALLY REIMBURSES A SPECIFIC PERCENTAGE OF COVERED TERRORISM LOSSES EXCEEDING THE STATUTORILY ESTABLISHED DEDUCTIBLE PAID BY THE INSURANCE COMPANY PROVIDING THE COVERAGE. THE PREMIUM CHARGED FOR THIS COVERAGE IS PROVIDED BELOW AND DOES NOT INCLUDE ANY CHARGES FOR THE PORTION OF LOSS THAT MAY BE COVERED BY THE FEDERAL GOVERNMENT UNDER THE ACT.

The portion of your annual premium that is attributable to coverage for acts of terrorism is $ 0.00 , and does not include any charges for the portion of losses covered by the United States Government under the Act.

I ACKNOWLEDGE THAT I HAVE BEEN NOTIFIED THAT THE TERRORISM RISK INSURANCE ACT, AS AMENDED, CONTAINS A SPECIFIC CAP THAT LIMITS U.S. GOVERNMENT REIMBURSEMENT AS WELL AS INSURER’S LIABILITY FOR LOSSES RESULTING FROM CERTIFIED ACTS OF TERRORISM WHEN THE AMOUNT OF SUCH LOSSES IN ANY ONE CALENDAR YEAR EXCEEDS THE CAP. IF THE AGGREGATE INSURED LOSSES FOR ALL INSURERS EXCEED THE CAP, YOUR COVERAGE MAY BE REDUCED. I HAVE ALSO BEEN NOTIFIED OF THE PORTION OF MY PREMIUM ATTRIBUTABLE TO SUCH COVERAGE.

Policyholder/Applicant’s Signature

Print Name

Date

Name of Insurer:

Policy Number:

IRONSHORE INDEMNITY INC.
(A Stock Company)
175 Berkeley Street
Boston, MA 02116
Toll Free: (877) IRON411

Policy Number: FI4NAB095H001

EXCESS LIABILITY INSURANCE POLICY

I.	INSURING AGREEMENT
	In	consideration of the payment of the premium and in reliance upon all statements made in the application for this
	Policy	and the Followed Policy, including the information furnished in connection therewith, whether directly or
	through	public filing, and subject to all terms, definitions, conditions, exclusions and limitations of this policy, the
	Insurer	agrees to provide insurance coverage to the Insureds in accordance with the terms, definitions, conditions,
	exclusions	and limitations of the Followed Policy, except as may be otherwise provided in this Policy.
II.	LOSS PAYABLE PROVISION
	It	is agreed the Insurer shall pay the Insured as defined in the Followed Policy for Loss by reason of exhaustion by
	payments	of all Underlying Policy Limits of all underlying policies by the underlying insurers issuing such underlying
	policies	and/or the Insureds, subject to i) the terms and conditions of the Followed Policy as that form is submitted to
	the	Insurer; ii) the Limit of Liability as stated in Item 6 of the Declarations; and iii) the terms and conditions of, and the
	endorsements	attached to, this Policy. In no event shall this policy grant broader coverage than would be provided by
	the	Followed Policy.
III.	DEFINITIONS
	A.	The Terms “Insurer” and “Followed Policy” shall have the meanings attributed to them in the Declarations.
	B.	The term "Insureds” means those individuals and entities insured by the Followed Policy.
	C.	The term "Policy Period" means the period set forth in Item 4 of the Declarations.
	D.	The term "Underlying Policy Limits/Attachment Point" means an amount equal to the aggregate of all limits of liability as set forth in Item 7 of the Declarations for all Underlying Policies, plus the uninsured retention, if any, applicable to the Underlying Policies.
IV.	POLICY TERMS
	A.	This policy is subject to the same representations contained in the Application for the Followed Policy and has the same terms, definitions, conditions, exclusions and limitations (except as regards the premium, the limits of liability, the policy period and as may be otherwise in this Policy) as are contained in the Followed Policy.
	B.	If during the Policy Period or any Discovery Period the terms, conditions, exclusions or limitations of the Followed Policy are changed in any manner, the Insureds shall as a condition precedent to their rights to coverage under this policy give to the Insurer written notice of the full particulars thereof and secure the Insurers affirmative consent to such modification before coverage will be effective.

Form: EXC.004; Edited (07.12.07)

C.	As a condition precedent to their rights under this policy, the Insureds shall give to the Insurer as soon as practicable written notice in accordance with the terms, conditions, definitions, exclusions and limitations of the Followed Policy.
D.	Notwithstanding any of the terms of this policy which might be construed otherwise, this policy shall drop down only in the event of reduction or exhaustion of the Underlying Limit and shall not drop down for any other reason including, but not limited to, uncollectibility (in whole or in part) of any Underlying Limits. The risk of uncollectibility of such Underlying Limits (in whole or in part) whether because of financial impairment or insolvency of an underlying insurer or for any other reason, is expressly retained by the Insureds and is not in any way or under any circumstances insured or assumed by the carrier.

Ironshore Indemnity Inc. by:

Form: EXC.004; Edited (07.12.07)

IRONSHORE INDEMNITY INC.
(A Stock Company)
175 Berkeley Street
Boston, MA 02116
Toll Free: (877) IRON411

Endorsement # 1

Policy Number: FI4NAB095H001	Effective Date of Endorsement: July 01, 2020
Insured Name: Fidelity Fixed Income And Asset Allocation Funds

OFAC COMPLIANCE NOTICE

Payment of Loss under this Policy shall only be made in full compliance with all United States of America economic or trade sanction laws or regulations, including, but not limited to, sanctions, laws and regulations administered and enforced by the U.S. Treasury Department's Office of Foreign Assets Control ("OFAC").

IRON.PN.001 (0513)

IRONSHORE INDEMNITY INC.
(A Stock Company)
175 Berkeley Street
Boston, MA 02116
Toll Free: (877) IRON411

Endorsement # 2

Policy Number: FI4NAB095H001	Effective Date of Endorsement: July 01, 2020
Insured Name: Fidelity Fixed Income And Asset Allocation Funds

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.
CAP ON LOSSES FROM CERTIFIED ACTS OF TERRORISM
(1)	If aggregate insured losses attributable to “Certified Acts of Terrorism” (as defined below) exceed $100
	billion	in a calendar year and the Insurer has met its insurer deductible under the Terrorism Risk Insurance
	Act	(“the Act”), the Insurer shall not be liable for the payment of any portion of such losses that exceeds
	$100	billion, and in such case insured losses up to that amount are subject to pro rata allocation in
	accordance	with procedures established by the Secretary of the Treasury.
(2)	The term “Certified Acts of Terrorism” means any act that is certified by the Secretary of the Treasury, in
	concurrence	with the provisions of the federal Terrorism Risk Insurance Act, to be an act of terrorism
	pursuant	to the Act. The criteria contained in the Act for a “certified act of terrorism” include the following:
	(a)	the act resulted in insured losses in excess of $5,000,000 in the aggregate, attributable to all types of insurance subject to the Act; and
	(b)	the act is a violent act or an act that is dangerous to human life, property or infrastructure and is committed by an individual or individuals, as part of an effort to coerce the civilian population of the United States or to influence the policy or affect the conduct of the United States Government by coercion.
(3)	The terms and limitations of any terrorism exclusion, or the inapplicability or omission of a terrorism
	exclusion,	do not serve to create coverage for any Loss that is otherwise excluded under the Policy.

ALL OTHER TERMS, CONDITIONS AND EXCLUSIONS OF THIS POLICY REMAIN UNCHANGED.

January 13, 2021
Authorized Representative	Date

TRIA.END.001 (0115) Includes copyrighted material of Insurance Services Office, Inc., with its permission Page 1 of 1

IRONSHORE INDEMNITY INC.
(A Stock Company)
175 Berkeley Street
Boston, MA 02116
Toll Free: (877) IRON411

Endorsement # 3

Policy Number: FI4NAB095H001	Effective Date of Endorsement: July 01, 2020
Insured Name: Fidelity Fixed Income And Asset Allocation Funds

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

QUOTA SHARE AMENDMENT OF DECLARATIONS (EXCESS)

In consideration of the premium charged, it is hereby understood and agreed that:

1.	Item 6. of the Declarations is deleted and replaced by the following:

		Item 6.	Aggregate Quota Share Layer Limit of Liability:	$50,000,000

		Maximum aggregate Limit of Liability for all Claims made during the Policy Period.

		Subject to all of its terms and conditions, this Policy shall provide coverage for Claims in excess of the Underlying
		Insurance, up to the Insurer’s quota share participation of the aggregate maximum limit stated above. Any Loss within
		the Aggregate Quota Share Layer Limit of Liability stated above shall be paid pro rata by each of the insurers
		subscribing to this Aggregate Quota Share Layer Limit of Liability in accordance with the proportion set forth in the
		Participation Agreement entered into by each such insurer. The participation of such insurers is set forth below in Item
		7. of the Declarations. The obligations of such insurers who subscribe to the quota share arrangement are several and
		not joint, and are limited to the extent of their individual subscriptions. No subscribing insurers is responsible for the
		obligation of any co-subscribing insurer.

		The Insurer's participation is set forth at Item 12. of the Declarations. The Insurer has full claims and underwriting
		control of its portion of the quota share arrangement and no action or omission by any of the co-subscribing insurers
		shall bind the Insurer or be deemed a waiver of any coverage defense the Insurer has under this Policy or available at
		law. The Insurer shall act on its own behalf with respect to all other matters concerning this Policy, and no other insurer
		subscribing to the Policy may act on behalf of or bind the Insurer with respect to the Policy terms or any matter
		concerning the Policy. All notices by an Insured to the Insurer under this Policy shall be provided to the Insurer at the
		address specified in the Declarations.

2	.	The Declarations are amended by the addition of the following:

		Item 12.
		Insurer's Quota-Share Participation:	10%
		Insurer's Limit of Liability:	$5,000,000

EDO.008 (7/08)

The Insurer agrees to pay on behalf of the Insured under the Policy that proportion of covered Loss set forth above in the manner provided under Item 3. of the Declarations and in full conformance with all the terms and conditions of the Policy.
3.	Item 7. of the Declarations is amended by adding the following:

Quota Share Layer Attachment Point:	$100,000,000

Quota Share Participant	Policy Number		Limit of Liability
Freedom Specialty	XJO2008786		$10,000,000 p/o $50,000,000 excess of
$100,000,000
Twin City Fire Insurance Co (The Hartford)	08 FI 0252157 - 20		$10,000,000 p/o $50,000,000 excess of
$100,000,000
U.S. Specialty Insurance Company	24-MGU-20-A49807		$8,000,000 p/o $50,000,000 excess of
$100,000,000
London/Lloyds Syndicates	B080113012	P20	$6,000,000 p/o $50,000,000 excess of
$100,000,000
American International Reinsurance	33089946		$6,000,000 p/o $50,000,000 excess of
Company, Ltd.			$100,000,000
XL Specialty Insurance Company	ELU168490-20		$5,000,000 p/o $50,000,000 excess of
$100,000,000
Ironshore Indemnity Inc.	FI4NAB095H001		$5,000,000 p/o $50,000,000 excess of
$100,000,000

4.	Item 5. of the Declarations is deleted and replaced by the following:

Item 5.	Total Quota Share Layer Premium:	$128,600
	Insurer's Quota-Share Participation Premium:	$12,860

The Total Quota Share Layer Premium is payable pro rata to each of the insurers subscribing to this Quota Share Layer in accordance with the proportion set forth in its Participation Agreement.

ALL OTHER TERMS, CONDITIONS AND EXCLUSIONS REMAIN UNCHANGED.

January 13, 2021
Authorized Representative	Date

EDO.008 (7/08)

IRONSHORE INDEMNITY INC.
(A Stock Company)
175 Berkeley Street
Boston, MA 02116
Toll Free: (877) IRON411

Endorsement # 4

Policy Number: FI4NAB095H001	Effective Date of Endorsement: July 01, 2020
Insured Name: Fidelity Fixed Income And Asset Allocation Funds

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

TIE-IN LIMITS

It is hereby understood and agreed as follows:

Any payment of Loss under this Policy shall serve to reduce the Limit of Liability under Policy Number IA7NAB095J001. Any payment of Loss under Policy Number IA7NAB095J001 shall serve to reduce the Limit of Liability of this Policy. It is understood and agreed that only one Limit of Liability shall apply to any Loss that may be insured by this Policy and Policy Number IA7NAB095J001 and in no event will the Limit of Liability of this Policy and the Limit of Liability of Policy Number IA7NAB095J001 apply in the aggregate to any Loss arising from a Wrongful Act or Related Wrongful Acts.

ALL OTHER TERMS, CONDITIONS AND EXCLUSIONS OF THIS POLICY REMAIN UNCHANGED.

January 13, 2021
Authorized Representative	Date

EXC.END.049 (0913)

Liberty Mutual Group California Privacy Notice

Commercial Lines (excluding Workers’ Compensation)
(Effective January 1, 2020)

Liberty Mutual Group and its affiliates, subsidiaries, and partners (collectively “Liberty Mutual” or “we”, “us” and “our”) provide insurance to companies and other insurers. This Privacy Notice explains how we gather use, and share your data. This Privacy Notice applies to you if you are a Liberty Mutual commercial line insured or are a commercial line claimant residing in California. It does not apply to covered employees or claimants under Workers’ Compensation policies. If this notice does not apply to you, go to libertymutual.com/privacy to review the applicable Liberty Mutual privacy notice.

What Data Does Liberty Mutual Gather?

We may collect the following categories of data:

  Identifiers, including a real name, alias, postal address, unique personal identifier, online identifier, Internet Protocol address, email address, account name, Social Security Number, driver’s license number, or other similar identifiers;
  Personal information described in California Civil Code § 1798.80(e), such as your name, signature, Social Security Number, physical characteristics or description, address, telephone number, driver’s license or state identification card number, insurance policy number, education, employment, employment history, bank account number, financial information, medical information, or health insurance information;
  Protected classification characteristics, including age, race, color, national origin, citizenship, religion or creed, marital status, medical condition, physical or mental disability, sex (including gender, gender identity, gender expression, pregnancy or childbirth and related medical conditions), sexual orientation, or veteran or military status;
  Commercial information, including records of personal property, products or services purchased, obtained, or considered, or other purchasing or consuming histories and tendencies;
  Internet or other similar network activity, including browsing history, search history, information on a consumer’s interaction with a website, application, or advertisement;
  Professional or employment related information, including current or past job history or performance evaluations;
  Inferences drawn from other personal information, such as a profile reflecting a person’s preferences, characteristics, psychological trends, predispositions, behavior, attitudes, intelligence, abilities, and aptitudes;
  Risk data, including data about your driving and/or accident history; this may include data from consumer reporting agencies, such as your motor vehicle records and loss history information, health data, or criminal convictions; and
  Claims data, including data about your previous and current claims, which may include data regarding your health, criminal convictions, third party reports, or other personal data.

For information about the types of personal data we have collected about California consumers in the past twelve (12) months, please go to libertymutual.com/privacy and click on the link for the California Supplemental Privacy Policy.

How We Get the Personal Data:

We gather your personal data directly from you.
For example, you provide us with data when you:

§ ask about, buy insurance or file a claim

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We also gather your personal data from other people. For
example:

§ your insurance agent or broker

1

§ pay your policy	§ your employer, association or business (if you are insured through them)

§ visit our websites, call us, or visit our office

§ our affiliates or other insurance companies about your transactions with them

§ consumer reporting agencies, Motor Vehicle Departments, and inspection services, to gather your credit history, driving record, claims history, or value and condition of your property

§ other public directories and sources

§ third parties, including other insurers, brokers and insurance support organizations who you have communicated with about your policy or claim, anti-fraud databases, sanctions lists, court judgments and other databases, government agencies, open electoral register or in the event of a claim, third parties including other parties to the claim witnesses, experts loss adjustors and claim handlers

§ other third parties who take out a policy with us and are required to provide your data such as when you are named as a beneficiary or where a family member has taken out a policy which requires your personal data

For information about how we have collected personal data in the past twelve (12) months, please go to libertymutual.com/privacy and click on the link for the California Supplemental Privacy Policy.

How Does Liberty Mutual Use My Data?

Liberty Mutual uses your data to provide you with our products and services, and as otherwise provided in this Privacy Notice. Your data may be used to:

Business Purpose		Data Categories
Market, sell and provide insurance. This includes		·	Identifiers
for example:		·	Personal Information
·	calculating your premium;	·	Protected Classification Characteristics
·	determining your eligibility for a quote;	·	Commercial Information
·	confirming your identity and service your	·	Internet or other similar network activity
	policy;	·	Professional or employment related information
		·	Inferences drawn from other personal information
		·	Risk data
		·	Claims data
Manage your claim. This includes, for example:		·	Identifiers
·	managing your claim, if any;	·	Personal Information
·	conducting claims investigations;	·	Protected Classification Characteristics
·	conducting medical examinations;	·	Commercial Information
·	conducting inspections, appraisals;	·	Internet or other similar network activity
·	providing roadside assistance;	·	Professional or employment related information
·	providing rental car replacement, or repairs;	·	Inferences drawn from other personal information
		·	Risk data

2

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		·	Claims data
Day to Day Business and Insurance Operations.		·	Identifiers
This includes, for example:		·	Personal Information
·	creating, maintaining, customizing and securing	·	Protected Classification Characteristics
	accounts;	·	Commercial Information
·	supporting day-to-day business and insurance	·	Internet or other similar network activity
	related functions;	·	Professional or employment related information
·	doing internal research for technology	·	Inferences drawn from other personal information
development;
·	marketing and creating products and services;	·	Risk data
·	conducting audits related to a current contact	·	Claims data
with a consumer and other transactions;
·	as described at or before the point of gathering
personal data or with your authorization;
Security and Fraud Detection. This includes for		·	Identifiers
example:		·	Personal Information
·	detecting security issues;	·	Protected Classification Characteristics
·	protecting against fraud or illegal activity, and	·	Commercial Information
	to comply with regulatory and law enforcement	·	Internet or other similar network activity
	authorities;	·	Professional or employment related information
·	managing risk and securing our systems, assets,	·	Inferences drawn from other personal information
	infrastructure and premises; roadside	·	Risk data
	assistance, rental car replacement, or repairs	·	Claims data
·	help to ensure the safety and security of Liberty
staff, assets and resources, which may include
physical and virtual access controls and access
rights management;
·	supervisory controls and other monitoring and
reviews, as permitted by law; and emergency
and business continuity management;
Regulatory and Legal Requirements. This includes		·	Identifiers
for example:		·	Personal Information
·	controls and access rights management;	·	Protected Classification Characteristics
·	to evaluate or conduct a merger, divestiture,	·	Commercial Information
	restructuring, reorganization, dissolution, or	·	Internet or other similar network activity
	other sale or transfer of some or all of Liberty’s	·	Professional or employment related information
	assets, whether as a going concern or as part of	·	Inferences drawn from other personal information
	bankruptcy, liquidation, or similar proceeding,	·	Risk data
	in which personal data held by Liberty is	·	Claims data
among the assets transferred;
·	exercising and defending our legal rights and
positions;
·	to meet Liberty contract obligations;
·	to respond to law enforcement requests and as
required by applicable law, court order, or
governmental regulations;
·	as otherwise permitted by law.

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Improve Your Customer Experience and Our		·	Identifiers
Products. This includes for example:		·	Personal Information
·	improve your customer experience, our	·	Commercial Information
	products and service;	·	Internet or other similar network activity
·	to provide, support, personalize and develop	·	Professional or employment related information
	our website, products and services;	·	Inferences drawn from other personal information
·	create and offer new products and services;	·	Risk data
		·	Claims data
Analytics to identify, understand and manage our		·	Identifiers
risks and products. This includes for example:		·	Personal Information
·	conducting analytics to better identify,	·	Protected Classification Characteristics
	understand and manage risk and our products;	·	Commercial Information
		·	Internet or other similar network activity
		·	Professional or employment related information
		·	Inferences drawn from other personal information
		·	Risk data
		·	Claims data
Customer service and technical support. This		·	Identifiers
includes for example:		·	Personal Information
·	answer questions and provide notifications;	·	Commercial Information
·	provide customer and technical support;	·	Internet or other similar network activity
		·	Professional or employment related information
		·	Inferences drawn from other personal information
		·	Risk data
		·	Claims data

How Does Liberty Mutual Share My Data?

Liberty Mutual does not sell your personal data as defined by the California Consumer Privacy Act.

Liberty Mutual shares personal data of California consumers with the following categories of third parties:

  Liberty Mutual affiliates;
  Service Providers;
  Public entities and institutions (e.g. regulatory, quasi-regulatory, tax or other authorities, law enforcement agencies, courts, arbitrational bodies, and fraud prevention agencies);
  Professional advisors including law firms, accountants, auditors, and tax advisors;
  Insurers, re-insurers, policy holders, and claimants; and
  As permitted by law.

Liberty Mutual shares the following categories of personal data regarding California consumers to service providers for business purposes:

Identifiers

Protected Classification Characteristics; Internet or other similar network activity;

Inferences drawn from other personal information; Professional, employment, and education information;

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Personal Data; Commercial Information; Claims Data; Risk Data;

For information about how we have shared personal information in the past twelve (12) months, please go to libertymutual.com/privacy and click on the link for the California Supplemental Privacy Policy.

What Privacy Rights Do I Have?

The California Consumer Privacy Act provides California residents with specific rights regarding personal information. These rights are subject to certain exceptions. Our response may be limited as permitted under law.

Access or Deletion

You may have the right to request that Liberty Mutual disclose certain information to you about our collection and use of your personal data in the twelve (12) months preceding such request, including a copy of the personal data we have collected. You also may have the right to request that Liberty Mutual delete personal data that Liberty Mutual collected from you, subject to certain exceptions.

Specifically, you have the right to request that we disclose the following to you, in each case for the twelve (12) month period preceding your request:

  the categories of personal data we have collected about you;
  the categories of sources from which the personal data was/is collected;
  our business or commercial purpose for collecting personal data;
  the categories of third parties with whom we share personal data;
  the specific pieces of data we have collected about you;
  the categories of personal data about you, if any, that we have disclosed for monetary or other valuable consideration, including the categories of third parties to which we have disclosed the data, by category or categories of personal data for each third party to which we disclosed the personal data; and
  the categories of personal data about you that we disclosed for a business purpose.

You can make a request by either:

Calling: 800-344-0197

Online: Mail:	libertymutualgroup.com/privacy-policy/data-request Liberty Mutual Insurance Company 175 Berkeley St., 6th Floor Boston, MA 02116 Attn: Privacy Office

You may also make a verifiable consumer request on behalf of your minor child.

You or your authorized agent may only make a verifiable consumer request for access or data deletion twice within a twelve (12) month period. The verifiable consumer request must provide sufficient information that allows Liberty Mutual to reasonably verify that you are the person about whom Liberty Mutual collected personal data or an authorized representative of such person; and describe your request with sufficient detail that allows Liberty Mutual to properly understand, evaluate, and respond to it. For more information about how Liberty Mutual will verify your identity and how an authorized agent may make a request on your behalf, go to libertymutual.com/privacy and click on the California Supplemental Privacy Policy.

Response Timing

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Liberty Mutual will respond to a verifiable consumer request within forty-five (45) days of its receipt. If more time is needed, Liberty Mutual will inform you of the reason and extension period in writing.

Any disclosures that will be provided will only cover the twelve (12) month period preceding our receipt of the verifiable consumer request. If Liberty Mutual is unable to fulfill your request, you will be provided with the reason that the request cannot be completed. For more information about how we will respond to requests, go to libertymutual.com/privacy and click on the California Supplemental Privacy Policy.

Rights to opt in and out of data selling

California consumers have the right to direct businesses not to sell your personal data (opt-out rights), and personal data of minors under 16 years of age will not be sold, as is their right, without theirs or their parents' opt-in consent. Liberty Mutual does not sell the personal data of consumers. For more information, go to libertymutual.com/privacy and click on the California Supplemental Privacy Policy.

No account needed

You do not need to create an account with Liberty Mutual to exercise your rights. Liberty Mutual will only use personal data provided in a request to review and comply with the request.

No discrimination

You have the right not to be discriminated against for exercising any of your CCPA rights. Unless permitted by the CCPA, exercising your rights will not cause Liberty Mutual to:

  Deny you goods or services;
  Charge you different prices or rates for goods or services, including through granting discounts or other benefits, or imposing penalties;
  Provide you a different level or quality of goods or services; or
  Suggest that you may receive a different price or rate for goods or services, or a different level or quality of goods or services.

Will Liberty Mutual Update This Privacy Notice?

We reserve the right to makes changes to this notice at any time and for any reason. The updated version of this policy will be effective once it is accessible. You are responsible for reviewing this policy to stay informed of any changes or updates.

Who Do I Contact Regarding Privacy?

If you have any questions or comments about this Notice or the Supplemental CCPA Notice, your rights, or are requesting the Notice in an alternative format, please do not hesitate to contact Liberty Mutual at:

Phone: Email: Postal Address:	800-344-0197 privacy@libertymutual.com Liberty Mutual Insurance Company 175 Berkeley St., 6th Floor Boston, MA 02116 Attn: Privacy Office

6

Version 1.0 (last updated October 13, 2019)

7 World Trade Center
250 Greenwich Street
37th Floor
New York, NY 10007

April 28, 2021

Mary Coughlin
Willis
Willis Towers Watson Northeast, Inc.
800 Boylston Street, Suite 600
Boston, MA 02199

RE: Fidelity Equity & High Income Funds Policy Number: XJO2008785

Liability Limit: $10,000,000 Part of $50,000,000 Excess of $100,000,000 Single Loss Limit of Liability

$10,000,000 Part of $50,000,000 Excess of $100,000,000 Aggregate Limit of Liability

Dear Mary,

Nationwide is pleased to provide you with the enclosed Fidelity Equity & High Income Funds Policy, with effective dates 07/01/2020 to 07/01/2021, issued by National Casualty Company ("the Company”) to the above captioned insured.

As requested, the Policy has been issued despite the fact that Nationwide has not received all of the Underlying Excess policy(ies)/endorsements.

As you are aware, the binder for this Policy may contain a subjectivity(ies) regarding receipt, review and acceptance of complete copies of the binders for all of the Underlying Excess policies, as well as complete copies of all of the policies themselves. Please forward complete copies of all of the policies to my attention as soon as possible.

The Company fully reserves its rights to amend the Policy in the event that any inconsistencies exist between the binders related to the policies and the policies when issued. In addition, by issuing the Policy, the Company does not waive any rights or defenses it may have in connection with the Policy, nor is it stopped from asserting all or any defenses that may be available to it with regard to the Policy.

If you have any questions or concerns, please do not hesitate to contact me.

Enclosures

Nationwide®

In Witness Whereof, the Company has caused this policy to be executed and attested.

Secretary

President

The information contained herein replaces any similar information contained elsewhere in the policy.

UT-COVPG (1-17)

     Underwritten by: National Casualty Company Home Office: One Nationwide Plaza · Columbus, Ohio 43215 Administrative Office: 8877 North Gainey Center Drive · Scottsdale, Arizona 85258 1-800-423-7675 · A Stock Company

EXCESS INSURANCE POLICY
Crime and Fidelity

DEPENDING UPON THE TERMS OF THE FOLLOWED POLICY, THIS POLICY MAY APPLY ONLY TO LOSSES FIRST DISCOVERED DURING THE POLICY PERIOD OR EXTENDED REPORTING PERIOD, IF APPLICABLE, AND THE LIMIT OF LIABILITY MAY BE REDUCED BY PAYMENT OF DEFENSE COSTS. PLEASE READ AND REVIEW THE POLICY CAREFULLY.

			DECLARATIONS
Item 1.	Named	Fidelity Equity & High Income Funds		Policy No.:	XJO2008785
	Insured &	c/o FMR LLC		Agent No.:	20408
	Mailing	200 Seaport Blvd, Mailzone ZW9C		Renewal No.:	XJO1908785
	Address:	Boston, MA	02210
Item 2.	Limit of Liability (maximum amount payable by the Insurer under this Policy)*
	A.	Single Loss Limit (Commercial Crime or Financial Institution Bond): $ 10,000,000
	B.	Aggregate Limit (Financial Institution Bond only):		$10,000,000
*Aggregate Limit is applicable to FI Bond only				Part of $ 50,000,000

Item 3. Policy Period:

07/01/2020 to 07/01/2021 12:01 A.M. local time at Named Insured’s Mailing Address

Item 4. Schedule of Underlying Policies:

“Followed Policy” means the policy or coverage section identified below in the Schedule of Underlying Policies, as constituted at its inception (unless the Insurer consents to any change thereto by written endorsement to this Policy).

x	NATIONAL UNION FIRE INSURANCE	01-436-46-90	$15,000,000	07/01/2020 -
	COMPANY OF PITTSBURGH, PA			07/01/2021
DEDUCTIBLE:
$400,000

SEE FORM UT-358 12-07 FOR COMPLETE SCHEDULE OF UNDERLYING POLICIES

“Underlying Limits” means the following amount: $ 100,000,000
Single Loss Limit (Financial Institution Bond or Commercial Crime):	$100,000,000
Aggregate Limit (Financial Institution Bond only):	$100,000,000

“Underlying Policies” means all policies or coverage sections of policies identified in the above Schedule of Underlying Policies, as constituted at their inception (unless the Insurer consents to any change thereto by written endorsement to this Policy). “Underlying Insurer” means any insurer identified in the above Schedule of Underlying Policies as issuing an Underlying Policy.

Item 5.	Premium: $ 29,686	Terrorism Premium: $ 0	Total Premium: $ 29,686
Item 6.	Notice of Claims to:		Other Notices to:
	Nationwide Management Liability & Specialty		Nationwide Management Liability & Specialty
	Attn: Claims Manager		Attn: Claims Manager
	7 World Trade Center, 37th Floor		7 World Trade Center, 37th Floor
	250 Greenwich Street		250 Greenwich Street
	New York, NY 10007-0033		New York, NY 10007-0033

	mlsreportaclaim@nationwide.com		mlsreportaclaim@nationwide.com

XJ-D-1 (08-17)

These Declarations, together with the application (as defined in the Followed Policy) and any information submitted therewith, the Policy, and any written endorsement(s) attached thereto, shall constitute the contract between the

Insureds and the Insurer.

XJ-D-1 (08-17)

     Underwritten by: National Casualty Company Home Office: One Nationwide Plaza • Columbus, Ohio 43215 Administrative Office: 8877 North Gainey Center Drive • Scottsdale, Arizona 85258 1-800-423-7675 • A Stock Company

EXCESS INSURANCE POLICY
Crime and Fidelity

UNLESS OTHERWISE PROVIDED IN THE FOLLOWED POLICY, THIS POLICY APPLIES ONLY TO LOSSES FIRST DISCOVERED BY THE INSURED DURING THE POLICY PERIOD OR EXTENDED REPORTING PERIOD.

In consideration of the payment of the premium and in reliance upon the application (as defined in the Followed Policy) and any information submitted therewith, and subject to the Declarations and terms and conditions of this Policy, the persons and entities entitled to coverage under the Followed Policy (the “Insureds”) and the Insurer agree as follows:

I.	INSURING AGREEMENT
	The	Insurer shall provide insurance coverage excess of the Underlying Limits in accordance with the
	same	terms, definitions, conditions, exclusions and limitations as are contained in the Followed Policy,
	except	with respect to the premium, the limit of liability and as otherwise provided herein.
II.	DEFINITIONS
	“Financial	Insolvency” means the status of any Underlying Insurer being subject to the appoint-
	ment,	by any state, federal or foreign official, agency or court, of any receiver, conservator, liquidator,
	trustee,	rehabilitator or similar official to take control of, supervise, manage or liquidate such Underly-
	ing	Insurer.
III.	REDUCTION OR EXHAUSTION OF UNDERLYING LIMITS
	A.	The Insurer shall not provide any coverage under this Policy until the full amount of the Underlying
		Limits	has been exhausted through payments by, on behalf of or in the place of the Underlying
		Insurers	of amounts covered under the terms of the Underlying Policies by any or all of the following:
		(1)	the Underlying Insurers under the Underlying Policies;
		(2)	the Insured; or
		(3)	any other source.
	B.	In the event that Underlying Limits are partially reduced by reason of actual payments as
		described	in Section III.A. above, then subject to the Limit of Liability this Policy shall continue to
		apply	as excess over the reduced Underlying Limits.
	C.	1. In the event that a Single Loss Limit of Liability is selected in Item 2.A. of the Declarations, and the Underlying Polices have paid the full amount of their Single Loss Underlying Limits for each and every Underlying Policy as applicable, as described in Section III.A. above (and the full amount of any applicable deductible or uninsured retention has been paid under the Followed Policy by the Insured or others), then subject to the Single Loss Limit of Liability set forth on the Declarations of this Policy, this Policy shall continue to apply as primary insurance in accordance with the terms, definitions, conditions, exclusions and limitations of the Followed Policy and the terms, definitions, conditions, exclusions and limitations of this Policy; provided always that this Policy shall only pay excess of such deductible or retention, which shall be applied in the same manner as specified in the Followed Policy.

XJ-P-1 (8-17)

2. In the event that an Annual Aggregate Limit of Liability is selected in Item 2.B. of the
Declarations, and the Underlying Limits are wholly exhausted by reason of actual payments as described in Section III.A. above (and the full amount of any applicable deductible or uninsured retention has been paid under the Followed Policy by the Insured or others), then subject to the Limit of Liability this Policy shall continue to apply as primary insurance in accordance with the terms, definitions, conditions, exclusions and limitations of the Followed Policy and the terms, definitions, conditions, exclusions and limitations of this Policy; provided always that this Policy shall only pay excess of such deductible or retention, which shall be applied in the same manner as specified in the Followed Policy.
	D.	This Policy shall only pay in the event of the reduction or exhaustion of the Underlying Limits by
		reason	of actual payments as described in Section III.A. above and shall not drop down for any
		other	reason, including but not limited to the existence of any sub-limit in any Underlying Policy;
		provided,	however, this Policy will recognize erosion of any of the Underlying Policies due to the
		existence	of a sub-limit.
	E.	The Insureds expressly retain the risk of any gap in coverage or uncollectibility and the Insurer
		does	not in any way insure or assume such risk.
IV.	CONDITIONS OF COVERAGE
	A.	As a condition precedent to this Policy’s coverage, in the event of the Financial Insolvency of any
		of	the Underlying Policies or the reduction or exhaustion of any of the Underlying Policies, the
		Insureds	shall notify the Insurer in writing as soon as practicable thereafter, with full particulars.
	B.	If during the Policy Period or any discovery or extended reporting period, any terms, definitions,
		conditions,	exclusions and limitations of the Followed Policy are changed, this Policy shall not be
		subject	to such change unless the Insurer consents by written endorsement to this Policy.

XJ-P-1 (8-17)

SCHEDULE OF FORMS AND ENDORSEMENTS

Policy No. XJO2008785			Effective Date 07/01/2020
12:01 A.M. Standard Time
Fidelity Equity & High Income
Named Insured	Funds		Agent No. 20408

UT-COVPG		01-17	COVER PAGE
XJ-D-1		08-17	EXCESS INSURANCE POLICY CRIME AND FIDELITY DECLARATIONS
XJ-P-1		08-17	EXCESS INSURANCE POLICY CRIME AND FIDELITY
UT-SP-2		12-95	SCHEDULE OF FORMS AND ENDORSEMENTS
UT-358		12-07	SCHEDULE OF UNDERLYING POLICIES
XM-207		08-17	AMEND REDUCTION OR EXHAUSTION OF UNDERLYING LIMITS-LOSS
XM-202		08-17	AMEND CONDITIONS OF COVERAGE
XM-232		08-17	QUOTA SHARE ENDORSEMENT
UT-3G		03-92	EXCESS POLICY - TIE IN OF LIMITS - AS EXPIRING
UT-3G		03-92	EXCESS POLICY - AMEND CONDITIONS OF COVERAGE - AS
EXPIRING

UT-SP-2 (12-95)

	SCHEDULE OF UNDERLYING POLICIES

Policy No. XJO2008785			Effective Date 07/01/2020
				12:01 A.M. Standard Time

Fidelity Equity & High Income
Named Insured Funds			Agent No. 20408

Issuing Insurer	Policy Number		Limits of Liability	Attachment

Primary:
National Union Fire	01-436-46-90		$15,000,000	See Followed Policy
Insurance Company of				Deductible
Pittsburgh, PA

1st Excess:
ACE American	82484869		$10,000,000	$15,000,000
Insurance Company

2nd Excess:
Everest National	FL5FD00012-201		$10,000,000	$25,000,000
Insurance Company

3rd Excess:
ICI Mutual Insurance	87153320	B	$15,000,000	$35,000,000
Company, RRG

4th Excess:
Allied World	C014840/010		$15,000,000	$50,000,000
Assurance Company
Ltd.

5th Excess:
Travelers Casualty	106547262		$10,000,000	$65,000,000
and Surety Company of
America

6th Excess:
Continental Casualty	287042220		$10,000,000	$75,000,000
Company

7th Excess:
AXIS Insurance	P-001-000158021-01		$5,000,000	$85,000,000
Company			PART OF $15,000,000

Starr Indemnity &	1000059071201		$10,000,000	$85,000,000
Liability Company			PART OF $15,000,000

UT-358 (12-07)

Underwritten by National Casualty Company			ENDORSEMENT
			NO.	1

ATTACHED TTO AND	ENDORSEMENT EFFECTIVE DATEE
FORMING A PART OF		NAMED INSURED		AGENT NO..
POLICYPOLICY NUMBERNUMBER	(12:01 A.M. STANDARD TIME)

XJO2008785	07/01/2020	Fidelity Equity & High Income Funds		20408
THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

AMEND REDUCTION OR EXHAUSTION OF UNDERLYING LIMITS—LOSS

In consideration of the premium charged, it is hereby understood and agreed that Section III. REDUCTION OR EXHAUSTION OF UNDERLYING INSURANCE, subsection A. is deleted in its entirety and replaced with the following:

A.	The Insurer shall not provide any coverage under this Policy until the full amount of the Underlying
	Limits	has been exhausted through payments by, on behalf of or in the place of the Underlying In-
	surers	of Loss under the terms of the Underlying Policies by any or all of the following:
	(1)	The Underlying Insurers under the Underlying Policies;
	(2)	The Insured, including payments made on behalf of the Insured;
	(3)	A DIC Insurer, in the event the difference-in-conditions policy written by such DIC Insurer drops down to pay any amount due under the Underlying Policies; or
	(4)	Any third-party.

All other terms and conditions of this Policy remain unchanged.

AUTHORIZED REPRESENTATIVE

DATE

XM-207 (8-17)

Underwritten by National Casualty Company			ENDORSEMENT
			NO.	2

ATTACHED TTO AND	ENDORSEMENT EFFECTIVE DATEE
FORMING A PART OF		NAMED INSURED		AGENT NO..
POLICYPOLICY NUMBERNUMBER	(12:01 A.M. STANDARD TIME)

XJO2008785	07/01/2020	Fidelity Equity & High Income Funds		20408
THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

AMEND CONDITIONS OF COVERAGE

In consideration of the premium charged, it is hereby understood and agreed that Section IV.A. CONDITIONS OF COVERAGE is deleted in its entirety and replaced by the following:

A.	In the event of the Financial Insolvency of any of the Underlying Policies or the reduction or exhaus- tion of any of the Underlying Policies, the Insureds shall notify the Insurer in writing as soon as practicable thereafter, with full particulars.

All other terms and conditions of this Policy remain unchanged.

AUTHORIZED REPRESENTATIVE

DATE

XM-202 (8-17)

3

XJO2008785

07/01/2020

Fidelity Equity & High Income Funds

20408

1.	This Policy is part of a quota share participation arrangement between the Participating Insurers and the Insured (the “Program”) which provides a $50,000,000 Limit of Liability excess of the
Underlying Limits as follows:

	Participating		Participating	Participating
Participating Insurer	Insurer’s Policy		Insurer’s	Insurer’s
	Number		Limit of Liability	Percentage
National Casualty	XJO2008785		10,000,000	20.00
Company
American	33089944		6,000,000	12.00
International
Reinsurance
Company, Ltd.
XL Specialty	ELU168511-20		5,000,000	10.00
Insurance Company
Ironshore	FI4NAB095D001		5,000,000	10.00
Indemnity Inc.
Twin City Fire	08 FI 0252161 -20		10,000,000	20.00
Insurance Company
Houston Casualty	24-MGU-20-A49810		8,000,000	16.00
Company
Lloyd's of London	B080113016	P20	6,000,000	12.00

2.	Each Participating Insurer shall be liable only for its own percentage of each covered Loss, subject
	to	its own Limit of Liability.
3.	Each Participating Insurer shall:
	A.	receive notice of any Claim submitted for coverage under the Program;
	B.	make its own determination of whether loss is covered under the Program; and
	C.	elect whether to participate in the investigation, settlement or defense of any Claim.
4.	The liability of each Participating Insurer shall be several and not joint. The failure, refusal or inability
	of	any Participating Insurer to pay covered Loss, including, without limitation, an inability based upon
	insolvency,	shall not increase or otherwise affect the liability of any other Participating Insurer. The
	Insured	expressly retains the risk of any gap in coverage or uncollectibility and the Insurer does not
	in	any way insure or assume such risk.

5.	Item 2. of the Declarations is deleted in its entirety and replaced by the following: Item 2. See Excess Policy--Quota Share Endorsement

All other terms and conditions of this Policy remain unchanged.

ENDORSEMENT
NO.

ATTACHED TO AND	ENDORSEMENT EFFECTIVE DATE
FORMING A PART OF		NAMED INSURED	AGENT NO.
POLICY NUMBER	(12:01 A.M. STANDARD TIME)

XJO2008785	07/01/2020	Fidelity Equity & High Income Funds	20408

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

TIE-IN OF LIMITS ENDORSEMENT

This endorsement modifies insurance provided under the following:

EXCESS INSURANCE POLICY

In consideration of the premium paid, it is hereby understood and agreed that there shall be a combined limit of liability of $10,000,000 for all Claims under this policy and all Claims under policy number XMF2000059 issued by the Company to all fidelity funds bonds, including any policy that renews or replaces or succeeds in time either policy, which combined limit of liability shall be the maximum amount payable by the Company under all such policies.

All other terms and conditions of this Policy remain unchanged.

AUTHORIZED REPRESENTATIVE

DATE

		ENDORSEMENT 5
		NO.
ATTACHED TO AND
	ENDORSEMENT EFFECTIVE DATE
FORMING A PART OF		NAMED INSURED	AGENT NO.
POLICY NUMBER	(12:01 A.M. STANDARD TIME)

XJO2008785	07/01/2020	Fidelity Equity & High Income Funds	20408

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

AMEND CONDITIONS OF COVERAGE

This endorsement modifies insurance provided under the following:

EXCESS INSURANCE POLICY

In consideration of the premium paid, it is hereby understood and agreed that Section IV. CONDITIONS

OF COVERAGE, of this Policy is amended by adding the following:

C.	In the event a coverage dispute arises between the Insured and the Insurer of this Policy in relation to matters that are also the subject of a dispute with an Underlying Insurer, then at the Insured’s election, those disputes shall be heard together in the same court or arbitration proceedings

All other terms and conditions of this Policy remain unchanged.

AUTHORIZED REPRESENTATIVE

DATE

7 World Trade Center
250 Greenwich Street
37th Floor
New York, NY 10007

April 27, 2021

Mary Coughlin
Willis
Willis Towers Watson Northeast, Inc.
800 Boylston Street, Suite 600
Boston, MA 02199

RE: Fidelity Fixed Income & Asset Allocation Policy Number: XJO2008786

Liability Limit: $10,000,000 Part of $50,000,000 Excess of $100,000,000 Single Loss Limit of Liability

$10,000,000 Part of $50,000,000 Excess of $100,000,000 Aggregate Limit of Liability

Dear Mary,

Nationwide is pleased to provide you with the enclosed Fidelity Fixed Income & Asset Allocation Policy, with effective dates 07/01/2020 to 07/01/2021, issued by National Casualty Company ("the Company”) to the above captioned insured.

As requested, the Policy has been issued despite the fact that Nationwide has not received all of the Underlying Excess policy(ies)/endorsements.

As you are aware, the binder for this Policy may contain a subjectivity(ies) regarding receipt, review and acceptance of complete copies of the binders for all of the Underlying Excess policies, as well as complete copies of all of the policies themselves. Please forward complete copies of all of the policies to my attention as soon as possible.

The Company fully reserves its rights to amend the Policy in the event that any inconsistencies exist between the binders related to the policies and the policies when issued. In addition, by issuing the Policy, the Company does not waive any rights or defenses it may have in connection with the Policy, nor is it stopped from asserting all or any defenses that may be available to it with regard to the Policy.

If you have any questions or concerns, please do not hesitate to contact me.

Enclosures

     Underwritten by: National Casualty Company Home Office: One Nationwide Plaza · Columbus, Ohio 43215 Administrative Office: 8877 North Gainey Center Drive · Scottsdale, Arizona 85258 1-800-423-7675 · A Stock Company

EXCESS INSURANCE POLICY
Crime and Fidelity

DEPENDING UPON THE TERMS OF THE FOLLOWED POLICY, THIS POLICY MAY APPLY ONLY TO LOSSES FIRST DISCOVERED DURING THE POLICY PERIOD OR EXTENDED REPORTING PERIOD, IF APPLICABLE, AND THE LIMIT OF LIABILITY MAY BE REDUCED BY PAYMENT OF DEFENSE COSTS. PLEASE READ AND REVIEW THE POLICY CAREFULLY.

			DECLARATIONS
Item 1.	Named	Fidelity Fixed Income & Asset		Policy No.:	XJO2008786
	Insured &	Allocation		Agent No.:	20408
	Mailing	c/o FMR LLC		Renewal No.:	XJO1908786
	Address:	200 Seaport Blvd. Mailzone ZW9C
		Boston, MA	02210
Item 2.	Limit of Liability (maximum amount payable by the Insurer under this Policy)*
	A.	Single Loss Limit (Commercial Crime or Financial Institution Bond): $ 10,000,000
	B.	Aggregate Limit (Financial Institution Bond only):		$10,000,000
*Aggregate Limit is applicable to FI Bond only				Part of $ 50,000,000

Item 3. Policy Period:

07/01/2020 to 07/01/2021 12:01 A.M. local time at Named Insured’s Mailing Address

Item 4. Schedule of Underlying Policies:

“Followed Policy” means the policy or coverage section identified below in the Schedule of Underlying Policies, as constituted at its inception (unless the Insurer consents to any change thereto by written endorsement to this Policy).

x	NATIONAL UNION FIRE INSURANCE	01-436-46-90	$15,000,000	07/01/2020 -
	COMPANY OF PITTSBURGH, PA			07/01/2021
DEDUCTIBLE:
$400,000

SEE FORM UT-358 12-07 FOR COMPLETE SCHEDULE OF UNDERLYING POLICIES

“Underlying Limits” means the following amount: $ 100,000,000
Single Loss Limit (Financial Institution Bond or Commercial Crime):	$100,000,000
Aggregate Limit (Financial Institution Bond only):	$100,000,000

“Underlying Policies” means all policies or coverage sections of policies identified in the above Schedule of Underlying Policies, as constituted at their inception (unless the Insurer consents to any change thereto by written endorsement to this Policy). “Underlying Insurer” means any insurer identified in the above Schedule of Underlying Policies as issuing an Underlying Policy.

Item 5.	Premium: $ 29,686	Terrorism Premium: $ 0	Total Premium: $ 29,686
Item 6.	Notice of Claims to:		Other Notices to:
	Nationwide Management Liability & Specialty		Nationwide Management Liability & Specialty
	Attn: Claims Manager		Attn: Claims Manager
	7 World Trade Center, 37th Floor		7 World Trade Center, 37th Floor
	250 Greenwich Street		250 Greenwich Street
	New York, NY 10007-0033		New York, NY 10007-0033

	mlsreportaclaim@nationwide.com		mlsreportaclaim@nationwide.com

XJ-D-1 (08-17)

These Declarations, together with the application (as defined in the Followed Policy) and any information submitted therewith, the Policy, and any written endorsement(s) attached thereto, shall constitute the contract between the

Insureds and the Insurer.

XJ-D-1 (08-17)

     Underwritten by: National Casualty Company Home Office: One Nationwide Plaza • Columbus, Ohio 43215 Administrative Office: 8877 North Gainey Center Drive • Scottsdale, Arizona 85258 1-800-423-7675 • A Stock Company

EXCESS INSURANCE POLICY
Crime and Fidelity

UNLESS OTHERWISE PROVIDED IN THE FOLLOWED POLICY, THIS POLICY APPLIES ONLY TO LOSSES FIRST DISCOVERED BY THE INSURED DURING THE POLICY PERIOD OR EXTENDED REPORTING PERIOD.

In consideration of the payment of the premium and in reliance upon the application (as defined in the Followed Policy) and any information submitted therewith, and subject to the Declarations and terms and conditions of this Policy, the persons and entities entitled to coverage under the Followed Policy (the “Insureds”) and the Insurer agree as follows:

I.	INSURING AGREEMENT
	The	Insurer shall provide insurance coverage excess of the Underlying Limits in accordance with the
	same	terms, definitions, conditions, exclusions and limitations as are contained in the Followed Policy,
	except	with respect to the premium, the limit of liability and as otherwise provided herein.
II.	DEFINITIONS
	“Financial	Insolvency” means the status of any Underlying Insurer being subject to the appoint-
	ment,	by any state, federal or foreign official, agency or court, of any receiver, conservator, liquidator,
	trustee,	rehabilitator or similar official to take control of, supervise, manage or liquidate such Underly-
	ing	Insurer.
III.	REDUCTION OR EXHAUSTION OF UNDERLYING LIMITS
	A.	The Insurer shall not provide any coverage under this Policy until the full amount of the Underlying
		Limits	has been exhausted through payments by, on behalf of or in the place of the Underlying
		Insurers	of amounts covered under the terms of the Underlying Policies by any or all of the following:
		(1)	the Underlying Insurers under the Underlying Policies;
		(2)	the Insured; or
		(3)	any other source.
	B.	In the event that Underlying Limits are partially reduced by reason of actual payments as
		described	in Section III.A. above, then subject to the Limit of Liability this Policy shall continue to
		apply	as excess over the reduced Underlying Limits.
	C.	1. In the event that a Single Loss Limit of Liability is selected in Item 2.A. of the Declarations, and the Underlying Polices have paid the full amount of their Single Loss Underlying Limits for each and every Underlying Policy as applicable, as described in Section III.A. above (and the full amount of any applicable deductible or uninsured retention has been paid under the Followed Policy by the Insured or others), then subject to the Single Loss Limit of Liability set forth on the Declarations of this Policy, this Policy shall continue to apply as primary insurance in accordance with the terms, definitions, conditions, exclusions and limitations of the Followed Policy and the terms, definitions, conditions, exclusions and limitations of this Policy; provided always that this Policy shall only pay excess of such deductible or retention, which shall be applied in the same manner as specified in the Followed Policy.

XJ-P-1 (8-17)

2. In the event that an Annual Aggregate Limit of Liability is selected in Item 2.B. of the
Declarations, and the Underlying Limits are wholly exhausted by reason of actual payments as described in Section III.A. above (and the full amount of any applicable deductible or uninsured retention has been paid under the Followed Policy by the Insured or others), then subject to the Limit of Liability this Policy shall continue to apply as primary insurance in accordance with the terms, definitions, conditions, exclusions and limitations of the Followed Policy and the terms, definitions, conditions, exclusions and limitations of this Policy; provided always that this Policy shall only pay excess of such deductible or retention, which shall be applied in the same manner as specified in the Followed Policy.
	D.	This Policy shall only pay in the event of the reduction or exhaustion of the Underlying Limits by
		reason	of actual payments as described in Section III.A. above and shall not drop down for any
		other	reason, including but not limited to the existence of any sub-limit in any Underlying Policy;
		provided,	however, this Policy will recognize erosion of any of the Underlying Policies due to the
		existence	of a sub-limit.
	E.	The Insureds expressly retain the risk of any gap in coverage or uncollectibility and the Insurer
		does	not in any way insure or assume such risk.
IV.	CONDITIONS OF COVERAGE
	A.	As a condition precedent to this Policy’s coverage, in the event of the Financial Insolvency of any
		of	the Underlying Policies or the reduction or exhaustion of any of the Underlying Policies, the
		Insureds	shall notify the Insurer in writing as soon as practicable thereafter, with full particulars.
	B.	If during the Policy Period or any discovery or extended reporting period, any terms, definitions,
		conditions,	exclusions and limitations of the Followed Policy are changed, this Policy shall not be
		subject	to such change unless the Insurer consents by written endorsement to this Policy.

XJ-P-1 (8-17)

SCHEDULE OF FORMS AND ENDORSEMENTS

Policy No. XJO2008786		Effective Date 07/01/2020
12:01 A.M. Standard Time
Fidelity Fixed Income & Asset
Named Insured	Allocation	Agent No. 20408

UT-COVPG	01-17	COVER PAGE
XJ-D-1	08-17	EXCESS INSURANCE POLICY CRIME AND FIDELITY DECLARATIONS
XJ-P-1	08-17	EXCESS INSURANCE POLICY CRIME AND FIDELITY
UT-SP-2	12-95	SCHEDULE OF FORMS AND ENDORSEMENTS
UT-358	12-07	SCHEDULE OF UNDERLYING POLICIES
XM-207	08-17	AMEND REDUCTION OR EXHAUSTION OF UNDERLYING LIMITS-LOSS
XM-202	08-17	AMEND CONDITIONS OF COVERAGE
XM-232	08-17	QUOTA SHARE ENDORSEMENT
UT-3G	03-92	EXCESS POLICY - TIE IN OF LIMITS - AS EXPIRING
UT-3G	03-92	EXCESS POLICY - AMEND CONDITIONS OF COVERAGE - AS
EXPIRING

UT-SP-2 (12-95)

	SCHEDULE OF UNDERLYING POLICIES

Policy No. XJO2008786			Effective Date 07/01/2020
				12:01 A.M. Standard Time

Fidelity Fixed Income & Asset
Named Insured Allocation			Agent No. 20408

Issuing Insurer	Policy Number		Limits of Liability	Attachment

Primary:
National Union Fire	01-436-46-90		$15,000,000	See Followed Policy
Insurance Company of				Deductible
Pittsburgh, PA

1st Excess:
Federal Insurance	82484869		$10,000,000	$15,000,000
Company

2nd Excess:
Everest Reinsurance	FL5FD00012-201		$10,000,000	$25,000,000
Company

3rd Excess:
ICI Mutual Insurance	87153320	B	$15,000,000	$35,000,000
Company, RRG

4th Excess:
Allied World	C014840/010		$15,000,000	$50,000,000
Assurance Company, AG

5th Excess:
Travelers Casualty	106547262		$10,000,000	$65,000,000
and Surety Company of
America

6th Excess:
Continental Casualty	287042220		$10,000,000	$75,000,000
Company

7th Excess:
AXIS Insurance	P-001-000158021-01		$5,000,000	$85,000,000
Company			PART OF $15,000,000

Starr Indemnity &	1000059071201		$10,000,000	$85,000,000
Liability Company			PART OF $15,000,000

UT-358 (12-07)

Underwritten by National Casualty Company		ENDORSEMENT
		NO.	1

ATTACHED TTO AND	ENDORSEMENT EFFECTIVE DATEE
FORMING A PART OF		NAMED INSURED	AGENT NO..
POLICYPOLICY NUMBERNUMBER	(12:01 A.M. STANDARD TIME)

XJO2008786	07/01/2020	Fidelity Fixed Income & Asset Allocation	20408
THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

AMEND REDUCTION OR EXHAUSTION OF UNDERLYING LIMITS—LOSS

In consideration of the premium charged, it is hereby understood and agreed that Section III. REDUCTION OR EXHAUSTION OF UNDERLYING INSURANCE, subsection A. is deleted in its entirety and replaced with the following:

A.	The Insurer shall not provide any coverage under this Policy until the full amount of the Underlying
	Limits	has been exhausted through payments by, on behalf of or in the place of the Underlying In-
	surers	of Loss under the terms of the Underlying Policies by any or all of the following:
	(1)	The Underlying Insurers under the Underlying Policies;
	(2)	The Insured, including payments made on behalf of the Insured;
	(3)	A DIC Insurer, in the event the difference-in-conditions policy written by such DIC Insurer drops down to pay any amount due under the Underlying Policies; or
	(4)	Any third-party.

All other terms and conditions of this Policy remain unchanged.

AUTHORIZED REPRESENTATIVE

DATE

XM-207 (8-17)

Underwritten by National Casualty Company		ENDORSEMENT
		NO.	2

ATTACHED TTO AND	ENDORSEMENT EFFECTIVE DATEE
FORMING A PART OF		NAMED INSURED	AGENT NO..
POLICYPOLICY NUMBERNUMBER	(12:01 A.M. STANDARD TIME)

XJO2008786	07/01/2020	Fidelity Fixed Income & Asset Allocation	20408
THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

AMEND CONDITIONS OF COVERAGE

In consideration of the premium charged, it is hereby understood and agreed that Section IV.A. CONDITIONS OF COVERAGE is deleted in its entirety and replaced by the following:

A.	In the event of the Financial Insolvency of any of the Underlying Policies or the reduction or exhaus- tion of any of the Underlying Policies, the Insureds shall notify the Insurer in writing as soon as practicable thereafter, with full particulars.

All other terms and conditions of this Policy remain unchanged.

AUTHORIZED REPRESENTATIVE

DATE

XM-202 (8-17)

3

XJO2008786

07/01/2020

Fidelity Fixed Income & Asset Allocation 20408

1.	This Policy is part of a quota share participation arrangement between the Participating Insurers and the Insured (the “Program”) which provides a $50,000,000 Limit of Liability excess of the
Underlying Limits as follows:

	Participating		Participating	Participating
Participating Insurer	Insurer’s Policy		Insurer’s	Insurer’s
	Number		Limit of Liability	Percentage
National Casualty	XJO2008786		10,000,000	20.00
Company
Ironshore	FI4NAB095H001		5,000,000	10.00
Indemnity Inc.
XL Specialty	ELU168490-20		5,000,000	10.00
Insurance Company
American	33089946		6,000,000	12.00
International
Reinsurance
Company, Ltd.
Lloyd's of London	B080113012	P20	6,000,000	12.00
U.S. Specialty	24-MGU-20-A49807		8,000,000	16.00
Insurance Company
Twin City Fire	08 FI 0252157 -		10,000,000	20.00
Insurance Company	20

2.	Each Participating Insurer shall be liable only for its own percentage of each covered Loss, subject
	to	its own Limit of Liability.
3.	Each Participating Insurer shall:
	A.	receive notice of any Claim submitted for coverage under the Program;
	B.	make its own determination of whether loss is covered under the Program; and
	C.	elect whether to participate in the investigation, settlement or defense of any Claim.
4.	The liability of each Participating Insurer shall be several and not joint. The failure, refusal or inability
	of	any Participating Insurer to pay covered Loss, including, without limitation, an inability based upon
	insolvency,	shall not increase or otherwise affect the liability of any other Participating Insurer. The
	Insured	expressly retains the risk of any gap in coverage or uncollectibility and the Insurer does not
	in	any way insure or assume such risk.

5.	Item 2. of the Declarations is deleted in its entirety and replaced by the following: Item 2. See Excess Policy--Quota Share Endorsement

All other terms and conditions of this Policy remain unchanged.

ENDORSEMENT
NO.

ATTACHED TO AND	ENDORSEMENT EFFECTIVE DATE
FORMING A PART OF		NAMED INSURED	AGENT NO.
POLICY NUMBER	(12:01 A.M. STANDARD TIME)

XJO2008786	07/01/2020	Fidelity Fixed Income & Asset Allocation	20408

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

TIE-IN OF LIMITS ENDORSEMENT

This endorsement modifies insurance provided under the following:

EXCESS INSURANCE POLICY

In consideration of the premium paid, it is hereby understood and agreed that there shall be a combined limit of liability of $10,000,000 for all Claims under this policy and all Claims under policy number XMF2000061 issued by the Company to all fidelity funds bonds, including any policy that renews or replaces or succeeds in time either policy, which combined limit of liability shall be the maximum amount payable by the Company under all such policies.

All other terms and conditions of this Policy remain unchanged.

AUTHORIZED REPRESENTATIVE

DATE

		ENDORSEMENT 5
		NO.
ATTACHED TO AND
	ENDORSEMENT EFFECTIVE DATE
FORMING A PART OF		NAMED INSURED	AGENT NO.
POLICY NUMBER	(12:01 A.M. STANDARD TIME)

XJO2008786	07/01/2020	Fidelity Fixed Income & Asset Allocation	20408

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

AMEND CONDITIONS OF COVERAGE

This endorsement modifies insurance provided under the following:

EXCESS INSURANCE POLICY

In consideration of the premium paid, it is hereby understood and agreed that Section IV. CONDITIONS

OF COVERAGE, of this Policy is amended by adding the following:

C.	In the event a coverage dispute arises between the Insured and the Insurer of this Policy in relation to matters that are also the subject of a dispute with an Underlying Insurer, then at the Insured’s election, those disputes shall be heard together in the same court or arbitration proceedings

All other terms and conditions of this Policy remain unchanged.

AUTHORIZED REPRESENTATIVE

DATE

THE HARTFORD
UNIVERSAL EXCESS^{SM} SIMPLIFIED
DECLARATIONS

THE HARTFORD

Policy Number 08 FI 0252161-20

TWIN CITY FIRE INSURANCE CO.
ONE COLLEGE PARK, INDIANAPOLIS, IN
a stock insurance company, herein called
the Underwriter

Producer Code, Name & Address
80347
WILLIS TOWERS WATSON NORTHEAST
800 BOYLSTON STREET SUITE 600
BOSTON, MA 02199

NOTICE: THIS IS A CLAIMS MADE POLICY. EXCEPT AS MAY BE OTHERWISE PROVIDED HEREIN, THE COVERAGE OF THIS POLICY IS LIMITED TO LIABILITY FOR ACTS COVERED BY UNDERLYING INSURANCE (ITEM D.) FOR WHICH CLAIMS ARE FIRST MADE AGAINST THE INSURED(S) WHILE THE POLICY IS IN FORCE. ANY DEFENSE COSTS AND OTHER CLAIM EXPENSE COVERED UNDER THE POLICY IS PART OF AND NOT IN ADDITION TO THE LIMIT OF LIABILITY. PLEASE READ AND REVIEW THE POLICY CAREFULLY.

DECLARATIONS

ITEM A. Name of Insured and Address:
FIDELITY EQUITY AND HIGH INCOME FUNDS
C/O FMR LLC
200 SEAPORT BLVD. MAILZONE V7E
BOSTON, MA 02110

ITEM B. Policy Period: From 12:01 a.m. on 7/01/20 To 12:01 a.m. on 7/01/21
(Standard Time at the address stated in Item A)

ITEM C. LIMIT OF LIABILITY: $ SEE FORM # US00H07501 Aggregate each Policy Period

ITEM D. SCHEDULE OF UNDERLYING INSURANCE:

(1) Primary Policy:

Company: SEE FORM # US00H07501

Policy Number:

Limit of Liability: $

(2) Underlying Excess Policy(ies): SEE FORM # US00H07501

ITEM E. ADDRESS FOR CLAIMS-RELATED NOTICES:
The Hartford - Financial Products Claims Dept.
via mail: 277 Park Ave., 15th Floor
New York, New York 10172
via email: HFPClaims@thehartford.com
via fax: 917-464-6000

ITEM F. ADDRESS FOR ALL OTHER NOTICES:
The Hartford
via mail: 277 Park Ave., 15th Floor
New York, New York 10172
via email: HFPExpress@thehartford.com
via fax: 866-586-4550

ITEM G. EXTENDED REPORTING PERIOD:
(1) Additional Premium:

(2) Additional Period:

ITEM H. PREMIUM: $ 29,686.00

Douglas Elliot

Authorized Representative 08 FI 0252161 7/01/20

02/03/21
Date

US 00 H002 00 0708
© 2008, The Hartford
Page 1 of 1

GU 207
(6-78)

ENDORSEMENT

This endorsement, effective on 7/01/20 at 12:01 A.M. standard time, forms a part of

Policy No. 08 FI 0252161-20 of the TWIN CITY FIRE INSURANCE CO.

Issued to FIDELITY EQUITY AND HIGH INCOME FUNDS

Douglas Elliot

Douglas Elliot, President

SCHEDULE OF FORMS AND ENDORSEMENTS

	US00H00300	07/08	THE HARTFORD UNIVERSAL EXCESS SIMPLIFIED POLICY
	RN00N02600	05/93	IN WITNESS PAGE
1	US00H07501	09/09	EXCESS FIDELITY SCHEDULE OF UNDERLYING INSURANCE ENDORSEMENT
2	US00H04000	07/08	EXCESS QUOTA SHARE PARTICIPATION ENDORSEMENT
3	HG00H00901	07/08	AMEND MAILING ADDRESS FOR NOTICE ENDORSEMENT
4	US00H02600	07/08	EXCESS ABSOLUTE TIE-IN ENDORSEMENT
5	US00H07200	07/08	EXCESS FIDELITY ENDORSEMENT
6	US00H07300	07/08	EXCESS FIDELITY - AGGREGATE LIMIT OF INSURANCE
	HG00H12900	10/16	U.S. DEPARTMENT OF THE TREASURY, OFFICE OF FOREIGN ASSETS CONTROL ("OFAC")
	HR00H09300	02/07	PRODUCER COMPENSATION NOTICE

Rev. Ed. Date (04/02)
GU 207 (6-78)

THE HARTFORD UNIVERSAL EXCESS℠ SIMPLIFIED POLICY

In consideration of the payment of the Premium and in reliance upon any application, materials or information made available by or on behalf of the Insured(s) to the Underwriters during the application or proposal process, the Underwriters and the Insured(s) agree as follows:

I. INSURING AGREEMENT – FOLLOW FORM COVERAGE

This policy shall provide coverage in excess of the total limits of liability and any retention/deductible of the Underlying Insurance. Coverage shall follow form to the same terms, conditions, and limitations as are contained in the Primary Policy or any Underlying Excess Policy(ies) as of the inception of this policy, except as otherwise provided herein. In no event shall this policy grant broader coverage than is provided by either the Primary Policy or any one of the Underlying Excess Policy(ies).

II. UNDERLYING INSURANCE

A. *EXHAUSTION OR REDUCTION*: It is expressly agreed that liability for any Loss shall attach to the Underwriters only after either: (i) the insurer(s) of the Primary Policy and Underlying Excess Policy(ies) shall have paid the full amount of their respective liability for such Loss; or (ii) the Insured(s) shall have paid, in the applicable legal currency, any portion of such Loss that, together with any payments by such insurer(s) above, equals the limits of liability of the Underlying Insurance. The Underwriters shall then be liable to pay additional amounts of Loss up to the Limit of Liability. In the event such payments described above exhaust the Underlying Insurance but not this policy, then this policy shall continue as primary insurance, subject to its terms, conditions and limitations, and shall apply a retention/deductible as set forth in the Primary Policy to any subsequent Claim. In the event such payments described above only reduce the Underlying Insurance, then this policy shall continue as excess of the reduced Underlying Insurance. In no way shall any payments by the Insured(s) constitute a waiver of any terms, conditions or limitations of the Underlying Insurance or of this policy.

B. *SUB-LIMITS*: If the Primary Policy provides coverage that is subject to a sub-limit of liability, then this policy shall not apply to any Claim that is subject to such sub-limit. However, any such coverage shall be recognized solely for the purposes of reducing or exhausting the Underlying Insurance.

C. *MAINTENANCE*: The Insured(s) agree that the Underlying Insurance shall be maintained in full effect while this policy is in force. If the Insured(s) fail to do so, the Underwriters shall only be liable to the extent it would have been liable had the Insured(s) maintained such insurance and the Insured(s) shall be self-insured for the amount of the Underlying Insurance which is not maintained.

III. PARTICIPATION, COOPERATION, NOTICE AND CANCELLATION

The Underwriters may, at their sole option, elect to participate in the investigation, settlement or defense of any Claim even if the Underlying Insurance has not been exhausted. The Insured(s) shall give the Underwriters all information and cooperation as the Underwriters may reasonably require. All notices shall be given to the Underwriters at the applicable address set forth in either Item E. or Item F. of the Declarations and in accordance with all appropriate notice provisions of the Underlying Insurance. This policy may only be cancelled in accordance with the appropriate cancellation provisions of the Underlying Insurance.

IV. DEFINITIONS

1. Insured(s) shall mean those individuals and/or entities insured under the Underlying Insurance.
2. Primary Policy means the policy in Item D.(1) of the Declarations.
3. Underlying Excess Policy(ies) means the policy(ies) in Item D.(2) of the Declarations.
4. Underlying Insurance means all those policies in Item D. of the Declarations.
5. Underwriters, Premium, Policy Period and Limit of Liability shall have the meanings set forth in the Declarations.
6. All other capitalized terms shall have the meanings set forth in the Underlying Insurance.

V. EXTENDED REPORTING PERIOD

If the Insured(s) elect and are granted an extended reporting period under all of the Underlying Insurance, then the Insured(s), by meeting the following requirements, may also elect an extended reporting period under this policy. The requirements of this policy are: (i) satisfying the same conditions as set forth in the Underlying Insurance; and (ii) paying the additional premium set forth in Item G.(1) of the Declarations. Such extended reporting period shall be for the period of time set forth in Item G.(2) of the Declarations.

US 00 H003 00 0708
© 2008, The Hartford
Page 1 of 1
08 FI 0252161-20 7/01/20

TWIN CITY FIRE INSURANCE COMPANY
HOME OFFICE - INDIANAPOLIS, INDIANA
ADMINISTRATIVE OFFICES - HARTFORD, CONNECTICUT
(A STOCK INSURANCE COMPANY MEMBER OF THE HARTFORD)

Lisa Levin, Secretary

Douglas Elliot, President

RN 00 N026 00 0593
ILBP 83 01 05 89 RN
08 FI 0252161-20 7/01/20

ENDORSEMENT NO: 1

This endorsement, effective 12:01 am, 07/01/20 **forms part of policy number** 08 FI 0252161-20 issued to: FIDELITY EQUITY AND HIGH INCOME FUNDS

by: TWIN CITY FIRE INSURANCE CO.

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

EXCESS FIDELITY SCHEDULE OF UNDERLYING INSURANCE ENDORSEMENT

This endorsement modifies insurance provided under the following:

THE HARTFORD UNIVERSAL EXCESS℠ SIMPLIFIED POLICY

ITEM C. LIMIT OF LIABILITY is deleted and replaced with the following:

ITEM C. LIMIT OF INSURANCE:

Coverage	Description	Limit of Insurance
Insuring Agreement A	Fidelity	$10,000,000 p/o $50,000,000 excess of $100,000,000
Insuring Agreement B	On Premises	$10,000,000 p/o $50,000,000 excess of $100,000,000
Insuring Agreement C	In Transit	$10,000,000 p/o $50,000,000 excess of $100,000,000
Insuring Agreement D	Forgery or Alteration	$10,000,000 p/o $50,000,000 excess of $100,000,000
Insuring Agreement E	Securities	$10,000,000 p/o $50,000,000 excess of $100,000,000
Insuring Agreement F	Counterfeit Currency	$10,000,000 p/o $50,000,000 excess of $100,000,000
Insuring Agreement G	Uncollectible Items of Deposit	**NOT COVERED**
Insuring Agreement H	Audit Expenses	**NOT COVERED**
Insuring Agreement I	Computer Systems	$10,000,000 p/o $50,000,000 excess of $100,000,000
Insuring Agreement J	Customer Voice Initiated Transfers	$10,000,000 p/o $50,000,000 excess of $100,000,000
Insuring Agreement K	Telefacsimile Transfer Fraud	$10,000,000 p/o $50,000,000 excess of $100,000,000
	Stop Payment	**NOT COVERED**
	Unauthorized Signatures	**NOT COVERED**
	Claims Expense Facsimile Signature	**NOT COVERED** $10,000,000 p/o $50,000,000 excess of $100,000,000
	Automated Phone Systems	$10,000,000 p/o $50,000,000 excess of $100,000,000

US 00 H075 01 0909 © 2009, The Hartford Page 1 of 7

Destruction of Data or Programs by Hackers	$10,000,000 p/o $50,000,000 excess of $100,000,000
	Destruction of Data or Programs by Virus	$10,000,000 p/o $50,000,000 excess of $100,000,000

☒ If this box is checked, this Policy is subject to an Aggregate Limit of Insurance each Bond or Policy Period, applicable to all Insuring Agreements of $10,000,000.

The Company's Limit of Insurance for each coverage for which an amount is inserted above shall be in excess of all Underlying Insurance shown in the Schedule of Underlying Insurance below plus any Deductible Amount shown as applicable to the Primary Coverage.

D. SCHEDULE OF UNDERLYING INSURANCE

Primary Coverage Carrier: National Union Fire Insurance Company of Pittsburgh, PA
Policy No.: 01-436-46-90

Coverage	Description	Limit of Insurance	Deductible
Insuring Agreement A	Fidelity	$15,000,000	$400,000 Each Loss
Insuring Agreement B	On Premises	$15,000,000	$400,000 Each Loss
Insuring Agreement C	In Transit	$15,000,000	$400,000 Each Loss
Insuring Agreement D	Forgery or Alteration	$15,000,000	$400,000 Each Loss
Insuring Agreement E	Securities	$15,000,000	$400,000 Each Loss
Insuring Agreement F	Counterfeit Currency	$15,000,000	$400,000 Each Loss
Insuring Agreement G	Uncollectible Items of Deposit	$5,000,000	$2,500 Each Loss
Insuring Agreement H	Audit Expense	$100,000	$2,500 Each Loss
Insuring Agreement I	Computer Systems	$10,000,000	$400,000 Each Loss
Insuring Agreement J	Customer Voice Initiated Transfer	$10,000,000	$400,000 Each Loss
Insuring Agreement K	Telefacsimile Transfer Fraud	$10,000,000	$400,000 Each Loss
	Stop Payment	$100,000	$2,500 Each Loss
	Unauthorized Signatures	$3,000,000	$25,000 Each Loss
	Claim Expense	$100,000	$25,000 Each Loss
	Facsimile Signature	$15,000,000	$400,000 Each Loss
	Automated Phone System	$15,000,000	$400,000 Each Loss
	Destruction of Data or Programs by Hacker	$15,000,000	$400,000 Each Loss
	Destruction of Data or Programs by Virus	$15,000,000	$400,000 Each Claim

☒ If this box is checked, this Policy is subject to an Aggregate Limit of Insurance each Bond or Policy Period, applicable to all Insuring Agreements of $10,000,000.

Other Underlying Coverage ☐ None ☒ See Schedule Below

Excess Layer Carrier: Federal Insurance Company
Policy No.: 82484869

Coverage	Description	Limit of Insurance
Insuring Agreement A	Fidelity	$10,000,000 excess of $15,000,000
Insuring Agreement B	On Premises	$10,000,000 excess of $15,000,000
Insuring Agreement C	In Transit	$10,000,000 excess of $15,000,000

US 00 H075 01 0909 © 2009, The Hartford Page 2 of 7

Insuring Agreement D	Forgery or Alteration	$10,000,000 excess of $15,000,000
Insuring Agreement E	Securities	$10,000,000 excess of $15,000,000
Insuring Agreement F	Counterfeit Currency	$10,000,000 excess of $15,000,000
Insuring Agreement G	Uncollectible Items of Deposit	**NOT COVERED**
Insuring Agreement H	Audit Expenses	**NOT COVERED**
Insuring Agreement I	Computer Systems	$10,000,000 excess of $15,000,000
Insuring Agreement J	Customer Voice Initiated Transfers	$10,000,000 excess of $15,000,000
Insuring Agreement K	Telefacsimile Transfer Fraud	$10,000,000 excess of $15,000,000
	Stop Payment	**NOT COVERED**
	Unauthorized Signatures	**NOT COVERED**
	Claims Expense	**NOT COVERED**
	Facsimile Signature	$10,000,000 excess of $15,000,000
	Automated Phone Systems	$10,000,000 excess of $15,000,000
	Destruction of Data or Programs by Hackers	$10,000,000 excess of $15,000,000
	Destruction of Data or Programs by Virus	$10,000,000 excess of $15,000,000

☒ If this box is checked, this Policy is subject to an Aggregate Limit of Insurance each Bond or Policy Period, applicable to all Insuring Agreements of $10,000,000.

Excess Layer Carrier: Everest Reinsurance Company
Policy No.: FL5FD00012-201

Coverage	Description	Limit of Insurance
Insuring Agreement A	Fidelity	$10,000,000 excess of $25,000,000
Insuring Agreement B	On Premises	$10,000,000 excess of $25,000,000
Insuring Agreement C	In Transit	$10,000,000 excess of $25,000,000
Insuring Agreement D	Forgery or Alteration	$10,000,000 excess of $25,000,000
Insuring Agreement E	Securities	$10,000,000 excess of $25,000,000
Insuring Agreement F	Counterfeit Currency	$10,000,000 excess of $25,000,000
Insuring Agreement G	Uncollectible Items of Deposit	**NOT COVERED**
Insuring Agreement H	Audit Expenses	**NOT COVERED**
Insuring Agreement I	Computer Systems	$10,000,000 excess of $25,000,000
Insuring Agreement J	Customer Voice Initiated Transfers	$10,000,000 excess of $25,000,000
Insuring Agreement K	Telefacsimile Transfer Fraud	$10,000,000 excess of $25,000,000
	Stop Payment	**NOT COVERED**
	Unauthorized Signatures	**NOT COVERED**
	Claims Expense	**NOT COVERED**
	Facsimile Signature	$10,000,000 excess of $25,000,000
	Automated Phone Systems	$10,000,000 excess of $25,000,000
	Destruction of Data or Programs by Hackers	$10,000,000 excess of $25,000,000
	Destruction of Data or Programs by Virus	$10,000,000 excess of $25,000,000

☒ If this box is checked, this Policy is subject to an Aggregate Limit of Insurance each Bond or Policy Period, applicable to all Insuring Agreements of $10,000,000.

Excess Layer Carrier: ICI Mutual Insurance Company
Policy No.: 87153320B

Coverage	Description	Limit of Insurance
Insuring Agreement A	Fidelity	$15,000,000 excess of $35,000,000
Insuring Agreement B	On Premises	$15,000,000 excess of $35,000,000
Insuring Agreement C	In Transit	$15,000,000 excess of $35,000,000

US 00 H075 01 0909 © 2009, The Hartford Page 3 of 7

Insuring Agreement D	Forgery or Alteration	$15,000,000 excess of $35,000,000
Insuring Agreement E	Securities	$15,000,000 excess of $35,000,000
Insuring Agreement F	Counterfeit Currency	$15,000,000 excess of $35,000,000
Insuring Agreement G	Uncollectible Items of Deposit	**NOT COVERED**
Insuring Agreement H	Audit Expenses	**NOT COVERED**
Insuring Agreement I	Computer Systems	$15,000,000 excess of $35,000,000
Insuring Agreement J	Customer Voice Initiated Transfers	$15,000,000 excess of $35,000,000
Insuring Agreement K	Telefacsimile Transfer Fraud	$15,000,000 excess of $35,000,000
	Stop Payment	**NOT COVERED**
	Unauthorized Signatures	**NOT COVERED**
	Claims Expense	**NOT COVERED**
	Facsimile Signature	$15,000,000 excess of $35,000,000
	Automated Phone Systems	$15,000,000 excess of $35,000,000
	Destruction of Data or Programs by Hackers	$15,000,000 excess of $35,000,000
	Destruction of Data or Programs by Virus	$15,000,000 excess of $35,000,000

☒ If this box is checked, this Policy is subject to an Aggregate Limit of Insurance each Bond or Policy Period, applicable to all Insuring Agreements of $15,000,000.

Excess Layer Carrier: Allied World Assurance Company, AG
Policy No.: C014840/010

Coverage	Description	Limit of Insurance
Insuring Agreement A	Fidelity	$15,000,000 excess of $50,000,000
Insuring Agreement B	On Premises	$15,000,000 excess of $50,000,000
Insuring Agreement C	In Transit	$15,000,000 excess of $50,000,000
Insuring Agreement D	Forgery or Alteration	$15,000,000 excess of $50,000,000
Insuring Agreement E	Securities	$15,000,000 excess of $50,000,000
Insuring Agreement F	Counterfeit Currency	$15,000,000 excess of $50,000,000
Insuring Agreement G	Uncollectible Items of Deposit	**NOT COVERED**
Insuring Agreement H	Audit Expenses	**NOT COVERED**
Insuring Agreement I	Computer Systems	$15,000,000 excess of $50,000,000
Insuring Agreement J	Customer Voice Initiated Transfers	$15,000,000 excess of $50,000,000
Insuring Agreement K	Telefacsimile Transfer Fraud	$15,000,000 excess of $50,000,000
	Stop Payment	**NOT COVERED**
	Unauthorized Signatures	**NOT COVERED**
	Claims Expense	**NOT COVERED**
	Facsimile Signature	$15,000,000 excess of $50,000,000
	Automated Phone Systems	$15,000,000 excess of $50,000,000
	Destruction of Data or Programs by Hackers	$15,000,000 excess of $50,000,000
	Destruction of Data or Programs by Virus	$15,000,000 excess of $50,000,000

☒ If this box is checked, this Policy is subject to an Aggregate Limit of Insurance each Bond or Policy Period, applicable to all Insuring Agreements of $15,000,000.

Excess Layer Carrier: Travelers Casualty and Surety Company of America
Policy No.: 106547262

Coverage	Description	Limit of Insurance
Insuring Agreement A	Fidelity	$10,000,000 excess of $65,000,000
Insuring Agreement B	On Premises	$10,000,000 excess of $65,000,000
Insuring Agreement C	In Transit	$10,000,000 excess of $65,000,000

US 00 H075 01 0909 © 2009, The Hartford Page 4 of 7

Insuring Agreement D	Forgery or Alteration	$10,000,000 excess of $65,000,000
Insuring Agreement E	Securities	$10,000,000 excess of $65,000,000
Insuring Agreement F	Counterfeit Currency	$10,000,000 excess of $65,000,000
Insuring Agreement G	Uncollectible Items of Deposit	**NOT COVERED**
Insuring Agreement H	Audit Expenses	**NOT COVERED**
Insuring Agreement I	Computer Systems	$10,000,000 excess of $65,000,000
Insuring Agreement J	Customer Voice Initiated Transfers	$10,000,000 excess of $65,000,000
Insuring Agreement K	Telefacsimile Transfer Fraud	$10,000,000 excess of $65,000,000
	Stop Payment	**NOT COVERED**
	Unauthorized Signatures	**NOT COVERED**
	Claims Expense	**NOT COVERED**
	Facsimile Signature	$10,000,000 excess of $65,000,000
	Automated Phone Systems	$10,000,000 excess of $65,000,000
	Destruction of Data or Programs by Hackers	$10,000,000 excess of $65,000,000
	Destruction of Data or Programs by Virus	$10,000,000 excess of $65,000,000

☒ If this box is checked, this Policy is subject to an Aggregate Limit of Insurance each Bond or Policy Period, applicable to all Insuring Agreements of $10,000,000.

Excess Layer Carrier: Continental Casualty Company
Policy No.: 287042220

Coverage	Description	Limit of Insurance
Insuring Agreement A	Fidelity	$10,000,000 excess of $75,000,000
Insuring Agreement B	On Premises	$10,000,000 excess of $75,000,000
Insuring Agreement C	In Transit	$10,000,000 excess of $75,000,000
Insuring Agreement D	Forgery or Alteration	$10,000,000 excess of $75,000,000
Insuring Agreement E	Securities	$10,000,000 excess of $75,000,000
Insuring Agreement F	Counterfeit Currency	$10,000,000 excess of $75,000,000
Insuring Agreement G	Uncollectible Items of Deposit	**NOT COVERED**
Insuring Agreement H	Audit Expenses	**NOT COVERED**
Insuring Agreement I	Computer Systems	$10,000,000 excess of $75,000,000
Insuring Agreement J	Customer Voice Initiated Transfers	$10,000,000 excess of $75,000,000
Insuring Agreement K	Telefacsimile Transfer Fraud	$10,000,000 excess of $75,000,000
	Stop Payment	**NOT COVERED**
	Unauthorized Signatures	**NOT COVERED**
	Claims Expense	**NOT COVERED**
	Facsimile Signature	$10,000,000 excess of $75,000,000
	Automated Phone Systems	$10,000,000 excess of $75,000,000
	Destruction of Data or Programs by Hackers	$10,000,000 excess of $75,000,000
	Destruction of Data or Programs by Virus	$10,000,000 excess of $75,000,000

☒ If this box is checked, this Policy is subject to an Aggregate Limit of Insurance each Bond or Policy Period, applicable to all Insuring Agreements of $10,000,000.

Excess Layer Carrier: Starr Indemnity & Liability Company **(Quota Share)**
Policy No.: 1000059071201

Coverage	Description	Limit of Insurance
Insuring Agreement A	Fidelity	$10,000,000 p/o $15,000,000 excess of $85,000,000
Insuring Agreement B	On Premises	$10,000,000 p/o $15,000,000 excess of

US 00 H075 01 0909 © 2009, The Hartford Page 5 of 7

$85,000,000
Insuring Agreement C	In Transit	$10,000,000 p/o $15,000,000 excess of $85,000,000
Insuring Agreement D	Forgery or Alteration	$10,000,000 p/o $15,000,000 excess of $85,000,000
Insuring Agreement E	Securities	$10,000,000 p/o $15,000,000 excess of $85,000,000
Insuring Agreement F	Counterfeit Currency	$10,000,000 p/o $15,000,000 excess of $85,000,000
Insuring Agreement G	Uncollectible Items of Deposit	**NOT COVERED**
Insuring Agreement H	Audit Expenses	**NOT COVERED**
Insuring Agreement I	Computer Systems	$10,000,000 p/o $15,000,000 excess of $85,000,000
Insuring Agreement J	Customer Voice Initiated Transfers	$10,000,000 p/o $15,000,000 excess of $85,000,000
Insuring Agreement K	Telefacsimile Transfer Fraud	$10,000,000 p/o $15,000,000 excess of $85,000,000
	Stop Payment	**NOT COVERED**
	Unauthorized Signatures	**NOT COVERED**
	Claims Expense	**NOT COVERED**
	Facsimile Signature	$10,000,000 p/o $15,000,000 excess of $85,000,000
	Automated Phone Systems	$10,000,000 p/o $15,000,000 excess of $85,000,000
	Destruction of Data or Programs by Hackers	$10,000,000 p/o $15,000,000 excess of $85,000,000
	Destruction of Data or Programs by Virus	$10,000,000 p/o $15,000,000 excess of $85,000,000

☒ If this box is checked, this Policy is subject to an Aggregate Limit of Insurance each Bond or Policy Period, applicable to all Insuring Agreements of $10,000,000.

Excess Layer

Carrier: Axis Insurance Company **(Quota Share)**
Policy No.: P-001-000158021-01

Coverage	Description	Limit of Insurance
Insuring Agreement A	Fidelity	$5,000,000 p/o $15,000,000 excess of $85,000,000
Insuring Agreement B	On Premises	$5,000,000 p/o $15,000,000 excess of $85,000,000
Insuring Agreement C	In Transit	$5,000,000 p/o $15,000,000 excess of $85,000,000
Insuring Agreement D	Forgery or Alteration	$5,000,000 p/o $15,000,000 excess of $85,000,000
Insuring Agreement E	Securities	$5,000,000 p/o $15,000,000 excess of $85,000,000
Insuring Agreement F	Counterfeit Currency	$5,000,000 p/o $15,000,000 excess of $85,000,000
Insuring Agreement G	Uncollectible Items of Deposit	**NOT COVERED**
Insuring Agreement H	Audit Expenses	**NOT COVERED**
Insuring Agreement I	Computer Systems	$5,000,000 p/o $15,000,000 excess of $85,000,000
Insuring Agreement J	Customer Voice Initiated Transfers	$5,000,000 p/o $15,000,000 excess of $85,000,000
Insuring Agreement K	Telefacsimile Transfer Fraud	$5,000,000 p/o $15,000,000 excess of

US 00 H075 01 0909 © 2009, The Hartford Page 6 of 7

$85,000,000
	Stop Payment	**NOT COVERED**
	Unauthorized Signatures	**NOT COVERED**
	Claims Expense	**NOT COVERED**
	Facsimile Signature	$5,000,000 p/o $15,000,000 excess of $85,000,000
	Automated Phone Systems	$5,000,000 p/o $15,000,000 excess of $85,000,000
	Destruction of Data or Programs by Hackers	$5,000,000 p/o $15,000,000 excess of $85,000,000
	Destruction of Data or Programs by Virus	$5,000,000 p/o $15,000,000 excess of $85,000,000

☒ If this box is checked, this Policy is subject to an Aggregate Limit of Insurance each Bond or Policy Period, applicable to all Insuring Agreements of $5,000,000.

ITEM F. TERMINATION OF PRIOR POLICY(IES):

The Insured by the acceptance of the Policy gives notice to the Company terminating or canceling prior bond(s) or policy(ies) No.(s) 08 FI 0252161-19 such termination or cancellation to be effective as of the time this Policy becomes effective.

ITEM G. EXTENDED REPORTING PERIOD is deleted in its entirety.

All other terms and conditions remain unchanged.

Douglas Elliot

Douglas Elliot, President

US 00 H075 01 0909 © 2009, The Hartford Page 7 of 7

US 00 H075 01 0909 © 2009, The Hartford Page 1 of 7

GU 207
(6-78)

ENDORSEMENT 2

This endorsement, effective 12:01 am, 7/01/20 **forms part**
of policy number 08 FI 0252161-20

issued to: FIDELITY EQUITY AND HIGH INCOME FUNDS

by: TWIN CITY FIRE INSURANCE CO.

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

EXCESS QUOTA SHARE PARTICIPATION ENDORSEMENT

This endorsement modifies insurance provided under the following:

THE HARTFORD UNIVERSAL EXCESS[sm] SIMPLIFIED POLICY

1. This policy is part of a quota share participation arrangement between the Participating Insurance Company(ies) and the Insured (the "Program") which provides a $50,000,000 Limit of Liability excess of the Underlying Insurance and consists of the following:

Participating Insurer	Participating Insurance Policy No.	Participating Insurer's Limit of Liability	Participating Insurer's Percentage
Twin City Fire Insurance Co.	08 FI 0252161-20	$10,000,000	20%
XL Specialty Insurance Company	ELU168511-20	$5,000,000	10%
American International Reinsurance Company, LTD	33089944	$6,000,000	12%
Underwriters At Lloyd's, London	B080113016P20	$6,000,000	12%
U.S. Specialty Insurance Company	24-MGU-20-A49810	$8,000,000	16%
XL Specialty Insurance Company	ELU168490-20	$5,000,000	10%
Underwriters At Lloyd's, London	B080113012P20	$6,000,000	12
American International Reinsurance Company, LTD	33089946	$6,000,000	12%
Ironshore Indemnity, Inc.	FI4NAB095DO01	$8,000,000	16%
Twin City Fire Insurance Co.	08 FI 0252157-20	$10,000,000	20%%
U.S. Specialty Insurance Company	24-MGU-20-A49807	$8,000,000	16%
National Casualty Company	XJO2008785	$10,000,000	20%
Ironshore Indemnity, Inc.	FI4NAB095H001	$8,000,000	16%
National Casualty Company	XJO2008786	$10,000,000	20%

3. Each Participating Insurance Company shall:

4. The liability of each Participating Insurance Company shall be several and not joint. The failure, refusal or inability of any Participating Insurance Company to pay covered Loss, including, without

US 00 H040 00 0708 © 2008, The Hartford Page 1 of 2
© 2021 by The Hartford. Classification: Non-Confidential. No part of this document may be reproduced, published or used without the permission of The Hartford.

GU 207
(6-78)

ENDORSEMENT 2

All other terms and conditions remain unchanged.

US 00 H040 00 0708 © 2008, The Hartford Page 2 of 2
© 2021 by The Hartford. Classification: Non-Confidential. No part of this document may be reproduced, published or used without the permission of The Hartford.

ENDORSEMENT NO: 3

This endorsement, effective 12:01 am, 7/01/20 **forms part of policy number** 08 FI 0252161-20 issued to: FIDELITY EQUITY AND HIGH INCOME FUNDS

by: TWIN CITY FIRE INSURANCE CO.

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

AMEND MAILING ADDRESS FOR NOTICE ENDORSEMENT

I. Notice of Claim or Wrongful Act

A. A notice of any **Claim** or **Wrongful Act** shall be given in writing to the following:

Via mail:

The Hartford
Claims Department
Hartford Financial Products
277 Park Avenue, 16th Floor
New York, New York 10172

or

Via email: HFPClaims@thehartford.com

or

Via Facsimile: (917) 464-6000

B. Where it is stated in the policy or declarations page that a notice of any **Claim** or **Wrongful Act** shall be given in writing to The Hartford, Hartford Plaza, Hartford CT 06115, it shall be deleted and replaced with the following:

Notice of any **Claim** or **Wrongful Act** shall be given in writing to the following:

Via mail:

The Hartford
Claims Department
Hartford Financial Products
277 Park Avenue, 16th Floor
New York, New York 10172

or

Via email: HFPClaims@thehartford.com

or

Via Facsimile: (917) 464-6000

II. All Other Notices

A. All notices other than a notice of **Claim** or **Wrongful Act** shall be given in writing to the following:

The Hartford
Product Services
Hartford Financial Products
277 Park Avenue, 16th Floor
New York, New York 10172

HG 00 H009 01 0708
© 2008, The Hartford
Page 1 of 2

ENDORSEMENT NO: 3

B. With the exception of notice of a **Claim** or **Wrongful Act**, where it is stated in the policy or declarations page that a notice shall be given in writing to The Hartford, Hartford Plaza, Hartford CT 06115 shall be deleted and replaced with the following:

All notices other than a notice of **Claim** or **Wrongful Act** shall be given in writing to the following:

The Hartford

Product Services

Hartford Financial Products

277 Park Avenue, 16th Floor

New York, New York 10172

All other terms and conditions remain unchanged.

HG 00 H009 01 0708 © 2008, The Hartford Page 2 of 2

ENDORSEMENT NO: 4

This endorsement, effective 12:01 am, 7/01/20 **forms part of policy number** 08 FI 0252161-20 issued to: FIDELITY EQUITY AND HIGH INCOME FUNDS

by: TWIN CITY FIRE INSURANCE CO.

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

EXCESS ABSOLUTE TIE-IN ENDORSEMENT

This endorsement modifies insurance provided under the following:

THE HARTFORD UNIVERSAL EXCESS[sm] SIMPLIFIED POLICY

Notwithstanding the amount specified in Item C. Limit of Liability of the Declarations, it is agreed that the maximum combined Limit of Liability for this policy 08 FI 0252161-20 and policy No. 08 DA 0252127-20 shall be $ 10,000,000 .

All other terms and conditions remain unchanged.

David Zwiener, President

US 00 H026 00 0708
© 2008, The Hartford
Page 1 of 1

ENDORSEMENT NO: 5

This endorsement, effective 12:01 am, 7/01/20 **forms part of policy number** 08 FI 0252161-20 issued to: FIDELITY EQUITY AND HIGH INCOME FUNDS

by: TWIN CITY FIRE INSURANCE CO.

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

EXCESS FIDELITY ENDORSEMENT

This endorsement modifies insurance provided under the following:

THE HARTFORD UNIVERSAL EXCESS^{sm} SIMPLIFIED POLICY

I. The Policy Declarations is amended as follows:

The **NOTICE** is deleted.

ITEM E. ADDRESS FOR CLAIMS RELATED NOTICES is deleted and replaced with the following. Hartford Financial Products Bond Claims Division, T-4, 690 Asylum Avenue, Hartford, CT 06115 [Fax # (860) 757-5835 or (860) 547-8265],

ITEM G. EXTENDED REPORTING PERIOD is deleted.

II. Section **II. UNDERLYING INSURANCE** is amended by adding the following:

Excess coverage shall only apply to those Insuring Clauses noted on the Declarations.

All references to Limits Of Liability are deleted and replaced with Limits of Insurance.

III. Section **V. EXTENDED REPORTING PERIOD** is deleted.

IV. The Policy is amended by adding the following:

In the event any Claim is made against any Insured, written notice shall be given to the Underwriters in the same manner as given to the Primary Policy at: Hartford Financial Products Bond Claims Division, T-4, 690 Asylum Avenue, Hartford, CT 06115 [Fax # (860) 757-5835 or (860) 547-8265], and otherwise pursuant to all appropriate notice provisions contained in the Underlying Insurance.

All other terms and conditions remain unchanged.

David Zwiener, President

US 00 H072 00 0708
© 2008, The Hartford
Page 1 of 1

ENDORSEMENT NO: 6

This endorsement, effective 12:01 am, 7/01/20 **forms part of policy number** 08 FI 0252161-20 issued to: FIDELITY EQUITY AND HIGH INCOME FUNDS

by: TWIN CITY FIRE INSURANCE CO.

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

EXCESS FIDELITY – AGGREGATE LIMIT OF INSURANCE (WHEN UNDERLYING INSURANCE IS PER LOSS LIMIT OF INSURANCE) ENDORSEMENT

This endorsement modifies insurance provided under the following:

THE HARTFORD UNIVERSAL EXCESS^sm SIMPLIFIED POLICY

II. Section **II. UNDERLYING INSURANCE** is amended by adding the following:

This policy is subject to an aggregate limit of insurance regardless of whether the Primary Policy or any Underlying Excess Policy(ies) is subject to a per loss limit of insurance.

All other terms and conditions remain unchanged.

Neal S. Wolin, President & COO

US 00 H073 00 0708
© 2008, The Hartford
Page 1 of 1

THE HARTFORD

TWIN CITY FIRE INSURANCE CO.

The Office of Foreign Assets Control ("OFAC") of the U.S. Department of the Treasury administers and enforces economic and trade sanctions based on U.S. foreign policy and national security goals against targeted foreign countries and regimes, terrorists, international narcotics traffickers, those engaged in activities related to the proliferation of weapons of mass destruction, and other threats to the national security, foreign policy or economy of the United States. OFAC acts under Presidential national emergency powers, as well as authority granted by specific legislation, to impose controls on transactions and freeze assets under U.S. jurisdiction. OFAC publishes a list of individuals and companies owned or controlled by, or acting for or on behalf of, targeted countries. It also lists individuals, groups, and entities, such as terrorists and narcotics traffickers designated under programs that are not country-specific. Collectively, such individuals and companies are called "Specially Designated Nationals and Blocked Persons" or "SDNs". Their assets are blocked and U.S. persons are generally prohibited from dealing with them. This list can be located on OFAC's web site at — http//www.treas.gov/ofac.

In accordance with OFAC regulations, if it is determined that you or any other insured, or any person or entity claiming the benefits of this insurance has violated U.S. sanctions law or is an SDN, as identified by OFAC, the policy is a blocked contract and all dealings with it must involve OFAC. When an insurance policy is considered to be such a blocked or frozen contract, no payments nor premium refunds may be made without authorization from OFAC.

HG 00 H129 00 1016
© 2016, The Hartford
Page 1 of 1

08 FI 0252161-20 7/01/20

Producer Compensation Notice

THE HARTFORD

You can review and obtain information on The Hartford's producer compensation practices at www.thehartford.com or at 1-800-592-5717.

F-5267-0
HR 00 H093 00 0207
© 2007, The Hartford
Page 1 of 1

08 FI 0252161-20 7/01/20

THE HARTFORD
UNIVERSAL EXCESS℠ SIMPLIFIED
DECLARATIONS

THE HARTFORD

Policy Number 08 FI 0252157-20

Producer Code, Name & Address
80347
WILLIS TOWERS WATSON NORTHEAST
800 BOYLSTON STREET SUITE 600
BOSTON, MA 02199

TWIN CITY FIRE INSURANCE CO.
ONE COLLEGE PARK, INDIANAPOLIS, IN
a stock insurance company, herein called the Underwriter

NOTICE: THIS IS A CLAIMS MADE POLICY. EXCEPT AS MAY BE OTHERWISE PROVIDED HEREIN, THE COVERAGE OF THIS POLICY IS LIMITED TO LIABILITY FOR ACTS COVERED BY UNDERLYING INSURANCE (ITEM D.) FOR WHICH CLAIMS ARE FIRST MADE AGAINST THE INSURED(S) WHILE THE POLICY IS IN FORCE. ANY DEFENSE COSTS AND OTHER CLAIM EXPENSE COVERED UNDER THE POLICY IS PART OF AND NOT IN ADDITION TO THE LIMIT OF LIABILITY. PLEASE READ AND REVIEW THE POLICY CAREFULLY.

DECLARATIONS

ITEM A. Name of Insured and Address:
FIDELITY FIXED INCOME AND ASSET ALLOCATION FUNDS
C/O FMR LLC
200 SEAPORT BLVD. MAILZONE V7E
BOSTON, MA 02110

ITEM B. Policy Period: From 12:01 a.m. on 7/01/20 To 12:01 a.m. on 7/01/21
(Standard Time at the address stated in Item A)

ITEM C. LIMIT OF LIABILITY: $ SEE FORM # US00H07501 Aggregate each Policy Period

ITEM D. SCHEDULE OF UNDERLYING INSURANCE:

(1) Primary Policy:

Company: SEE FORM # US00H07501

Policy Number:

Limit of Liability: $

(2) Underlying Excess Policy(ies): SEE FORM # US00H07501

ITEM E. ADDRESS FOR CLAIMS-RELATED NOTICES:
The Hartford - Financial Products Claims Dept.
via mail: 277 Park Ave., 15th Floor
New York, New York 10172
via email: HFPClaims@thehartford.com
via fax: 917-464-6000

ITEM F. ADDRESS FOR ALL OTHER NOTICES:
The Hartford
via mail: 277 Park Ave., 15th Floor
New York, New York 10172
via email: HFPExpress@thehartford.com
via fax: 866-586-4550

ITEM G. EXTENDED REPORTING PERIOD:
(1) Additional Premium:

(2) Additional Period:

ITEM H. PREMIUM: $ 29,686.00

Douglas Elliot

Authorized Representative

02/03/21

Date

08 FI 0252157 7/01/20

US 00 H002 00 0708
© 2008, The Hartford
Page 1 of 1

GU 207
(6-78)

ENDORSEMENT

This endorsement, effective on 7/01/20 at 12:01 A.M. standard time, forms a part of

Policy No. 08 FI 0252157-20 of the TWIN CITY FIRE INSURANCE CO.

Issued to FIDELITY FIXED INCOME AND ASSET ALLOCATION FUNDS

Douglas Elliot

Douglas Elliot, President

SCHEDULE OF FORMS AND ENDORSEMENTS

	US00H00300	07/08	THE HARTFORD UNIVERSAL EXCESS SIMPLIFIED POLICY
	RN00N02600	05/93	IN WITNESS PAGE
1	US00H07501	09/09	EXCESS FIDELITY SCHEDULE OF UNDERLYING INSURANCE ENDORSEMENT
2	US00H04000	07/08	EXCESS QUOTA SHARE PARTICIPATION ENDORSEMENT
3	HG00H00901	07/08	AMEND MAILING ADDRESS FOR NOTICE ENDORSEMENT
4	US00H02600	07/08	EXCESS ABSOLUTE TIE-IN ENDORSEMENT
5	US00H07200	07/08	EXCESS FIDELITY ENDORSEMENT
6	US00H07300	07/08	EXCESS FIDELITY - AGGREGATE LIMIT OF INSURANCE
	HG00H12900	10/16	U.S. DEPARTMENT OF THE TREASURY, OFFICE OF FOREIGN ASSETS CONTROL ("OFAC")
	HR00H09300	02/07	PRODUCER COMPENSATION NOTICE

Rev. Ed. Date (04/02)
GU 207 (6-78)

THE HARTFORD UNIVERSAL EXCESS℠ SIMPLIFIED POLICY

In consideration of the payment of the Premium and in reliance upon any application, materials or information made available by or on behalf of the Insured(s) to the Underwriters during the application or proposal process, the Underwriters and the Insured(s) agree as follows:

I. INSURING AGREEMENT – FOLLOW FORM COVERAGE

This policy shall provide coverage in excess of the total limits of liability and any retention/deductible of the Underlying Insurance. Coverage shall follow form to the same terms, conditions, and limitations as are contained in the Primary Policy or any Underlying Excess Policy(ies) as of the inception of this policy, except as otherwise provided herein. In no event shall this policy grant broader coverage than is provided by either the Primary Policy or any one of the Underlying Excess Policy(ies).

II. UNDERLYING INSURANCE

A. *EXHAUSTION OR REDUCTION*: It is expressly agreed that liability for any Loss shall attach to the Underwriters only after either: (i) the insurer(s) of the Primary Policy and Underlying Excess Policy(ies) shall have paid the full amount of their respective liability for such Loss; or (ii) the Insured(s) shall have paid, in the applicable legal currency, any portion of such Loss that, together with any payments by such insurer(s) above, equals the limits of liability of the Underlying Insurance. The Underwriters shall then be liable to pay additional amounts of Loss up to the Limit of Liability. In the event such payments described above exhaust the Underlying Insurance but not this policy, then this policy shall continue as primary insurance, subject to its terms, conditions and limitations, and shall apply a retention/deductible as set forth in the Primary Policy to any subsequent Claim. In the event such payments described above only reduce the Underlying Insurance, then this policy shall continue as excess of the reduced Underlying Insurance. In no way shall any payments by the Insured(s) constitute a waiver of any terms, conditions or limitations of the Underlying Insurance or of this policy.

B. *SUB-LIMITS*: If the Primary Policy provides coverage that is subject to a sub-limit of liability, then this policy shall not apply to any Claim that is subject to such sub-limit. However, any such coverage shall be recognized solely for the purposes of reducing or exhausting the Underlying Insurance.

C. *MAINTENANCE*: The Insured(s) agree that the Underlying Insurance shall be maintained in full effect while this policy is in force. If the Insured(s) fail to do so, the Underwriters shall only be liable to the extent it would have been liable had the Insured(s) maintained such insurance and the Insured(s) shall be self-insured for the amount of the Underlying Insurance which is not maintained.

III. PARTICIPATION, COOPERATION, NOTICE AND CANCELLATION

The Underwriters may, at their sole option, elect to participate in the investigation, settlement or defense of any Claim even if the Underlying Insurance has not been exhausted. The Insured(s) shall give the Underwriters all information and cooperation as the Underwriters may reasonably require. All notices shall be given to the Underwriters at the applicable address set forth in either Item E. or Item F. of the Declarations and in accordance with all appropriate notice provisions of the Underlying Insurance. This policy may only be cancelled in accordance with the appropriate cancellation provisions of the Underlying Insurance.

IV. DEFINITIONS

1. Insured(s) shall mean those individuals and/or entities insured under the Underlying Insurance.
2. Primary Policy means the policy in Item D.(1) of the Declarations.
3. Underlying Excess Policy(ies) means the policy(ies) in Item D.(2) of the Declarations.
4. Underlying Insurance means all those policies in Item D. of the Declarations.
5. Underwriters, Premium, Policy Period and Limit of Liability shall have the meanings set forth in the Declarations.
6. All other capitalized terms shall have the meanings set forth in the Underlying Insurance.

V. EXTENDED REPORTING PERIOD

If the Insured(s) elect and are granted an extended reporting period under all of the Underlying Insurance, then the Insured(s), by meeting the following requirements, may also elect an extended reporting period under this policy. The requirements of this policy are: (i) satisfying the same conditions as set forth in the Underlying Insurance; and (ii) paying the additional premium set forth in Item G.(1) of the Declarations. Such extended reporting period shall be for the period of time set forth in Item G.(2) of the Declarations.

US 00 H003 00 0708 © 2008, The Hartford Page 1 of 1
08 FI 0252157-20 7/01/20

TWIN CITY FIRE INSURANCE COMPANY

HOME OFFICE - INDIANAPOLIS, INDIANA
ADMINISTRATIVE OFFICES - HARTFORD, CONNECTICUT
(A STOCK INSURANCE COMPANY MEMBER OF THE HARTFORD)

Lisa Levin, Secretary

Douglas Elliot, President

RN 00 N026 00 0593
ILBP 83 01 05 89 RN
08 FI 0252157-20 7/01/20

ENDORSEMENT NO: 1

This endorsement, effective 12:01 am, 07/01/20 **forms part of policy number** 08 FI 0252157-20 issued to: FIDELITY FIXED INCOME AND ASSET ALLOCATION FUNDS

by: TWIN CITY FIRE INSURANCE CO.

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

EXCESS FIDELITY SCHEDULE OF UNDERLYING INSURANCE ENDORSEMENT

This endorsement modifies insurance provided under the following:

THE HARTFORD UNIVERSAL EXCESS[sm] SIMPLIFIED POLICY

ITEM C. LIMIT OF LIABILITY is deleted and replaced with the following:

ITEM C. LIMIT OF INSURANCE:

Coverage	Description	Limit of Insurance
Insuring Agreement A	Fidelity	$10,000,000 p/o $50,000,000 excess of $100,000,000
Insuring Agreement B	On Premises	$10,000,000 p/o $50,000,000 excess of $100,000,000
Insuring Agreement C	In Transit	$10,000,000 p/o $50,000,000 excess of $100,000,000
Insuring Agreement D	Forgery or Alteration	$10,000,000 p/o $50,000,000 excess of $100,000,000
Insuring Agreement E	Securities	$10,000,000 p/o $50,000,000 excess of $100,000,000
Insuring Agreement F	Counterfeit Currency	$10,000,000 p/o $50,000,000 excess of $100,000,000
Insuring Agreement G	Uncollectible Items of Deposit	**NOT COVERED**
Insuring Agreement H	Audit Expense	**NOT COVERED**
Insuring Agreement I	Computer Systems	$10,000,000 p/o $50,000,000 excess of $100,000,000
Insuring Agreement J	Customer Voice Initiated Transfers	$10,000,000 p/o $50,000,000 excess of $100,000,000
Insuring Agreement K	Telefacsimile Transfer Fraud	$10,000,000 p/o $50,000,000 excess of $100,000,000
	Stop Payment	**NOT COVERED**
	Unauthorized Signatures	**NOT COVERED**
	Claims Expense	**NOT COVERED**
	Facsimile Signature	$10,000,000 p/o $50,000,000 excess of $100,000,000
	Automated Phone Systems	$10,000,000 p/o $50,000,000 excess of $100,000,000

US 00 H075 01 0909 © 2009, The Hartford Page 1 of 7

Destruction of Data or Programs by Hacker	$10,000,000 p/o $50,000,000 excess of $100,000,000
	Destruction of Data or Programs by Virus	$10,000,000 p/o $50,000,000 excess of $100,000,000

☒If this box is checked, this Policy is subject to an Aggregate Limit of Insurance each Bond or Policy Period, applicable to all Insuring Agreements of $10,000,000.

The Company's Limit of Insurance for each coverage for which an amount is inserted above shall be in excess of all Underlying Insurance shown in the Schedule of Underlying Insurance below plus any Deductible Amount shown as applicable to the Primary Coverage.

ITEM D. SCHEDULE OF UNDERLYING INSURANCE

Primary Coverage Carrier: National Union Fire Insurance Co. of Pittsburgh, PA
Policy No.: 01-436-46-90

Coverage	Description	Limit of Insurance	Deductible
Insuring Agreement A	Fidelity	$15,000,000	$400,000 Each Loss
Insuring Agreement B	On Premises	$15,000,000	$400,000 Each Loss
Insuring Agreement C	In Transit	$15,000,000	$400,000 Each Loss
Insuring Agreement D	Forgery or Alteration	$15,000,000	$400,000 Each Loss
Insuring Agreement E	Securities	$15,000,000	$400,000 Each Loss
Insuring Agreement F	Counterfeit Currency	$15,000,000	$400,000 Each Loss
Insuring Agreement G	Uncollectible Items of Deposit	$5,000,000	$2,500 Each Loss
Insuring Agreement H	Audit Expense	$100,000	$2,500 Each Loss
Insuring Agreement I	Computer Systems	$15,000,000	$400,000 Each Loss
Insuring Agreement J	Customer Voice Initiated Transfer	$15,000,000	$400,000 Each Loss
Insuring Agreement K	Telefacsimile Transfer Fraud	$15,000,000	$400,000 Each Loss
	Stop Payment	$100,000	$2,500 Each Loss
	Unauthorized Signatures	$3,000,000	$25,000 Each Loss
	Claim Expense	$100,000	$25,000 Each Loss
	Facsimile Signature	$15,000,000	$400,000 Each Loss
	Automated Phone System	$15,000,000	$400,000 Each Loss
	Destruction of Data or Programs by Hacker	$15,000,000	$400,000 Each Loss
	Destruction of Data or Programs by Virus	$15,000,000	$400,000 Each Loss

☒If this box is checked, this Policy is subject to an Aggregate Limit of Insurance each Bond or Policy Period, applicable to all Insuring Agreements of $15,000,000.

Other Underlying Coverage ☐ None ☒ See Schedule Below

Excess Layer Carrier: Federal Insurance Company
Policy No.: 82484869

Coverage	Description	Limit of Insurance
Insuring Agreement A	Fidelity	$10,000,000 excess of $15,000,000

US 00 H075 01 0909 © 2009, The Hartford Page 2 of 7

Insuring Agreement B	On Premises	$10,000,000 excess of $15,000,000
Insuring Agreement C	In Transit	$10,000,000 excess of $15,000,000
Insuring Agreement D	Forgery or Alteration	$10,000,000 excess of $15,000,000
Insuring Agreement E	Securities	$10,000,000 excess of $15,000,000
Insuring Agreement F	Counterfeit Currency	$10,000,000 excess of $15,000,000
Insuring Agreement G	Uncollectible Items of Deposit	**NOT COVERED**
Insuring Agreement H	Audit Expense	**NOT COVERED**
Insuring Agreement I	Computer Systems	$10,000,000 excess of $15,000,000
Insuring Agreement J	Customer Voice Initiated Transfers	$10,000,000 excess of $15,000,000
Insuring Agreement K	Telefacsimile Transfer Fraud	$10,000,000 excess of $15,000,000
	Stop Payment	**NOT COVERED**
	Unauthorized Signatures	**NOT COVERED**
	Claims Expense	**NOT COVERED**
	Facsimile Signature	$10,000,000 excess of $15,000,000
	Automated Phone Systems	$10,000,000 excess of $15,000,000
	Destruction of Data or Programs by Hacker	$10,000,000 excess of $15,000,000
	Destruction of Data or Programs by Virus	$10,000,000 excess of $15,000,000

☒ If this box is checked, this Policy is subject to an Aggregate Limit of Insurance each Bond or Policy Period, applicable to all Insuring Agreements of $10,000,000.

Excess Layer Carrier: Everest Reinsurance Company
Policy No.: FL5FD00012-201

Coverage	Description	Limit of Insurance
Insuring Agreement A	Fidelity	$10,000,000 excess of $25,000,000
Insuring Agreement B	On Premises	$10,000,000 excess of $25,000,000
Insuring Agreement C	In Transit	$10,000,000 excess of $25,000,000
Insuring Agreement D	Forgery or Alteration	$10,000,000 excess of $25,000,000
Insuring Agreement E	Securities	$10,000,000 excess of $25,000,000
Insuring Agreement F	Counterfeit Currency	$10,000,000 excess of $25,000,000
Insuring Agreement G	Uncollectible Items of Deposit	**NOT COVERED**
Insuring Agreement H	Audit Expense	**NOT COVERED**
Insuring Agreement I	Computer Systems	$10,000,000 excess of $25,000,000
Insuring Agreement J	Customer Voice Initiated Transfers	$10,000,000 excess of $25,000,000
Insuring Agreement K	Telefacsimile Transfer Fraud	$10,000,000 excess of $25,000,000
	Stop Payment	**NOT COVERED**
	Unauthorized Signatures	**NOT COVERED**
	Claims Expense	**NOT COVERED**
	Facsimile Signature	$10,000,000 excess of $25,000,000
	Automated Phone Systems	$10,000,000 excess of $25,000,000
	Destruction of Data or Programs by Hacker	$10,000,000 excess of $25,000,000
	Destruction of Data or Programs by Virus	$10,000,000 excess of $25,000,000

☒ If this box is checked, this Policy is subject to an Aggregate Limit of Insurance each Bond or Policy Period, applicable to all Insuring Agreements of $10,000,000.

Excess Layer Carrier: ICI Mutual Insurance Company
Policy No.: 87153320B

Coverage	Description	Limit of Insurance
Insuring Agreement A	Fidelity	$15,000,000 excess of $35,000,000

US 00 H075 01 0909 © 2009, The Hartford Page 3 of 7

Insuring Agreement B	On Premises	$15,000,000 excess of $35,000,000
Insuring Agreement C	In Transit	$15,000,000 excess of $35,000,000
Insuring Agreement D	Forgery or Alteration	$15,000,000 excess of $35,000,000
Insuring Agreement E	Securities	$15,000,000 excess of $35,000,000
Insuring Agreement F	Counterfeit Currency	$15,000,000 excess of $35,000,000
Insuring Agreement G	Uncollectible Items of Deposit	**NOT COVERED**
Insuring Agreement H	Audit Expense	**NOT COVERED**
Insuring Agreement I	Computer Systems	$15,000,000 excess of $35,000,000
Insuring Agreement J	Customer Voice Initiated Transfers	$15,000,000 excess of $35,000,000
Insuring Agreement K	Telefacsimile Transfer Fraud	$15,000,000 excess of $35,000,000
	Stop Payment	**NOT COVERED**
	Unauthorized Signatures	**NOT COVERED**
	Claims Expense	**NOT COVERED**
	Facsimile Signature	$15,000,000 excess of $35,000,000
	Automated Phone Systems	$15,000,000 excess of $35,000,000
	Destruction of Data or Programs by Hacker	$15,000,000 excess of $35,000,000
	Destruction of Data or Programs by Virus	$15,000,000 excess of $35,000,000

☒ If this box is checked, this Policy is subject to an Aggregate Limit of Insurance each Bond or Policy Period, applicable to all Insuring Agreements of $15,000,000.

Excess Layer Carrier: Allied World Assurance Company, AG
Policy No.: C014840/010

Coverage	Description	Limit of Insurance
Insuring Agreement A	Fidelity	$15,000,000 excess of $50,000,000
Insuring Agreement B	On Premises	$15,000,000 excess of $50,000,000
Insuring Agreement C	In Transit	$15,000,000 excess of $50,000,000
Insuring Agreement D	Forgery or Alteration	$15,000,000 excess of $50,000,000
Insuring Agreement E	Securities	$15,000,000 excess of $50,000,000
Insuring Agreement F	Counterfeit Currency	$15,000,000 excess of $50,000,000
Insuring Agreement G	Uncollectible Items of Deposit	**NOT COVERED**
Insuring Agreement H	Audit Expense	**NOT COVERED**
Insuring Agreement I	Computer Systems	$15,000,000 excess of $50,000,000
Insuring Agreement J	Customer Voice Initiated Transfers	$15,000,000 excess of $50,000,000
Insuring Agreement K	Telefacsimile Transfer Fraud	$15,000,000 excess of $50,000,000
	Stop Payment	**NOT COVERED**
	Unauthorized Signatures	**NOT COVERED**
	Claims Expense	**NOT COVERED**
	Facsimile Signature	$15,000,000 excess of $50,000,000
	Automated Phone Systems	$15,000,000 excess of $50,000,000
	Destruction of Data or Programs by Hacker	$15,000,000 excess of $50,000,000
	Destruction of Data or Programs by Virus	$15,000,000 excess of $50,000,000

☒ If this box is checked, this Policy is subject to an Aggregate Limit of Insurance each Bond or Policy Period, applicable to all Insuring Agreements of $15,000,000.

Excess Layer Carrier: Travelers Casualty and Surety Company of America
Policy No.: 106547262

Coverage	Description	Limit of Insurance
Insuring Agreement A	Fidelity	$10,000,000 excess of $65,000,000

US 00 H075 01 0909 © 2009, The Hartford Page 4 of 7

Insuring Agreement B	On Premises	$10,000,000 excess of $65,000,000
Insuring Agreement C	In Transit	$10,000,000 excess of $65,000,000
Insuring Agreement D	Forgery or Alteration	$10,000,000 excess of $65,000,000
Insuring Agreement E	Securities	$10,000,000 excess of $65,000,000
Insuring Agreement F	Counterfeit Currency	$10,000,000 excess of $65,000,000
Insuring Agreement G	Uncollectible Items of Deposit	**NOT COVERED**
Insuring Agreement H	Audit Expense	**NOT COVERED**
Insuring Agreement I	Computer Systems	$10,000,000 excess of $65,000,000
Insuring Agreement J	Customer Voice Initiated Transfers	$10,000,000 excess of $65,000,000
Insuring Agreement K	Telefacsimile Transfer Fraud	$10,000,000 excess of $65,000,000
	Stop Payment	**NOT COVERED**
	Unauthorized Signatures	**NOT COVERED**
	Claims Expense	**NOT COVERED**
	Facsimile Signature	$10,000,000 excess of $65,000,000
	Automated Phone Systems	$10,000,000 excess of $65,000,000
	Destruction of Data or Programs by Hacker	$10,000,000 excess of $65,000,000
	Destruction of Data or Programs by Virus	$10,000,000 excess of $65,000,000

☒ If this box is checked, this Policy is subject to an Aggregate Limit of Insurance each Bond or Policy Period, applicable to all Insuring Agreements of $10,000,000.

Excess Layer Carrier: Continental Casualty Company
Policy No.: 287042220

Coverage	Description	Limit of Insurance
Insuring Agreement A	Fidelity	$10,000,000 excess of $75,000,000
Insuring Agreement B	On Premises	$10,000,000 excess of $75,000,000
Insuring Agreement C	In Transit	$10,000,000 excess of $75,000,000
Insuring Agreement D	Forgery or Alteration	$10,000,000 excess of $75,000,000
Insuring Agreement E	Securities	$10,000,000 excess of $75,000,000
Insuring Agreement F	Counterfeit Currency	$10,000,000 excess of $75,000,000
Insuring Agreement G	Uncollectible Items of Deposit	**NOT COVERED**
Insuring Agreement H	Audit Expense	**NOT COVERED**
Insuring Agreement I	Computer Systems	$10,000,000 excess of $75,000,000
Insuring Agreement J	Customer Voice Initiated Transfers	$10,000,000 excess of $75,000,000
Insuring Agreement K	Telefacsimile Transfer Fraud	$10,000,000 excess of $75,000,000
	Stop Payment	**NOT COVERED**
	Unauthorized Signatures	**NOT COVERED**
	Claims Expense	**NOT COVERED**
	Facsimile Signature	$10,000,000 excess of $75,000,000
	Automated Phone Systems	$10,000,000 excess of $75,000,000
	Destruction of Data or Programs by Hacker	$10,000,000 excess of $75,000,000
	Destruction of Data or Programs by Virus	$10,000,000 excess of $75,000,000

☒ If this box is checked, this Policy is subject to an Aggregate Limit of Insurance each Bond or Policy Period, applicable to all Insuring Agreements of $10,000,000.

Excess Layer Carrier: Starr Indemnity & Liability Company (**Quota Share**)
Policy No.: 1000059071201

Coverage	Description	Limit of Insurance
Insuring Agreement A	Fidelity	$10,000,000 p/o $15,000,000 excess of

US 00 H075 01 0909 © 2009, The Hartford Page 5 of 7

$85,000,000
Insuring Agreement B	On Premises	$10,000,000 p/o $15,000,000 excess of $85,000,000
Insuring Agreement C	In Transit	$10,000,000 p/o $15,000,000 excess of $85,000,000
Insuring Agreement D	Forgery or Alteration	$10,000,000 p/o $15,000,000 excess of $85,000,000
Insuring Agreement E	Securities	$10,000,000 p/o $15,000,000 excess of $85,000,000
Insuring Agreement F	Counterfeit Currency	$10,000,000 p/o $15,000,000 excess of $85,000,000
Insuring Agreement G	Uncollectible Items of Deposit	**NOT COVERED**
Insuring Agreement H	Audit Expense	**NOT COVERED**
Insuring Agreement I	Computer Systems	$10,000,000 p/o $15,000,000 excess of $85,000,000
Insuring Agreement J	Customer Voice Initiated Transfers	$10,000,000 p/o $15,000,000 excess of $85,000,000
Insuring Agreement K	Telefacsimile Transfer Fraud	$10,000,000 p/o $15,000,000 excess of $85,000,000
	Stop Payment	**NOT COVERED**
	Unauthorized Signatures	**NOT COVERED**
	Claims Expense	**NOT COVERED**
	Facsimile Signature	$10,000,000 p/o $15,000,000 excess of $85,000,000
	Automated Phone Systems	$10,000,000 p/o $15,000,000 excess of $85,000,000
	Destruction of Data or Programs by Hacker	$10,000,000 p/o $15,000,000 excess of $85,000,000
	Destruction of Data or Programs by Virus	$10,000,000 p/o $15,000,000 excess of $85,000,000

☒ If this box is checked, this Policy is subject to an Aggregate Limit of Insurance each Bond or Policy Period, applicable to all Insuring Agreements of $10,000,000.

Excess Layer Carrier: Axis Insurance Company (**Quota Share**)
Policy No.: P-001-000158021-01

Coverage	**Description**	**Limit of Insurance**
Insuring Agreement A	Fidelity	$5,000,000 p/o $15,000,000 excess of $85,000,000
Insuring Agreement B	On Premises	$5,000,000 p/o $15,000,000 excess of $85,000,000
Insuring Agreement C	In Transit	$5,000,000 p/o $15,000,000 excess of $85,000,000
Insuring Agreement D	Forgery or Alteration	$5,000,000 p/o $15,000,000 excess of $85,000,000
Insuring Agreement E	Securities	$5,000,000 p/o $15,000,000 excess of $85,000,000
Insuring Agreement F	Counterfeit Currency	$5,000,000 p/o $15,000,000 excess of $85,000,000
Insuring Agreement G	Uncollectible Items of Deposit	**NOT COVERED**
Insuring Agreement H	Audit Expense	**NOT COVERED**
Insuring Agreement I	Computer Systems	$5,000,000 p/o $15,000,000 excess of

US 00 H075 01 0909
© 2009, The Hartford
Page 6 of 7

$85,000,000
Insuring Agreement J	Customer Voice Initiated Transfers	$5,000,000 p/o $15,000,000 excess of $85,000,000
Insuring Agreement K	Telefacsimile Transfer Fraud	$5,000,000 p/o $15,000,000 excess of $85,000,000
	Stop Payment	**NOT COVERED**
	Unauthorized Signatures	**NOT COVERED**
	Claims Expense	**NOT COVERED**
	Facsimile Signature	$5,000,000 p/o $15,000,000 excess of $85,000,000
	Automated Phone Systems	$5,000,000 p/o $15,000,000 excess of $85,000,000
	Destruction of Data or Programs by Hacker	$5,000,000 p/o $15,000,000 excess of $85,000,000
	Destruction of Data or Programs by Virus	$5,000,000 p/o $15,000,000 excess of $85,000,000

☒ If this box is checked, this Policy is subject to an Aggregate Limit of Insurance each Bond or Policy Period, applicable to all Insuring Agreements of $5,000,000.

ITEM F. TERMINATION OF PRIOR POLICY(IES):

The Insured by the acceptance of the Policy gives notice to the Company terminating or canceling prior bond(s) or policy(ies) No.(s) 08 FI 0252157-19 such termination or cancellation to be effective as of the time this Policy becomes effective.

ITEM G. EXTENDED REPORTING PERIOD is deleted in its entirety.

All other terms and conditions remain unchanged.

Douglas Elliot

Douglas Elliot, President

US 00 H075 01 0909 © 2009, The Hartford Page 7 of 7

GU 207
(6-78)

ENDORSEMENT 2

This endorsement, effective 12:01 am, 7/01/20 **forms part**
of policy number 08 FI 0252157-20

issued to: FIDELITY FIXED INCOME AND ASSET ALLOCATION FUNDS

by: TWIN CITY FIRE INSURANCE CO.

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

EXCESS QUOTA SHARE PARTICIPATION ENDORSEMENT

This endorsement modifies insurance provided under the following:

THE HARTFORD UNIVERSAL EXCESS[sm] SIMPLIFIED POLICY

1. This policy is part of a quota share participation arrangement between the Participating Insurance Company(ies) and the Insured (the "Program") which provides a $50,000,000 Limit of Liability excess of the Underlying Insurance and consists of the following:

Participating Insurer	Participating Insurance Policy No.	Participating Insurer's Limit of Liability	Participating Insurer's Percentage
Twin City Fire Insurance Co.	08 FI 0252161-20	$10,000,000	20%
XL Specialty Insurance Company	ELU168511-20	$5,000,000	10%
American International Reinsurance Company, LTD	33089944	$6,000,000	12%
Underwriters At Lloyd's, London	B080113016P20	$6,000,000	12%
U.S. Specialty Insurance Company	24-MGU-20-A49810	$8,000,000	16%
XL Specialty Insurance Company	ELU168490-20	$5,000,000	10%
Underwriters At Lloyd's, London	B080113012P20	$6,000,000	12
American International Reinsurance Company, LTD	33089946	$6,000,000	12%
Ironshore Indemnity, Inc.	FI4NAB095DO01	$8,000,000	16%
Twin City Fire Insurance Co.	08 FI 0252157-20	$10,000,000	20%%
U.S. Specialty Insurance Company	24-MGU-20-A49807	$8,000,000	16%
National Casualty Company	XJO2008785	$10,000,000	20%
Ironshore Indemnity, Inc.	FI4NAB095H001	$8,000,000	16%
National Casualty Company	XJO2008786	$10,000,000	20%

3. Each Participating Insurance Company shall:

4. The liability of each Participating Insurance Company shall be several and not joint. The failure, refusal or inability of any Participating Insurance Company to pay covered Loss, including, without

US 00 H040 00 0708 © 2008, The Hartford Page 1 of 2
© 2021 by The Hartford. Classification: Non-Confidential. No part of this document may be reproduced, published or used without the permission of The Hartford.

ENDORSEMENT NO: 3

This endorsement, effective 12:01 am, 7/01/20 **forms part of policy number** 08 FI 0252157-20 issued to: FIDELITY FIXED INCOME AND ASSET ALLOCATION FUNDS

by: TWIN CITY FIRE INSURANCE CO.

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

AMEND MAILING ADDRESS FOR NOTICE ENDORSEMENT

I. Notice of Claim or Wrongful Act

A. A notice of any **Claim** or **Wrongful Act** shall be given in writing to the following:

Via mail:

The Hartford
Claims Department
Hartford Financial Products
277 Park Avenue, 16th Floor
New York, New York 10172

or

Via email: HFPClaims@thehartford.com

or

Via Facsimile: (917) 464-6000

B. Where it is stated in the policy or declarations page that a notice of any **Claim** or **Wrongful Act** shall be given in writing to The Hartford, Hartford Plaza, Hartford CT 06115, it shall be deleted and replaced with the following:

Notice of any **Claim** or **Wrongful Act** shall be given in writing to the following:

Via mail:

The Hartford
Claims Department
Hartford Financial Products
277 Park Avenue, 16th Floor
New York, New York 10172

or

Via email: HFPClaims@thehartford.com

or

Via Facsimile: (917) 464-6000

II. All Other Notices

A. All notices other than a notice of **Claim** or **Wrongful Act** shall be given in writing to the following:

The Hartford
Product Services
Hartford Financial Products
277 Park Avenue, 16th Floor
New York, New York 10172

HG 00 H009 01 0708
© 2008, The Hartford
Page 1 of 2

ENDORSEMENT NO: 4

This endorsement, effective 12:01 am, 7/01/20 **forms part**
of policy number 08 FI 0252157-20

issued to: FIDELITY FIXED INCOME AND ASSET ALLOCATION FUNDS

by: TWIN CITY FIRE INSURANCE CO.

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

EXCESS ABSOLUTE TIE-IN ENDORSEMENT

This endorsement modifies insurance provided under the following:

THE HARTFORD UNIVERSAL EXCESS[sm] SIMPLIFIED POLICY

Notwithstanding the amount specified in Item C. Limit of Liability of the Declarations, it is agreed that the maximum combined Limit of Liability for this policy 08 FI 0252157-20 and policy No. 08 DA 0252123 shall be $ 10,000,000 .

All other terms and conditions remain unchanged.

David Zwiener, President

US 00 H026 00 0708
© 2008, The Hartford
Page 1 of 1

ENDORSEMENT NO: 5

This endorsement, effective 12:01 am, 7/01/20 **forms part of policy number** 08 FI 0252157-20 issued to: FIDELITY FIXED INCOME AND ASSET ALLOCATION FUNDS

by: TWIN CITY FIRE INSURANCE CO.

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

EXCESS FIDELITY ENDORSEMENT

This endorsement modifies insurance provided under the following:

THE HARTFORD UNIVERSAL EXCESS^sm SIMPLIFIED POLICY

I. The Policy Declarations is amended as follows:

The **NOTICE** is deleted.

ITEM E. ADDRESS FOR CLAIMS RELATED NOTICES is deleted and replaced with the following. Hartford Financial Products Bond Claims Division, T-4, 690 Asylum Avenue, Hartford, CT 06115 [Fax # (860) 757-5835 or (860) 547-8265],

ITEM G. EXTENDED REPORTING PERIOD is deleted.

II. Section **II. UNDERLYING INSURANCE** is amended by adding the following:

Excess coverage shall only apply to those Insuring Clauses noted on the Declarations.

All references to Limits Of Liability are deleted and replaced with Limits of Insurance.

III. Section **V. EXTENDED REPORTING PERIOD** is deleted.

IV. The Policy is amended by adding the following:

In the event any Claim is made against any Insured, written notice shall be given to the Underwriters in the same manner as given to the Primary Policy at: Hartford Financial Products Bond Claims Division, T-4, 690 Asylum Avenue, Hartford, CT 06115 [Fax # (860) 757-5835 or (860) 547-8265], and otherwise pursuant to all appropriate notice provisions contained in the Underlying Insurance.

All other terms and conditions remain unchanged.

David Zwiener, President

US 00 H072 00 0708
© 2008, The Hartford
Page 1 of 1

ENDORSEMENT NO: 6

This endorsement, effective 12:01 am, 7/01/20 **forms part of policy number** 08 FI 0252157-20 issued to: FIDELITY FIXED INCOME AND ASSET ALLOCATION FUNDS

by: TWIN CITY FIRE INSURANCE CO.

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

EXCESS FIDELITY – AGGREGATE LIMIT OF INSURANCE (WHEN UNDERLYING INSURANCE IS PER LOSS LIMIT OF INSURANCE) ENDORSEMENT

This endorsement modifies insurance provided under the following:

THE HARTFORD UNIVERSAL EXCESS^{sm} SIMPLIFIED POLICY

II. Section **II. UNDERLYING INSURANCE** is amended by adding the following:

This policy is subject to an aggregate limit of insurance regardless of whether the Primary Policy or any Underlying Excess Policy(ies) is subject to a per loss limit of insurance.

All other terms and conditions remain unchanged.

Neal S. Wolin, President & COO

US 00 H073 00 0708
© 2008, The Hartford
Page 1 of 1

TWIN CITY FIRE INSURANCE CO.

The Office of Foreign Assets Control ("OFAC") of the U.S. Department of the Treasury administers and enforces economic and trade sanctions based on U.S. foreign policy and national security goals against targeted foreign countries and regimes, terrorists, international narcotics traffickers, those engaged in activities related to the proliferation of weapons of mass destruction, and other threats to the national security, foreign policy or economy of the United States. OFAC acts under Presidential national emergency powers, as well as authority granted by specific legislation, to impose controls on transactions and freeze assets under U.S. jurisdiction. OFAC publishes a list of individuals and companies owned or controlled by, or acting for or on behalf of, targeted countries. It also lists individuals, groups, and entities, such as terrorists and narcotics traffickers designated under programs that are not country-specific. Collectively, such individuals and companies are called "Specially Designated Nationals and Blocked Persons" or "SDNs". Their assets are blocked and U.S. persons are generally prohibited from dealing with them. This list can be located on OFAC's web site at — http//www.treas.gov/ofac.

In accordance with OFAC regulations, if it is determined that you or any other insured, or any person or entity claiming the benefits of this insurance has violated U.S. sanctions law or is an SDN, as identified by OFAC, the policy is a blocked contract and all dealings with it must involve OFAC. When an insurance policy is considered to be such a blocked or frozen contract, no payments nor premium refunds may be made without authorization from OFAC.

HG 00 H129 00 1016
© 2016, The Hartford
Page 1 of 1

08 FI 0252157-20 7/01/20

Producer Compensation Notice

The Hartford

You can review and obtain information on The Hartford's producer compensation practices at www.thehartford.com or at 1-800-592-5717.

F-5267-0
HR 00 H093 00 0207
© 2007, The Hartford
Page 1 of 1

08 FI 0252157-20 7/01/20

U.S. SPECIALTY INSURANCE COMPANY

THIS IS A CLAIMS MADE EXCESS POLICY WHICH APPLIES ONLY TO CLAIMS FIRST MADE AGAINST THE INSUREDS DURING THE POLICY PERIOD. THE LIMITS OF LIABILITY AVAILABLE TO PAY DAMAGES OR SETTLEMENTS WILL BE REDUCED, AND MAY BE EXHAUSTED, BY THE PAYMENT OF DEFENSE EXPENSES.

DECLARATIONS
EXCESS INDEMNITY POLICY
POLICY NUMBER: 24-MGU-20-A49810		RENEWAL OF: 24-MGU-19-A47039
ITEM 1.	INSURED:	Fidelity Equity and High Income Funds
c/o FMR LLC
200 Summer Street, Mail Zone V7E
Boston, MA 02210
ITEM 2.	POLICY PERIOD:

(a)	Inception Date: 7/1/2020
(b)	Expiration Date: 7/1/2021

at 12:01 a.m. at the Principal Address stated in ITEM 1.

ITEM 3.	LIMIT OF LIABILITY (INCLUSIVE OF DEFENSE EXPENSES):
$8,000,000 Limit of Liability part of $50,000,000 excess of $100,000,000 Underlying Limits

ITEM 4.	SCHEDULE OF UNDERLYING INSURANCE:
See Attached Schedule of Underlying Insurance.

ITEM 5.	PREMIUM: $23,753.00

ITEM 6.	NOTICES REQUIRED TO BE GIVEN TO INSURER MUST BE ADDRESSED TO:

	Street Address:		Facsimile Number:	E-mail Address:
	Tokio Marine HCC – D&O Group	(860)	676-1737	usclaims@tmhcc.com
8 Forest Park Drive
Farmington, CT 06032
Attn: Claims Manager

ITEM 7.	ENDORSEMENTS ATTACHED AT ISSUANCE
3116E-MA 994-911 994-917 994-980 994-9022 994-9036 994-9094 80016

IN WITNESS WHEREOF, the Insurer has caused this Policy to be signed on the Declarations Page by its President, a Secretary and a duly authorized representative of the Insurer.

Date: January 11, 2021

USSIC 993 (04/2002)

U.S. SPECIALTY INSURANCE COMPANY

ENDORSEMENT NUMBER: 1

MASSACHUSETTS AMENDATORY ENDORSEMENT

This Endorsement, effective at 12:01 a.m. on 7/1/2020, forms part of Policy No.

24-MGU-20-A49810, issued to Fidelity Equity and High Income Funds by U.S. Specialty Insurance Company:

In consideration of the premium charged, it is agreed that:

(1)	The paragraph at the end of the Policy (beginning “In witness whereof”) is amended to read in its entirety as follows:

In witness whereof the Insurer has caused this Policy to be executed by its authorized officers.

(2)	The sentence at the end of the Declarations Page (beginning “IN WITNESS WHEREOF”) is amended to read in its entirety as follows:

IN WITNESS WHEREOF, the Insurer has caused this Policy to be signed on the Declarations Page by its President and a Secretary.

Accordingly, the countersignature line for an Authorized Representative is deleted in its entirety from the Declarations Page.

All other terms, conditions and limitations of this Policy shall remain unchanged.

______________________________________
Authorized Representative

USSIC 3116E-MA Ed. 10/05	Page 1 of 1

ENDORSEMENT NUMBER: 2

TIE-IN OF LIMITS ENDORSEMENT (AGGREGATE)

     To be attached to and made a part of Policy No. 24-MGU-20-A49810, issued to Fidelity Equity and High Income Funds by U.S. Specialty Insurance Company.

In consideration of the premium charged, it is agreed that:

(1)	For purposes of this endorsement, the term “Other Policy” means Policy Number 24-MGU-20- A49803 issued by the Insurer (or an affiliate of the Insurer).
(2)	Notwithstanding anything to the contrary in this Policy or the Other Policy, the Insurer’s combined maximum aggregate limit of liability under this Policy and the Other Policy shall be

$8,000,000 part of $50,000,000.. Accordingly, the Insurer’s limit of liability under this Policy shall be reduced, and may be exhausted, by actual payments made by the Insurer under the Other Policy, and the Insurer’s limit of liability under the Other Policy shall be reduced, and may be exhausted, by actual payments made by the Insurer under this Policy.

(3)	Nothing in this endorsement is intended, nor shall it be construed, to increase the limit of liability under this Policy (which shall remain the amount set forth in ITEM 3 of the Declarations) or the limit of liability under the Other Policy.

All other terms, conditions and limitations of this Policy will remain unchanged.

Complete the following only when this endorsement is not prepared with the Policy or is not to be effective with the Policy.

Effective date of this endorsement:

By:________________________________
Attorney-in-Fact

994-911	Page 1 of 1
Ed. 06/05

ENDORSEMENT NUMBER: 3

SCHEDULE OF UNDERLYING INSURANCE

     To be attached to and made a part of Policy No. 24-MGU-20-A49810, issued to Fidelity Equity and High Income Funds by U.S. Specialty Insurance Company.

In consideration of the premium charged it is hereby agreed and understood that the Schedule of Underlying Insurance on the Declarations page is amended to read as follows:

	Insurer		Policy Number		Limits
Primary	National Union Fire Insurance Company of		01-436-46-90		$15,000,000
	Pittsburgh, Pa.
1st Excess	Federal Insurance Company		82484869		$10,000,000
2nd Excess	Everest Reinsurance Company		FL5FD00012-201		$10,000,000
3rd Excess	ICI Mutual Insurance Company		87153320	B	$15,000,000
4th Excess	Allied World Assurance Company, AG		C014840/010		$15,000,000
5th Excess	Travelers Casualty and Surety Company of		106547262		$10,000,000
	America
6th Excess	Continental Casualty Company		287042220		$10,000,000
7th Excess	AXIS Insurance Company	P	-001-000158021-01		$5,000,000
7th Excess	Starr Indemnity & Liability Company		1000059071201		$10,000,000

Schedule of Quota Share Participants
Aggregate Limit for all quota share participants: $50,000,000.00
	Insurer		Policy Limits		Policy Number
Participant	American International Reinsurance Company		$6,000,000		33089944
Participant	XL Specialty Insurance Company		$5,000,000		ELU168511-20
Participant	National Casualty Company		$10,000,000		XJO2008785
Participant	Lloyd's of London		$6,000,000		B080113016	P20
Participant	Twin City Fire Insurance Company		$10,000,000		08 FI 0252161 -20
Participant	Ironshore Indemnity Inc.		$5,000,000		003198802

All other terms, conditions and limitations of this Policy will remain unchanged, including but not limited to the maximum aggregate Limit of Liability set forth in ITEM 3. of the Declarations.

Complete the following only when this endorsement is not prepared with the Policy or is not to be effective with the Policy.

Effective date of this endorsement:

By:
Attorney-in-Fact

994-917	Page 1 of 1
Ed. 04/00

ENDORSEMENT NUMBER: 4

AMEND SETTLEMENT PROVISION

     To be attached to and made a part of Policy No. 24-MGU-20-A49810, issued to Fidelity Equity and High Income Funds by U.S. Specialty Insurance Company.

In consideration of the premium charged, it is agreed that Section V. is amended to read in its entirety as follows:

V.	SETTLEMENT
The Insureds shall not admit liability for or settle any claim for any amount that would involve the coverage afforded by this Policy without the Insurer’s prior written consent, which will not be unreasonably withheld.

All other terms, conditions and limitations of this Policy will remain unchanged.

Complete the following only when this endorsement is not prepared with the Policy or is not to be effective with the Policy.

Effective date of this endorsement:

By:
Attorney-in-Fact

994-980	Page 1 of 1
Ed. 03/05

ENDORSEMENT NUMBER: 5

AMEND INSURING AGREEMENT

     To be attached to and made a part of Policy No. 24-MGU-20-A49810, issued to Fidelity Equity and High Income Funds by U.S. Specialty Insurance Company.

In consideration of the premium charged, it is agreed that Section I of this Policy is deleted and replaced with the following:

I.	INSURING AGREEMENT
The Insurer shall provide the Insureds with insurance excess of the Underlying Insurance scheduled in ITEM 4 of the Declarations. Except as specifically set forth in the terms, conditions or endorsements of this Policy, coverage hereunder shall apply in conformance with the terms, conditions, limitations and endorsements of the Primary Policy, subject to any more restrictive provisions of the other Underlying Insurance, except that coverage hereunder shall attach only after all Underlying Insurance has been exhausted by actual payment of claims or losses thereunder.

All other terms, conditions and limitations of this Policy will remain unchanged.

Complete the following only when this endorsement is not prepared with the Policy or is not to be effective with the Policy.

Effective date of this endorsement:

By:________________________________
Attorney-in-Fact

994-9022	Page 1 of 1
Ed. 03/08

ENDORSEMENT NUMBER: 6

DELETE SECTION II.B (CANCELLATION OF UNDERLYING INSURANCE) AND AMEND SECTION IX (POLICY TERMINATION)

     To be attached to and made a part of Policy No. 24-MGU-20-A49810, issued to Fidelity Equity and High Income Funds by U.S. Specialty Insurance Company.

In consideration of the premium charged, it is agreed that:

(1)	Section II.B of the Policy is deleted in its entirety. However, nothing in this endorsement is intended, nor shall it be construed, to relieve the Insured of its obligation under Section VIII.B to give the Insurer written notice as soon as practicable of any cancellation of Underlying Insurance. Moreover, in the event a policy of Underlying Insurance is cancelled, the Insurer shall not be liable under this Policy earlier or to any greater extent than it would have been had the policy of Underlying Insurance not been cancelled.
(2)	The second sentence of Section II.A (Maintenance of Underlying Insurance) is deleted and replaced with the following:

The Insurer shall not be liable under this Policy earlier or to any greater extent than it would have been if the Insureds had complied with this condition.

(3) The following paragraph is added to Section IX:

This Policy is non-cancelable by the Insurer except for non-payment of premium. The Insurer may cancel this Policy for non-payment of premium by sending not less than 10 days notice of such cancellation to the entity named in ITEM 1 of the Declarations at such entity’s last known address.

All other terms, conditions and limitations of this Policy will remain unchanged.

Complete the following only when this endorsement is not prepared with the Policy or is not to be effective with the Policy.

Effective date of this endorsement:

By:________________________________
Attorney-in-Fact

994-9036	Page 1 of 1
Ed. 01/09

ENDORSEMENT NUMBER: 7

TREATMENT OF PAYMENTS AS

REDUCING OR EXHAUSTING UNDERLYING LIMIT

     To be attached to and made a part of Policy No. 24-MGU-20-A49810, issued to Fidelity Equity and High Income Funds by U.S. Specialty Insurance Company.

In consideration of the premium charged, it is agreed that:

(1)	For purposes of this endorsement:
	(a)	A-Side Carrier means the issuer of any excess “Side A”/“Difference in Conditions”
		policy	written specifically excess of this Policy.
	(b)	Loss shall have the meaning ascribed to such term in the Primary Policy.
(2)	Notwithstanding anything in the Policy to the contrary:
	(a)	If an issuer of a policy of Underlying Insurance becomes financially insolvent or
		bankrupt	and, solely as a result of such financial insolvency or bankruptcy, fails to pay
		Loss	under such policy of Underlying Insurance, and if the Insureds, an A-Side
		Carrier	or any other entity actually makes payment for part or all of such Loss, then the
		Insurer	will treat such payment as if it had been made by such issuer for purposes of
		determining	reduction or exhaustion (as the case may be) of the limit of liability of such
		policy	of Underlying Insurance.
	(b)	If an issuer of a policy of Underlying Insurance fails to pay Loss under such policy of
		Underlying	Insurance for any reason other than such issuer’s financial insolvency or
		bankruptcy,	and if the Insureds, an A-Side Carrier or any other entity actually makes
		payment	for part or all of such Loss, then the Insurer will treat such payment as if it had
		been	made by such issuer for purposes of determining reduction or exhaustion (as the
		case	may be) of the limit of liability of such policy of Underlying Insurance, but only if
		the	Insureds:
		(i)	promptly notify the Insurer that the Insureds, an A-Side Carrier or any other entity intends to make such payment; and
		(ii)	advise the Insurer of the total amount of Loss that such issuer has paid or has agreed to pay (if any) under such policy of Underlying Insurance.
(3)	In no event shall any failure to pay on the part of an issuer of Underlying Insurance cause the
	Insurer	to be liable under this Policy earlier or to any greater extent than the Insurer would have

994-9094	Page 1 of 2
Ed. 11/13

been if such issuer had paid its policy’s full limit of liability. Except as expressly provided in paragraph (2) above, nothing in this endorsement shall be deemed to waive any term, condition or limitation of this Policy or any policy of Underlying Insurance.

All other terms, conditions and limitations of this Policy will remain unchanged.

Complete the following only when this endorsement is not prepared with the Policy or is not to be effective with the Policy.

Effective Date of this endorsement:

By:________________________________
Attorney-in-Fact

994-9094	Page 2 of 2
Ed. 11/13

ENDORSEMENT NUMBER: 8

POLICYHOLDER DISCLOSURE – TERRORISM PREMIUM NOTICE

     To be attached to and made a part of Policy No. 24-MGU-20-A49810, issued to Fidelity Equity and High Income Funds by U.S. Specialty Insurance Company.

Your Policy contains coverage for certain losses caused by terrorism. We are required to notify you of the portion of the premium, if any, attributable to the coverage for terrorist acts certified under the Terrorism Risk Insurance Act, as amended in 2015 (hereinafter “TRIA”). TRIA also requires us to provide disclosure of federal participation in payment of terrorism losses resulting from an “act of terrorism” as defined by Section 102(1) of TRIA.

Section 102(1) of TRIA defines the term “act of terrorism” as any act that is certified by the Secretary of the Treasury of the United States – in concurrence with the Secretary of Homeland Security and the Attorney General of the United States – to be an act of terrorism; to be a violent act or an act that is dangerous to human life, property, or infrastructure; to have resulted in damage within the United States, or outside the United States in the case of an air carrier or vessel or the premises of a United States mission; and to have been committed by an individual or individuals acting on behalf of any foreign person or foreign interest, as part of an effort to coerce the civilian population of the United States or to influence the policy or affect the conduct of the United States Government by coercion.

Please be advised that the actual coverage provided by your Policy for acts of terrorism, as is true for all coverages, is limited by the terms, conditions, exclusions, limits and other provisions of your Policy, any endorsements to the Policy and generally applicable rules of law.

YOU SHOULD KNOW THAT, WHERE COVERAGE IS PROVIDED BY THIS POLICY FOR LOSSES RESULTING FROM CERTIFIED ACTS OF TERRORISM, SUCH LOSSES MAY BE PARTIALLY REIMBURSED BY THE UNITED STATES GOVERNMENT UNDER A FORMULA ESTABLISHED BY FEDERAL LAW. UNDER THIS FORMULA, THE UNITED STATES GOVERNMENT generally reimburses 85% through 2015; 84% beginning on January 1, 2016; 83% beginning on January 1, 2017; 82% beginning on January 1, 2018; 81% beginning on January 1, 2019 and 80% beginning on January 1, 2020 of covered terrorism losses exceeding the statutorily established deductible paid by the insurance company providing the coverage. The Terrorism Risk Insurance Act, as amended, contains a $100 billion cap that limits U.S. Government reimbursement as well as insurers’ liability for losses resulting from certified acts of terrorism when the amount of such losses exceeds $100 billion in any one calendar year. If the aggregate insured losses for all insurers exceed $100 billion, your coverage may be reduced.

The amount of your premium that is attributable to coverage for terrorist acts certified under TRIA is $0.

All other terms, conditions and limitations of this Policy will remain unchanged.

Complete the following only when this endorsement is not prepared with the Policy or is not to be effective with the Policy.

Effective date of this endorsement:

By:________________________________
Attorney-in-Fact

80016	Page 1 of 1
Ed. 01/15

U.S. TREASURY DEPARTMENT'S OFFICE OFFOREIGN ASSETS CONTROL ("OFAC") ADVISORY NOTICE TO POLICYHOLDERS

No coverage is provided by this Policyholder Notice nor can it be construed to replace any provisions of your policy. You should read your policy and review your Declarations page for complete information on the coverages you are provided.

This Notice provides information concerning possible impact on your insurance coverage due to directives issued by OFAC. Please read this Notice carefully.

The Office of Foreign Assets Control (OFAC) administers and enforces sanctions policy, based on Presidential declarations of "national emergency". OFAC has identified and listed numerous:

  Foreign agents;
  Front organizations;
  Terrorists;
  Terrorist organizations; and
  Narcotics traffickers;

as "Specially Designated Nationals and Blocked Persons". This list can be located on the United States Treasury's web site - http//www.treas.gov/ofac.

In accordance with OFAC regulations, if it is determined that you or any other insured, or any person or entity claiming the benefits of this insurance has violated U.S. sanctions law or is a Specially Designated National and Blocked Person, as identified by OFAC, this insurance will be considered a blocked or frozen contract and all provisions of this insurance are immediately subject to OFAC. When an insurance policy is considered to be such a blocked or frozen contract, no payments nor premium refunds may be made without authorization from OFAC. Other limitations on the premiums and payments also apply.

IL P 001 01 04	Reprinted, in part, with permission of	Page 1 of 1
ISO Properties, Inc.

U.S. SPECIALTY INSURANCE COMPANY

Excess Indemnity Policy

D&O Group
8 Forest Park Drive, Farmington, Connecticut 06032
main 860 674 1900 facsimile 860 676 1737

USSIC 994 (04/2002)

U.S. SPECIALTY INSURANCE COMPANY

EXCESS INDEMNITY POLICY

This is a claims made policy. Please read it carefully.

In consideration of the payment of the premium, and in reliance upon all statements made and information furnished to the Insurer and to the issuers of the Underlying Insurance and subject to the Declarations and the limitations, conditions, provisions, any endorsements to and all other terms of this Policy, the Insurer and the Insureds agree as follows:

I.	INSURING AGREEMENT
	The	Insurer shall provide the Insureds with insurance excess of the Underlying Insurance
	scheduled	in ITEM 4 of the Declarations. Except as specifically set forth in the terms, conditions
	or	endorsements of this Policy, coverage hereunder shall apply in conformance with the terms,
	conditions,	limitations and endorsements of the policy immediately underlying this Policy, except
	that	coverage hereunder shall attach only after all Underlying Insurance has been exhausted by
	actual	payment of claims or losses thereunder.
II.	PRIMARY AND UNDERLYING INSURANCE
	A.	Maintenance of Underlying Insurance
All of the Underlying Insurance scheduled in ITEM 4 of the Declarations shall be maintained during the Policy Period in full effect except for any reduction of the limits of liability available under the Underlying Insurance solely by reason of actual payment of claims or losses thereunder. Subject at all times to Section II.B of this Policy, the Insurer shall not be liable under this policy earlier or to any greater extent than it would have been if the Insureds had complied with this condition.
	B.	Cancellation of Underlying Insurance
This Policy shall terminate immediately upon the cancellation of any one or more of the policies scheduled in ITEM 4 of the Declarations, whether cancelled by the Insureds or the applicable insurer. Notice of cancellation or non-renewal of any such policies duly given by any of the applicable insurers shall serve as notice of the cancellation or non- renewal of this Policy by the Insurer.
	C.	Amendment of Underlying Insurance
No amendment to any Underlying Insurance during the Policy Period shall be effective in extending the coverage or limits of liability afforded by this Policy unless the Insurer so agrees in writing.
III.	DEFINITIONS
	A.	Insured means any person or organization insured under the policy immediately underlying this Policy.
	B.	Policy Period means the period from the inception date to the expiration date set forth in ITEM 2 of the Declarations, or to any earlier cancellation date.
	C.	Primary Policy means the policy scheduled as such in ITEM 4 of the Declarations.

USSIC 994 (04/2002)

U.	S. SPECIALTY INSURANCE COMPANY
	D.	Underlying Insurance means all policies scheduled in ITEM 4 of the Declarations and any policies replacing them.
IV.	LIMITS OF LIABILITY
	A.	The amount or amounts stated in ITEM 3 of the Declarations are the limits of the Insurer’s liability and shall be the maximum amount(s) payable by the Insurer under this Policy. The limits of liability available under this Policy to pay damages or settlements shall be reduced, and may be exhausted, by the payment of defense expenses.
	B.	In the event of the reduction of the limits of liability of the Underlying Insurance solely as the result of actual payment of claims or losses thereunder by the applicable insurers, this Policy shall, subject to the Insurer’s limits of liability and to the other terms, conditions and endorsements of this Policy, continue to apply to claims or losses as excess insurance over the amount of insurance remaining under such Underlying Insurance.
	C.	In the event of the exhaustion of all of the limits of liability of such Underlying Insurance solely as the result of actual payment of claims or losses thereunder, the remaining limits available under this Policy shall, subject to the Insurer’s limits of liability and to the other terms, conditions and endorsements of this Policy, continue for subsequent claims or losses as primary insurance. Under such circumstances, any retention or deductible specified in the Primary Policy shall also apply to this Policy.
V.	SETTLEMENT
	The	Insureds shall not admit liability for or settle any claim for any amount that would involve
	the	coverage afforded by this Policy without the Insurer’s prior written consent.
VI.	CLAIM PARTICIPATION
	The	Insurer may, at its sole discretion, elect to participate in the investigation, settlement and/or
	defense	of any claim against the Insureds even if the Underlying Insurance has not been exhausted.
VII.	SUBROGATION AND RECOVERIES
	A.	In the event of any payment under this Policy, the Insurer shall be subrogated to all the Insureds’ rights of recovery against any person or organization, and the Insureds shall execute and deliver all instruments and papers and do whatever else is necessary to secure such rights.
	B.	Any amount recovered after payment under this Policy shall be apportioned in the inverse order of payment to the extent of actual payment. The expenses of all such recovery proceedings shall be apportioned in the same ratio as the recoveries.
VIII.	NOTICES
	A.	If the Insureds give any notice of any matter under the Underlying Insurance, the Insureds must also give the Insurer written notice of such matter in the same manner as required by the terms and conditions of the Primary Policy, except that such written notice must be sent to the Insurer at the address set forth in ITEM 6 of the Declarations.
	B.	The Insureds shall give the Insurer notice in writing as soon as practicable of:

USSIC 994 (04/2002)

U.	S. SPECIALTY INSURANCE COMPANY
	1.	the cancellation of any Underlying Insurance, or
	2.	any additional or return premiums charged or allowed in connection with any
Underlying Insurance.
IX.	POLICY TERMINATION
A.	This Policy may be canceled by the Insureds at any time either by surrender of this Policy or by written notice stating when thereafter such cancellation is to be effective.
The mailing of such notice as aforesaid shall be sufficient proof of notice and this policy shall terminate at the date and hour specified in such notice.
B.	The Insurer shall refund the unearned premium computed at the customary short rate if the Policy is canceled by the Insureds.
X.	CONFORMITY TO STATUTE
Any terms of this Policy which are in conflict with the terms of any applicable laws construing this Policy are hereby amended to conform to such laws.
XI.	AUTHORIZATION AND NOTICES
The person or entity named in ITEM 1 of the Declarations shall be the sole agent, and shall act on behalf, of the Insureds with respect to all matters under this Policy, including but not limited to giving and receiving notices and other communication, effecting or accepting any endorsements to or notice of cancellation of this Policy, paying premium and receiving any return premiums.
XII.	NO ALTERATIONS WITHOUT ENDORSEMENT
No change in or modification of this Policy shall be effective unless made by endorsement signed by an authorized employee of the Insurer or any of its agents relating to this Policy.

In witness whereof the Insurer has caused this Policy to be executed by its authorized officers, but this Policy will not be valid unless countersigned on the Declarations Page by a duly authorized representative of the Insurer.

USSIC 994 (04/2002)

U.S. SPECIALTY INSURANCE COMPANY

THIS IS A CLAIMS MADE EXCESS POLICY WHICH APPLIES ONLY TO CLAIMS FIRST MADE AGAINST THE INSUREDS DURING THE POLICY PERIOD. THE LIMITS OF LIABILITY AVAILABLE TO PAY DAMAGES OR SETTLEMENTS WILL BE REDUCED, AND MAY BE EXHAUSTED, BY THE PAYMENT OF DEFENSE EXPENSES.

DECLARATIONS
EXCESS INDEMNITY POLICY
POLICY NUMBER: 24-MGU-20-A49807		RENEWAL OF: 24-MGU-19-A47037
ITEM 1.	INSURED:	Fidelity Fixed Income and Asset Allocation Funds
c/o FMR LLC
200 Summer Street, Mail Zone V7E
Boston, MA 02210
ITEM 2.	POLICY PERIOD:

(a)	Inception Date: 7/1/2020
(b)	Expiration Date: 7/1/2021

at 12:01 a.m. at the Principal Address stated in ITEM 1.

ITEM 3.	LIMIT OF LIABILITY (INCLUSIVE OF DEFENSE EXPENSES):
$8,000,000 Limit of Liability part of $50,000,000 excess of $100,000,000 Underlying Limits

ITEM 4.	SCHEDULE OF UNDERLYING INSURANCE:
See Attached Schedule of Underlying Insurance.

ITEM 5.	PREMIUM: $23,753.00

ITEM 6.	NOTICES REQUIRED TO BE GIVEN TO INSURER MUST BE ADDRESSED TO:

	Street Address:		Facsimile Number:	E-mail Address:
	Tokio Marine HCC – D&O Group	(860)	676-1737	usclaims@tmhcc.com
8 Forest Park Drive
Farmington, CT 06032
Attn: Claims Manager

ITEM 7.	ENDORSEMENTS ATTACHED AT ISSUANCE
3116E-MA 994-911 994-917 994-980 994-9022 994-9036 994-9094 80016

IN WITNESS WHEREOF, the Insurer has caused this Policy to be signed on the Declarations Page by its President, a Secretary and a duly authorized representative of the Insurer.

Date: January 11, 2021

USSIC 993 (04/2002)

U.S. SPECIALTY INSURANCE COMPANY

ENDORSEMENT NUMBER: 1

MASSACHUSETTS AMENDATORY ENDORSEMENT

This Endorsement, effective at 12:01 a.m. on 7/1/2020, forms part of Policy No.

24-MGU-20-A49807, issued to Fidelity Fixed Income and Asset Allocation Funds by U.S. Specialty Insurance Company:

In consideration of the premium charged, it is agreed that:

(1)	The paragraph at the end of the Policy (beginning “In witness whereof”) is amended to read in its entirety as follows:

In witness whereof the Insurer has caused this Policy to be executed by its authorized officers.

(2)	The sentence at the end of the Declarations Page (beginning “IN WITNESS WHEREOF”) is amended to read in its entirety as follows:

IN WITNESS WHEREOF, the Insurer has caused this Policy to be signed on the Declarations Page by its President and a Secretary.

Accordingly, the countersignature line for an Authorized Representative is deleted in its entirety from the Declarations Page.

All other terms, conditions and limitations of this Policy shall remain unchanged.

______________________________________
Authorized Representative

USSIC 3116E-MA Ed. 10/05	Page 1 of 1

ENDORSEMENT NUMBER: 2

TIE-IN OF LIMITS ENDORSEMENT (AGGREGATE)

To be attached to and made a part of Policy No. 24-MGU-20-A49807, issued to

Fidelity Fixed Income and Asset Allocation Funds by U.S. Specialty Insurance Company.

In consideration of the premium charged, it is agreed that:

(1)	For purposes of this endorsement, the term “Other Policy” means Policy Number 24-MGU-20- A49803 issued by the Insurer (or an affiliate of the Insurer).
(2)	Notwithstanding anything to the contrary in this Policy or the Other Policy, the Insurer’s combined maximum aggregate limit of liability under this Policy and the Other Policy shall be $8,000,000 part of $50,000,000. Accordingly, the Insurer’s limit of liability under this Policy shall be reduced, and may be exhausted, by actual payments made by the Insurer under the Other Policy, and the Insurer’s limit of liability under the Other Policy shall be reduced, and may be exhausted, by actual payments made by the Insurer under this Policy.
(3)	Nothing in this endorsement is intended, nor shall it be construed, to increase the limit of liability under this Policy (which shall remain the amount set forth in ITEM 3 of the Declarations) or the limit of liability under the Other Policy.

All other terms, conditions and limitations of this Policy will remain unchanged.

Complete the following only when this endorsement is not prepared with the Policy or is not to be effective with the Policy.

Effective date of this endorsement:

By:________________________________
Attorney-in-Fact

994-911	Page 1 of 1
Ed. 06/05

ENDORSEMENT NUMBER: 3

SCHEDULE OF UNDERLYING INSURANCE

To be attached to and made a part of Policy No. 24-MGU-20-A49807, issued to

Fidelity Fixed Income and Asset Allocation Funds by U.S. Specialty Insurance Company.

In consideration of the premium charged it is hereby agreed and understood that the Schedule of Underlying Insurance on the Declarations page is amended to read as follows:

	Insurer	Policy Number		Limits
Primary	National Union Fire Insurance Company of	01-436-46-90		$15,000,000
	Pittsburgh, Pa.
1st Excess	Federal Insurance Company	82484869		$10,000,000
2nd Excess	Everest Reinsurance Company	FL5FD00012-201		$10,000,000
3rd Excess	ICI Mutual Insurance Company	87153320	B	$15,000,000
4th Excess	Allied World Assurance Company, AG	C014840/010		$15,000,000
5th Excess	Travelers Casualty and Surety Company of	106547262		$10,000,000
	America
6th Excess	Continental Insurance Company	287042220		$10,000,000
7th Excess	AXIS Insurance Company	P-001-000158021-01		$5,000,000
7th Excess	Starr Indemnity & Liability Company	1000059071201		$10,000,000

Schedule of Quota Share Participants

Aggregate Limit for all quota share participants: $50,000,000.00

	Insurer	Policy Limits	Policy Number
Participant	American International Reinsurance Company	$6,000,000	33089946
Participant	XL Specialty Insurance Company	$5,000,000	ELU168490-20
Participant	National Casualty Company	$10,000,000	XJO2008786
Participant	Lloyd's of London	$6,000,000	B080113012	P20
Participant	Twin City Fire Insurance Company	$10,000,000	08 FI 0252157-20
Participant	Ironshore Indemnity Inc.	$5,000,000	FI4NAB095H001

All other terms, conditions and limitations of this Policy will remain unchanged, including but not limited to the maximum aggregate Limit of Liability set forth in ITEM 3. of the Declarations.

Complete the following only when this endorsement is not prepared with the Policy or is not to be effective with the Policy.

Effective date of this endorsement:

By:
Attorney-in-Fact

994-917	Page 1 of 1
Ed. 04/00

ENDORSEMENT NUMBER: 4

AMEND SETTLEMENT PROVISION

To be attached to and made a part of Policy No. 24-MGU-20-A49807, issued to

Fidelity Fixed Income and Asset Allocation Funds by U.S. Specialty Insurance Company.

In consideration of the premium charged, it is agreed that Section V. is amended to read in its entirety as follows:

V.	SETTLEMENT
The Insureds shall not admit liability for or settle any claim for any amount that would involve the coverage afforded by this Policy without the Insurer’s prior written consent, which will not be unreasonably withheld.

All other terms, conditions and limitations of this Policy will remain unchanged.

Complete the following only when this endorsement is not prepared with the Policy or is not to be effective with the Policy.

Effective date of this endorsement:

By:
Attorney-in-Fact

994-980	Page 1 of 1
Ed. 03/05

ENDORSEMENT NUMBER: 5

AMEND INSURING AGREEMENT

To be attached to and made a part of Policy No. 24-MGU-20-A49807, issued to

Fidelity Fixed Income and Asset Allocation Funds by U.S. Specialty Insurance Company.

In consideration of the premium charged, it is agreed that Section I of this Policy is deleted and replaced with the following:

I.	INSURING AGREEMENT
The Insurer shall provide the Insureds with insurance excess of the Underlying Insurance scheduled in ITEM 4 of the Declarations. Except as specifically set forth in the terms, conditions or endorsements of this Policy, coverage hereunder shall apply in conformance with the terms, conditions, limitations and endorsements of the Primary Policy, subject to any more restrictive provisions of the other Underlying Insurance, except that coverage hereunder shall attach only after all Underlying Insurance has been exhausted by actual payment of claims or losses thereunder.

All other terms, conditions and limitations of this Policy will remain unchanged.

Complete the following only when this endorsement is not prepared with the Policy or is not to be effective with the Policy.

Effective date of this endorsement:

By:________________________________
Attorney-in-Fact

994-9022	Page 1 of 1
Ed. 03/08

ENDORSEMENT NUMBER: 6

DELETE SECTION II.B (CANCELLATION OF UNDERLYING INSURANCE) AND AMEND SECTION IX (POLICY TERMINATION)

To be attached to and made a part of Policy No. 24-MGU-20-A49807, issued to

Fidelity Fixed Income and Asset Allocation Funds by U.S. Specialty Insurance Company.

In consideration of the premium charged, it is agreed that:

(1)	Section II.B of the Policy is deleted in its entirety. However, nothing in this endorsement is intended, nor shall it be construed, to relieve the Insured of its obligation under Section VIII.B to give the Insurer written notice as soon as practicable of any cancellation of Underlying Insurance. Moreover, in the event a policy of Underlying Insurance is cancelled, the Insurer shall not be liable under this Policy earlier or to any greater extent than it would have been had the policy of Underlying Insurance not been cancelled.
(2)	The second sentence of Section II.A (Maintenance of Underlying Insurance) is deleted and replaced with the following:

The Insurer shall not be liable under this Policy earlier or to any greater extent than it would have been if the Insureds had complied with this condition.

(3) The following paragraph is added to Section IX:

This Policy is non-cancelable by the Insurer except for non-payment of premium. The Insurer may cancel this Policy for non-payment of premium by sending not less than 10 days notice of such cancellation to the entity named in ITEM 1 of the Declarations at such entity’s last known address.

All other terms, conditions and limitations of this Policy will remain unchanged.

Complete the following only when this endorsement is not prepared with the Policy or is not to be effective with the Policy.

Effective date of this endorsement:

By:________________________________
Attorney-in-Fact

994-9036	Page 1 of 1
Ed. 01/09

ENDORSEMENT NUMBER: 7

TREATMENT OF PAYMENTS AS

REDUCING OR EXHAUSTING UNDERLYING LIMIT

     To be attached to and made a part of Policy No. 24-MGU-20-A49807, issued to Fidelity Fixed Income and Asset Allocation Funds by U.S. Specialty Insurance Company.

In consideration of the premium charged, it is agreed that:

(1)	For purposes of this endorsement:
	(a)	A-Side Carrier means the issuer of any excess “Side A”/“Difference in Conditions”
		policy	written specifically excess of this Policy.
	(b)	Loss shall have the meaning ascribed to such term in the Primary Policy.
(2)	Notwithstanding anything in the Policy to the contrary:
	(a)	If an issuer of a policy of Underlying Insurance becomes financially insolvent or
		bankrupt	and, solely as a result of such financial insolvency or bankruptcy, fails to pay
		Loss	under such policy of Underlying Insurance, and if the Insureds, an A-Side
		Carrier	or any other entity actually makes payment for part or all of such Loss, then the
		Insurer	will treat such payment as if it had been made by such issuer for purposes of
		determining	reduction or exhaustion (as the case may be) of the limit of liability of such
		policy	of Underlying Insurance.
	(b)	If an issuer of a policy of Underlying Insurance fails to pay Loss under such policy of
		Underlying	Insurance for any reason other than such issuer’s financial insolvency or
		bankruptcy,	and if the Insureds, an A-Side Carrier or any other entity actually makes
		payment	for part or all of such Loss, then the Insurer will treat such payment as if it had
		been	made by such issuer for purposes of determining reduction or exhaustion (as the
		case	may be) of the limit of liability of such policy of Underlying Insurance, but only if
		the	Insureds:
		(i)	promptly notify the Insurer that the Insureds, an A-Side Carrier or any other entity intends to make such payment; and
		(ii)	advise the Insurer of the total amount of Loss that such issuer has paid or has agreed to pay (if any) under such policy of Underlying Insurance.
(3)	In no event shall any failure to pay on the part of an issuer of Underlying Insurance cause the
	Insurer	to be liable under this Policy earlier or to any greater extent than the Insurer would have
	been	if such issuer had paid its policy’s full limit of liability. Except as expressly provided in
	paragraph	(2) above, nothing in this endorsement shall be deemed to waive any term, condition or
	limitation	of this Policy or any policy of Underlying Insurance.

All other terms, conditions and limitations of this Policy will remain unchanged.

Complete the following only when this endorsement is not prepared with the Policy or is not to be effective with the Policy.

Effective Date of this endorsement:

By:________________________________
Attorney-in-Fact
994-9094	Page 1 of 1
Ed. 11/13

ENDORSEMENT NUMBER: 8

POLICYHOLDER DISCLOSURE – TERRORISM PREMIUM NOTICE

To be attached to and made a part of Policy No. 24-MGU-20-A49807, issued to

Fidelity Fixed Income and Asset Allocation Funds by U.S. Specialty Insurance Company.

Your Policy contains coverage for certain losses caused by terrorism. We are required to notify you of the portion of the premium, if any, attributable to the coverage for terrorist acts certified under the Terrorism Risk Insurance Act, as amended in 2015 (hereinafter “TRIA”). TRIA also requires us to provide disclosure of federal participation in payment of terrorism losses resulting from an “act of terrorism” as defined by Section 102(1) of TRIA.

Section 102(1) of TRIA defines the term “act of terrorism” as any act that is certified by the Secretary of the Treasury of the United States – in concurrence with the Secretary of Homeland Security and the Attorney General of the United States – to be an act of terrorism; to be a violent act or an act that is dangerous to human life, property, or infrastructure; to have resulted in damage within the United States, or outside the United States in the case of an air carrier or vessel or the premises of a United States mission; and to have been committed by an individual or individuals acting on behalf of any foreign person or foreign interest, as part of an effort to coerce the civilian population of the United States or to influence the policy or affect the conduct of the United States Government by coercion.

Please be advised that the actual coverage provided by your Policy for acts of terrorism, as is true for all coverages, is limited by the terms, conditions, exclusions, limits and other provisions of your Policy, any endorsements to the Policy and generally applicable rules of law.

YOU SHOULD KNOW THAT, WHERE COVERAGE IS PROVIDED BY THIS POLICY FOR LOSSES RESULTING FROM CERTIFIED ACTS OF TERRORISM, SUCH LOSSES MAY BE PARTIALLY REIMBURSED BY THE UNITED STATES GOVERNMENT UNDER A FORMULA ESTABLISHED BY FEDERAL LAW. UNDER THIS FORMULA, THE UNITED STATES GOVERNMENT generally reimburses 85% through 2015; 84% beginning on January 1, 2016; 83% beginning on January 1, 2017; 82% beginning on January 1, 2018; 81% beginning on January 1, 2019 and 80% beginning on January 1, 2020 of covered terrorism losses exceeding the statutorily established deductible paid by the insurance company providing the coverage. The Terrorism Risk Insurance Act, as amended, contains a $100 billion cap that limits U.S. Government reimbursement as well as insurers’ liability for losses resulting from certified acts of terrorism when the amount of such losses exceeds $100 billion in any one calendar year. If the aggregate insured losses for all insurers exceed $100 billion, your coverage may be reduced.

The amount of your premium that is attributable to coverage for terrorist acts certified under TRIA is $0.

All other terms, conditions and limitations of this Policy will remain unchanged.

Complete the following only when this endorsement is not prepared with the Policy or is not to be effective with the Policy.

Effective date of this endorsement:

By:________________________________
Attorney-in-Fact

80016	Page 1 of 1
Ed. 01/15

U.S. TREASURY DEPARTMENT'S OFFICE OFFOREIGN ASSETS CONTROL ("OFAC") ADVISORY NOTICE TO POLICYHOLDERS

No coverage is provided by this Policyholder Notice nor can it be construed to replace any provisions of your policy. You should read your policy and review your Declarations page for complete information on the coverages you are provided.

This Notice provides information concerning possible impact on your insurance coverage due to directives issued by OFAC. Please read this Notice carefully.

The Office of Foreign Assets Control (OFAC) administers and enforces sanctions policy, based on Presidential declarations of "national emergency". OFAC has identified and listed numerous:

  Foreign agents;
  Front organizations;
  Terrorists;
  Terrorist organizations; and
  Narcotics traffickers;

as "Specially Designated Nationals and Blocked Persons". This list can be located on the United States Treasury's web site - http//www.treas.gov/ofac.

In accordance with OFAC regulations, if it is determined that you or any other insured, or any person or entity claiming the benefits of this insurance has violated U.S. sanctions law or is a Specially Designated National and Blocked Person, as identified by OFAC, this insurance will be considered a blocked or frozen contract and all provisions of this insurance are immediately subject to OFAC. When an insurance policy is considered to be such a blocked or frozen contract, no payments nor premium refunds may be made without authorization from OFAC. Other limitations on the premiums and payments also apply.

IL P 001 01 04	Reprinted, in part, with permission of	Page 1 of 1
ISO Properties, Inc.

U.S. SPECIALTY INSURANCE COMPANY

Excess Indemnity Policy

D&O Group
8 Forest Park Drive, Farmington, Connecticut 06032
main 860 674 1900 facsimile 860 676 1737

USSIC 994 (04/2002)

U.S. SPECIALTY INSURANCE COMPANY

EXCESS INDEMNITY POLICY

This is a claims made policy. Please read it carefully.

In consideration of the payment of the premium, and in reliance upon all statements made and information furnished to the Insurer and to the issuers of the Underlying Insurance and subject to the Declarations and the limitations, conditions, provisions, any endorsements to and all other terms of this Policy, the Insurer and the Insureds agree as follows:

I.	INSURING AGREEMENT
	The	Insurer shall provide the Insureds with insurance excess of the Underlying Insurance
	scheduled	in ITEM 4 of the Declarations. Except as specifically set forth in the terms, conditions
	or	endorsements of this Policy, coverage hereunder shall apply in conformance with the terms,
	conditions,	limitations and endorsements of the policy immediately underlying this Policy, except
	that	coverage hereunder shall attach only after all Underlying Insurance has been exhausted by
	actual	payment of claims or losses thereunder.
II.	PRIMARY AND UNDERLYING INSURANCE
	A.	Maintenance of Underlying Insurance
All of the Underlying Insurance scheduled in ITEM 4 of the Declarations shall be maintained during the Policy Period in full effect except for any reduction of the limits of liability available under the Underlying Insurance solely by reason of actual payment of claims or losses thereunder. Subject at all times to Section II.B of this Policy, the Insurer shall not be liable under this policy earlier or to any greater extent than it would have been if the Insureds had complied with this condition.
	B.	Cancellation of Underlying Insurance
This Policy shall terminate immediately upon the cancellation of any one or more of the policies scheduled in ITEM 4 of the Declarations, whether cancelled by the Insureds or the applicable insurer. Notice of cancellation or non-renewal of any such policies duly given by any of the applicable insurers shall serve as notice of the cancellation or non- renewal of this Policy by the Insurer.
	C.	Amendment of Underlying Insurance
No amendment to any Underlying Insurance during the Policy Period shall be effective in extending the coverage or limits of liability afforded by this Policy unless the Insurer so agrees in writing.
III.	DEFINITIONS
	A.	Insured means any person or organization insured under the policy immediately underlying this Policy.
	B.	Policy Period means the period from the inception date to the expiration date set forth in ITEM 2 of the Declarations, or to any earlier cancellation date.
	C.	Primary Policy means the policy scheduled as such in ITEM 4 of the Declarations.

USSIC 994 (04/2002)

U.	S. SPECIALTY INSURANCE COMPANY
	D.	Underlying Insurance means all policies scheduled in ITEM 4 of the Declarations and any policies replacing them.
IV.	LIMITS OF LIABILITY
	A.	The amount or amounts stated in ITEM 3 of the Declarations are the limits of the Insurer’s liability and shall be the maximum amount(s) payable by the Insurer under this Policy. The limits of liability available under this Policy to pay damages or settlements shall be reduced, and may be exhausted, by the payment of defense expenses.
	B.	In the event of the reduction of the limits of liability of the Underlying Insurance solely as the result of actual payment of claims or losses thereunder by the applicable insurers, this Policy shall, subject to the Insurer’s limits of liability and to the other terms, conditions and endorsements of this Policy, continue to apply to claims or losses as excess insurance over the amount of insurance remaining under such Underlying Insurance.
	C.	In the event of the exhaustion of all of the limits of liability of such Underlying Insurance solely as the result of actual payment of claims or losses thereunder, the remaining limits available under this Policy shall, subject to the Insurer’s limits of liability and to the other terms, conditions and endorsements of this Policy, continue for subsequent claims or losses as primary insurance. Under such circumstances, any retention or deductible specified in the Primary Policy shall also apply to this Policy.
V.	SETTLEMENT
	The	Insureds shall not admit liability for or settle any claim for any amount that would involve
	the	coverage afforded by this Policy without the Insurer’s prior written consent.
VI.	CLAIM PARTICIPATION
	The	Insurer may, at its sole discretion, elect to participate in the investigation, settlement and/or
	defense	of any claim against the Insureds even if the Underlying Insurance has not been exhausted.
VII.	SUBROGATION AND RECOVERIES
	A.	In the event of any payment under this Policy, the Insurer shall be subrogated to all the Insureds’ rights of recovery against any person or organization, and the Insureds shall execute and deliver all instruments and papers and do whatever else is necessary to secure such rights.
	B.	Any amount recovered after payment under this Policy shall be apportioned in the inverse order of payment to the extent of actual payment. The expenses of all such recovery proceedings shall be apportioned in the same ratio as the recoveries.
VIII.	NOTICES
	A.	If the Insureds give any notice of any matter under the Underlying Insurance, the Insureds must also give the Insurer written notice of such matter in the same manner as required by the terms and conditions of the Primary Policy, except that such written notice must be sent to the Insurer at the address set forth in ITEM 6 of the Declarations.
	B.	The Insureds shall give the Insurer notice in writing as soon as practicable of:

USSIC 994 (04/2002)

U.	S. SPECIALTY INSURANCE COMPANY
	1.	the cancellation of any Underlying Insurance, or
	2.	any additional or return premiums charged or allowed in connection with any
Underlying Insurance.
IX.	POLICY TERMINATION
A.	This Policy may be canceled by the Insureds at any time either by surrender of this Policy or by written notice stating when thereafter such cancellation is to be effective.
The mailing of such notice as aforesaid shall be sufficient proof of notice and this policy shall terminate at the date and hour specified in such notice.
B.	The Insurer shall refund the unearned premium computed at the customary short rate if the Policy is canceled by the Insureds.
X.	CONFORMITY TO STATUTE
Any terms of this Policy which are in conflict with the terms of any applicable laws construing this Policy are hereby amended to conform to such laws.
XI.	AUTHORIZATION AND NOTICES
The person or entity named in ITEM 1 of the Declarations shall be the sole agent, and shall act on behalf, of the Insureds with respect to all matters under this Policy, including but not limited to giving and receiving notices and other communication, effecting or accepting any endorsements to or notice of cancellation of this Policy, paying premium and receiving any return premiums.
XII.	NO ALTERATIONS WITHOUT ENDORSEMENT
No change in or modification of this Policy shall be effective unless made by endorsement signed by an authorized employee of the Insurer or any of its agents relating to this Policy.

In witness whereof the Insurer has caused this Policy to be executed by its authorized officers, but this Policy will not be valid unless countersigned on the Declarations Page by a duly authorized representative of the Insurer.

USSIC 994 (04/2002)

Willis Limited
51 Lime Street London
Telephone: +44 (0)2031246000	Fax: +44 (0)2031248223	Website: www.willistowerswatson.com

B0801Q13016P20
B0801Q13016P20

CONTRACT

OF

INSURANCE

Unique Market Reference (UMR): Insured: Principal Address:	B080113016P20 Fidelity Equity and High Income Funds c/o FMR LLC, 200 Summer Street, Mailzone V7E, Boston, MA 02210 United States of America

Type:

Insurance of :

Excess Financial Institutions Bond Insurance as further defined in the underlying primary contract issued by the National Union Fire Insurance Company of Pittsburgh, PA as more fully defined in the Contract Wording

Period of Insurance:	From: 01 July 2020 To: 01 July 2021 Both Days at 00:01 local standard time at the above address of the Insured.

Willis Limited, Lloyd's brokers. A Willis Towers Watson Company. Willis Limited is authorised and regulated by the Financial Conduct Authority. Registered office 51 Lime Street, London EC3M 7DQ. Registered number 181116 England and Wales. Registered VAT number GB 334 1289 70

1. RISK DETAILS

Will is Lim ited 51 Lime S treet London EC3M 7DQ United Kingdom Telephone: +44 (0)2031246000 Fax: +44 (0)2031248223 Website: www.willis.com

Willis Limited, Lloyd's brokers. A Will is Towers Watson Company. Willis Limited is authorised and regulated by the Financial Conduct Authority. Registered office 51 Lime Street, London EC3M 7DQ. Registered number 181116 England and Wales. Registered VAT number GB 334 1289 70

UNIQUE MARKET
REFERENCE:	B080113016P20

TYPE:

Insurance of:

Excess Financial Institutions Bond Insurance as further defined in the underlying primary contract issued by the National Union Fire Insurance Company of Pittsburgh, PA as more fully defined in the Contract Wording

INSURED:	Fidelity Equity and High Income Funds and as more fully defined in the contract wording.

PRINCIPAL ADDRESS:	c/o FMR LLC, 200 Summer Street, Mailzone V7E, Boston, MA 02210 United States of America

PERIOD OF
INSURANCE:	From	01 July 2020
	To	01 July 2021
Both Days at 00:01 local standard time at the above address of the
Insured.

INTEREST:	Excess Financial Institutions Bond insurance as further defined in the underlying primary contract issued by National Union Fire Insurance
Company of Pittsburgh, PA as more fully defined in the Contract
Wording.

LIMITS OF LIABILITY:	USD 6,000,000 any one loss/claim and in the aggregate for the period part of USD 50,000,000 any one loss/claim and in the
aggregate for the period

in excess of underlying contracts for USD 100,000,000 any one loss/claim and in the aggregate for the period the details of which are held on file in the offices of Willis Limited

RETENTION:	Primary contract Retentions detailed as per National Union Fire Insurance Company of Pittsburgh, PA

B0801Q13016P20
Willis Limited
FINEXSlip2050056520

Saved: 30/06/2020 13:23:00

TERRITORIAL
LIMITS:	Worldwide

CONDITIONS:	All terms and conditions as set forth in the wording, such wording being Willis Excess Financial Lines Policy Wording as attached amended by and incorporating the following:

1.	NMA 2975 (amended) Special Cancellation Clause 30/5/03, as attached.
2.	LMA 5218 U.S. Terrorism Risk Insurance Act of 2002 As Amended New And Renewal Business Endorsement 12/1/2015 amended, as attached.
3.	NMA 2918 (amended) War and Terrorism Exclusion Endorsement 8/10/2001, as attached.
4.	Premium Payment Clause LSW 3001, as attached
5.	NMA 1256 Nuclear Incident Exclusion Clause - Liability - Direct (Broad) 17/3/60, as attached.
6.	NMA 1477 Radioactive Contamination Exclusion Clause Liability - Direct (13/02/64), as attached.
7.	Service of Suit Claus NMA 1998, as attached.
8.	This contract contains a Tie-in of limits between this Fidelity Fixed Income and Asset Allocation Funds Bond Policy and Fidelity Fixed Income and Asset Allocation Professional Policy
9.	Sanctions Clause, as attached
10.	NMA Lines Clause NMA 2419
11.	INSTITUTE RADIOACTIVE CONTAMINATION, CHEMICAL, BIOLOGICAL, BIO.CHEMICAL AND
ELECTROMAGNETIC WEAPONS EXCLUSION CLAUSE, as attached.
12.	Losses to be notified to Insurers via:- Willis Limited Finex Global - Claims Department 51 Lime Street London EC3M 7DQ
United Kingdom

Claims Preparation Costs (excluding legal advice) clause

To the extent that such costs and expenses are not more specifically insured hereunder the Insurers will indemnify the Insured, in addition to the Limit of Liability, in respect of costs and expenses, reasonably incurred by the Insured, including utilisation by the Insured of external consultants, for preparing, presenting, certification, verification, advocacy of a non-legal nature and negotiating details of a claim under this Contract.

The Insurers’ liability in respect of such costs and expenses shall not exceed USD 30,000 (or ccy equivalent) in respect of any one claim.

Nothing in this Contract shall be construed as a condition precedent

B0801Q13016P20
Willis Limited
FINEXSlip2050056520

Saved: 30/06/2020 13:23:00

CHOICE OF LAW AND

JURISDICTION:

PREMIUM:

PREMIUM PAYMENT

TERMS:

TAXES PAYABLE BY

INSURED AND ADMINISTERED BY

INSURERS:

B0801Q13016P20 Willis Limited FINEXSlip2050056520

or a warranty unless it is expressly stated as such in the Contract

This contract shall be governed by, and construed in accordance with, the laws of the State of Massachusetts of the United States of America as more fully set out in the contract wording.

Any dispute between the parties over the terms of this contract shall be submitted to the exclusive jurisdiction of the Courts of United States of America as more fully set out in the NMA 1998 (24/4/86) Service of Suit Clause (U.S.A.) as attached

The language used for contract interpretation shall be English as set out in the contract wording.

Service of Suit Nominee:
Lloyd’s America, Inc.
Attention Legal Department

280 Park Avenue, East Tower, 25th Floor New York, NY 10017

USD 19,089 for USD 6,000,000 order hereon, of which USD 190.89 in respect of TRIA

Any return premium will be calculated, stated and payable by insurers as net of all Broker Remuneration and Deductions as allowed.

Premium Payment Condition as follows:

LSW 3001 (amended) Premium Payment Clause – 60 days, as attached due to Insurers on or before 30 August 2020

Where any date on which the Premium is due to be paid falls on a weekend or Public Holiday, presentation to Insurers or their agents on the next working day will be deemed to comply with the relevant premium payment requirement. For the purposes of this clause, Public Holiday shall mean any public or statutory holiday in any territory through which the Premium must pass between the Insured and Insurers or their agents.

None

Saved: 30/06/2020 13:23:00

TAXES PAYABLE BY INSURERS AND ADMINISTERED BY INSURED OR THEIR AGENT:

RECORDING, TRANSMITTING AND STORING

INFORMATION:

INSURER CONTRACT

DOCUMENTATION:

NOTICE OF CANCELLATION

PROVISIONS:

B0801Q13016P20 Willis Limited FINEXSlip2050056520

None

Where Willis Limited maintains risk and claims data/information/ documents Willis Limited may hold data/information/documents electronically.

This contract document details the current terms entered into by the insurer(s) and constitutes the contract document.

Any further documentation changing this contract agreed in accordance with the contract change provisions set out in this contract, shall form the evidence of such change.

Where (re)insurers have the right to give notice of cancellation, in accordance with the provisions of the contract, then:

To the extent provided by the contract, the Slip Leader is authorised to issue such notice on behalf of all participating (re)insurers; and (optionally)

any (re)insurer may issue such notice in respect of its own participation.

The content and format of any such notice should be in accordance with the ‘Notice of Cancellation’ standard, as published by the

London Market Group (LMG), or their successor body, on behalf of London Market Associations and participants. However failure to comply with this standard will not affect the validity of the notice given.

The notice shall be provided to the broker by the following means:

By an email to FINEXNOC@willis.com

Failure to comply with this delivery requirement will make the notice null and void. Satisfactory delivery of the notice will cause it to be effective irrespective of whether the broker has acknowledged receipt.

Saved: 30/06/2020 13:23:00

POLICY FORM:

J(a) NMA 2421 (Lloyd's)

B0801Q13016P20
Willis Limited
FINEXSlip2050056520

Saved: 30/06/2020 13:23:00

WILLIS EXCESS FINANCIAL LINES POLICY

Please read this Policy carefully.

SCHEDULE

Policy Number: B080113016P20

Item 1:	Insured:	FIDELITY EQUITY AND HIGH INCOME FUNDS

	Principal Address:	c/o FMR LLC,
200 Summer Street,
Mailzone V7E,
Boston, MA 02210
United States of America

Item 2:	Insurer(s):	Lloyd’s Syndicates:
Antares AUL 1274 and Pioneer Consortium PFI 9375

Item 3:	Period of Insurance:	01 July 2020 to 01 July 2021
Both Days at 00:01 local standard time at the Principal
address shown at Item 1 above.

Item 4:	Limit of Liability:	USD 6,000,000 any one loss/claim and in the aggregate for
the period
part of USD 50,000,000 any one loss/claim and in the
aggregate for the period

Item 5:	Underlying
	Policy(ies):	in excess of underlying contracts for
USD 100,000,000 any one loss/claim and in the aggregate for
the period
the details of which are held on file in the offices of Willis
Limited

	Retention:	Primary contract Retentions detailed as per National
Union Fir Insurance Company of Pittsburgh, PA
Contract No: 01-565-05-84

Item 6:	Premium:	USD 19,089 for USD 6,000,000 order hereon, of which
USD 190.89 in respect of TRIA

	Taxes:	None

Item 7:	Notification(s) in accordance with clause 5 required to be
	addressed to:	Willis Limited,
FINEX Global - Claims Department,
51 Lime Street,
London
EC3M 7DQ

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United Kingdom.
Item 8:	Endorsements are as attached at issue of this Contract.
Item 9:	Additional premium required:	Nil
Item 10:	Addressees for complaints:
	(a)	For Insurers who are Lloyd's Insurers:
Policyholder and Market Assistance
Lloyd’s Market Services
One Lime Street
London
EC3M 7HA
United Kingdom.
		Telephone:	+44	(0)207 327 5693
		Facsimile:	+44	(0)207 327 5225
		Email:	Complaints@Lloyds.com
	(b)	For all other Insurers:
Willis Limited will provide details on request.

WILLIS EXCESS FINANCIAL LINES POLICY

In consideration of the Insured having paid or agreed to pay the Premium and subject to all of the definitions, terms, conditions and limitations of this Policy, Insurers and the Insured agree as follows:

1. Insuring Agreement

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1.1	Except insofar as the express terms of this Policy:
	(a)	make specific provision in respect of any matter for which specific provision is also made in the Primary Policy, in which case the express terms of this Policy shall prevail; or
	(b)	make specific provision in respect of any matter for which no specific provision is made in the Primary Policy, in which case the express terms of this Policy shall apply;
	this	Policy shall take effect and operate in accordance with the terms of the Primary Policy.
1.2	Subject to the Limit of Liability, the Insurers shall pay to or on behalf of the Insured that
	proportion	of Loss which exceeds the Underlying Limit.
1.3	Except as provided specifically to the contrary in this Policy, the Insurers shall have no
	liability	to make payment for any Loss under this Policy until the Underlying Limit has been
	completely	eroded by amounts which the Insured or insurers of any Side A/Difference in
	Conditions	Policy or insurers of the Underlying Policy(ies) shall have paid the Underlying
Limit.
2.	Definitions

Wherever the following words and phrases appear in bold and italics in this Policy they shall have the meanings given to them below:

"Claim" or "Circumstance" shall mean “claim”, “circumstance” or any other term by which the

Primary Policy identifies matters potentially giving rise to payments thereunder in respect of Loss. "Insured" shall mean those persons and organisations identified at Item 1 of the Schedule and all other persons and organisations as are insured or otherwise entitled to indemnity under the Primary Policy.

"Insurers" shall mean the insurers of this Policy identified at Item 2 of the Schedule.

"Limit of Liability" shall mean the sum(s) shown at Item 4 of the Schedule being the maximum sum(s) the Insurers are liable to pay under this Policy for all Loss, subject to any reinstatement of limit expressly provided for at Item 4 of the Schedule. For the avoidance of doubt, there shall be no reinstatement of the Limit of Liability unless expressly provided for at Item 4, notwithstanding that the Primary Policy may provide for one or more reinstatements.

"Loss" shall mean all and any amounts for which Insurers are liable to the Insured pursuant to the terms and conditions of this Policy and, for the avoidance of doubt and subject only to the operation of any express terms hereof in accordance with clause 1.1 above, this Policy shall be liable to pay as

Loss all losses, costs, liabilities or damages and other expenses of the Insured as are covered by the Primary Policy of whatever nature and howsoever described by the Primary Policy. However, and notwithstanding any provision to the contrary in the Primary Policy, the liability of the Insurers of this Policy to the Insured for costs and expenses of any kind whatsoever shall be part of, and not in addition to, the Limit of Liability.

"Period of Insurance" shall mean the period set out at Item 3 of the Schedule.

"Policy" shall mean this insurance contract which includes any endorsements and schedules hereto.

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"Premium" shall mean the sum shown at Item 6 of the Schedule.

“Primary Limits” shall mean the limits of liability of the Primary Policy applicable to any loss or liability (as applicable) as set out in Item 5(a) of the Schedule.

"Primary Policy" shall mean the policy identified at Item 5(a) of the Schedule or any policy(ies) issued in substitution thereof.

"Relevant Provision" shall mean any provision of an Underlying Policy which reduces the limit of liability of the Underlying Policy automatically by reference to the amount paid or payable under another policy of insurance, or by reference to the limit of liability under another policy of insurance. For the avoidance of doubt, a provision which provides that an Underlying Policy shall pay only the amount by which any loss or liability (as applicable) exceeds the amount paid or payable under any other policy or policies, or which allows the insurer credit for the value of other insurance or indemnification, or which requires the Insured to pursue such insurance or indemnification prior to claiming under the Underlying Policy (such as an “other insurance” or “non-contribution” or other similar provision), shall not be a Relevant Provision.

"Schedule" shall mean the schedule to this Policy.

"Sublimit(s)" shall mean any limit or limits of insurers' liability in the Primary Policy imposed in respect of a particular category of loss or liability (as applicable) and which specifies that the maximum liability of the insurer shall be less than the otherwise generally applicable limit of liability of the Primary Policy.

"Underlying Limit" shall mean the cumulative total of the limits of liability of the insurer(s) of the Underlying Policy(ies) applicable to any loss or liability (as applicable) as set out in Item 5 of the

Schedule.

"Underlying Policy(ies)" shall mean the policies listed at Item 5 of the Schedule.

3. Maintenance of the Underlying Policy(ies)

The Primary Policy, or any policies issued in substitution thereof, shall be maintained in full force and effect during the Period of Insurance save to the extent that it is eroded. This obligation shall cease to apply in the event that the Primary Policy is completely eroded. Clause 1.3 hereof shall apply for the purposes of determining whether and to what extent erosion has occurred. Where an Underlying Policy other than the Primary Policy does not continue in full force and effect (other than by reason of erosion) such policy shall be deemed for all purposes of this Policy to have been maintained. The Primary Policy shall be deemed maintained if it is replaced by the operation of clause 4 hereof.

4. Step-Down of Cover

Subject always to the Limit of Liability:

4.1	In the event of the reduction of the amount of indemnity available under any Underlying Policy by reason of partial erosion of the Underlying Limit (and in determining the existence and extent of such erosion the provisions of clause 1.3 shall apply) this Policy shall, subject to the Limit of Liability and to the other terms, conditions and limitations of this Policy, continue to be available to pay that proportion of Loss which exceeds the amount of indemnity remaining under the Underlying Policy(ies).

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4.2	In the event of there being no indemnity available under the Underlying Policy(ies) by reason of the complete erosion of the Underlying Limit (and in determining the existence and extent of such erosion the provisions of clause 1.3 shall apply), the remaining limits available under this Policy shall, subject to the Limit of Liability and to the other terms, conditions and limitations of this Policy, continue for subsequent Loss as primary insurance and, in that event, any retention, excess or deductible and the remainder of any Sublimit specified in the Primary Policy shall apply under this Policy in respect of Loss.
5.	Notification

Any notification to the Primary Policy of a Claim or Circumstance which is required to be given in accordance with the terms and conditions of the Primary Policy shall also be given to the Insurers in writing.

6.	Claims Participation
6.1	The Insurers shall have no liability to pay costs and expenses incurred by or on behalf of the Insured unless their consent to the incurring of such costs and expenses has first been obtained, such consent not to be unreasonably delayed or withheld.
6.2	No settlement of a claim brought by a third party shall be effected by or on behalf of the Insured for such a sum as will require payment by Insurers under this Policy unless the consent of the Insurers has first been obtained, such consent not to be unreasonably delayed or withheld.
7.	Cancellation and Termination

This Policy may be terminated or cancelled or shall become automatically terminated or cancelled in the same manner and on the same basis or bases as the Primary Policy. However, breach by the Insured of any obligation to pay premium in respect of the Primary Policy or in respect of any other of the Underlying Policy(ies) shall not entitle the Insurers to terminate or cancel this Policy.

8. Recoveries

Where, following payment of Loss by Insurers, recovery is effected, then such recovery, net of the expenses of its being effected, shall be distributed in the following order to the following parties:

(i)	to the Insured or, to such extent, if any, as appropriate, to any insurer of a policy applying excess of this Policy, but only to the extent (if any) by which such loss or liability (as applicable) exceeded the sum of the excess, deductible or retention of the Primary Policy, the Underlying Limit and the amount paid hereunder; and,
(ii)	if any balance remains following the application of (i) above, to the Insurers to the extent of the amount(s) paid by them hereunder in respect of Loss; and,

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(iii)	if any balance remains following the application of (i) and (ii) above, to those, if any, entitled pursuant to the operation of the Underlying Policies to such extent, if any, of the entitlements conferred thereunder; and

For the avoidance of doubt, nothing in this Policy shall be construed as limiting or delaying the Insured's right to payment of any Loss hereunder until such time as it has effected any recovery.

9. Alteration

No material amendment to the terms of the Primary Policy shall apply in respect of this Policy unless and until agreed in writing by the Insurers.

10. Reporting Period

Where the terms of the Primary Policy provide:

(i)	the Insured with a period of time immediately following the policy period of the Primary Policy during which notice may be given to the insurers of the Primary Policy of any Claims or Circumstances; and/or,
(ii)	the right to purchase such a period,

then the Insured shall have the same period and/or right under this Policy in the same manner and on the same terms as those provided for in the Primary Policy except in relation to the premium payable (if any). The premium (if any) payable in respect of any such period available hereunder is set out in Item 9 of the Schedule.

11. Governing Law and Jurisdiction

This insurance shall be governed by and construed in accordance with the laws of the State of Massachusetts and any dispute arising hereunder shall be subject to the exclusive jurisdiction of the courts of United States of America as per NMA 1998 Service of Suit Clause U.S.A. as attached.

12. Complaints

The Insurers aim to provide a high standard at all times but if the Insured is not satisfied with the service provided it should contact the following:

In respect of Lloyd's underwriters: the person(s) identified in Item 10(a) of the Schedule.

In respect of Insurers other than Lloyd's underwriters, Willis Limited will provide on request details of the relevant persons.

In the event that the Insured remains dissatisfied it may be possible for the Insured's complaint to be referred to the Financial Ombudsman Service who may review the matter. The Financial Ombudsman Service address is:

Financial Ombudsman Service
South Quay Plaza
183 Marsh Wall

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London E14 9SR
Telephone: 0845 0801800
Email: enquiries@financial-ombudsman.org.uk
Website: www.financial-ombudsman.org.uk

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ENDORSEMENT No 1

SPECIAL CANCELLATION CLAUSE

In the event that an Underwriter:

a)	ceases underwriting; or
b)	is the subject of an order or resolution for winding up or formally proposes a scheme of arrangement; or
c)	has its authority to carry on insurance business withdrawn,
d)	has its financial strength rating reduced by A.M.Best's, Standard & Poor's or equivalent rating agency to less than A-.

the Insured may terminate that Underwriter's participation on this risk forthwith by giving notice and the premium payable to that Underwriter shall be pro rata to the time on risk. In the event there are any notified, reserved or paid losses or circumstances, premium shall be deemed fully earned. Any return of premium shall also be subject to a written full release of liability from the Insured.

NMA2975 (amended)
30/05/03

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ENDORSEMENT No 2

U.S. TERRORISM RISK INSURANCE ACT OF 2002 AS AMENDED NEW & RENEWAL BUSINESS ENDORSEMENT

This Endorsement is issued in accordance with the terms and conditions of the "U.S. Terrorism Risk Insurance Act of 2002" as amended, as summarized in the disclosure notice.

In consideration of a premium of USD 190.89 paid, it is hereby noted and agreed with effect from inception that the Terrorism exclusion to which this Insurance is subject, shall not apply to any

“insured loss” directly resulting from any "act of terrorism" as defined in the "U.S. Terrorism Risk

Insurance Act of 2002", as amended ("TRIA").

The coverage afforded by this Endorsement is only in respect of any “insured loss” of the typ e insured by this Insurance directly resulting from an "act of terrorism" as defined in TRIA. The coverage provided by this Endorsement shall expire at 12:00 midnight December 31, 2020, the date on which the TRIA Program is scheduled to terminate, or the expiry date of the policy whichever occurs first, and shall not cover any losses or events which arise after the earlier of these dates. The Terrorism exclusion, to which this Insurance is subject, applies in full force and effect to any other losses and any act or events that are not included in said definition of "act of terrorism".

This Endorsement only affects the Terrorism exclusion to which this Insurance is subject. All other terms, conditions, insured coverage and exclusions of this Insurance including applicable limits and deductibles remain unchanged and apply in full force and effect to the coverage provided by this Insurance.

Furthermore the Underwriter(s) will not be liable for any amounts for which they are not responsible under the terms of TRIA (including subsequent action of Congress pursuant to the Act) due to the application of any clause which results in a cap on the Underwriter’s liability for payment for terrorism losses.

LMA5218
12 January 2015

Form approved by Lloyd's Market Association

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ENDORSEMENT No 3

WAR AND TERRORISM EXCLUSION ENDORSEMENT

Notwithstanding any provision to the contrary within this insurance or any endorsement thereto it is agreed that this insurance excludes loss, damage, cost or expense of whatsoever nature directly or indirectly caused by, resulting from or in connection with any of the following regardless of any other cause or event contributing concurrently or in any other sequence to the loss;

(1)	war, invasion, acts of foreign enemies, hostilities or warlike operations (whether war be declared or not), civil war, rebellion, revolution, insurrection, civil commotion assuming the proportions of or amounting to an uprising, military or usurped power; or
(2)	any act of terrorism.
For the purpose of this endorsement an act of terrorism means an act, including but not limited to the use of force or violence and/or the threat thereof, of any person or group(s) of persons, whether acting alone or on behalf of or in connection with any organisation(s) or government(s), committed for political, religious, ideological or similar purposes including the intention to influence any government and/or to put the public, or any section of the public, in fear.

This endorsement also excludes loss, damage, cost or expense of whatsoever nature directly or indirectly caused by, resulting from or in connection with any action taken in controlling, preventing, suppressing or in any way relating to (1) and/or (2) above.

In the event any portion of this endorsement is found to be invalid or unenforceable, the remainder shall remain in full force and effect.

NMA2918 (amended)
08/10/2001

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ENDORSEMENT No 4

PREMIUM PAYMENT CLAUSE

Notwithstanding any provision to the contrary within this contract or any endorsement hereto, in respect of non payment of premium only the following clause will apply.

The (Re)Insured undertakes that premium will be paid in full to (Re)Insurers by 30 August 2020.

If the premium due under this contract has not been so paid to (Re)Insurers by 30 August 2020 (Re)Insurers shall have the right to cancel this contract by notifying the (Re)Insured via the broker in writing. In the event of cancellation, premium is due to (Re)Insurers on a pro rata basis for the period that (Re)Insurers are on risk but the full contract premium shall be payable to (Re)Insurers in the event of a loss or occurrence prior to the date of termination which gives rise to a valid claim under this contract.

It is agreed that (Re)Insurers shall give not less than 15 days prior notice of cancellation to the (Re)Insured via the broker. If premium due is paid in full to (Re)Insurers before the notice period expires, notice of cancellation shall automatically be revoked. If not, the contract shall automatically terminate at the end of the notice period.

If any provision of this clause is found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability will not affect the other provisions of this clause which will remain in full force and effect.

30/09/08
LSW3001

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ENDORSEMENT No 5

U.S.A.

NUCLEAR INCIDENT EXCLUSION CLAUSE-LIABILITY-DIRECT (BROAD)

For attachment to insurances of the following classifications in the U.S.A., its Territories and Possessions, Puerto Rico and the Canal Zone:-Owners, Landlords and Tenants Liability, Contractual Liability, Elevator Liability, Owners or Contractors (including railroad) Protective Liability, Manufacturers and Contractors Liability, Product Liability, Professional and Malpractice Liability, Storekeepers Liability, Garage Liability, Automobile Liability (including Massachusetts Motor Vehicle or Garage Liability), not being insurances of the classifications to which the Nuclear Incident Exclusion Clause-Liability-Direct (Limited) applies.

This policy* does not apply:-

I.	Under any Liability Coverage, to injury, sickness, disease, death or destruction
	(a)	with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability; or
	(b)	resulting from the hazardous properties of nuclear material and with respect to which (1) any person or organization is required to maintain financial protection pursuant to the Atomic Energy Act of 1954, or any law amendatory thereof, or (2) the insured is, or had this policy not been issued would be, entitled to indemnity from the United States of America, or any agency thereof, under any agreement entered into by the United States of America, or any agency thereof, with any person or organization.

II.	Under any Medical Payments Coverage, or under any Supplementary Payments Provision
	relating	to immediate medical or surgical relief, to expenses incurred with respect of bodily
	injury,	sickness, disease or death resulting from the hazardous properties of nuclear material
	and	arising out of the operation of a nuclear facility by any person or organization.
III.	Under any Liability Coverage, to injury, sickness, disease, death or destruction resulting from
	the	hazardous properties of nuclear material, if
	(a)	the nuclear material (1) is at any nuclear facility owned by, or operated by or on behalf of, an insured or (2) has been discharged or dispersed therefrom;
	(b)	the nuclear material is contained in spent fuel or waste at any time possessed, handled, used, processed, stored, transported or disposed of by or on behalf of an insured; or
	(c)	the injury, sickness, disease, death or destruction arises out of the furnishing by an insured of services, materials, parts or equipment in connection with the planning, construction, maintenance, operation or use of any nuclear facility, but if such facility is located within the United States of America, its territories or possessions or Canada, this exclusion (c) applies only to injury to or destruction of property at such nuclear facility.

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IV.	As used in this endorsement:
	“hazardous	properties” include radioactive, toxic or explosive properties; “nuclear
	material”	means source material, special nuclear material or byproduct material; “source
	material”,	“special nuclear material”, and "byproduct material" have the meanings given
	them	in the Atomic Energy Act 1954 or in any law amendatory thereof; “spent fuel” means
	any	fuel element or fuel component, solid or liquid, which has been used or exposed to
	radiation	in a nuclear reactor; “waste” means any waste material (1) containing byproduct
	material	and (2) resulting from the operation by any person or organization of any nuclear
	facility	included within the definition of nuclear facility under paragraph (a) or (b) thereof;
	“nuclear	facility” means
	(a)	any nuclear reactor,
	(b)	any equipment or device designed or used for (1) separating the isotopes of uranium or plutonium, (2) processing or utilizing spent fuel, or (3) handling, processing or packaging waste,
	(c)	any equipment or device used for the processing, fabricating or alloying of special nuclear material if at any time the total amount of such material in the custody of the insured at the premises where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235,
	(d)	any structure, basin, excavation, premises or place prepared or used for the storage or disposal of waste, and includes the site on which any of the foregoing is located, all operations conducted on such site and all premises used for such operations; “nuclear reactor” means any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of fissionable material. With respect to injury to or destruction of property, the word “injury” or “destruction” includes all forms of radioactive contamination of property.

It is understood and agreed that, except as specifically provided in the foregoing to the contrary, this clause is subject to the terms, exclusions, conditions and limitations of the Policy to which it is attached.

*NOTE:- As respects policies which afford liability coverages and other forms of coverage in addition, the words underlined should be amended to designate the liability coverage to which this clause is to apply.

17/3/60
N.M.A. 1256

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ENDORSEMENT No 6

U.S.A.

RADIOACTIVE CONTAMINATION EXCLUSION CLAUSE

-LIABILITY-DIRECT

(Approved by Lloyd's Underwriters' Non-Marine Association)

For attachment (in addition to the appropriate Nuclear Incident Exclusion Clause - Liability -Direct) to liability insurances affording worldwide coverage.

In relation to liability arising outside the U.S.A., its Territories or Possessions, Puerto Rico or the Canal Zone, this Policy does not cover any liability of whatsoever nature directly or indirectly caused by or contributed to by or arising from ionising radiations or contamination by radioactivity from any nuclear fuel or from any nuclear waste from the combustion of nuclear fuel.

13/2/64
N.M.A. 1477

All other terms, conditions and limitations of this Policy shall remain unchanged.

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ENDORSEMENT No 7

SERVICE OF SUIT CLAUSE (U.S.A.)

It is agreed that in the event of the failure of the Underwriters hereon to pay any amount claimed to be due hereunder, the Underwriters hereon, at the request of the Assured (or Reinsured), will submit to the jurisdiction of a Court of competent jurisdiction within the United States. Nothing in this Clause constitutes or should be understood to constitute a waiver of Underwriters’ rights to commence an action in any Court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another Court as permitted by the laws of the United States or of any State in the United States. It is further agreed that service of process in such suit may be made upon Lloyd’s America, Inc. Attention Legal Department 280 Park Avenue, East Tower, 25th Floor New York, NY 10017 and that in any suit instituted against any one of them upon this contract, Underwriters will abide by the final decision of such Court or of any Appellate Court in the event of an appeal.

The above-named are authorized and directed to accept service of process on behalf of Underwriters in any such suit and/or upon the request of the Assured (or Reinsured) to give a written undertaking to the Assured (or Reinsured) that they will enter a general appearance upon Underwriters’ behalf in the event such a suit shall be instituted.

Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, Underwriters hereon hereby designate the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as their true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Assured (or Reinsured) or any beneficiary hereunder arising out of this contract of insurance (or reinsurance), and hereby designate the above-named as the person to whom the said officer is authorized to mail such process or a true copy thereof.

N.M.A. 1998 (24/4/86)

All other terms, conditions and limitations of this Policy shall remain unchanged.

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ENDORSEMENT No 8

This policy contains a Tie-in of limits between this Fidelity Fixed Income and Asset Allocation Funds Bond Policy and Fidelity Fixed Income and Asset Allocation Funds Professional Policy.

All other terms, conditions and limitations of this Policy shall remain unchanged

ENDORSEMENT No 9

SANCTIONS CLAUSE

No (re)insurer shall be deemed to provide cover and no (re)insurer shall be liable to pay any claim or provide any benefit hereunder to the extent that the provision of such cover, payment of such claim or provision of such benefit would expose the (re)insurer or its' parent, to any sanction, prohibition or restriction implemented pursuant to resolutions of the United Nations or the trade and economic sanctions, laws or regulations of the European Union, United Kingdom or United States of America.

ENDORSEMENT No 10

NMA LINES CLAUSE

This Insurance, being signed for USD 6,000,000 of USD 50,000,000 insures only that proportion of any loss, whether total or partial, including but not limited to that proportion of associated expenses, if any, to the extent and in the manner provided in this Insurance.

The percentages signed in the Table are percentages of 100% of the amount(s) of Insurance stated herein.

NMA 2419

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ENDORSEMENT No 12

The following endorsement applies solely in respect of Pioneer only:

INSTITUTE RADIOACTIVE CONTAMINATION, CHEMICAL, BIOLOGICAL, BIO.CHEMICAL AND ELECTROMAGNETIC WEAPONS EXCLUSION CLAUSE

This clause shall be paramount and shall override anything contained in this insurance inconsistent therewith: 1. ln no case shall this insurance cover loss damage liability or expense directly or indirectly caused by or contributed to by or arising from: 1.1 ionizing radiations from or contamination by radioactivity from any nuclear fuel or from any nuclear waste or from the combustion of nuclear fuel; 1.2 the radioactive, toxic, explosive or other hazardous or contaminating properties of any nuclear installation, reactor or other nuclear assembly or nuclear component thereof; 1.3 any weapon or device employing atomic or nuclear fission and/or fusion or other like reaction or radioactive force or matter; 1.4 the radioactive, toxic, explosive or other hazardous or contaminating properties of any radioactive matter. The exclusion in this sub-clause does not extend to radioactive isotopes, other than nuclear fuel, when such isotopes are being prepared, carried, stored, or used for commercial, agricultural, medical, scientific or other similar peaceful purposes 1.5 any chemical, biological, bio-chemical, or electromagnetic weapon.

10/11/03 c1370

2. INFORMATION

INFORMATION:

This section details the information that was provided to Insurers to support the assessment of the risk at the time of underwriting.

Where it is required to provide exposure information it is recommended that this should follow the ACORD exposure schedule standard which can be found at www.acord.org

Insured:	Fidelity Equity and High Income Funds.

Excess Professional Liability and Management Liability
Type of Insurance	Insurance

Policy Period:	01 July 2020 to 01 July 2021

INFORMATION

(made available to and seen and agreed by Underwriters)

  2019 Annual Shareholder Report – FMR LLC
  2020 FMR LLC – GPL Underlying and RPM
  2020 Q1 Financial Results
  COLT Technology Group S.A. Overview
  Devonshire Investors Overview

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  Discovery Natural Resources Overview
  Fidelity By The Numbers
  Fidelity Corporate Statistics
  Fidelity Institutional Fact Sheet
  FMR 2020 Headcount by country
  FMR LLC – 2020 WTW Work-up
  F-Prime Capital
  Pembroke Real Estate Overview
  FMR COVID-19 Responses
  Seaport Overview

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3. SECURITY DETAILS

(RE)INSURER’S
LIABILITY:	(RE)INSURERS LIABILITY CLAUSE

(Re)insurer’s liability several not joint

The liability of a (re)insurer under this contract is several and not joint with other (re)insurers party to this contract. A (re)insurer is liable only for the proportion of liability it has underwritten. A (re)insurer is not jointly liable for the proportion of liability underwritten by any other (re)insurer. Nor is a (re)insurer otherwise responsible for any liability of any other (re)insurer that may underwrite this contract.

The proportion of liability under this contract underwritten by a

(re)insurer (or, in the case of a Lloyd’s syndicate, the total of the proportions underwritten by all the members of the syndicate taken together) is shown next to its stamp. This is subject always to the provision concerning “signing” below.

In the case of a Lloyd’s syndicate, each member of the syndicate

(rather than the syndicate itself) is a (re)insurer. Each member has underwritten a proportion of the total shown for the syndicate (that total itself being the total of the proportions underwritten by all the members of the syndicate taken together). The liability of each member of the syndicate is several and not joint with other members. A member is liable only for that member’s proportion. A member is not jointly liable for any other member’s proportion. Nor is any member otherwise responsible for any liability of any other (re)insurer that may underwrite this contract. The business address of each member is Lloyd’s, One Lime Street, London

EC3M 7HA. The identity of each member of a Lloyd’s syndicate and their respective proportion may be obtained by writing to

Market Services, Lloyd’s, at the above address.

Proportion of liability

Unless there is “signing” (see below), the proportion of liability under this contract underwritten by each (re)insurer (or, in the case of a Lloyd’s syndicate, the total of the proportions underwritten by all the members of the syndicate taken together) is shown next to its stamp and is referred to as its “written line”. Where this contract permits, written lines, or certain written lines, may be adjusted

(“signed”).

In that case a schedule is to be appended to this contract to show the definitive proportion of liability under this contract underwritten by each (re)insurer (or, in the case of a Lloyd’s syndicate, the total of the proportions underwritten by all the members of the syndicate taken together).

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ORDER HEREON:

BASIS OF WRITTEN

LINES:

BASIS OF SIGNED

LINES:

SIGNING

PROVISIONS:

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A definitive proportion (or, in the case of a Lloyd’s syndicate, the total of the proportions underwritten by all the members of a

Lloyd’s syndicate taken together) is referred to as a “signed line”.

The signed lines shown in the schedule will prevail over the written lines unless a proven error in calculation has occurred.

Although reference is made at various points in this clause to “this contract” in the singular, where the circumstances so require this should be read as a reference to contracts in the plural.

21/6/07
LMA3333

USD 6,000,000 of USD 50,000,000

Percentage of whole.

NMA 2419 Lines Clause, as attached.

Percentage of whole.

In the event that the written lines hereon exceed 100% of the order, any lines written “to stand” will be allocated in full and all other lines will be signed down in equal proportions so that the aggregate signed lines are equal to 100% of the order without further agreement of any of the (re)insurers.

However:

a)	in the event that the placement of the order is not completed by the commencement date of the period of (re)insurance then all lines written by that date will be signed in full;
b)	the signed lines resulting from the application of the above provisions can be varied, before or after the commencement date of the period of (re)insurance, by the documented agreement of the (re)insured and all (re)insurers whose lines are to be varied. The variation to the contracts will take effect only when all such (re)insurers have agreed, with the resulting variation in signed lines commencing from the date set out in that agreement.

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WRITTEN LINES

MODE OF EXECUTION CLAUSE

This contract and any changes to it may be executed by:

(a)	electronic signature technology employing computer software and a digital signature or digitiser pen pad to capture a person’s handwritten signature in such a manner that the signature is unique to the person signing, is under the sole control of the person signing, is capable of verification to authenticate the signature and is linked to the document signed in such a manner that if the data is changed, such signature is invalidated;
(b)	a unique authorisation provided via a secure electronic trading platform
(c)	a timed and dated authorisation provided via an electronic message/system;
(d)	an exchange of facsimile/scanned copies showing the original written ink signature of paper documents;
(e)	an original written ink signature of paper documents (or a true representation of a signature, such as a rubber stamp).;

The use of any one or a combination of these methods of execution shall constitute a legally binding and valid signing of this contract. This contract may be executed in one or more of the above counterparts, each of which, when duly executed, shall be deemed an original.

In a co-insurance placement following (re)insurers may, but are not obliged to, follow the premium charged by the lead (re)insurer.

(Re)insurers may not seek to guarantee for themselves terms as favourable as those which others subsequently achieve during the placement.

It is the responsibility of each (Re)insurer subscribing to this contract to ensure that they are appropriately licenced to underwrite this contract in the territories described herein and can also discharge their relevant Insurance Premium Tax obligations.

UMR: B080113016P20

Insured: Fidelity Equity and High Income Funds

Written %	Signed and Dated Stamp
Incorporating Underwriting Reference

Details of variation(s) to the contract applying to the above Insurer only:

Premium:	for 100% for the policy period
Brokerage:	%
SMB:	%

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CONTRACT ADMINISTRATION AND ADVISORY SECTIONS

(Applying to the contract but not forming part of the client’s contract documentation)

SLIP LEADER:

BUREAU LEADER:

BASIS OF AGREEMENT TO CONTRACT

CHANGES:

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4. SUBSCRIPTION AGREEMENT

Not applicable unless completed here.

Lloyd's Leader

LIRMA Leader

ILU Leader

GUA (Version 2.0 February 2014) with Non-Marine Schedule -October 2001

A.	In respect of each (re)insurer which at any time has the ability
	to	send and receive ACORD messages via the Exchange:
	i.	Any contract change will be submitted by Willis Limited for agreement via an 'ACORD message';
	ii.	any contract change which requires notification will be notified by Willis Limited via an 'ACORD message';
	iii.	It is understood and agreed that whilst any contract change may be negotiated and agreed in any legally effective manner (and will be binding at that stage), such agreement of any contract change will be confirmed by each such (re)insurer via an appropriate 'ACORD message'. For the avoidance of any doubt, no further duty of disclosure arises in relation to any such confirmation.
B.	In respect of each (re)insurer who does not have the ability to
	send	and receive ACORD messages via the Exchange:
	i.	It is understood and agreed that whilst any contract change may be negotiated and agreed in any legally
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OTHER AGREEMENT

PARTIES FOR CONTRACT

CHANGES, FOR PART 2 GUA

CHANGES ONLY:

OTHER

AGREEMENT

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effective manner (and will be binding at that stage), any such contract change will be submitted/notified by Willis Limited electronically via email or other electronic means;
ii.	Such binding agreement of any contract change will be confirmed by each such (re)insurer via email or other electronic means. For the avoidance of any doubt, no further duty of disclosure arises in relation to any such confirmation.

Where there is a requirement for any wording to be agreed this is to be agreed by the Slip Leader only.

The Slip Leader is to determine whether amendments to the wording fall into part one, part two or part three of the GUA schedule.

The period of this contract may be extended for up to one calendar month at expiry, at terms to be agreed by the Slip Leader only.

The following clause is applicable to insurance risks which are eligible for TRIA.

TRIA NOTICE CLAUSE

Authority is hereby given to the Slip Leader to issue notice to Insured(s) as required by the U.S. Terrorism Risk Insurance Act of 2002 on behalf of all insurers hereon.

Where differing premium and/or broker remuneration and deductions terms apply to subscribing (re)insurers to this contract and the contract is subsequently subject to any form of additional/return premium, it is hereby agreed that the original premium and/or broker remuneration and deductions proportions shall be applied to such additional/return premium unless specifically stipulated to be otherwise in the endorsement.

Where no other agreement parties for contract changes are stated herein, the agreement party will be the Slip Leader only.

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PARTIES FOR

CONTRACT CHANGES, FOR

THEIR PROPORTION

ONLY:

BASIS OF CLAIMS

AGREEMENT:

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Where no other agreement parties for contract changes are stated herein, the agreement party will be the Slip Leader only.

As specified under the CLAIMS AGREEMENT PARTIES section of this Contract and to be managed in accordance with:

i)	The SINGLE CLAIMS AGREEMENT PARTY ARRANGEMENT – LMA9150 [as below] for claims or circumstances assigned as Single Claims Agreement Party Claims (SCAP Claims) or, where it is not applicable, then the following shall apply as appropriate:-
ii)	The Lloyd’s Claims Scheme (combined) or as amended or any successor thereto.

(N.B. The applicable Lloyd’s Claims Scheme/part will be determined by the rules and scope of the Schemes(s))

iii)	IUA claims agreement practices.
iv)	The practices of any company(ies) electing to agree claims in respect of their own participation.

The applicable arrangements (scheme, agreement or practices) will be determined by the rules and scope of said arrangements and should be referred to as appropriate.

Single Claims Agreement Party Arrangements

1	Single Claims Agreement Party
1.1	Scope

All claims having, or circumstances assessed by the SLIP LEADER as having, a Claim Amount at or below GBP250,000 or currency equivalent (the Threshold Amount) will be designated a Single Claims Agreement Party Claim (SCAP Claim) and will be managed within the terms of these Single Claims Agreement Party Arrangements (these Arrangements). For the purposes of these Arrangements the SLIP LEADER must be: (a) an authorised person (as defined in Section 31 of the Financial Services and Markets Act 2000) with permission to effect and/or carry out contracts of insurance; or (b) a Member of Lloyd’s.

1.2 Exceptions

Where:

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1.2.1	the Claim Amount is more than, or, in the assessment of the SLIP LEADER, is likely to be more than, the Threshold Amount; and/or
1.2.2	after making further enquiries, there remains insufficient information to form a view on the likely quantum of any circumstance or claim and in the
SLIP LEADER’S assessment, there is a material risk that the quantum will ultimately exceed the
Threshold Amount; and/or
1.2.3	issues arise of fraud or avoidance (either under the Insurance Act 2015 or otherwise) or there are allegations against (re)insurers of regulatory breach which may result in regulatory action being taken against (re)insurers, or actionable allegations of improper claims handling have been made in respect of the claim at issue, or, in the assessment of the SLIP
LEADER, such issues are likely to arise in connection with a claim; and/or
1.2.4	in the assessment of the SLIP LEADER a claim is, or is likely to become, controversial or complex, or is likely to become subject to Dispute Resolution Proceedings,

such claims or circumstances shall be managed in accordance with the provisions of the applicable BASIS OF CLAIMS AGREEMENT.

2	Slip Leader Responsibilities
2.1	Receipt of a Claim

Upon receiving a notification of a claim or circumstance, the SLIP LEADER shall, as soon as practicable, reasonably assess and decide, based on all the relevant circumstances (including but not limited to the Claims Information), whether such claim or circumstance is a SCAP Claim and notify the Broker accordingly with instructions for it to advise this decision to all claims agreement parties defined in B of the CLAIMS AGREEMENT PARTIES section.

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2.2	Role of the Slip Leader
A	SCAP Claim shall be Determined by the SLIP LEADER on behalf

of itself and all (re)insurers which subscribe: (1) to this Contract on the same contractual terms (other than premium and brokerage); and (2) to these Arrangements (Subscribing (Re)Insurers).

When Determining a SCAP Claim, including where the SLIP

LEADER may have delegated the Determination of a SCAP Claim, the SLIP LEADER must always:

2.2.1	act in good faith and exercise the reasonable care of a competent (re)insurer; and
2.2.2	act in the best interest of all Subscribing (Re)Insurers on whose behalf it acts; and
2.2.3	comply with all laws, sanctions regimes, regulations and related guidance (including, but not limited to, those issued by Lloyd’s, the Financial Conduct
Authority and/or the Prudential Regulation Authority) as may be applicable to the Determination of a SCAP Claim and to which the SLIP LEADER is subject, including, but not limited to conduct of business rules requiring (re)insurers to treat customers fairly (if applicable in that jurisdiction); and
2.2.4	notify either directly or via the Broker, all
Subscribing (Re)Insurers of any Dispute Resolution Proceedings commenced against them.

For the avoidance of doubt, the SLIP LEADER shall have no obligations or liability to any (re)insurer, other than a Subscribing (Re)Insurer, arising out of or in any way connected with the

Determination of a SCAP Claim.

2.3 Reassigning Claims

Where during the life of a SCAP Claim any of the provisions of clause 1.2 apply, the SLIP LEADER shall:

2.3.1	reassign the SCAP Claim to the claims agreement parties defined in B of the CLAIMS AGREEMENT
PARTIES section; and
2.3.2	notify the Broker accordingly with instructions for it to advise all applicable claims agreement parties defined in B of the CLAIMS AGREEMENT
PARTIES section, following which the provisions of the applicable BASIS OF CLAIMS AGREEMENT shall apply to the claim.
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The SLIP LEADER may, at any time, reassign a SCAP Claim outside of these Arrangements if having due regard to the available Claims Information, all relevant circumstances and its ability to act in accordance with clauses 2.2.1 to 2.2.3 inclusive, it considers that this assignment would be appropriate, following which the provisions of the applicable BASIS OF CLAIMS AGREEMENT shall apply to the claim.

The Broker may also, at any time, reassign a SCAP Claim outside of these Arrangements and to the provisions of the applicable BASIS OF CLAIMS AGREEMENT by advising all claims agreement parties defined in B of the CLAIMS AGREEMENT PARTIES section.

Where a SCAP Claim has been reassigned outside of these Arrangements, it may not, without the consent of all claims agreement parties defined in B of the CLAIMS AGREEMENT PARTIES section, be reassigned as a SCAP Claim.

Notwithstanding clauses 1.2.1 and 1.2.2 but without prejudice to any other right or requirement to (re)assign a SCAP Claim outside of these Arrangements, where the exchange rate between Sterling and the currency in which the SCAP Claim has been made fluctuates after the conversion date stated in A of the CLAIMS AGREEMENT PARTIES section such that the Sterling value of the claim exceeds the Threshold Amount, the claim shall not cease to be a SCAP Claim by reason of the currency fluctuation alone.

2.4 Delegation of Determination

The SLIP LEADER may delegate its Determination of a SCAP Claim to another entity.

Despite its right to delegate the Determination of a SCAP Claim pursuant to these Arrangements the SLIP LEADER shall remain responsible for all acts and omissions of the delegate and the acts and omissions of those employed or engaged by the delegate as if they were its own.

2.5 Processing Claims

The SLIP LEADER shall ensure that all supporting information has been properly documented prior to payment of the claim and that such records are kept for a period of no less than seven years after closure, subject always to the requirements of applicable laws (including but not limited to those applicable to the processing of personal data and privacy).

3 Broker Responsibilities

Notwithstanding the application of these Arrangements, the Broker shall advise all claims agreement parties defined in B of the CLAIMS

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AGREEMENT PARTIES section of any or all of the following matters or events, where known, as soon as practicable:

3.1	any new claim or circumstance assigned as a SCAP Claim;
3.2	any recommended reserve or reserves for a SCAP Claim;
3.3	any revision to the recommended reserve or reserves for a
SCAP Claim;
3.4	any change in the assignment of a SCAP Claim;
3.5	the receipt of notice of the commencement of any Dispute Resolution Proceedings relating to a SCAP Claim;
3.6	the final Determination of a SCAP Claim, including where a SCAP Claim is denied;
3.7	any receipt of a complaint against (re)insurers;
3.8	any termination of the SLIP LEADER’s authority to
Determine claims under clauses 4.1 to 4.3 inclusive; and/or
3.9	where so requested by the SLIP LEADER, the identity and participation of all Subscribing (Re)Insurers.
A	Subscribing (Re)Insurer may request the SLIP LEADER and/or

Broker to provide such further information as it may reasonably require and the SLIP LEADER and Broker shall co-operate fully with any such request.

4 Termination of the SLIP LEADER’s Authority

In the event that the SLIP LEADER:

4.1	becomes the subject of voluntary or involuntary rehabilitation or liquidation, action in bankruptcy or similar or in any way otherwise acknowledges its insolvency or is unable to pay its debts or losses; or
4.2	has its right to transact the main class of business covered by the slip withdrawn, suspended, removed or made conditional or impaired in any way by any regulatory authority; or
4.3	ceases to be either: (a) an authorised person (as defined in Section 31 of the Financial Services and Markets Act 2000) with permission to effect and/or carry out contracts of insurance; or (b) a member of Lloyd’s, the authority of that SLIP LEADER to Determine all SCAP Claims shall automatically terminate from the date of that event, following which the provisions of the applicable BASIS OF CLAIMS AGREEMENT shall apply to the claim.

5	Professional Advisers
5.1	The SLIP LEADER has the sole authority to appoint and instruct an independent, external, professional adviser (which may include, but is not limited to, a lawyer, loss adjuster,

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surveyor, actuary or accountant) on behalf of Subscribing (Re)Insurers where, in its sole discretion, it considers the professional adviser necessary for the Determination of a claim. The SLIP LEADER shall supervise the professional adviser throughout the period of their appointment.
5.2	A professional adviser appointed in connection with a SCAP Claim pursuant to clause 5.1 above may, at the SLIP
LEADER’s discretion, be instructed to send all reports and correspondence directly to the SLIP LEADER. The professional adviser’s fees shall be agreed by the SLIP
LEADER. The fees of the professional adviser shall be shared between the Subscribing (Re)Insurers in accordance with their respective shares of the SCAP Claim.
6	Claims Concerns

If a Subscribing (Re)Insurer has a concern regarding the handling of a SCAP Claim by the SLIP LEADER it shall notify the SLIP

LEADER of its concern. The SLIP LEADER and the Subscribing (Re)Insurer which has raised the concern shall promptly confer and use their best endeavours to resolve the concern. If any disagreement remains after a period of 28 days from the date on which the concern was notified to the SLIP LEADER, the authority of the SLIP

LEADER to Determine the SCAP Claim to which the concern relates shall terminate, following which the provisions of the applicable BASIS OF CLAIMS AGREEMENT shall apply to the claim.

7 Intra-(Re)Insurer Dispute Resolution Protocols

Before a Subscribing (Re)Insurer (Claimant) can bring a legal claim against the SLIP LEADER in relation to the Determination of a SCAP Claim or for an alleged breach of its obligations under these Arrangements, it must first attempt to resolve the dispute (Dispute) as follows:

7.1	The Claimant shall notify the SLIP LEADER that it is commencing the Dispute Resolution Protocols prescribed in this clause 7.
7.2	The Dispute shall first be referred to representatives of the SLIP LEADER and of the Claimant who shall meet in a good faith effort to resolve the Dispute. If a resolution is not achieved within 21 days from the date the Dispute was referred to these individuals, the matter shall be escalated to a member of senior management responsible for claims, for each of the Claimant and SLIP LEADER, who shall attempt to resolve the Dispute.

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7.3	If the Dispute has not been resolved within 28 days from the date upon which it is referred to senior management, then the Claimant and SLIP LEADER shall enter into a mediation agreement in the form prescribed by the LMA and IUA. If the resulting mediation fails to resolve the Dispute, then the Dispute shall be settled by arbitration in accordance with clause 7.4, provided always that the decision to commence an arbitration must be taken by the senior management of the Claimant in question.
7.4	All arbitrations arising out of or in connection with a Dispute shall be referred to arbitration under ARIAS Fast Track Arbitration Rules. The seat of arbitration shall be London.
8	Limitation of Liability
8.1	The total liability, whether in contract, in tort (including but not limited to negligence), breach of fiduciary duty, breach of statutory duty or otherwise, of a SLIP LEADER to all Subscribing (Re)Insurers on whose behalf it has acted, or is acting, under these Arrangements shall not exceed GBP
500,000 in respect of any one SCAP Claim (Liability Cap).
8.2	If the aggregate liability of a SLIP LEADER in respect of any one SCAP Claim would exceed the Liability Cap, the
Subscribing (Re)Insurers shall each be entitled to be paid only a share of the Liability Cap calculated in proportion to the share of the (re)insurance underwritten by each Subscribing (Re)Insurer (excluding for the purposes of this clause any share underwritten by the SLIP LEADER).
8.3	A SLIP LEADER shall not be liable for loss of profits, loss of
business,	loss of use (in each case whether direct or indirect)
or	any other indirect, special, or consequential damages
alleged	to have been suffered by a Subscribing (Re)Insurer
arising	out of its breach of the terms of these Arrangements.
8.4	Notwithstanding clause 8.3 but subject always to clauses 8.1,
8.2	and 8.5, nothing in this clause 8 is intended to exclude the
SLIP	LEADER’S liability to the Subscribing (Re)Insurers
in	respect of damages payable by the Subscribing
(Re)Insurers	to the (re)insured, in addition to the Claim
Amount,	arising from the mishandling of a SCAP Claim by
the	SLIP LEADER, its agents or employees, where such
mishandling	gives rise to an actionable claim for damages
against	Subscribing (Re)Insurers.
8.5	Nothing in these Arrangements shall exclude, restrict or
limit	with respect to the handling of a SCAP Claim a SLIP
LEADER’s	liability for: (1) fraud or fraudulent
misrepresentation;	(2) death or personal injury caused by its
negligence	or the negligence of its employees or agents; or

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(3) any matter in respect of which it would be unlawful to exclude or restrict liability.

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9 Choice of Law and Jurisdiction

Notwithstanding any other choice of law, express or implied in the contract of (re)insurance, the provisions of these Arrangements shall be construed and governed in accordance with the Laws of England and Wales and the Subscribing (Re)Insurers submit to the exclusive jurisdiction of the Courts of England and Wales.

10	Exclusions
10.1	The following types of business (and applicable risk codes for
	Lloyd’s)	are excluded from these Arrangements:
	10.1.1	Binding Authorities;
	10.1.2	Proportional & Quota Share Treaties.
10.2	The following forms of settlement are excluded from these
Arrangements:
	10.2.1	ex gratia payments of any kind;
	10.2.2	commutation agreements.
Definitions

In these Arrangements, unless the context otherwise requires, the following words shall have the following meanings:

Claim Amount means:

  in relation to each SCAP Claim, the total amount claimed (after the application of any applicable deductible(s));or in relation to a circumstance, the total amount which, in the judgement of the SLIP LEADER, may be claimed (after the application of any applicable deductible(s)), by the (re)insured from all (re)insurers under the Contract including, but not limited to, any of their expenses or other sums that are recoverable from the (re)insurers under the Contract pursuant to the terms of the (re)insurance. The Claim Amount shall exclude any costs incurred by the (re)insurers arising out of, or in connection with the handling of a SCAP Claim.

Claims Information means the information contained within a notification or provided by the (re)insured or its agent in relation to a SCAP Claim. It also includes all information obtained by the SLIP LEADER or provided by any Professional Adviser employed by (re)insurers.

Contract means, for the purposes of these Arrangements, (re)insurance evidenced by (re)insurers subscribing to a single Market

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Reform Contract and where all (re)insurers participate on the same contractual terms and conditions (other than premium and brokerage).

Determination/Determine means all claims handling activities necessary (including the appointment and instruction of any

Professional Advisers) in order to: (i) accept or deny a SCAP Claim, in whole or in part; (ii) agree any amount payable and (iii) resolve finally any open matter in respect of the SCAP Claim by agreement or, negotiation.

Dispute Resolution Proceedings means any litigation, arbitration, mediation, regulatory hearing (other than before an ombudsman) or other contested proceeding commenced by or against Subscribing (Re)Insurers in any jurisdiction.

LMA9150
01 February 2018

CLAIMS AGREEMENT
PARTIES:	A.	Claims falling within the scope of the (LMA9150) to be
agreed by Slip Leader only on behalf of all (re)insurers
subscribing (1) to this Contract on the same contractual terms
(other than premium and brokerage) and (2) to these
Arrangements.

For the purposes of calculating the Threshold Amount, the
sterling rate on the date that a financial value of the claim is first established by the Slip Leader shall be used and the rate of exchange shall be the Bank of England spot rate for the
purchase of sterling at the time of the deemed conversion.

	B.	For all other claims:

	i)	For Lloyd's syndicates:

The leading Lloyd's syndicate and, where required by the
applicable Lloyd's Claims Scheme, the second Lloyd's
syndicate.

The second Lloyd's Syndicate is

	ii)	Those companies acting in accordance with the IUA claims
agreement practices, excepting those that may have opted out via iv) below.

	iii)	Those companies that have specifically elected to agree
claims in respect of their own participation.

	iv)	All other subscribing insurers that are not party to the
Lloyd’s/IUA claims agreement practices, each in respect of
their own participation.

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CLAIMS

ADMINISTRATION:

RULES AND EXTENT OF ANY OTHER DELEGATED CLAIMS AUTHORITY:

EXPERT(S) FEES

COLLECTION:

SETTLEMENT

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v)	Notwithstanding anything contained in the above to the contrary, any ex gratia payments to be agreed by each (re)insurer for their own participation.

Willis Limited and (re)insurers agree that any claims hereunder (including any claims related costs/fees) will be notified and administered via the Electronic Claims File (ECF) with any payment(s) processed via CLASS, unless both parties agree to do otherwise.

Where claims or circumstances are not administered via ECF, notification, administration and payment(s) will be electronic.

Where a Lloyd’s syndicate or IUA company is not an agreement party to the claim or circumstance (per CLAIMS AGREEMENT PARTIES

A. above) they agree to accept correct ECF sequences for administrative purposes to ensure information is circulated to all subscribing parties.

Willis Limited are authorised to obtain translations of claims documents on behalf of insurers, with Insurers’ associated costs being payable by Insurers as provided for under Expert(s) Fees Collection heading.

For Non Bureaux Insurers only

Claims settlement to be remitted to Willis Limited (unless otherwise specified within the contract) within 7 working days after agreement of claim by Slip Leader and submission of collection to market(s).

None

Where the Claims Agreement Parties hereunder have delegated authority to a third party, then all insurers will follow the settlements of the appointed third party.

In respect of Expert(s) Fees payable by (re)insurers for services performed on their behalf, an appointed Service Provider to provide all collection and disbursement services on behalf of (re)insurers in conjunction with, whenever appropriate, Xchanging in respect of any bureau markets. In respect of Expert(s) Fees payable by (re)insurers for services performed on behalf of the (re)insured Willis Limited to collect fees.

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DUE DATE:

INSTALMENT PREMIUM

PERIOD OF CREDIT:

ADJUSTMENT PREMIUM

PERIOD OF CREDIT:

BUREAUX

ARRANGEMENTS:

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30 August 2020

In the absence of a Settlement Due Date, a Premium Payment Warranty or a Premium Payment Clause which automatically cancels the contract if premium payment is not paid by a specified date, the Settlement Due Date will be calculated by granting 60 days (or 90 days in respect of reinsurance) from whichever is the later of either:

1)	the inception date of the risk or
2)	the date on which the final Insurer agreement is obtained

Not applicable unless detailed here.

Not applicable unless detailed here.

Premium Processing Clause

Where the premium is to be paid through Xchanging Ins-sure Services (XIS), payment to Insurers will be deemed to occur on the day that a delinked premium is released for settlement by the Appointed Broker or in the case of non-delinked premiums, on the day that the error-free Premium Advice Note (PAN) is submitted to XIS.

Where premiums are to be paid by instalments under the Deferred Account Scheme, and the Appointed Broker does not receive the premium in time to comply with the agreed settlement date for the second or subsequent instalment, the Appointed Broker, if electing to suspend the automatic debiting of the relevant deferred instalment, shall advise the Slip Leader in writing and instruct XIS accordingly. XIS shall then notify Insurers. Payment to any entity within the same group of companies as the Appointed Broker will be deemed to be payment to the Appointed Broker.

Nothing in this clause shall be construed to override the terms of any Premium Payment Warranty or Clause or any Termination or Cancellation provision contained in this contract. Furthermore, any amendment to the Settlement Due Date of a premium instalment as a result of the operation of this Premium Processing Clause shall not amend the date that such instalment is deemed to be due for the purposes of such Premium Payment Warranty or Clause or Termination or Cancellation provision unless Insurers expressly agree otherwise.

Appointed Broker : Willis Limited

LSW3003

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14/12/09

Xchanging Ins-sure Services (XIS) are authorised to sign premium, de-linked or otherwise, from individual insureds, cedants, territories, insurers or class of business sections separately as and when received from Willis Limited.

In the event that any applicable premium payment warranty, clause or condition has a different due date to the settlement due date, XIS are hereby authorised to amend the settlement due date to match the premium payment warranty, clause or condition due date. This agreement shall be binding on all bureau insurers.

Insurers hereby agree that any premium payable in instalments under this contract will be processed as delinked additional premium entries other than when submitted under the Deferred Account Scheme.

Where any Settlement Due Date (SDD), Premium Payment Warranty (PPW) or Premium Payment Condition (PPC) due date falls on a weekend or public holiday, presentation to XIS or insurers hereon or release for settlement of a delinked premium as applicable on the next working day will be deemed to be in compliance with such SDD, PPW or PPC.

Where Premium Transfers have been completed any additional/return premiums due thereafter will be paid/deducted from the last Year of Account unless advised differently by (re)insurers.

Agreed to accept currency rate of exchange adjustments as presented to XIS bearing evidence of Insured payment / settlement.

For signing purposes XIS agree to accept netted down premiums (being both gross and net) as presented by Willis Limited.

All premium related transactions shall be settled in the same currency as indicated in this contract and all claims related transactions, including fees and expenses shall be paid in any appropriate currency as requested by the Insured, expert or adjuster, providing:

Where the currency(ies) is not a currency nominated by Lloyd’s, IUA or XIS as a settlement currency, or where one or more XIS Underwriter does not transact business in a nominated XIS settlement currency or where all or part of the Lloyd's premium is to be settled in US Dollars (USD) for US or Canadian Trust Fund purposes, then all transactions will be converted into Pounds Sterling (GBP), US Dollars (USD) or Euro (EUR), as specified by Willis Limited, at the applicable rate of exchange which shall be determined by:

a)	the date of receipt by Willis Limited for premiums
b)	the date of payment to the client for claims and return premiums or as agreed by the Slip Leader.

XIS are authorised to:

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  issue For Declaration Only (FDO) signings (to allow prompt policy signing and notification of claims via ECF, where necessary).

Insurers agree to allow delinked signings to be removed on Broker instruction only, subject to evidence that insurers have been advised by the Broker that it has been unable to collect the premium.

Tax Schedules and other documentation supporting premium calculation included within submissions to XIS are deemed informational documents only and do not form part of the contract nor require underwriter agreement.

For the purpose of policy production only references to “Slip Leader” and “Slip Leader only” herein are deemed to read “Insurers”.

NON-BUREAUX ARRANGEMENTS:

Insurers agree to accept premium from individual insureds, cedants, territories or class of business sections separately as and when received from Willis Limited.

In the event that any applicable premium payment warranty, clause or condition has a different due date to the settlement due date, insurers hereby agree the settlement due date is amended to match the premium payment warranty, clause or condition due date. This agreement shall be binding on all non-bureau insurers.

Premium included in either the next Statement of Account or the next e-Accounting Financial Account (FA) ACORD message batch, dispatched electronically after SDD shall be deemed to meet Premium Payment Terms. This does not supersede priority payments nor special payment terms nor specifically agreed payment and currency terms stated in this contract.

Agreed to accept currency rate of exchange adjustments as presented to insurers bearing evidence of Insured payment / settlement.

All premium related transactions shall be settled in the same currency as indicated in this contract and all claims related transactions, including fees and expenses shall be paid in any appropriate currency as requested by the Insured, expert or adjuster, providing:

Where the currency(ies) is not a currency nominated by insurers or Willis Limited as a settlement currency, then all transactions will be converted into Pounds Sterling (GBP), US Dollars (USD) or Euro (EUR), as specified by Willis Limited, at the applicable rate of exchange which shall be determined by:

a)	the date of receipt by Willis Limited for premiums
b)	the date of payment to the client for claims and return premiums or as agreed by the Slip Leader.

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Settlements in respect of any Canadian interest will be converted, where necessary, into US Dollars (USD) or Canadian Dollars (CAD) for payment to insurers at the applicable rate of exchange determined by the date of premium receipt by Willis Limited.

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5. FISCAL AND REGULATORY
TAX PAYABLE BY
INSURER(S):	None.
COUNTRY OF ORIGIN: REGULATORY RISK LOCATION: OVERSEAS BROKER: US CLASSIFICATION: ALLOCATION OF PREMIUM TO CODING:	United States of America. United States of America. Direct Insured or Non-Regulated, Independent Procurement BB (Crime) 7T
REGULATORY CLIENT
CLASSIFICATION:	Commercial - Large Risk

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6. BROKER REMUNERATION AND DEDUCTIONS

FEE PAYABLE BY
CLIENT?	Yes

TOTAL BROKERAGE:	Nil

OTHER DEDUCTIONS
None.
FROM PREMIUM:	None.

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Policy Number: (UMR) B080113016P20

SECURITY DETAILS

  REFERENCES

    UMR (Unique Market Reference): B080113016P20

    Date contract printed to PDF: 17:50 30 June 2020

SIGNED UNDERWRITERS

Antares Syndicate 1274
Jack Watson
Written Line	60.00%		Signed Line	60.00%
Agreed on	16:09	30 June 2020
For and on behalf of:			Written Line	Signed Line
Lloyd's Underwriter Syndicate No. 1274 AUL,			60.00%	60.00%
London, England
Bound as Slip Leader, Lloyd’s Leader
Lloyd's Stamp:	1274
LORS Code:	L1274
Reference:	300563700020
Description:	XOL BB PER SW
Risk Code(s):	7T, BB

Volante International Limited
Steve Redding
Written Line	40.00%		Signed Line	40.00%
Agreed on	17:50	30 June 2020
For and on behalf of:	% of Written Line		Written Line	Signed Line
Volante Financial & Professional Lines (a trading	100.00%		40.00%	40.00%
name of Volante International Ltd)
B087519V02Z5009 2019 FI - Liberty Mutual
Insurance Europe SE 100%. Premium/claims
settled direct with Volante Financial &
Professional Lines
Bound
Reference:	VFP/FL/08654/2020/1/PS/0
Description:	XOL BBB
Line Conditions

Volante to agree all claims in respect of their proportion only.

Volante to agree all contract changes in respect of their proportion only.

All claims to be notified to: claims@volanteglobal.com

Market Submission - Security Details

30/06/2020 1

Policy Number: (UMR) B080113016P20

SETTLEMENT INFORMATION

Allocation of Premium to Coding
7T at 1.00% BB at 99.00%
Allocation of Premium to Year of Account
2020
Terms of Settlement Settlement Due Date: Instalment Premium Period of Credit: Adjustment Premium Period of Credit:	30 August 2020 0 day(s) 0 day(s)

Lloyd's Underwriter Syndicate No. 1274 AUL, London, England

Bureau Leader and Lloyd’s Leader

Jack Watson

Market Submission - Security Details

30/06/2020 1

Willis Limited
51 Lime Street London
Telephone: +44 (0)2031246000	Fax: +44 (0)2031248223	Website: www.willistowerswatson.com

B0801Q13012P20
B0801Q13012P20

CONTRACT
OF
INSURANCE

Unique Market Reference (UMR):	B080113012P20

Insured:	Fidelity Fixed Income and Asset Allocation Funds

Principal Address:	c/o FMR LLC, 200 Summer Street, Mailzone V7E, Boston, MA 02210 United States of America

Type:

Insurance of:

Excess Financial Institutions Bond Insurance as further defined in the underlying primary contract issued by the National Union Fire Insurance Company of Pittsburgh and as more fully defined in the contract wording.

Period:	From: 01 July 2020 To: 01 July 2021 Both Days at 00:01 local standard time at the above address of the Insured.

Willis Limited, Lloyd's brokers. A Willis Towers Watson Company. Willis Limited is authorised and regulated by the Financial Conduct Authority. Registered office 51 Lime Street, London EC3M 7DQ. Registered number 181116 England and Wales. Registered VAT number GB 334 1289 70

1. RISK DETAILS

Will is Lim ited 51 Lime S treet London EC3M 7DQ United Kingdom Telephone: +44 (0)2031246000 Fax: +44 (0)2031248223 Website: www.willis.com

Willis Limited, Lloyd's brokers. A Will is Towers Watson Company. Willis Limited is authorised and regulated by the Financia l Conduct Authority. Registered office 51 Lime Street, London EC3M 7DQ. Registered number 181116 England and Wales. Registered VAT number GB 334 1289 70

UNIQUE MARKET
REFERENCE:	B080113012P20

TYPE:

Insurance of:

Excess Financial Institutions Bond Insurance as further defined in the underlying primary contract issued by the National Union Fire Insurance Company of Pittsburgh and as more fully defined in the contract wording.

INSURED:	Fidelity Fixed Income and Asset Allocation Funds and as or more fully defined in the Contract Wording.

PRINCIPAL ADDRESS:	c/o FMR LLC, 200 Summer Street, Mailzone V7E, Boston, MA 02210 United States of America

PERIOD OF
INSURANCE:	From	01 July 2020
	To	01 July 2021

Both Days at 00:01 local standard time at the above address of the
Insured.

INTEREST:	Excess Financial Institutions Bond Insurance as further defined in the underlying primary contract issued by National Union Fire Insurance
Company of Pittsburgh, PA.

LIMIT OF LIABILITY:	USD 6,000,000 any one loss/claim and in the aggregate for the period part of USD 50,000,000 any one loss/claim and in the
aggregate for the period in excess of underlying contracts for USD
100,000,000 any one loss/claim and in the aggregate for the period the details of which are held on file in the offices of Willis Limited

RETENTION:	Primary Contract Retentions detailed as per National Union Fire
Insurance Company of Pittsburgh, PA.

TERRITORIAL LIMITS:	Worldwide

CONDITIONS:

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CHOICE OF LAW AND

JURISDICTION:

B0801Q13012P20 Willis Limited FINEXSlip2050070321

All terms and conditions as set forth in the wording, such wording being:- Willis Excess Financial Lines Policy Wording as attached amended by and incorporating the following:

1.	NMA 2975 (amended) Special Cancellation Clause 30/5/03, as attached.
2.	LMA 5218 U.S. Terrorism Risk Insurance Act of 2002 As Amended New And Renewal Business Endorsement 12/1/2015 amended, as attached.
3.	NMA 2918 (amended) War and Terrorism Exclusion Endorsement 8/10/2001, as attached.
4.	Premium Payment Clause LSW 3001, as attached
5.	NMA 1256 Nuclear Incident Exclusion Clause - Liability - Direct (Broad) 17/3/60, as attached.
6.	NMA 1477 Radioactive Contamination Exclusion Clause - Liability - Direct (13/02/64), as attached.
7.	Service of Suit Claus NMA 1998, as attached.
8.	This contract contains a Tie-in of limits between this Fidelity Fixed Income and Asset Allocation Funds Bond Policy and Fidelity Fixed Income and Asset Allocation Professional Policy
9.	Sanctions Clause, as attached
10.	NMA Lines Clause NMA 2419
11.	INSTITUTE RADIOACTIVE CONTAMINATION, CHEMICAL, BIOLOGICAL, BIO.CHEMICAL AND
ELECTROMAGNETIC WEAPONS EXCLUSION CLAUSE, as attached.
12.	Losses to be notified to Insurers via:- Willis Limited Finex Global - Claims Department 51 Lime Street London EC3M 7DQ
United Kingdom

Nothing in this contract shall be a condition precedent or warranty unless it is expressly stated to be one in this contract

This contract shall be governed by, and construed in accordance with, the laws of the State of Massachusetts of the United States of America as more fully set out in the contract wording.

Any dispute between the parties over the terms of this contract shall be submitted to the exclusive jurisdiction of the Courts of United States of America as more fully set out in the NMA 1998 (24/4/86) Service of Suit Clause (United States of America.) as attached.

The language used for contract interpretation shall be English as set out in the contract wording.

Service of Suit Nominee:

Service of Suit Clause (as attached)

Lloyd’s America, Inc.

Attention Legal Department

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PREMIUM:

PREMIUM PAYMENT

TERMS:

TAXES PAYABLE BY INSURED AND ADMINISTERED BY INSURERS:

TAXES PAYABLE BY INSURERS AND ADMINISTERED BY INSURED OR THEIR AGENT:

B0801Q13012P20 Willis Limited FINEXSlip2050070321

280 Park Avenue, East Tower, 25th Floor New York, NY 10017

USD 19,089 for USD 6,000,000 order hereon, of which USD 190.89 in respect of TRIA

Any return premium will be calculated, stated and payable by insurers as net of all Broker Remuneration and Deductions as allowed.

Premium Payment Condition as follows:

LSW 3001 (amended) Premium Payment Clause – 60 days, as attached due to Insurers on or before 30 August 2020.

Where any date on which the Premium is due to be paid falls on a weekend or Public Holiday, presentation to Insurers or their agents on the next working day will be deemed to comply with the relevant premium payment requirement. For the purposes of this clause, Public Holiday shall mean any public or statutory holiday in any territory through which the Premium must pass between the Insured and Insurers or their agents.

None

None

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RECORDING, TRANSMITTING AND STORING INFORMATION:	Where Willis Limited maintains risk and claims data/information/ documents Willis Limited may hold data/information/documents electronically.

INSURER CONTRACT DOCUMENTATION:

This contract document details the current terms entered into by the insurer(s) and constitutes the contract document.

Any further documentation changing this contract agreed in accordance with the contract change provisions set out in this contract, shall form the evidence of such change.

NOTICE OF CANCELLATION PROVISIONS:

Where (re)insurers have the right to give notice of cancellation, in accordance with the provisions of the contract, then:

To the extent provided by the contract, the Slip Leader is authorised to issue such notice on behalf of all participating (re)insurers; and (optionally)

any (re)insurer may issue such notice in respect of its own participation.

The content and format of any such notice should be in accordance with the ‘Notice of Cancellation’ standard, as published by the London Market Group (LMG), or their successor body, on behalf of London Market Associations and participants. However failure to comply with this standard will not affect the validity of the notice given.

The notice shall be provided to the broker by the following means:

By an email to FINEXNOC@willis.com

Failure to comply with this delivery requirement will make the notice null and void. Satisfactory delivery of the notice will cause it to be effective irrespective of whether the broker has acknowledged receipt.

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WILLIS EXCESS FINANCIAL LINES POLICY

Please read this Policy carefully.

SCHEDULE

Policy Number: B080113012P20

Item 1:	Insured:	Fidelity Fixed Income and Asset Allocation Funds

	Principal Address:	c/o FMR LLC,
200 Summer Street,
Mailzone V7E,
Boston, MA 02210
United States of America

Item 2:	Insurer(s):	Lloyd’s Syndicates:
Antares AUL 1274 and Pioneer Consortium PFI 9375

Item 3:	Period of Insurance: 01 July 2020 to 01 July 2021
Both Days at 00:01 local standard time at the above address of the Insured

Item 4:	Limit of Liability:	USD 6,000,000 any one loss/claim and in the aggregate for the period part of USD 50,000,000 any one loss/claim and in the
aggregate for the period

Item 5:	Underlying
	Policy(ies):	in excess of underlying contracts for
USD 100,000,000 any one loss/claim and in the aggregate for
the period
the details of which are held on file in the offices of Willis
Limited

	Retention:	Primary Contract Retentions detailed as per National Union
Fire Insurance Company of Pittsburgh, PA. Policy No. 01-565-
05-84

Item 6:	Premium:	USD 19,089 for USD 6,000,000 order hereon, of which
USD 190.89 in respect of TRIA

	Taxes:	None

Item 7:	Notification(s) in accordance with clause 5 required to be
	addressed to:	Willis Limited,
FINEX Global - Claims Department,
51 Lime Street,
London EC3M 7DQ
United Kingdom.

Item 8:	Endorsements are as attached at issue of this Contract.

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Item 9:	Additional premium required:	Nil

Item 10:	Addressees for complaints:

	(a)	For Insurers who are Lloyd's insurers:

Policyholder and Market Assistance
Lloyd’s Market Services
One Lime Street
London
EC3M 7HA
United Kingdom.

		Telephone:	+44	(0)207 327 5693
		Facsimile:	+44	(0)207 327 5225
		Email:	Complaints@Lloyds.com

	(b)	For all other Insurers:

Willis Limited will provide details on request.

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WILLIS EXCESS FINANCIAL LINES POLICY

In consideration of the Insured having paid or agreed to pay the Premium and subject to all of the definitions, terms, conditions and limitations of this Policy, Insurers and the Insured agree as follows:

1.	Insuring Agreement
1.1	Except insofar as the express terms of this Policy:
	(a)	make specific provision in respect of any matter for which specific provision is also made in the Primary Policy, in which case the express terms of this Policy shall prevail; or
	(b)	make specific provision in respect of any matter for which no specific provision is made in the Primary Policy, in which case the express terms of this Policy shall apply;
	this	Policy shall take effect and operate in accordance with the terms of the Primary Policy.
1.2	Subject to the Limit of Liability, the Insurers shall pay to or on behalf of the Insured that
	proportion	of Loss which exceeds the Underlying Limit.
1.3	Except as provided specifically to the contrary in this Policy, the Insurers shall have no
	liability	to make payment for any Loss under this Policy until the Underlying Limit has been
	completely	eroded by amounts which the Insured or insurers of any Side A/Difference in
	Conditions	Policy or insurers of the Underlying Policy(ies) shall have paid the Underlying
Limit.
2.	Definitions

Wherever the following words and phrases appear in bold and italics in this Policy they shall have the meanings given to them below:

"Claim" or "Circumstance" shall mean “claim”, “circumstance” or any other term by which the

Primary Policy identifies matters potentially giving rise to payments thereunder in respect of Loss.

"Insured" shall mean those persons and organisations identified at Item 1 of the Schedule and all other persons and organisations as are insured or otherwise entitled to indemnity under the Primary Policy.

"Insurers" shall mean the insurers of this Policy identified at Item 2 of the Schedule.

"Limit of Liability" shall mean the sum(s) shown at Item 4 of the Schedule being the maximum sum(s) the Insurers are liable to pay under this Policy for all Loss, subject to any reinstatement of limit expressly provided for at Item 4 of the Schedule. For the avoidance of doubt, there shall be no reinstatement of the Limit of Liability unless expressly provided for at Item 4, notwithstanding that the Primary Policy may provide for one or more reinstatements.

"Loss" shall mean all and any amounts for which Insurers are liable to the Insured pursuant to the terms and conditions of this Policy and, for the avoidance of doubt and subject only to the operation of any express terms hereof in accordance with clause 1.1 above, this Policy shall be liable to pay as

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Loss all losses, costs, liabilities or damages and other expenses of the Insured as are covered by the Primary Policy of whatever nature and howsoever described by the Primary Policy. However, and notwithstanding any provision to the contrary in the Primary Policy, the liability of the Insurers of this Policy to the Insured for costs and expenses of any kind whatsoever shall be part of, and not in addition to, the Limit of Liability.

"Period of Insurance" shall mean the period set out at Item 3 of the Schedule.

"Policy" shall mean this insurance contract which includes any endorsements and schedules hereto.

"Premium" shall mean the sum shown at Item 6 of the Schedule.

“Primary Limits” shall mean the limits of liability of the Primary Policy applicable to any loss or liability (as applicable) as set out in Item 5(a) of the Schedule.

"Primary Policy" shall mean the policy identified at Item 5(a) of the Schedule or any policy(ies) issued in substitution thereof.

"Relevant Provision" shall mean any provision of an Underlying Policy which reduces the limit of liability of the Underlying Policy automatically by reference to the amount paid or payable under another policy of insurance, or by reference to the limit of liability under another policy of insurance.

For the avoidance of doubt, a provision which provides that an Underlying Policy shall pay only the amount by which any loss or liability (as applicable) exceeds the amount paid or payable under any other policy or policies, or which allows the insurer credit for the value of other insurance or indemnification, or which requires the Insured to pursue such insurance or indemnification prior to claiming under the Underlying Policy (such as an “other insurance” or “non-contribution” or other similar provision), shall not be a Relevant Provision.

"Schedule" shall mean the schedule to this Policy.

"Sublimit(s)" shall mean any limit or limits of insurers' liability in the Primary Policy imposed in respect of a particular category of loss or liability (as applicable) and which specifies that the maximum liability of the insurer shall be less than the otherwise generally applicable limit of liability of the Primary Policy.

"Underlying Limit" shall mean the cumulative total of the limits of liability of the insurer(s) of the Underlying Policy(ies) applicable to any loss or liability (as applicable) as set out in Item 5 of the

Schedule.

"Underlying Policy(ies)" shall mean the policies listed at Item 5 of the Schedule.

3. Maintenance of the Underlying Policy(ies)

The Primary Policy, or any policies issued in substitution thereof, shall be maintained in full force and effect during the Period of Insurance save to the extent that it is eroded. This obligation shall cease to apply in the event that the Primary Policy is completely eroded. Clause 1.3 hereof shall apply for the purposes of determining whether and to what extent erosion has occurred. Where an Underlying Policy other than the Primary Policy does not continue in full force and effect (other than by reason of erosion) such policy shall be deemed for all purposes of this Policy to have been maintained. The Primary Policy shall be deemed maintained if it is replaced by the operation of clause 4 hereof.

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4. Step-Down of Cover

Subject always to the Limit of Liability:

4.1	In the event of the reduction of the amount of indemnity available under any Underlying Policy by reason of partial erosion of the Underlying Limit (and in determining the existence and extent of such erosion the provisions of clause 1.3 shall apply) this Policy shall, subject to the Limit of Liability and to the other terms, conditions and limitations of this Policy, continue to be available to pay that proportion of Loss which exceeds the amount of indemnity remaining under the Underlying Policy(ies).
4.2	In the event of there being no indemnity available under the Underlying Policy(ies) by reason of the complete erosion of the Underlying Limit (and in determining the existence and extent of such erosion the provisions of clause 1.3 shall apply), the remaining limits available under this Policy shall, subject to the Limit of Liability and to the other terms, conditions and limitations of this Policy, continue for subsequent Loss as primary insurance and, in that event, any retention, excess or deductible and the remainder of any Sublimit specified in the Primary Policy shall apply under this Policy in respect of Loss.
5.	Notification

Any notification to the Primary Policy of a Claim or Circumstance which is required to be given in accordance with the terms and conditions of the Primary Policy shall also be given to the Insurers in writing.

6.	Claims Participation
6.1	The Insurers shall have no liability to pay costs and expenses incurred by or on behalf of the Insured unless their consent to the incurring of such costs and expenses has first been obtained, such consent not to be unreasonably delayed or withheld.
6.2	No settlement of a claim brought by a third party shall be effected by or on behalf of the Insured for such a sum as will require payment by Insurers under this Policy unless the consent of the Insurers has first been obtained, such consent not to be unreasonably delayed or withheld.
7.	Cancellation and Termination

This Policy may be terminated or cancelled or shall become automatically terminated or cancelled in the same manner and on the same basis or bases as the Primary Policy. However, breach by the Insured of any obligation to pay premium in respect of the Primary Policy or in respect of any other of the Underlying Policy(ies) shall not entitle the Insurers to terminate or cancel this Policy.

8. Recoveries

Where, following payment of Loss by Insurers, recovery is effected, then such recovery, net of the expenses of its being effected, shall be distributed in the following order to the following parties:

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(i)	to the Insured or, to such extent, if any, as appropriate, to any insurer of a policy applying excess of this Policy, but only to the extent (if any) by which such loss or liability (as applicable) exceeded the sum of the excess, deductible or retention of the Primary Policy, the Underlying Limit and the amount paid hereunder; and,
(ii)	if any balance remains following the application of (i) above, to the Insurers to the extent of the amount(s) paid by them hereunder in respect of Loss; and,
(iii)	if any balance remains following the application of (i) and (ii) above, to those, if any, entitled pursuant to the operation of the Underlying Policies to such extent, if any, of the entitlements conferred thereunder; and

For the avoidance of doubt, nothing in this Policy shall be construed as limiting or delaying the Insured's right to payment of any Loss hereunder until such time as it has effected any recovery.

9. Alteration

No material amendment to the terms of the Primary Policy shall apply in respect of this Policy unless and until agreed in writing by the Insurers.

10. Reporting Period

Where the terms of the Primary Policy provide:

(i)	the Insured with a period of time immediately following the policy period of the Primary Policy during which notice may be given to the insurers of the Primary Policy of any Claims or Circumstances; and/or,
(ii)	the right to purchase such a period,

then the Insured shall have the same period and/or right under this Policy in the same manner and on the same terms as those provided for in the Primary Policy except in relation to the premium payable (if any). The premium (if any) payable in respect of any such period available hereunder is set out in Item 9 of the Schedule.

11. Governing Law and Jurisdiction

This insurance shall be governed by and construed in accordance with the laws of the State of Massachusetts and any dispute arising hereunder shall be subject to the exclusive jurisdiction of the courts of United States of America as per NMA 1998 Service of Suit Clause United States of America. as attached.

12. Complaints

The Insurers aim to provide a high standard at all times but if the Insured is not satisfied with the service provided it should contact the following:

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In respect of Lloyd's underwriters: the person(s) identified in Item 10(a) of the Schedule.

In respect of Insurers other than Lloyd's underwriters, Willis Limited will provide on request details of the relevant persons.

In the event that the Insured remains dissatisfied it may be possible for the Insured's complaint to be referred to the Financial Ombudsman Service who may review the matter. The Financial Ombudsman Service address is:

Financial Ombudsman Service
South Quay Plaza
183 Marsh Wall
London E14 9SR
Telephone: 0845 0801800
Email: enquiries@financial-ombudsman.org.uk
Website: www.financial-ombudsman.org.uk

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ENDORSEMENT No 1

SPECIAL CANCELLATION CLAUSE

In the event that an Underwriter:

a)	ceases underwriting; or
b)	is the subject of an order or resolution for winding up or formally proposes a scheme of arrangement; or
c)	has its authority to carry on insurance business withdrawn,
d)	has its financial strength rating reduced by A.M.Best's, Standard & Poor's or equivalent rating agency to less than A-.

the Insured may terminate that Underwriter's participation on this risk forthwith by giving notice and the premium payable to that Underwriter shall be pro rata to the time on risk. In the event there are any notified, reserved or paid losses or circumstances, premium shall be deemed fully earned. Any return of premium shall also be subject to a written full release of liability from the Insured.

NMA2975 (amended)
30/05/03

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ENDORSEMENT No 2

U.S. TERRORISM RISK INSURANCE ACT OF 2002 AS AMENDED NEW & RENEWAL BUSINESS ENDORSEMENT

This Endorsement is issued in accordance with the terms and conditions of the "U.S. Terrorism Risk Insurance Act of 2002" as amended, as summarized in the disclosure notice.

In consideration of an additional premium of USD 190.89 paid, it is hereby noted and agreed with effect from inception that the Terrorism exclusion to which this Insurance is subject, shall not apply to any “insured loss” directly resulting from any "act of terrorism" as defined in the "U.S. Terrorism Risk

Insurance Act of 2002", as amended ("TRIA").

The coverage afforded by this Endorsement is only in respect of any “insured loss” of the type insured by this Insurance directly resulting from an "act of terrorism" as defined in TRIA. The coverage provided by this Endorsement shall expire at 12:00 midnight December 31, 2020, the date on which the TRIA Program is scheduled to terminate, or the expiry date of the policy whichever occurs first, and shall not cover any losses or events which arise after the earlier of these dates. The Terrorism exclusion, to which this Insurance is subject, applies in full force and effect to any other losses and any act or events that are not included in said definition of "act of terrorism".

This Endorsement only affects the Terrorism exclusion to which this Insurance is subject. All other terms, conditions, insured coverage and exclusions of this Insurance including applicable limits and deductibles remain unchanged and apply in full force and effect to the coverage provided by this Insurance.

Furthermore the Underwriter(s) will not be liable for any amounts for which they are not responsible under the terms of TRIA (including subsequent action of Congress pursuant to the Act) due to the application of any clause which results in a cap on the Underwriter’s liability for payment for terrorism losses.

LMA5218
12 January 2015

Form approved by Lloyd's Market Association

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ENDORSEMENT No 3

WAR AND TERRORISM EXCLUSION ENDORSEMENT

Notwithstanding any provision to the contrary within this insurance or any endorsement thereto it is agreed that this insurance excludes loss, damage, cost or expense of whatsoever nature directly or indirectly caused by, resulting from or in connection with any of the following regardless of any other cause or event contributing concurrently or in any other sequence to the loss;

(1)	war, invasion, acts of foreign enemies, hostilities or warlike operations (whether war be declared or not), civil war, rebellion, revolution, insurrection, civil commotion assuming the proportions of or amounting to an uprising, military or usurped power; or
(2)	any act of terrorism.
For the purpose of this endorsement an act of terrorism means an act, including but not limited to the use of force or violence and/or the threat thereof, of any person or group(s) of persons, whether acting alone or on behalf of or in connection with any organisation(s) or government(s), committed for political, religious, ideological or similar purposes including the intention to influence any government and/or to put the public, or any section of the public, in fear.

This endorsement also excludes loss, damage, cost or expense of whatsoever nature directly or indirectly caused by, resulting from or in connection with any action taken in controlling, preventing, suppressing or in any way relating to (1) and/or (2) above.

In the event any portion of this endorsement is found to be invalid or unenforceable, the remainder shall remain in full force and effect.

NMA2918 (amended)
08/10/2001

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ENDORSEMENT No 4

PREMIUM PAYMENT CLAUSE

Notwithstanding any provision to the contrary within this contract or any endorsement hereto, in respect of non payment of premium only the following clause will apply.

The (Re)Insured undertakes that premium will be paid in full to (Re)Insurers by 30 August 2020.

If the premium due under this contract has not been so paid to (Re)Insurers by 30 August 2020 (Re)Insurers shall have the right to cancel this contract by notifying the (Re)Insured via the broker in writing. In the event of cancellation, premium is due to (Re)Insurers on a pro rata basis for the period that (Re)Insurers are on risk but the full contract premium shall be payable to (Re)Insurers in the event of a loss or occurrence prior to the date of termination which gives rise to a valid claim under this contract.

It is agreed that (Re)Insurers shall give not less than 15 days prior notice of cancellation to the (Re)Insured via the broker. If premium due is paid in full to (Re)Insurers before the notice period expires, notice of cancellation shall automatically be revoked. If not, the contract shall automatically terminate at the end of the notice period.

If any provision of this clause is found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability will not affect the other provisions of this clause which will remain in full force and effect.

30/09/08
LSW3001

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ENDORSEMENT No 5

U.S.A.

NUCLEAR INCIDENT EXCLUSION CLAUSE-LIABILITY-DIRECT (BROAD)

For attachment to insurances of the following classifications in the U.S.A., its Territories and Possessions, Puerto Rico and the Canal Zone:-Owners, Landlords and Tenants Liability, Contractual Liability, Elevator Liability, Owners or Contractors (including railroad) Protective Liability, Manufacturers and Contractors Liability, Product Liability, Professional and Malpractice Liability, Storekeepers Liability, Garage Liability, Automobile Liability (including Massachusetts Motor Vehicle or Garage Liability), not being insurances of the classifications to which the Nuclear Incident Exclusion Clause-Liability-Direct (Limited) applies.

This policy* does not apply:-

I.	Under any Liability Coverage, to injury, sickness, disease, death or destruction
	(a)	with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability; or
	(b)	resulting from the hazardous properties of nuclear material and with respect to which (1) any person or organization is required to maintain financial protection pursuant to the Atomic Energy Act of 1954, or any law amendatory thereof, or (2) the insured is, or had this policy not been issued would be, entitled to indemnity from the United States of America, or any agency thereof, under any agreement entered into by the United States of America, or any agency thereof, with any person or organization.
II.	Under any Medical Payments Coverage, or under any Supplementary Payments Provision
	relating	to immediate medical or surgical relief, to expenses incurred with respect of bodily
	injury,	sickness, disease or death resulting from the hazardous properties of nuclear material
	and	arising out of the operation of a nuclear facility by any person or organization.
III.	Under any Liability Coverage, to injury, sickness, disease, death or destruction resulting from
	the	hazardous properties of nuclear material, if
	(a)	the nuclear material (1) is at any nuclear facility owned by, or operated by or on behalf of, an insured or (2) has been discharged or dispersed therefrom;
	(b)	the nuclear material is contained in spent fuel or waste at any time possessed, handled, used, processed, stored, transported or disposed of by or on behalf of an insured; or

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	(c)	the injury, sickness, disease, death or destruction arises out of the furnishing by an insured of services, materials, parts or equipment in connection with the planning, construction, maintenance, operation or use of any nuclear facility, but if such facility is located within the United States of America, its territories or possessions or Canada, this exclusion (c) applies only to injury to or destruction of property at such nuclear facility.
IV.	As used in this endorsement:
	“hazardous	properties” include radioactive, toxic or explosive properties; “nuclear
	material”	means source material, special nuclear material or byproduct material; “source
	material”,	“special nuclear material”, and "byproduct material" have the meanings given
	them	in the Atomic Energy Act 1954 or in any law amendatory thereof; “spent fuel” means
	any	fuel element or fuel component, solid or liquid, which has been used or exposed to
	radiation	in a nuclear reactor; “waste” means any waste material (1) containing byproduct
	material	and (2) resulting from the operation by any person or organization of any nuclear
	facility	included within the definition of nuclear facility under paragraph (a) or (b) thereof;
	“nuclear	facility” means
	(a)	any nuclear reactor,
	(b)	any equipment or device designed or used for (1) separating the isotopes of uranium or plutonium, (2) processing or utilizing spent fuel, or (3) handling, processing or packaging waste,
	(c)	any equipment or device used for the processing, fabricating or alloying of special nuclear material if at any time the total amount of such material in the custody of the insured at the premises where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235,
	(d)	any structure, basin, excavation, premises or place prepared or used for the storage or disposal of waste, and includes the site on which any of the foregoing is located, all operations conducted on such site and all premises used for such operations; “nuclear reactor” means any apparatus designed or used to sustain nuclear fission in a self- supporting chain reaction or to contain a critical mass of fissionable material. With respect to injury to or destruction of property, the word “injury” or “destruction” includes all forms of radioactive contamination of property.

It is understood and agreed that, except as specifically provided in the foregoing to the contrary, this clause is subject to the terms, exclusions, conditions and limitations of the Policy to which it is attached.

NOTE: - As respects policies which afford liability coverages and other forms of coverage in addition, the words underlined should be amended to designate the liability coverage to which this clause is to apply.

17/3/60
N.M.A. 1256

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ENDORSEMENT No 6

U.S.A.

RADIOACTIVE CONTAMINATION EXCLUSION CLAUSE

-LIABILITY-DIRECT

(Approved by Lloyd's Underwriters' Non-Marine Association)

For attachment (in addition to the appropriate Nuclear Incident Exclusion Clause - Liability -Direct) to liability insurances affording worldwide coverage.

In relation to liability arising outside the United States of America., its Territories or Possessions, Puerto Rico or the Canal Zone, this Policy does not cover any liability of whatsoever nature directly or indirectly caused by or contributed to by or arising from ionising radiations or contamination by radioactivity from any nuclear fuel or from any nuclear waste from the combustion of nuclear fuel.

13/2/64
N.M.A. 1477

All other terms, conditions and limitations of this Policy shall remain unchanged.

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ENDORSEMENT No 7

SERVICE OF SUIT CLAUSE (U.S.A.)

It is agreed that in the event of the failure of the Underwriters hereon to pay any amount claimed to be due hereunder, the Underwriters hereon, at the request of the Assured (or Reinsured), will submit to the jurisdiction of a Court of competent jurisdiction within the United States. Nothing in this Clause constitutes or should be understood to constitute a waiver of Underwriters’ rights to commence an action in any Court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another Court as permitted by the laws of the United States or of any State in the United States. It is further agreed that service of process in such suit may be made upon Lloyd’s America, Inc. Attention Legal Department 280 Park Avenue, East Tower, 25th Floor New York, NY 10017 and that in any suit instituted against any one of them upon this contract, Underwriters will abide by the final decision of such Court or of any Appellate Court in the event of an appeal.

The above-named are authorized and directed to accept service of process on behalf of Underwriters in any such suit and/or upon the request of the Assured (or Reinsured) to give a written undertaking to the Assured (or Reinsured) that they will enter a general appearance upon Underwriters’ behalf in the event such a suit shall be instituted.

Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, Underwriters hereon hereby designate the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as their true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Assured (or Reinsured) or any beneficiary hereunder arising out of this contract of insurance (or reinsurance), and hereby designate the above-named as the person to whom the said officer is authorized to mail such process or a true copy thereof.

N.M.A. 1998 (24/4/86)

All other terms, conditions and limitations of this Policy shall remain unchanged.

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ENDORSEMENT No 8

This policy contains a Tie-in of limits between this Fidelity Fixed Income and Asset Allocation Funds Bond Policy and Fidelity Fixed Income and Asset Allocation Funds Professional Policy.

ENDORSEMENT No 9

SANCTIONS CLAUSE

No (re)insurer shall be deemed to provide cover and no (re)insurer shall be liable to pay any claim or provide any benefit hereunder to the extent that the provision of such cover, payment of such claim or provision of such benefit would expose the (re)insurer or its' parent, to any sanction, prohibition or restriction implemented pursuant to resolutions of the United Nations or the trade and economic sanctions, laws or regulations of the European Union, United Kingdom or United States of America.

ENDORSEMENT No 10

NMA LINES CLAUSE

This Insurance, being signed for USD 6,000,000 of 50,000,000 insures only that proportion of any loss, whether total or partial, including but not limited to that proportion of associated expenses, if any, to the extent and in the manner provided in this Insurance.

The percentages signed in the Table are percentages of 100 % of the amount(s) of Insurance stated herein.

NMA 2419

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ENDORSEMENT No 12

The following endorsement applies solely in respect of Pioneer only:

INSTITUTE RADIOACTIVE CONTAMINATION, CHEMICAL, BIOLOGICAL, BIO.CHEMICAL AND ELECTROMAGNETIC WEAPONS EXCLUSION CLAUSE

This clause shall be paramount and shall override anything contained in this insurance inconsistent therewith: 1. ln no case shall this insurance cover loss damage liability or expense directly or indirectly caused by or contributed to by or arising from: 1.1 ionizing radiations from or contamination by radioactivity from any nuclear fuel or from any nuclear waste or from the combustion of nuclear fuel; 1.2 the radioactive, toxic, explosive or other hazardous or contaminating properties of any nuclear installation, reactor or other nuclear assembly or nuclear component thereof; 1.3 any weapon or device employing atomic or nuclear fission and/or fusion or other like reaction or radioactive force or matter; 1.4 the radioactive, toxic, explosive or other hazardous or contaminating properties of any radioactive matter. The exclusion in this sub-clause does not extend to radioactive isotopes, other than nuclear fuel, when such isotopes are being prepared, carried, stored, or used for commercial, agricultural, medical, scientific or other similar peaceful purposes 1.5 any chemical, biological, bio-chemical, or electromagnetic weapon.

10/11/03 c1370

2. INFORMATION

INFORMATION:

This section details the information that was provided to Insurers to support the assessment of the risk at the time of underwriting.

Where it is required to provide exposure information it is recommended that this should follow the ACORD exposure schedule standard which can be found at www.acord.org

Insured: Type of Insurance Policy Period:	Fidelity Fixed Income and Asset Allocation. Excess Financial Institutions Bond 01 July 2020 to 01 July 2021

INFORMATION

(made available to and seen and agreed by Underwriters)

  2019 Annual Shareholder Report – FMR LLC
  2020 FMR LLC – GPL Underlying and RPM
  2020 Q1 Financial Results
  COLT Technology Group S.A. Overview
  Devonshire Investors Overview
  Discovery Natural Resources Overview

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  Fidelity By The Numbers
  Fidelity Corporate Statistics
  Fidelity Institutional Fact Sheet
  FMR 2020 Headcount by country
  FMR LLC – 2020 WTW Work-up
  F-Prime Capital
  Pembroke Real Estate Overview
  FMR COVID-19 Responses
  Seaport Overview

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3. SECURITY DETAILS

(RE)INSURER’S
LIABILITY:	(RE)INSURERS LIABILITY CLAUSE

(Re)insurer’s liability several not joint

The liability of a (re)insurer under this contract is several and not joint with other (re)insurers party to this contract. A (re)insurer is liable only for the proportion of liability it has underwritten. A (re)insurer is not jointly liable for the proportion of liability underwritten by any other (re)insurer. Nor is a (re)insurer otherwise responsible for any liability of any other (re)insurer that may underwrite this contract.

The proportion of liability under this contract underwritten by a

(re)insurer (or, in the case of a Lloyd’s syndicate, the total of the proportions underwritten by all the members of the syndicate taken together) is shown next to its stamp. This is subject always to the provision concerning “signing” below.

In the case of a Lloyd’s syndicate, each member of the syndicate

(rather than the syndicate itself) is a (re)insurer. Each member has underwritten a proportion of the total shown for the syndicate (that total itself being the total of the proportions underwritten by all the members of the syndicate taken together). The liability of each member of the syndicate is several and not joint with other members. A member is liable only for that member’s proportion. A member is not jointly liable for any other member’s proportion. Nor is any member otherwise responsible for any liability of any other (re)insurer that may underwrite this contract. The business address of each member is Lloyd’s, One Lime Street, London

EC3M 7HA. The identity of each member of a Lloyd’s syndicate and their respective proportion may be obtained by writing to

Market Services, Lloyd’s, at the above address.

Proportion of liability

Unless there is “signing” (see below), the proportion of liability under this contract underwritten by each (re)insurer (or, in the case of a Lloyd’s syndicate, the total of the proportions underwritten by all the members of the syndicate taken together) is shown next to its stamp and is referred to as its “written line”. Where this contract permits, written lines, or certain written lines, may be adjusted

(“signed”).

In that case a schedule is to be appended to this contract to show the definitive proportion of liability under this contract underwritten by each (re)insurer (or, in the case of a Lloyd’s syndicate, the total of the proportions underwritten by all the members of the syndicate taken together).

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ORDER HEREON:

BASIS OF WRITTEN

LINES:

BASIS OF SIGNED

LINES:

SIGNING

PROVISIONS:

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A definitive proportion (or, in the case of a Lloyd’s syndicate, the total of the proportions underwritten by all the members of a

Lloyd’s syndicate taken together) is referred to as a “signed line”.

The signed lines shown in the schedule will prevail over the written lines unless a proven error in calculation has occurred.

Although reference is made at various points in this clause to “this contract” in the singular, where the circumstances so require this should be read as a reference to contracts in the plural.

21/6/07
LMA3333

USD 6,000,000 of 50,000,000

Percentage of whole.

NMA 2419 Lines Clause, as attached.

Percentage of whole.

In the event that the written lines hereon exceed 100% of the order, any lines written “to stand” will be allocated in full and all other lines will be signed down in equal proportions so that the aggregate signed lines are equal to 100% of the order without further agreement of any of the (re)insurers.

However:

a)	in the event that the placement of the order is not completed by the commencement date of the period of (re)insurance then all lines written by that date will be signed in full;
b)	the signed lines resulting from the application of the above provisions can be varied, before or after the commencement date of the period of (re)insurance, by the documented agreement of the (re)insured and all (re)insurers whose lines are to be varied. The variation to the contracts will take effect only when all such (re)insurers have agreed, with the resulting variation in signed lines commencing from the date set out in that agreement.

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WRITTEN LINES

MODE OF EXECUTION CLAUSE

This contract and any changes to it may be executed by:

(a)	electronic signature technology employing computer software and a digital signature or digitiser pen pad to capture a person’s handwritten signature in such a manner that the signature is unique to the person signing, is under the sole control of the person signing, is capable of verification to authenticate the signature and is linked to the document signed in such a manner that if the data is changed, such signature is invalidated;
(b)	a unique authorisation provided via a secure electronic trading platform
(c)	a timed and dated authorisation provided via an electronic message/system;
(d)	an exchange of facsimile/scanned copies showing the original written ink signature of paper documents;
(e)	an original written ink signature of paper documents (or a true representation of a signature, such as a rubber stamp).;

The use of any one or a combination of these methods of execution shall constitute a legally binding and valid signing of this contract. This contract may be executed in one or more of the above counterparts, each of which, when duly executed, shall be deemed an original.

In a co-insurance placement following (re)insurers may, but are not obliged to, follow the premium charged by the lead (re)insurer.

(Re)insurers may not seek to guarantee for themselves terms as favourable as those which others subsequently achieve during the placement.

It is the responsibility of each (Re)insurer subscribing to this contract to ensure that they are appropriately licenced to underwrite this contract in the territories described herein and can also discharge their relevant Insurance Premium Tax obligations.

UMR: B080113012P20

Insured: Fidelity Fixed Income and Asset Allocation Funds

Written %	Signed and Dated Stamp
Incorporating Underwriting Reference

Details of variation(s) to the contract applying to the above Insurer only:

Premium:	for 100% for the policy period
Brokerage:	%
SMB:	%

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CONTRACT ADMINISTRATION AND ADVISORY SECTIONS

(Applying to the contract but not forming part of the client’s contract documentation)

SLIP LEADER:

BUREAU LEADER:

BASIS OF AGREEMENT TO CONTRACT

CHANGES:

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4. SUBSCRIPTION AGREEMENT

Not applicable unless completed here.

Lloyd's Leader

LIRMA Leader

ILU Leader

GUA (Version 2.0 February 2014) with Non-Marine Schedule -October 2001

A.	In respect of each (re)insurer which at any time has the ability
	to	send and receive ACORD messages via the Exchange:
	i.	Any contract change will be submitted by Willis Limited for agreement via an 'ACORD message';
	ii.	any contract change which requires notification will be notified by Willis Limited via an 'ACORD message';
	iii.	It is understood and agreed that whilst any contract change may be negotiated and agreed in any legally effective manner (and will be binding at that stage), such agreement of any contract change will be confirmed by each such (re)insurer via an appropriate 'ACORD message'. For the avoidance of any doubt, no further duty of disclosure arises in relation to any such confirmation.
B.	In respect of each (re)insurer who does not have the ability to
	send	and receive ACORD messages via the Exchange:
	i.	It is understood and agreed that whilst any contract
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OTHER

AGREEMENT PARTIES FOR

CONTRACT CHANGES, FOR

PART 2 GUA

CHANGES ONLY:

OTHER

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change may be negotiated and agreed in any legally effective manner (and will be binding at that stage), any such contract change will be submitted/notified by Willis Limited electronically via email or other electronic means;
ii.	Such binding agreement of any contract change will be confirmed by each such (re)insurer via email or other electronic means. For the avoidance of any doubt, no further duty of disclosure arises in relation to any such confirmation.

Where there is a requirement for any wording to be agreed this is to be agreed by the Slip Leader only.

The Slip Leader is to determine whether amendments to the wording fall into part one, part two or part three of the GUA schedule.

The period of this contract may be extended for up to one calendar month at expiry, at terms to be agreed by the Slip Leader only.

The following clause is applicable to insurance risks which are eligible for TRIA.

TRIA NOTICE CLAUSE

Authority is hereby given to the Slip Leader to issue notice to Insured(s) as required by the U.S. Terrorism Risk Insurance Act of 2002 on behalf of all insurers hereon.

Where differing premium and/or broker remuneration and deductions terms apply to subscribing (re)insurers to this contract and the contract is subsequently subject to any form of additional/return premium, it is hereby agreed that the original premium and/or broker remuneration and deductions proportions shall be applied to such additional/return premium unless specifically stipulated to be otherwise in the endorsement.

Where no other agreement parties for contract changes are stated herein, the agreement party will be the Slip Leader only.

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AGREEMENT

PARTIES FOR CONTRACT CHANGES, FOR

THEIR PROPORTION

ONLY:

BASIS OF CLAIMS

AGREEMENT:

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Where no other agreement parties for contract changes are stated herein, the agreement party will be the Slip Leader only.

As specified under the CLAIMS AGREEMENT PARTIES section of this Contract and to be managed in accordance with:

i)	The SINGLE CLAIMS AGREEMENT PARTY ARRANGEMENT – LMA9150 [as below] for claims or circumstances assigned as Single Claims Agreement Party Claims (SCAP Claims) or, where it is not applicable, then the following shall apply as appropriate:-
ii)	The Lloyd’s Claims Scheme (combined) or as amended or any successor thereto.

(N.B. The applicable Lloyd’s Claims Scheme/part will be determined by the rules and scope of the Schemes(s))

iii)	IUA claims agreement practices.
iv)	The practices of any company(ies) electing to agree claims in respect of their own participation.

The applicable arrangements (scheme, agreement or practices) will be determined by the rules and scope of said arrangements and should be referred to as appropriate.

Single Claims Agreement Party Arrangements

1	Single Claims Agreement Party
1.1	Scope

All claims having, or circumstances assessed by the SLIP LEADER as having, a Claim Amount at or below GBP250,000 or currency equivalent (the Threshold Amount) will be designated a Single Claims Agreement Party Claim (SCAP Claim) and will be managed within the terms of these Single Claims Agreement Party Arrangements (these Arrangements). For the purposes of these Arrangements the SLIP LEADER must be: (a) an authorised person (as defined in Section 31 of the Financial Services and Markets Act 2000) with permission to effect and/or carry out contracts of insurance; or (b) a Member of Lloyd’s.

1.2 Exceptions

Where:

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1.2.1	the Claim Amount is more than, or, in the assessment of the SLIP LEADER, is likely to be more than, the Threshold Amount; and/or
1.2.2	after making further enquiries, there remains insufficient information to form a view on the likely quantum of any circumstance or claim and in the
SLIP LEADER’S assessment, there is a material risk that the quantum will ultimately exceed the
Threshold Amount; and/or
1.2.3	issues arise of fraud or avoidance (either under the Insurance Act 2015 or otherwise) or there are allegations against (re)insurers of regulatory breach which may result in regulatory action being taken against (re)insurers, or actionable allegations of improper claims handling have been made in respect of the claim at issue, or, in the assessment of the SLIP
LEADER, such issues are likely to arise in connection with a claim; and/or
1.2.4	in the assessment of the SLIP LEADER a claim is, or is likely to become, controversial or complex, or is likely to become subject to Dispute Resolution Proceedings,

such claims or circumstances shall be managed in accordance with the provisions of the applicable BASIS OF CLAIMS AGREEMENT.

2	Slip Leader Responsibilities
2.1	Receipt of a Claim

Upon receiving a notification of a claim or circumstance, the SLIP LEADER shall, as soon as practicable, reasonably assess and decide, based on all the relevant circumstances (including but not limited to the Claims Information), whether such claim or circumstance is a SCAP Claim and notify the Broker accordingly with instructions for it to advise this decision to all claims agreement parties defined in B of the CLAIMS AGREEMENT PARTIES section.

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2.2	Role of the Slip Leader
A	SCAP Claim shall be Determined by the SLIP LEADER on behalf

of itself and all (re)insurers which subscribe: (1) to this Contract on the same contractual terms (other than premium and brokerage); and (2) to these Arrangements (Subscribing (Re)Insurers).

When Determining a SCAP Claim, including where the SLIP

LEADER may have delegated the Determination of a SCAP Claim, the SLIP LEADER must always:

2.2.1	act in good faith and exercise the reasonable care of a competent (re)insurer; and
2.2.2	act in the best interest of all Subscribing (Re)Insurers on whose behalf it acts; and
2.2.3	comply with all laws, sanctions regimes, regulations and related guidance (including, but not limited to, those issued by Lloyd’s, the Financial Conduct
Authority and/or the Prudential Regulation Authority) as may be applicable to the Determination of a SCAP Claim and to which the SLIP LEADER is subject, including, but not limited to conduct of business rules requiring (re)insurers to treat customers fairly (if applicable in that jurisdiction); and
2.2.4	notify either directly or via the Broker, all
Subscribing (Re)Insurers of any Dispute Resolution Proceedings commenced against them.

For the avoidance of doubt, the SLIP LEADER shall have no obligations or liability to any (re)insurer, other than a Subscribing (Re)Insurer, arising out of or in any way connected with the

Determination of a SCAP Claim.

2.3 Reassigning Claims

Where during the life of a SCAP Claim any of the provisions of clause 1.2 apply, the SLIP LEADER shall:

2.3.1	reassign the SCAP Claim to the claims agreement parties defined in B of the CLAIMS AGREEMENT
PARTIES section; and
2.3.2	notify the Broker accordingly with instructions for it to advise all applicable claims agreement parties defined in B of the CLAIMS AGREEMENT
PARTIES section, following which the provisions of the applicable BASIS OF CLAIMS AGREEMENT shall apply to the claim.
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The SLIP LEADER may, at any time, reassign a SCAP Claim outside of these Arrangements if having due regard to the available Claims Information, all relevant circumstances and its ability to act in accordance with clauses 2.2.1 to 2.2.3 inclusive, it considers that this assignment would be appropriate, following which the provisions of the applicable BASIS OF CLAIMS AGREEMENT shall apply to the claim.

The Broker may also, at any time, reassign a SCAP Claim outside of these Arrangements and to the provisions of the applicable BASIS OF CLAIMS AGREEMENT by advising all claims agreement parties defined in B of the CLAIMS AGREEMENT PARTIES section.

Where a SCAP Claim has been reassigned outside of these Arrangements, it may not, without the consent of all claims agreement parties defined in B of the CLAIMS AGREEMENT PARTIES section, be reassigned as a SCAP Claim.

Notwithstanding clauses 1.2.1 and 1.2.2 but without prejudice to any other right or requirement to (re)assign a SCAP Claim outside of these Arrangements, where the exchange rate between Sterling and the currency in which the SCAP Claim has been made fluctuates after the conversion date stated in A of the CLAIMS AGREEMENT PARTIES section such that the Sterling value of the claim exceeds the Threshold Amount, the claim shall not cease to be a SCAP Claim by reason of the currency fluctuation alone.

2.4 Delegation of Determination

The SLIP LEADER may delegate its Determination of a SCAP Claim to another entity.

Despite its right to delegate the Determination of a SCAP Claim pursuant to these Arrangements the SLIP LEADER shall remain responsible for all acts and omissions of the delegate and the acts and omissions of those employed or engaged by the delegate as if they were its own.

2.5 Processing Claims

The SLIP LEADER shall ensure that all supporting information has been properly documented prior to payment of the claim and that such records are kept for a period of no less than seven years after closure, subject always to the requirements of applicable laws (including but not limited to those applicable to the processing of personal data and privacy).

3 Broker Responsibilities

Notwithstanding the application of these Arrangements, the Broker shall advise all claims agreement parties defined in B of the CLAIMS

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AGREEMENT PARTIES section of any or all of the following matters or events, where known, as soon as practicable:

3.1	any new claim or circumstance assigned as a SCAP Claim;
3.2	any recommended reserve or reserves for a SCAP Claim;
3.3	any revision to the recommended reserve or reserves for a
SCAP Claim;
3.4	any change in the assignment of a SCAP Claim;
3.5	the receipt of notice of the commencement of any Dispute Resolution Proceedings relating to a SCAP Claim;
3.6	the final Determination of a SCAP Claim, including where a SCAP Claim is denied;
3.7	any receipt of a complaint against (re)insurers;
3.8	any termination of the SLIP LEADER’s authority to
Determine claims under clauses 4.1 to 4.3 inclusive; and/or
3.9	where so requested by the SLIP LEADER, the identity and participation of all Subscribing (Re)Insurers.
A	Subscribing (Re)Insurer may request the SLIP LEADER and/or

Broker to provide such further information as it may reasonably require and the SLIP LEADER and Broker shall co-operate fully with any such request.

4 Termination of the SLIP LEADER’s Authority

In the event that the SLIP LEADER:

4.1	becomes the subject of voluntary or involuntary rehabilitation or liquidation, action in bankruptcy or similar or in any way otherwise acknowledges its insolvency or is unable to pay its debts or losses; or
4.2	has its right to transact the main class of business covered by the slip withdrawn, suspended, removed or made conditional or impaired in any way by any regulatory authority; or
4.3	ceases to be either: (a) an authorised person (as defined in Section 31 of the Financial Services and Markets Act 2000) with permission to effect and/or carry out contracts of insurance; or (b) a member of Lloyd’s, the authority of that SLIP LEADER to Determine all SCAP Claims shall automatically terminate from the date of that event, following which the provisions of the applicable BASIS OF CLAIMS AGREEMENT shall apply to the claim.

5	Professional Advisers
5.1	The SLIP LEADER has the sole authority to appoint and instruct an independent, external, professional adviser (which may include, but is not limited to, a lawyer, loss adjuster,

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surveyor, actuary or accountant) on behalf of Subscribing (Re)Insurers where, in its sole discretion, it considers the professional adviser necessary for the Determination of a claim. The SLIP LEADER shall supervise the professional adviser throughout the period of their appointment.
5.2	A professional adviser appointed in connection with a SCAP Claim pursuant to clause 5.1 above may, at the SLIP
LEADER’s discretion, be instructed to send all reports and correspondence directly to the SLIP LEADER. The professional adviser’s fees shall be agreed by the SLIP
LEADER. The fees of the professional adviser shall be shared between the Subscribing (Re)Insurers in accordance with their respective shares of the SCAP Claim.
6	Claims Concerns

If a Subscribing (Re)Insurer has a concern regarding the handling of a SCAP Claim by the SLIP LEADER it shall notify the SLIP

LEADER of its concern. The SLIP LEADER and the Subscribing (Re)Insurer which has raised the concern shall promptly confer and use their best endeavours to resolve the concern. If any disagreement remains after a period of 28 days from the date on which the concern was notified to the SLIP LEADER, the authority of the SLIP

LEADER to Determine the SCAP Claim to which the concern relates shall terminate, following which the provisions of the applicable BASIS OF CLAIMS AGREEMENT shall apply to the claim.

7 Intra-(Re)Insurer Dispute Resolution Protocols

Before a Subscribing (Re)Insurer (Claimant) can bring a legal claim against the SLIP LEADER in relation to the Determination of a SCAP Claim or for an alleged breach of its obligations under these Arrangements, it must first attempt to resolve the dispute (Dispute) as follows:

7.1	The Claimant shall notify the SLIP LEADER that it is commencing the Dispute Resolution Protocols prescribed in this clause 7.
7.2	The Dispute shall first be referred to representatives of the SLIP LEADER and of the Claimant who shall meet in a good faith effort to resolve the Dispute. If a resolution is not achieved within 21 days from the date the Dispute was referred to these individuals, the matter shall be escalated to a member of senior management responsible for claims, for each of the Claimant and SLIP LEADER, who shall attempt to resolve the Dispute.

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7.3	If the Dispute has not been resolved within 28 days from the date upon which it is referred to senior management, then the Claimant and SLIP LEADER shall enter into a mediation agreement in the form prescribed by the LMA and IUA. If the resulting mediation fails to resolve the Dispute, then the Dispute shall be settled by arbitration in accordance with clause 7.4, provided always that the decision to commence an arbitration must be taken by the senior management of the Claimant in question.
7.4	All arbitrations arising out of or in connection with a Dispute shall be referred to arbitration under ARIAS Fast Track Arbitration Rules. The seat of arbitration shall be London.
8	Limitation of Liability
8.1	The total liability, whether in contract, in tort (including but not limited to negligence), breach of fiduciary duty, breach of statutory duty or otherwise, of a SLIP LEADER to all Subscribing (Re)Insurers on whose behalf it has acted, or is acting, under these Arrangements shall not exceed GBP
500,000 in respect of any one SCAP Claim (Liability Cap).
8.2	If the aggregate liability of a SLIP LEADER in respect of any one SCAP Claim would exceed the Liability Cap, the
Subscribing (Re)Insurers shall each be entitled to be paid only a share of the Liability Cap calculated in proportion to the share of the (re)insurance underwritten by each Subscribing (Re)Insurer (excluding for the purposes of this clause any share underwritten by the SLIP LEADER).
8.3	A SLIP LEADER shall not be liable for loss of profits, loss of
business,	loss of use (in each case whether direct or indirect)
or	any other indirect, special, or consequential damages
alleged	to have been suffered by a Subscribing (Re)Insurer
arising	out of its breach of the terms of these Arrangements.
8.4	Notwithstanding clause 8.3 but subject always to clauses 8.1,
8.2	and 8.5, nothing in this clause 8 is intended to exclude the
SLIP	LEADER’S liability to the Subscribing (Re)Insurers
in	respect of damages payable by the Subscribing
(Re)Insurers	to the (re)insured, in addition to the Claim
Amount,	arising from the mishandling of a SCAP Claim by
the	SLIP LEADER, its agents or employees, where such
mishandling	gives rise to an actionable claim for damages
against	Subscribing (Re)Insurers.
8.5	Nothing in these Arrangements shall exclude, restrict or
limit	with respect to the handling of a SCAP Claim a SLIP
LEADER’s	liability for: (1) fraud or fraudulent
misrepresentation;	(2) death or personal injury caused by its
negligence	or the negligence of its employees or agents; or

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(3) any matter in respect of which it would be unlawful to exclude or restrict liability.

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9 Choice of Law and Jurisdiction

Notwithstanding any other choice of law, express or implied in the contract of (re)insurance, the provisions of these Arrangements shall be construed and governed in accordance with the Laws of England and Wales and the Subscribing (Re)Insurers submit to the exclusive jurisdiction of the Courts of England and Wales.

10	Exclusions
10.1	The following types of business (and applicable risk codes for
	Lloyd’s)	are excluded from these Arrangements:
	10.1.1	Binding Authorities;
	10.1.2	Proportional & Quota Share Treaties.
10.2	The following forms of settlement are excluded from these
Arrangements:
	10.2.1	ex gratia payments of any kind;
	10.2.2	commutation agreements.
Definitions

In these Arrangements, unless the context otherwise requires, the following words shall have the following meanings:

Claim Amount means:

  in relation to each SCAP Claim, the total amount claimed (after the application of any applicable deductible(s));or in relation to a circumstance, the total amount which, in the judgement of the SLIP LEADER, may be claimed (after the application of any applicable deductible(s)), by the (re)insured from all (re)insurers under the Contract including, but not limited to, any of their expenses or other sums that are recoverable from the (re)insurers under the Contract pursuant to the terms of the (re)insurance. The Claim Amount shall exclude any costs incurred by the (re)insurers arising out of, or in connection with the handling of a SCAP Claim.

Claims Information means the information contained within a notification or provided by the (re)insured or its agent in relation to a SCAP Claim. It also includes all information obtained by the SLIP LEADER or provided by any Professional Adviser employed by (re)insurers.

Contract means, for the purposes of these Arrangements, (re)insurance evidenced by (re)insurers subscribing to a single Market

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Reform Contract and where all (re)insurers participate on the same contractual terms and conditions (other than premium and brokerage).

Determination/Determine means all claims handling activities necessary (including the appointment and instruction of any

Professional Advisers) in order to: (i) accept or deny a SCAP Claim, in whole or in part; (ii) agree any amount payable and (iii) resolve finally any open matter in respect of the SCAP Claim by agreement or, negotiation.

Dispute Resolution Proceedings means any litigation, arbitration, mediation, regulatory hearing (other than before an ombudsman) or other contested proceeding commenced by or against Subscribing (Re)Insurers in any jurisdiction.

LMA9150
01 February 2018

CLAIMS AGREEMENT
PARTIES:	A.	Claims falling within the scope of the (LMA9150) to be
agreed by Slip Leader only on behalf of all (re)insurers
subscribing (1) to this Contract on the same contractual terms
(other than premium and brokerage) and (2) to these
Arrangements.

For the purposes of calculating the Threshold Amount, the
sterling rate on the date that a financial value of the claim is first established by the Slip Leader shall be used and the rate of exchange shall be the Bank of England spot rate for the
purchase of sterling at the time of the deemed conversion.

	B.	For all other claims:

	i)	For Lloyd's syndicates:

The leading Lloyd's syndicate and, where required by the
applicable Lloyd's Claims Scheme, the second Lloyd's
syndicate.

The second Lloyd's Syndicate is

	ii)	Those companies acting in accordance with the IUA claims
agreement practices, excepting those that may have opted out via iv) below.

	iii)	Those companies that have specifically elected to agree
claims in respect of their own participation.

	iv)	All other subscribing insurers that are not party to the
Lloyd’s/IUA claims agreement practices, each in respect of
their own participation.

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CLAIMS

ADMINISTRATION:

RULES AND EXTENT OF ANY OTHER DELEGATED CLAIMS AUTHORITY:

EXPERT(S) FEES

COLLECTION:

SETTLEMENT

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v)	Notwithstanding anything contained in the above to the contrary, any ex gratia payments to be agreed by each (re)insurer for their own participation.

Willis Limited and (re)insurers agree that any claims hereunder (including any claims related costs/fees) will be notified and administered via the Electronic Claims File (ECF) with any payment(s) processed via CLASS, unless both parties agree to do otherwise.

Where claims or circumstances are not administered via ECF, notification, administration and payment(s) will be electronic.

Where a Lloyd’s syndicate or IUA company is not an agreement party to the claim or circumstance (per CLAIMS AGREEMENT PARTIES

A. above) they agree to accept correct ECF sequences for administrative purposes to ensure information is circulated to all subscribing parties.

Willis Limited are authorised to obtain translations of claims documents on behalf of insurers, with Insurers’ associated costs being payable by Insurers as provided for under Expert(s) Fees Collection heading.

For Non Bureaux Insurers only

Claims settlement to be remitted to Willis Limited (unless otherwise specified within the contract) within 7 working days after agreement of claim by Slip Leader and submission of collection to market(s).

None

Where the Claims Agreement Parties hereunder have delegated authority to a third party, then all insurers will follow the settlements of the appointed third party.

In respect of Expert(s) Fees payable by (re)insurers for services performed on their behalf, an appointed Service Provider to provide all collection and disbursement services on behalf of (re)insurers in conjunction with, whenever appropriate, Xchanging in respect of any bureau markets. In respect of Expert(s) Fees payable by (re)insurers for services performed on behalf of the (re)insured Willis Limited to collect fees.

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DUE DATE:

INSTALMENT PREMIUM

PERIOD OF CREDIT:

ADJUSTMENT PREMIUM

PERIOD OF CREDIT:

BUREAUX

ARRANGEMENTS:

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30 August 2020

In the absence of a Settlement Due Date, a Premium Payment Warranty or a Premium Payment Clause which automatically cancels the contract if premium payment is not paid by a specified date, the Settlement Due Date will be calculated by granting 60 days (or 90 days in respect of reinsurance) from whichever is the later of either:

1)	the inception date of the risk or
2)	the date on which the final Insurer agreement is obtained

Not applicable unless detailed here.

Not applicable unless detailed here.

Premium Processing Clause

Where the premium is to be paid through Xchanging Ins-sure Services (XIS), payment to Insurers will be deemed to occur on the day that a delinked premium is released for settlement by the Appointed Broker or in the case of non-delinked premiums, on the day that the error-free Premium Advice Note (PAN) is submitted to XIS.

Where premiums are to be paid by instalments under the Deferred Account Scheme, and the Appointed Broker does not receive the premium in time to comply with the agreed settlement date for the second or subsequent instalment, the Appointed Broker, if electing to suspend the automatic debiting of the relevant deferred instalment, shall advise the Slip Leader in writing and instruct XIS accordingly. XIS shall then notify Insurers. Payment to any entity within the same group of companies as the Appointed Broker will be deemed to be payment to the Appointed Broker.

Nothing in this clause shall be construed to override the terms of any Premium Payment Warranty or Clause or any Termination or Cancellation provision contained in this contract. Furthermore, any amendment to the Settlement Due Date of a premium instalment as a result of the operation of this Premium Processing Clause shall not amend the date that such instalment is deemed to be due for the purposes of such Premium Payment Warranty or Clause or Termination or Cancellation provision unless Insurers expressly agree otherwise.

Appointed Broker : Willis Limited

LSW3003

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14/12/09

Xchanging Ins-sure Services (XIS) are authorised to sign premium, de-linked or otherwise, from individual insureds, cedants, territories, insurers or class of business sections separately as and when received from Willis Limited.

In the event that any applicable premium payment warranty, clause or condition has a different due date to the settlement due date, XIS are hereby authorised to amend the settlement due date to match the premium payment warranty, clause or condition due date. This agreement shall be binding on all bureau insurers.

Insurers hereby agree that any premium payable in instalments under this contract will be processed as delinked additional premium entries other than when submitted under the Deferred Account Scheme.

Where any Settlement Due Date (SDD), Premium Payment Warranty (PPW) or Premium Payment Condition (PPC) due date falls on a weekend or public holiday, presentation to XIS or insurers hereon or release for settlement of a delinked premium as applicable on the next working day will be deemed to be in compliance with such SDD, PPW or PPC.

Where Premium Transfers have been completed any additional/return premiums due thereafter will be paid/deducted from the last Year of Account unless advised differently by (re)insurers.

Agreed to accept currency rate of exchange adjustments as presented to XIS bearing evidence of Insured payment / settlement.

For signing purposes XIS agree to accept netted down premiums (being both gross and net) as presented by Willis Limited.

All premium related transactions shall be settled in the same currency as indicated in this contract and all claims related transactions, including fees and expenses shall be paid in any appropriate currency as requested by the Insured, expert or adjuster, providing:

Where the currency(ies) is not a currency nominated by Lloyd’s, IUA or XIS as a settlement currency, or where one or more XIS Underwriter does not transact business in a nominated XIS settlement currency or where all or part of the Lloyd's premium is to be settled in US Dollars (USD) for US or Canadian Trust Fund purposes, then all transactions will be converted into Pounds Sterling (GBP), US Dollars (USD) or Euro (EUR), as specified by Willis Limited, at the applicable rate of exchange which shall be determined by:

a)	the date of receipt by Willis Limited for premiums
b)	the date of payment to the client for claims and return premiums or as agreed by the Slip Leader.

XIS are authorised to:

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  issue For Declaration Only (FDO) signings (to allow prompt policy signing and notification of claims via ECF, where necessary).

Insurers agree to allow delinked signings to be removed on Broker instruction only, subject to evidence that insurers have been advised by the Broker that it has been unable to collect the premium.

Tax Schedules and other documentation supporting premium calculation included within submissions to XIS are deemed informational documents only and do not form part of the contract nor require underwriter agreement.

For the purpose of policy production only references to “Slip Leader” and “Slip Leader only” herein are deemed to read “Insurers”.

NON-BUREAUX ARRANGEMENTS:

Insurers agree to accept premium from individual insureds, cedants, territories or class of business sections separately as and when received from Willis Limited.

In the event that any applicable premium payment warranty, clause or condition has a different due date to the settlement due date, insurers hereby agree the settlement due date is amended to match the premium payment warranty, clause or condition due date. This agreement shall be binding on all non-bureau insurers.

Premium included in either the next Statement of Account or the next e-Accounting Financial Account (FA) ACORD message batch, dispatched electronically after SDD shall be deemed to meet Premium Payment Terms. This does not supersede priority payments nor special payment terms nor specifically agreed payment and currency terms stated in this contract.

Agreed to accept currency rate of exchange adjustments as presented to insurers bearing evidence of Insured payment / settlement.

All premium related transactions shall be settled in the same currency as indicated in this contract and all claims related transactions, including fees and expenses shall be paid in any appropriate currency as requested by the Insured, expert or adjuster, providing:

Where the currency(ies) is not a currency nominated by insurers or Willis Limited as a settlement currency, then all transactions will be converted into Pounds Sterling (GBP), US Dollars (USD) or Euro (EUR), as specified by Willis Limited, at the applicable rate of exchange which shall be determined by:

a)	the date of receipt by Willis Limited for premiums
b)	the date of payment to the client for claims and return premiums or as agreed by the Slip Leader.

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Settlements in respect of any Canadian interest will be converted, where necessary, into US Dollars (USD) or Canadian Dollars (CAD) for payment to insurers at the applicable rate of exchange determined by the date of premium receipt by Willis Limited.

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5. FISCAL AND REGULATORY
TAX PAYABLE BY
INSURER(S):	None
COUNTRY OF ORIGIN: REGULATORY RISK LOCATION: OVERSEAS BROKER: US CLASSIFICATION: ALLOCATION OF PREMIUM TO CODING:	United States of America. United States of America. Direct Insured Non-Regulated - Independent Procurement BB (Crime) 7T
REGULATORY CLIENT
CLASSIFICATION:	Commercial - Large Risk

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6. BROKER REMUNERATION AND DEDUCTIONS

FEE PAYABLE BY
CLIENT?	Yes

TOTAL BROKERAGE:	Nil

OTHER DEDUCTIONS
None.
FROM PREMIUM:	None.

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Policy Number: (UMR) B080113012P20

SECURITY DETAILS

  REFERENCES

    UMR (Unique Market Reference): B080113012P20

    Date contract printed to PDF: 17:48 30 June 2020

SIGNED UNDERWRITERS

Antares Syndicate 1274
Jack Watson
Written Line	60.00%		Signed Line	60.00%
Agreed on	16:06	30 June 2020
For and on behalf of:			Written Line	Signed Line
Lloyd's Underwriter Syndicate No. 1274 AUL,			60.00%	60.00%
London, England
Bound as Slip Leader, Lloyd’s Leader
Lloyd's Stamp:	1274
LORS Code:	L1274
Reference:	300563800020
Description:	XOL BB PER SW
Risk Code(s):	7T, BB

Volante International Limited
Steve Redding
Written Line	40.00%		Signed Line	40.00%
Agreed on	17:48	30 June 2020
For and on behalf of:	% of Written Line		Written Line	Signed Line
Volante Financial & Professional Lines (a trading	100.00%		40.00%	40.00%
name of Volante International Ltd)
B087519V02Z5009 2019 FI - Liberty Mutual
Insurance Europe SE 100%. Premium/claims
settled direct with Volante Financial &
Professional Lines
Bound
Reference:	VFP/FL/08656/2020/1/PS/0
Description:	XOL BBB
Line Conditions

Volante to agree all claims in respect of their proportion only.

Volante to agree all contract changes in respect of their proportion only.

All claims to be notified to: claims@volanteglobal.com

Market Submission - Security Details

30/06/2020 1

Policy Number: (UMR) B080113012P20

SETTLEMENT INFORMATION

Allocation of Premium to Coding
7T at 1.00% BB at 99.00%
Allocation of Premium to Year of Account
2020
Terms of Settlement Settlement Due Date: Instalment Premium Period of Credit: Adjustment Premium Period of Credit:	30 August 2020 0 day(s) 0 day(s)

Lloyd's Underwriter Syndicate No. 1274 AUL, London, England

Bureau Leader and Lloyd’s Leader

Jack Watson

Market Submission - Security Details

30/06/2020 1